As filed with the Securities and Exchange Commission on October 2, 2009

Registration No. 333-160634

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	8082	20-5340172
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2401 South Plum Grove Road

Palatine, Illinois 60067

(847) 303-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark S. Heaney

President and Chief Executive Officer

Addus HomeCare Corporation

2401 South Plum Grove Road

Palatine, Illinois 60067

(847) 303-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Securities and Exchange Commission send copies of all notices, orders and communications to:

Dominick P. DeChiara, Esq.	Colin J. Diamond, Esq.
Lloyd H. Spencer, Esq.	White & Case LLP
Nixon Peabody LLP	1155 Avenue of the Americas
437 Madison Avenue	New York, New York 10036
New York, New York 10022	(212) 819-8200
(212) 940-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large Accelerated Filer	☐	Accelerated Filer

☒	Non-accelerated Filer	☐	Smaller Reporting Company
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2009

Preliminary Prospectus

5,000,000 Shares

Addus HomeCare Corporation

Common Stock

We are offering 5,000,000 shares of our common stock. This is our initial public offering, and no public market currently exists for our common stock. We expect the initial public offering price to be between $11.00 and $13.00 per share. We have applied to list our common stock on The Nasdaq Global Market under the symbol “ADUS.”

Investing in our common stock involves a high degree of risk. See  “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us (Before Expenses)	$	$

Delivery of the shares of common stock will be made on or about             , 2009. We have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions set forth above, up to an additional 750,000 shares of our common stock to cover over-allotments, if any.

Robert W. Baird & Co.	Oppenheimer & Co.
Stephens Inc.

Prospectus dated             , 2009

Addus HomeCare
Legend
= Home & Community
= Home Health
= Home & Community and Home Health
= National Support Center
30th ANNIVERSARY

You should rely only on the information contained in this prospectus, any amendment or supplement hereto or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of the common stock.

This prospectus contains estimates and other statistical data made by independent parties relating to market size, expenditure, growth and other data about our industry. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. References to websites where reports containing such estimates and statistical data can be found are inactive textual references only and are not a hyperlink. The information contained on, or accessible through, any such website, other than estimates and statistical data explicitly set forth in this prospectus, are not incorporated by reference into this prospectus.

Until                     , 2009 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus, including the matters set forth in the section entitled “Risk Factors,” our consolidated financial statements and the related notes and management’s discussion and analysis thereof included elsewhere in this prospectus, before deciding whether to invest in our common stock. In this prospectus, unless otherwise expressly stated or the context otherwise requires, “Addus,” “our company,” “we,” “us” and “our” refer to Addus HomeCare Corporation, a Delaware corporation, and its subsidiaries, “Holdings” refers exclusively to Addus HomeCare Corporation and “Addus HealthCare” refers to Addus HealthCare, Inc., our operating subsidiary.

Our Company

We are a comprehensive provider of a broad range of social and medical services in the home. Our services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Our consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Our payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals. We provide our services through over 120 locations across 16 states to over 23,000 consumers.

We operate our business through two divisions, home & community services and home health services. Our home & community services are social, or non-medical, in nature and include assistance with bathing, grooming, dressing, personal hygiene and medication reminders, and other activities of daily living. We provide home & community services on a long-term, continuous basis, with an average duration of 20 months per consumer. Our home health services are medical in nature and include physical, occupational and speech therapy, as well as skilled nursing. We generally provide home health services on a short-term, intermittent or episodic basis to individuals recovering from an acute medical condition, with an average length of care of 85 days.

The comprehensive nature of our social and medical services enables us to maintain a long-term relationship with our consumers as their needs change over time and provides us with diversified sources of revenue. To meet our consumers’ changing needs, we have developed and are implementing an integrated service delivery model that allows our consumers to access social and medical services from one homecare provider and appeals to referral sources who are seeking a provider with a breadth of services, scale and systems to meet consumers’ needs effectively. Our integrated service delivery model enables our consumers to access services from both our home & community services and home health services divisions, thereby receiving the full spectrum of their social and medical homecare service needs from a single provider. Our integrated service model is designed to reduce service duplication, which lowers health care costs, enhances consumer outcomes and satisfaction, and lowers our operating costs, as well as drives our internal growth strategy. In our target markets, our care and service coordinators work with our caregivers, consumers and their providers to review our consumers’ current and anticipated service needs and, based on this continuous review, identify areas of service duplication or new service opportunities. This approach, combined with our integrated service delivery model, enabled us to derive approximately 25% of our Medicare home health cases in 2008 from our home & community consumer base.

We generated net service revenues of $236.3 million in 2008, up from $194.6 million in 2007, representing an increase of 21.5% driven by organic growth and acquisitions. Our home & community net service revenues in 2008 were $189.0 million, or 80.0%, of our total net service revenues. State and local government programs accounted for 96.9% of our home & community net service revenues, with the balance derived from commercial insurance programs and private individuals, who we refer to as private duty consumers. The Illinois Department on Aging, our largest payor client, accounted for 31.6% of our total net service revenues in 2008. Our home health net service revenues in 2008 were $47.3 million, or 20.0%, of our total net service revenues, 58.3% of which were reimbursed by Medicare, 23.4% by state and local government programs, 11.4% by commercial insurance programs and 6.9% from private duty consumers. Our operating income grew to $10.8 million in 2008 from $5.0 million in 2007. Our Adjusted EBITDA, which we define as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense, grew to $17.2 million in 2008 from $12.0 million in 2007. See “Summary Historical and Pro Forma Consolidated Financial and Other Data” for a definition of Adjusted EBITDA and reconciliation to net income.

Our Market and Opportunity

We provide services to the elderly and adult infirm who need long-term care and assistance with essential, routine tasks of life, as well as Medicare-eligible beneficiaries who are in need of recuperative care services following an acute medical condition. The Georgetown University Long-Term Care Financing Project estimated total expenditures in 2005 for services such as these, including services provided in the home or in a community-based setting, as well as in institutions such as skilled nursing facilities, at over $205 billion. See “Medicare and Long-Term Care,” published in 2007 by Ellen O’Brien, available at http://ltc.georgetown.edu/pdfs/medicare0207.pdf. It is estimated that 49.0% of these expenditures were paid for by Medicaid, 20.4% by Medicare, 18.1% by private duty, 7.2% by private insurance and 5.3% by other sources. Homecare services is the fastest growing segment within this overall market. According to the National Association for Home Care & Hospice, or NAHC. Medicaid expenditures for home & community services increased from $9.4 billion in 1995 to $37.2 billion in 2004, representing a compound annual growth rate, or CAGR, of 16.5%. See “Basic Statistics About Home Care, Updated 2008,” available at http://www.nahc.org/facts/08HC_Stats.pdf. In addition, NAHC estimates that Medicare expenditures for home health care, targeted primarily at individuals discharged from in-patient hospitals or other institutions for recuperative care, increased from $7.4 billion in 2000 to $14.0 billion in 2006, representing a CAGR of 11.2%.

We believe growth in homecare is being driven by the following trends:

•	an aging population;

•	consumer preference to receive care in the home or in a community-based setting; and

•	the cost-effectiveness of the provision of care in the home.

In addition to the projected growth of government-sponsored homecare services, the private duty market for our services is rapidly growing. We provide our private duty consumers with all of the services we provide to both our home & community and home health consumers. In addition, we have developed a comprehensive care management program, through which we provide additional services to our private duty consumers. Through our comprehensive care management program, we undertake a detailed assessment of our private duty consumers’ needs and resources and develop a complete plan of care, which may include consultative services, telephone reassurance and other services tailored to their specific needs.

Historically, there were limited barriers to entry in the homecare industry. As a result, the industry developed in a highly fragmented manner, with many small local providers. As such, few companies have a significant market share across multiple regions or states. More recently, the homecare industry has been subject to increased regulation. We believe limitations on the availability of new licenses, the rising cost and complexity of operations and pressure on reimbursement rates due to constrained government resources create substantial barriers for new providers and may encourage industry consolidation.

Competitive Strengths

We believe the following competitive strengths position us to grow our business and our market share:

•

Large scale of operations.  We believe we are one of the largest providers of comprehensive homecare services. We provide a broad range of social and medical services to over 23,000 consumers through over 120 locations across 16 states. Our size and the diversity of our services distinguish us from the vast majority of our competitors, which are generally small and local, and provide us with a broad platform from which we are able to expand into new markets, add new service lines and participate in new programs.

•

Comprehensive, integrated service offering. We offer a full spectrum of social and medical homecare services that allow our consumers to stay within our delivery system as their health care needs change over time. This approach serves to diversify our financial risk. Our approach is designed to reduce service duplication, which lowers overall health care costs, to enhance consumer outcomes, to increase referral sources and consumer satisfaction, to lower our operating costs and to drive our growth.

•

Long-term, mutually beneficial relationships with payors and referral sources.  Our success has been built on establishing and maintaining long-term, mutually beneficial relationships with payors and referral sources. We are often invited to participate in advisory commissions that provide advice to our payor clients with respect to funding, procurement and service delivery matters. In addition, we are often selected to participate in the planning and implementation of pilot programs that test alternative methods and enhancements to service delivery. Our leadership in this area, as well as our targeted advocacy in support of other payor client initiatives, has developed and strengthened our relationships with our payor clients. Given the long duration of our average home & community services, we often report to a consumer’s physician on the status of his or her patient. This practice provides us with an opportunity to inform the physician about additional services that might benefit the patient and ensures that the physician is aware of the consumer’s current condition, leading to better and more cost-effective outcomes and strong referral relationships.

•

Strong relationships with employees.  We continually strive to attract and retain qualified, talented employees by offering competitive compensation and benefit programs. We maintain strong working relationships with the labor unions that represent approximately 57% of our total workforce. Together with these unions, we work to improve wages and benefits and to support the introduction and passage of legislation and regulations favorable to the homecare industry. We believe our relationships with unions enhance our relationships with our employees.

•

Cost-effective, scalable operating model.  We centralize accounting, payroll, billing, collections, human resources and information technology services in our National Support Center. We operate our business using a single information technology system, McKesson Horizon Homecare. The McKesson system provides us with real-time operating metrics, giving us the ability to monitor and adjust our services and operating performance on a continuous basis. This technology allows us to standardize and integrate the care delivered across our locations and within divisions, as well as to promote best clinical practices by blending social and medical models of care, thereby preventing hospitalizations and generally improving outcomes. We believe our centralized model and technology capabilities provide efficiencies, reducing the need for additional administrative staff and related expenses, and facilitate our efforts to be a low-cost provider.

•

Strong management team with extensive industry experience.  We are led by an experienced management team, who have an average of over 12 years of experience in the home & community services industry and over 16 years of experience in the home health industry. Our senior management team has experience executing organic and acquisition-based growth strategies, having increased our net service revenues to $236.3 million in 2008 from $178.2 million in 2006.

Growth Strategy

We intend to grow as an integrated provider of homecare services. The following are the key elements of our growth strategy:

•

Expand our comprehensive, integrated service model.  Our comprehensive, integrated model provides significant opportunities to effectively market to a wide range of payor clients and referral sources, many of whom are responsible for consumers with both social and medical service needs. We have implemented this model in approximately 48% of our current locations and intend to extend this model to all of our markets, both organically and through strategic acquisitions. Over the past three years, we have acquired seven businesses that have enhanced our integrated service offerings in existing markets.

•

Drive growth in existing markets.  We intend to drive growth in our existing markets by enhancing the breadth of our services, increasing the number of referral sources and leveraging and expanding our payor relationships in each market. We believe this will result in an increase in the number of consumers we serve and enable us to achieve greater market share at the local level. In addition, to take advantage of the growing demand for quality and reputable homecare services from private duty consumers, we are focusing on increasing and enhancing the private duty services we provide to veterans and other consumers in all of our locations. We have developed a comprehensive care management program through which we provide additional services to our private duty consumers. By providing private duty services through our existing home & community and home health employees, we expect to increase our net service revenues without a corresponding increase in our operating costs.

•

Expand into new markets.  We intend to offer our services in new geographic markets by opening new locations, expanding services from current locations into geographically contiguous markets and through acquisitions. We target expansion locations where we believe we can establish a significant presence. We regularly assess potential acquisition candidates that will augment and extend our existing operations. Over the past three years, we have completed four acquisitions in new markets and established three new locations.

Risks Associated With Our Business

Our ability to execute our strategy and capitalize on our advantages is subject to a number of risks more fully discussed in the “Risk Factors” section immediately following this summary. Before you invest in our shares, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors,” such as:

•	changes to Medicaid, Medicaid waiver or other state and local medical and social programs could adversely affect our net service revenues and profitability;

•	delays in reimbursement due to state budget deficits or otherwise have decreased, and may in the future further decrease, our liquidity;

•	the implementation or expansion of self-directed care programs in states in which we operate may limit our ability to increase our market share and could adversely affect our revenue;

•	failure to renew a significant agreement or group of related agreements may materially impact our revenue;

•	our industry is highly competitive, fragmented and market-specific, with limited barriers to entry;

•	our profitability could be negatively affected by a reduction in reimbursement from Medicare or other payors;

•	we are subject to extensive government regulation; and

•	our current principal stockholders will continue to have significant influence over us after this offering.

Company Information

Addus HomeCare Corporation was incorporated in Delaware in 2006 under the name Addus Holding Corporation for the purpose of acquiring Addus HealthCare. The principal stockholders of Holdings are Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P., which we refer to as the Eos Funds. As of June 30, 2009, the Eos Funds beneficially owned approximately 78.9% of our outstanding common stock, assuming conversion of all outstanding shares of our series A convertible preferred stock, which we refer to as our series A preferred stock. Addus HealthCare was founded in 1979. Our principal executive offices are located at 2401 South Plum Grove Road, Palatine, Illinois 60067. Our telephone number is (847) 303-5300. We maintain a website at www.addus.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

The Offering

Common stock offered by us	5,000,000 shares

Common stock to be outstanding immediately after this offering	10,096,251 shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $53.2 million, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds, together with $26.6 million of borrowings under a new credit facility that we intend to enter into at the completion of this offering:

•	to repay $60.1 million outstanding under our existing credit facility, together with related fees and expenses;

•

to make a $12.4 million payment to our Chairman of the Board, President and Chief Executive Officer, the Chairman of Addus HealthCare and certain of our other existing stockholders, pursuant to a contingent payment agreement entered into in connection with our acquisition of Addus HealthCare;

•

to pay $4.1 million of the $11.5 million of accrued and unpaid dividends on the shares of our series A preferred stock owned by the Eos Funds and Freeport Loan Fund LLC that will convert into common stock in connection with this offering;

•	to pay the Eos Funds or their designee(s) a $1.5 million one-time consent fee in connection with this offering;

•

to pay $1.2 million to the Chairman of Addus HealthCare under a separation and general release agreement pursuant to which he has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering; and

•	to pay fees and expenses of approximately $0.4 million in connection with our new credit facility.

Pursuant to an agreement between Addus HealthCare and an affiliate of the Eos Funds, the management consulting agreement between Addus HealthCare and the affiliate of the Eos Funds will terminate prior to the completion of this offering.

Dividend notes	Immediately prior to the completion of this offering, in connection with the conversion of our series A preferred stock, we will issue to the Eos Funds 10% junior subordinated promissory notes in respect of the unpaid dividends accrued on their shares of our series A preferred stock, which we refer to as the dividend notes. Immediately following the completion of this offering, the aggregate outstanding principal amount of the dividend notes will be $7.4 million. See “Certain Relationships and Related Party Transactions—Dividend Notes.”

See “Use of Proceeds” for additional information.

Proposed Nasdaq Global Market symbol	“ADUS”

Risk Factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

The number of shares of common stock outstanding after this offering above and elsewhere in this prospectus excludes (1) 802,062 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $9.35 per share under our 2006 Stock Incentive Plan, which we refer to as the 2006 Plan, and (2) 750,000 shares of our common stock, representing 6.8% of the total number of shares of our common stock outstanding on a fully diluted basis as of the completion of this offering, which we intend to reserve for future issuance following the completion of this offering under our 2009 Stock Incentive Plan, which we refer to as the 2009 Plan. We have not granted any options or other equity compensation subsequent to June 30, 2009 through the date of this prospectus. Immediately following the date of this prospectus, we intend to grant (1) options to purchase 104,500 shares in the aggregate with an exercise price equal to the initial public offering price to our President and Chief Executive Officer and two other officers, and (2) 2,500 restricted shares of our common stock to three directors.

Except as otherwise indicated, all information in this prospectus:

•	assumes an initial public offering price of $12.00 per share, the midpoint of the range on the cover of this prospectus;

•	gives effect to a 10.8-for-1 split of our common stock, which occurred on October 1, 2009;

•	gives effect to an increase in authorized shares of common stock to 40,000,000, which occurred on October 1, 2009;

•

gives effect to the conversion of all outstanding shares of our series A preferred stock into an aggregate of 4,077,000 shares of our common stock at a ratio of 1:108 prior to the completion of this offering;

•

assumes that the aggregate gross proceeds from this offering will be no greater than $70 million and, accordingly, that $7.4 million aggregate principal amount of the dividend notes will be outstanding immediately following the completion of this offering;

•

does not give effect to the issuance of an aggregate of (i) 2,500 restricted shares of our common stock that we will issue to our independent directors immediately following the date of this prospectus or (ii) options to purchase 104,500 shares of our common stock that we will issue to certain officers immediately following the date of this prospectus;

•	gives effect to the effectiveness of our amended and restated certificate of incorporation and our amended and restated bylaws prior to the completion of this offering; and

•	assumes no exercise of the underwriters’ option to purchase up to 750,000 additional shares of our common stock.

In addition, except as otherwise indicated, all share and per share data, except for par value, have been adjusted to reflect the 10.8-for-1 stock split for all periods presented.

Summary Historical and Pro Forma Consolidated Financial and Other Data

Holdings was incorporated in Delaware on July 27, 2006 and acquired Addus HealthCare on September 19, 2006. Holdings is a holding company and has no material assets other than all of the capital stock of Addus HealthCare. The application of purchase accounting rules to the financial statements of Holdings resulted in different accounting bases from Addus HealthCare and, accordingly, different financial information for the periods beginning on or after September 19, 2006. We refer to Holdings and its subsidiaries, including Addus HealthCare, following the acquisition, as the successor for purposes of the presentation of the financial information below. We refer to Addus HealthCare prior to its acquisition by Holdings as the predecessor for purposes of the presentation of the financial information below.

We present in the tables below summary historical consolidated financial and other data of Holdings and its predecessor. The summary historical consolidated statements of income data for the periods January 1, 2006 through September 18, 2006 and September 19, 2006 through December 31, 2006 and the fiscal years ended December 31, 2007 and 2008 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated statements of income data for the six month periods ended June 30, 2008 and 2009 and balance sheet data as of June 30, 2009 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, and in the opinion of management, include all normal recurring adjustments necessary to present fairly the data for such periods and as of such date. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for any future period.

We also present in the tables below unaudited pro forma consolidated statement of income data for the fiscal year ended December 31, 2008 and the six month period ended June 30, 2009 and unaudited pro forma consolidated balance sheet data as of June 30, 2009. The unaudited pro forma consolidated statements of income for the fiscal year ended December 31, 2008 and the six months ended June 30, 2009 give effect to the following transactions, in each case, as if each such transaction took place on January 1, 2008:

•	this offering and the payment of related fees and expenses;

•

the incurrence of $18.8 million of indebtedness under a new credit facility that we intend to enter into at the completion of this offering, the simultaneous repayment of $53.8 million of indebtedness under our existing credit facility (the amount outstanding on January 1, 2008), and the payment of related fees and expenses;

•

the conversion of all outstanding shares of our series A preferred stock into an aggregate of 4,077,000 shares of common stock at a ratio of 1:108 prior to the completion of this offering, the payment of $4.1 million in respect of accrued and unpaid dividends on such shares and $0.9 million aggregate principal amount of the dividend notes to be outstanding immediately following the completion of this offering; and

•

the elimination of fees payable to an affiliate of the Eos Funds under the management consulting agreement between Addus HealthCare and that entity, which will terminate prior to the completion of this offering pursuant to an agreement between Addus HealthCare and the affiliate of the Eos Funds.

The unaudited pro forma consolidated balance sheet data as of June 30, 2009 give effect to this offering and the payment of related fees and expenses and the following transactions, in each case as if each such transaction took place on June 30, 2009:

•

the incurrence of $26.6 million of indebtedness under our new credit facility, the payment of $0.4 million of related fees and expenses and the simultaneous repayment of $60.1 million of indebtedness under our existing credit facility (the amount outstanding on June 30, 2009);

•

the conversion of all outstanding shares of our series A preferred stock into an aggregate 4,077,000 shares of common stock at a ratio of 1:108 prior to the completion of this offering, the payment of $4.1 million in respect of accrued and unpaid dividends on such shares and $7.4 million aggregate principal amount of the dividend notes to be outstanding immediately following the completion of this offering;

•	the payment to the Eos Funds or their designee(s) of a $1.5 million one-time consent fee in connection with this offering, or the Sponsor Transaction;

•	the payment of $1.2 million to the Chairman of Addus HealthCare pursuant to his separation and general release agreement, or the Separation Transaction; and

•

the payment of $12.4 million to our Chairman of the Board, President and Chief Executive Officer, the Chairman of Addus HealthCare and certain of our other existing stockholders, pursuant to a contingent payment agreement entered into in connection with our acquisition of Addus HealthCare, or the Contingent Payment Transaction.

None of the unaudited pro forma statements of income data reflect the Sponsor Transaction, the Separation Transaction or the Contingent Payment Transaction due to the non-recurring nature of these payments. The pro forma information is based upon available information and certain assumptions as discussed in the notes to the unaudited financial information presented under “Unaudited Pro Forma Financial Information.” The summary pro forma data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if each such transaction had occurred on the dates specified above, nor do these data purport to represent the results of operations for any future period.

You should read the information set forth below in conjunction with the information under “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	Actual						Pro Forma As Adjusted
	Predecessor	Successor					Year Ended December 31, 2008	Six Months Ended June 30, 2009
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year Ended December 31,		Six Months Ended June 30,
			2007	2008	2008	2009
					(unaudited)		(unaudited)
	(in thousands, except share and per share data)
Consolidated statements of income data:
Net service revenues (1)	$125,927	$52,256	$194,567	$236,306	$110,868	$126,805	$236,306	$126,805
Cost of service revenues	91,568	36,767	139,268	167,254	78,737	89,440	167,254	89,440

Gross profit	34,359	15,489	55,299	69,052	32,131	37,365	69,052	37,365
General and administrative expenses	28,391	11,764	44,233	52,112	24,657	27,983	51,762	27,807
Depreciation and amortization (2)	439	1,919	6,029	6,092	2,841	2,444	6,092	2,444

Total operating expenses	28,830	13,683	50,262	58,204	27,498	30,427	57,854	30,251

Operating income	5,529	1,806	5,037	10,848	4,633	6,938	11,198	7,114
Interest expense	(750)	(1,392)	(4,952)	(5,806)	(2,633)	(2,180)	(2,159)	(1,016)
Interest and other income	100	65	144	51	49	12	51	12

Income from continuing operations before income taxes	4,879	479	229	5,093	2,049	4,770	9,090	6,110
Income tax expense (2)	434	82	32	1,070	430	1,474	2,601	1,987

Net income from continuing operations	4,445	397	197	4,023	1,619	3,296	6,489	4,123
Income from discontinued operations, net of tax expense of $36	366	—	—	—	—	—	—	—

Net income	4,811	397	197	4,023	1,619	3,296	6,489	4,123
Less: preferred stock dividends, undeclared subject to payment upon conversion	—	(1,070)	(3,882)	(4,270)	(2,076)	(2,284)	—	—

Net income (loss) attributable to common shareholders	$4,811	$(673)	$(3,685)	$(247)	$(457)	$1,012	$6,489	$4,123

Basic income (loss) per common share:
From continuing operations	$4,115.78	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.99	$0.64	$0.41
From discontinued operations	339.28	—	—	—	—	—	—	—

Basic income (loss) per common share	$4,455.06	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.99	$0.64	$0.41

Diluted income (loss) per common share:
From continuing operations	$4,115.78	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.63	$0.64	$0.40
From discontinued operations	339.28	—	—	—	—	—	—	—

Diluted income (loss) per common share	$4,455.06	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.63	$0.64	$0.40

Weighted average number of common shares and potential common shares outstanding:
Basic	1,080	1,019,250	1,019,250	1,019,250	1,019,250	1,019,250	10,096,251	10,096,251
Diluted	1,080	1,019,250	1,019,250	1,019,250	1,019,250	5,203,203	10,200,221	10,205,926

	Predecessor	Successor
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year Ended December 31,		Six Months Ended June 30,
			2007	2008	2008	2009
					(unaudited)
Operational Data:
General:
Adjusted EBITDA (in thousands) (3)	$6,334	$3,939	$12,010	$17,212	$7,646	$9,522
States served at period end	12	12	14	16	16	16
Locations at period end	93	92	104	122	120	121
Employees at period end	9,439	9,440	10,797	12,137	12,114	12,578
Home & Community Data:
Average weekly census	16,044	16,275	17,117	19,432	18,808	20,147
Billable hours (in thousands)	6,798	2,864	10,421	12,139	5,832	6,355
Billable hours per business day	37,352	39,778	40,867	47,418	45,563	50,039
Revenues per billable hour	$13.88	$13.88	$14.36	$15.57	$15.07	$16.13
Home Health Data:
Average weekly census:
Medicare	1,187	1,114	1,130	1,270	1,221	1,433
Non-Medicare	1,389	1,442	1,435	1,413	1,383	1,536
Medicare admissions (4)	4,516	1,690	6,223	7,232	3,248	3,802
Medicare revenues per episode completed	$2,534	$2,534	$2,563	$2,606	$2,608	$2,521
Percentage of Revenues by Payor:
State, local or other governmental	80%	80%	81%	82%	82%	82%
Medicare	14	14	13	12	12	12
Other	6	6	6	6	6	6

	As of June 30, 2009
	Actual	Pro forma As Adjusted
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$850	$850
Accounts receivable, net of allowances	63,114	63,114
Goodwill and intangibles	63,275	74,085
Total assets	145,920	156,174
Total debt (5)	64,414	38,230
Stockholders’ equity	35,727	83,586

(1)	Acquisitions completed in 2007 accounted for $4.1 million of the growth in net service revenues for the year ended December 31, 2007 compared to the combined net service revenues for the periods from January 1, 2006 to September 18, 2006 and from September 19, 2006 to December 31, 2006. Acquisitions completed in 2008 and the results for the first twelve months of 2007 acquisitions included in 2008 accounted for $24.6 million of the growth in net service revenues for the year ended December 31, 2008 compared to the year ended December 31, 2007. Acquisitions completed in 2008 accounted for $5.1 million of the growth in net service revenues for the six months ended June 30, 2009 compared to the six months ended June 30, 2008.

(2)	The September 19, 2006 acquisition of Addus HealthCare by Holdings resulted in a stepped-up basis of the assets of the successor compared to the predecessor. In addition, the predecessor filed as an S corporation with earnings for federal and for selected state taxes passed through to each shareholder’s tax return, while the successor files as a C corporation with earnings for federal and state purposes taxed at the company level.

(3)	We define Adjusted EBITDA as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating our operating performance for the following reasons:

•

By reporting Adjusted EBITDA, we believe that we provide investors with insight and consistency in our financial reporting and present a basis for comparison of our business operations between current, past and future periods. Adjusted EBITDA allows management, investors and others to evaluate and compare our core operating results, including return on capital and operating efficiencies, from period to period, by removing the impact of our capital structure (interest expense), asset base (amortization and depreciation), tax consequences and non-cash stock-based compensation expense from our results of operations, and also facilitates comparisons with the core results of our public company peers.

•

Our change from S-corporation status to C-corporation status for Federal income tax purposes on September 19, 2006 resulted in fluctuations in our tax expense or benefit unrelated to our results of operations.

•

We believe that Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of other public companies, and therefore may be useful as a means of comparison with those companies, when viewed in conjunction with traditional GAAP financial measures.

•

We adopted SFAS No. 123(R), “Share-Based Payment,” on September 19, 2006, the effective date of the 2006 Plan, and recorded stock-based compensation expense of approximately $214,000 for the period from September 19, 2006 through December 31, 2006, $944,000 for the year ended December 31, 2007 and $272,000 for the year ended December 31, 2008. This fluctuation in expense primarily resulted from one option grant in 2006 with a one-year vesting period, with other option grants being subject to five-year vesting periods. By comparing our Adjusted EBITDA in different periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to differing vesting periods and is a non-cash expense that is not a key measure of our operations.

In addition, management has chosen to use Adjusted EBITDA as a performance measure because the amount of non-cash expenses, such as depreciation, amortization and stock-based compensation expense, may not directly correlate to the underlying performance of our business operations, and because such expenses can vary significantly from period to period as a result of new acquisitions, full amortization of previously acquired tangible and intangible assets or the timing of new stock-based awards, as the case may be. This facilitates internal comparisons to historical operating results, as well as external comparisons to the operating results of our competitors and other companies in the homecare industry. Because management believes Adjusted EBITDA is useful as a performance measure, management uses Adjusted EBITDA:

•

as one of our primary financial measures in the day-to-day oversight of our business to allocate financial and human resources across our organization, to assess appropriate levels of marketing and other initiatives and to generally enhance the financial performance of our business;

•

in the preparation of our annual operating budget, as well as for other planning purposes on a quarterly and annual basis, including allocations in order to implement our growth strategy, to determine appropriate levels of investments in acquisitions and to endeavor to achieve strong core operating results;

•	to evaluate the effectiveness of business strategies, such as the allocation of resources between our divisions, the mix of organic growth and acquisitive growth and adjustments to our payor mix;

•

as a means of evaluating the effectiveness of management in directing our core operating performance, which we consider to be performance that can be affected by our management in any particular period through their allocation and use of resources that affect our underlying revenue and profit-generating operations during that period;

•	for the valuation of prospective acquisitions, and to evaluate the effectiveness of integration of past acquisitions into our company; and

•	in communications with our board of directors concerning our financial performance.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations include:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense or interest income;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Management compensates for these limitations by using GAAP financial measures in addition to Adjusted EBITDA in managing the day-to-day and long-term operations of our business. We believe that consideration of Adjusted EBITDA, together with a careful review of our GAAP financial measures, is the most informed method of analyzing our company.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Predecessor	Successor
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year Ended December 31,		Six Months Ended June 30,
			2007	2008	2008	2009
					(unaudited)
	(in thousands)
Reconciliation of Adjusted EBITDA to Net income:
Net income	$4,811	$397	$197	$4,023	$1,619	$3,296
Net interest expense	650	1,327	4,808	5,755	2,584	2,168
Income tax expense	434	82	32	1,070	430	1,474
Depreciation and amortization	439	1,919	6,029	6,092	2,841	2,444
Stock-based compensation expense	—	214	944	272	172	140

Adjusted EBITDA	$6,334	$3,939	$12,010	$17,212	$7,646	$9,522

(4)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.
(5)	Total debt includes the current portion of long-term debt classified in current liabilities of $10,139 at June 30, 2009.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

Changes to Medicaid, Medicaid waiver or other state and local medical and social programs could adversely affect our net service revenues and profitability.

For the years ended December 31, 2006, 2007 and 2008, we derived 80%, 81% and 82%, respectively, of our net service revenues from agreements that are directly or indirectly paid for by state and local governmental agencies, such as Medicaid funded programs and Medicaid waiver programs. Governmental agencies generally condition their agreements with us upon a sufficient budgetary appropriation. If a governmental agency does not receive an appropriation sufficient to cover its contractual obligations with us, it may terminate an agreement or defer or reduce the amount of the reimbursement we receive. Several of the states in which we operate are facing budgetary shortfalls due to the current economic downturn and the rising costs of health care, and as a result, have made or may consider making changes in their Medicaid, Medicaid waiver or other state and local medical and social programs. The Deficit Reduction Act of 2005 permits states to make benefit cuts to their Medicaid programs, which could affect the services for which states contract with us. Changes that states have made or may consider making to address their budget deficits include:

•	limiting increases in, or decreasing, reimbursement rates;

•	redefining eligibility standards or coverage criteria for social and medical programs or the receipt of homecare services under those programs;

•	increasing the consumer’s share of costs or co-payment requirements;

•	decreasing the number of authorized hours for recipients;

•	slowing payments to providers;

•	increasing utilization of self-directed care alternatives or “all inclusive” programs; or

•	shifting beneficiaries to managed care programs.

Certain of these measures have been implemented by, or are proposed in, states in which we operate. For example, Washington has implemented restrictions that limit agencies from employing family caregivers, California has considered a number of proposals, including potential changes in eligibility standards, Illinois has delayed payments to providers and Nevada recently approved a reduction in hourly rates. In 2008, we derived approximately 39% of our total net service revenues from services provided in Illinois, 13% of our total net service revenues from services provided in California, 9% of our total net service revenues from services provided in Washington and 8% of our total net service revenues from services provided in Nevada. Because a substantial portion of our business is concentrated in these states, any significant reduction in expenditures that pay for our services in these states and other states in which we do business may have a disproportionately negative impact on our future operating results. In June 2009, President Obama announced plans to offset the cost of health care reform by reducing Medicare and Medicaid spending by $200 billion to $300 billion over 10 years. If changes in Medicaid policy result in a reduction in available funds for the services we offer, our net service revenues could be negatively impacted.

Delays in reimbursement due to state budget deficits or otherwise have decreased, and may in the future further decrease, our liquidity.

There is generally a delay between the time that we provide services and the time that we receive reimbursement or payment for these services. Over 45 states are facing budget deficits. Of the 16 states in which we operate, 14 are operating with budget deficits for their current fiscal year, and 15 are projecting budget deficits for their upcoming 2010 fiscal year. These and other states may in the future delay reimbursement, which would adversely affect our liquidity. Due to budget issues, the State of Illinois is currently reimbursing us on a delayed basis, including with respect to our agreements with the Illinois Department on Aging, our largest payor, and as a result, our open receivable balance derived from these agreements increased by $3.0 million in 2008 and an additional $7.9 million in the first six months of 2009. Our reimbursements from the State of Illinois could be further delayed. In addition, from time to time, procedural issues require us to resubmit claims before payment is remitted, which contributes to our aged receivables. Additionally, unanticipated delays in receiving reimbursement from state programs due to changes in their policies or billing or audit procedures may adversely impact our liquidity and working capital. Because we fund our operations primarily through the collection of accounts receivable, any delays in reimbursement would result in the need to increase borrowings under our credit facility.

The implementation or expansion of self-directed care programs in states in which we operate may limit our ability to increase our market share and could adversely affect our revenue.

Self-directed care programs are funded by Medicaid and state and local agencies and allow the consumer to exercise discretion in selecting home & community service providers. Consumers may hire family members, friends or neighbors to provide services that might otherwise be provided by a home & community service provider, such as our company. Most states and the District of Columbia have implemented self-directed care programs, to varying degrees and for different types of consumers. States are under pressure from the federal government and certain advocacy groups to expand these programs. The Centers for Medicare & Medicaid Services, or CMS, has provided states with specific Medicaid waiver options for programs that offer person-centered planning, individual budgeting or self-directed services and support as part of the CMS Independence Plus initiative introduced in 2002 under an Executive Order of the President. Certain private foundations have also granted resources to states to develop and study programs that provide financial accounts to consumers for their long-term care needs, and counseling services to help prepare a plan of care that will help meet those needs. Expansion of these self-directed programs may erode our Medicaid consumer base and could adversely affect our net service revenues.

Failure to renew a significant agreement or group of related agreements may materially impact our revenue.

In 2008, we derived approximately 31.6% of our net service revenues under agreements with the Illinois Department on Aging, 7.5% of our net service revenues under an agreement with Nevada Medicaid and 6.6% of our net service revenues under an agreement with the Riverside County (California) Department of Public Social Services. Each of our agreements is generally in effect for a specific term. For example, the services we provide to the Illinois Department on Aging are provided under a number of agreements that expire at various times through 2013, while our agreement with the Riverside County Department of Public Social Services is reevaluated and subject to renewal annually. Even though our agreements are stated to be for a specific term, they are generally terminable by the counterparty upon 60 days’ notice. Our ability to renew or retain our agreements depends on our quality of service and reputation, as well as other factors over which we have little or no control, such as state appropriations and changes in provider eligibility requirements. Additionally, failure to satisfy any of the numerous technical renewal requirements in connection with our proposals for agreements could result in a proposal being rejected even if it contains favorable pricing terms. Failure to obtain, renew or retain agreements with major payors may negatively impact our results of operations and revenue. We can give no assurance these agreements will be renewed on commercially reasonable terms or at all.

Our industry is highly competitive, fragmented and market-specific, with limited barriers to entry.

We compete with home health providers, private caregivers, larger publicly held companies, privately held homecare companies, privately held single-site agencies, hospital-based agencies, not-for-profit organizations, community-based organizations and self-directed care programs. Our primary competition is from local service providers in the markets in which we operate. Some of our competitors have greater financial, technical, political and marketing resources, name recognition or a larger number of consumers and payors than we do. In addition, some of these organizations offer more services than we do in the markets in which we operate. Consumers or referral sources may perceive that local service providers and not-for-profit agencies deliver higher quality services or are more responsive. These competitive advantages may limit our ability to attract and retain referrals in local markets and to increase our overall market share.

There are limited barriers to entry in providing home-based social and medical services, and the trend has been for states to eliminate many of the barriers that historically existed. For example, Illinois has recently changed the way in which it procures home & community service providers, now allowing all providers that are willing and capable to obtain state approval and provide services. This may increase competition in that state, and because we derived approximately 48% of our home & community net service revenues from services provided in Illinois in 2008, this increased competition could negatively impact our business.

Local competitors may develop strategic relationships with referral sources and payors. This could result in pricing pressures, loss of or failure to gain market share or loss of consumers or payors, any of which could harm our business. In addition, existing competitors may offer new or enhanced services that we do not provide, or be viewed by consumers as a more desirable local alternative. The introduction of new and enhanced service offerings, in combination with the development of strategic relationships by our competitors, could cause a decline in revenue, a loss of market acceptance of our services and a negative impact on our results of operations.

Our profitability could be negatively affected by a reduction in reimbursement from Medicare or other payors.

For the years ended December 31, 2006, 2007 and 2008, we received 14.2%, 12.7% and 11.7%, respectively, of our net service revenues from Medicare. We generally receive fixed payments from Medicare for our services based on a projection of the services required by our consumers, which is generally based on acuity. For our Medicare consumers, we typically receive a 60-day episodic-based payment. Although Medicare currently provides for an annual adjustment of payment rates based on the increase or decrease of the medical care expenditure category of the Consumer Price Index, these rate increases may be less than actual inflation or costs, and could be eliminated or reduced in any given year. The base episode rate for home health services is also subject to an annual market basket adjustment. This annual adjustment could also be eliminated or reduced in any given year. Medicare has in the past reclassified home health resource groups. As a result of reclassifications, we could receive lower reimbursement rates depending on the consumer’s case mix and services provided. Medicare reimbursement rates could also decline due to the imposition of co-payments or other mechanisms that shift responsibility for a portion of the amount payable to beneficiaries. Rates could also decline due to adjustments to the wage index. Our profitability for Medicare reimbursed services largely depends upon our ability to manage the cost of providing these services. If we receive lower reimbursement rates, or if our cost of providing services increases by more than the annual Medicare price adjustment, our profitability could be adversely impacted.

In late February 2009, President Obama released the outline of his proposed fiscal 2010 budget for the United States. The budget outline included a provision to create a reserve fund to pay for a portion of the cost of reforming the country’s health care system. The budget outline indicated that a portion of the reserve would be funded through restructuring Medicare home health care payments. This provision, if enacted, could have a negative impact on Medicare reimbursement beginning in 2010. Medicare rate reductions would adversely impact our results of operations.

One specific proposal by the Medicare Payment Advisory Commission, or MedPAC, which is subject to change and congressional approval, would eliminate the home health market basket update for 2010, accelerate the case-mix adjustment of 2.71% for 2011 to 2010, and starting in 2011, rebase costs to an earlier year. If adopted as proposed, these potential reimbursement rate reductions would impact a portion of our business that represented approximately 12% of our net service revenues in 2008. The President’s proposed budget for 2011 appears to align with the MedPAC proposal. In addition, in May 2009 the Senate Committee on Finance released policy options for financing comprehensive health care reform, one of which included reducing Medicare payment rates for home health services to be more reflective of the actual costs of providing care. In June 2009, President Obama announced plans to offset the cost of health care reform by reducing Medicare and Medicaid spending by $200 to $300 billion over 10 years. On July 30, 2009, CMS published proposed regulations providing for a 2.2% full home health market basket increase for calendar year 2010. A market basket is a fixed-weight index that measures the cost of a specified mix of goods and services as compared to a base period. The home health market basket, which is used to adjust annually the Medicare base episodic rate for home health services, measures inflation or deflation in the prices of a mix of home health goods and services. A 2.2% full home health market basket increase indicates an increase in the cost of home health goods and services and will produce a corresponding increase to the payment and cost limits for home health services in the CMS payment system. A home health market basket reduction would occur in the event of deflation. In addition, the amount of reimbursement based on the home health market basket may be reduced with respect to an agency seeking reimbursement if certain requirements are not met. Reduction in the payments and cost limits for the identified basket of goods based on deflation or failure to meet certain requirements is referred to in the industry as a market basket reduction. Under the proposed regulations, the home health market basket increase can be reduced by 2 percentage points to 0.2% due to a failure on the part of an agency to submit certain required quality data when seeking reimbursement. The required quality data consists of a set of data elements that are used to assess outcomes for adult homecare patients, which include, among other things, improvements in ambulation, bathing and surgical wound status.

CMS has indicated that it continues to expect certain reimbursement formula reductions to become effective in 2010, which would result in a 2.75% reduction of the 60-day episode rate. An overall market basket reduction would result in a decrease in the amount of reimbursements we receive. Any reduction in Medicare and Medicaid reimbursements would adversely affect our profitability.

Private payors, including commercial insurance companies, could also reduce reimbursement. Any reduction in reimbursement from private payors would adversely affect our profitability.

We are subject to extensive government regulation. Changes to the laws and regulations governing our business could negatively impact our profitability and any failure to comply with these regulations could adversely affect our business.

The federal government and the states in which we operate regulate our industry extensively. The laws and regulations governing our operations, along with the terms of participation in various government programs, impose certain requirements on the way in which we do business, the services we offer, and our interactions with consumers and the public. These requirements relate to:

•	licensure and certification;

•	adequacy and quality of health care services;

•	qualifications and training of health care and support personnel;

•	confidentiality, maintenance and security issues associated with medical records and claims processing;

•	relationships with physicians and other referral sources;

•	operating policies and procedures;

•	addition of facilities and services; and

•	billing for services.

These laws and regulations, and their interpretations, are subject to frequent change. These changes could reduce our profitability by increasing our liability, increasing our administrative and other costs, increasing or decreasing mandated services, forcing us to restructure our relationships with referral sources and providers or requiring us to implement additional or different programs and systems. Failure to comply could lead to the termination of rights to participate in federal and state-sponsored programs and the suspension or revocation of licenses and other civil and criminal penalties.

Congress is currently considering many policy changes and proposals as part of comprehensive health reform legislation. A major component of such proposals is a plan to offset the cost of reform through the reduction of Medicare and Medicaid reimbursement. We may be unable to mitigate any reimbursement changes that are ultimately enacted, any of which could have a material adverse effect on our liquidity, results of operations and financial condition.

We are subject to federal and state laws that govern our employment practices. Failure to comply with these laws, or changes to these laws that increase our employment-related expenses, could adversely impact our operations.

We are required to comply with all applicable federal and state laws and regulations relating to employment, including occupational safety and health requirements, wage and hour requirements, employment insurance and equal employment opportunity laws. These laws can vary significantly among states and can be highly technical. Costs and expenses related to these requirements are a significant operating expense and may increase as a result of, among other things, changes in federal or state laws or regulations requiring employers to provide specified benefits to employees, increases in the minimum wage and local living wage ordinances, increases in the level of existing benefits or the lengthening of periods for which unemployment benefits are available. We may not be able to offset any increased costs and expenses. Furthermore, any failure to comply with these laws, including even a seemingly minor infraction, can result in significant penalties which could harm our reputation and have a material adverse effect on our business.

In addition, certain individuals and entities, known as excluded persons, are prohibited from receiving payment for their services rendered to Medicaid or Medicare beneficiaries. If we inadvertently hire or contract with an excluded person, or if any of our current employees or contractors becomes an excluded person in the future without our knowledge, we may be subject to substantial civil penalties, including up to $10,000 for each item or service furnished by the excluded individual to a Medicare or Medicaid beneficiary, an assessment of up to three times the amount claimed and exclusion from the program.

We are subject to reviews, compliance audits and investigations that could result in adverse findings that negatively affect our net service revenues and profitability.

As a result of our participation in Medicaid, Medicaid waiver and Medicare programs and other state and local governmental programs, and pursuant to certain of our contractual relationships, we are subject to various reviews, audits and investigations by governmental authorities and other third parties to verify our compliance with these programs and agreements as well as applicable laws, regulations and conditions of participation. If we fail to meet any of the conditions of participation or coverage, we may receive a notice of deficiency from the applicable surveyor or authority. Failure to institute a plan of action to correct the deficiency within the period provided by the surveyor or authority could result in civil or criminal penalties, the imposition of fines or other sanctions, damage to our reputation, cancellation of our agreements, suspension or revocation of our licenses or disqualification from federal and state reimbursement programs. These actions may adversely affect our ability to provide certain services, to receive payments from other payors and to continue to operate. Additionally, actions taken against one of our locations may subject our other locations to adverse consequences. We may also fail to discover all instances of noncompliance by our acquisition targets, which could subject us to adverse remedies once those acquisitions are complete. Any termination of one or more of our locations from the Medicare program or another state or local program for failure to satisfy such program’s conditions of participation could adversely affect our net service revenues and profitability.

Payments we receive in respect of Medicaid and Medicare can be retroactively adjusted after a new examination during the claims settlement process or as a result of pre- or post-payment audits. Federal, state and local government payors may disallow our requests for reimbursement based on determinations that certain costs are not reimbursable because proper documentation was not provided or because certain services were not covered or deemed necessary. In addition, other third-party payors may reserve rights to conduct audits and make reimbursement adjustments in connection with or exclusive of audit activities. Significant adjustments as a result of these audits could adversely affect our revenues and profitability.

In 2006, the federal government launched a national pilot program utilizing independent contractors known as recovery audit contractors, or RACs, to identify and recoup Medicare overpayments. RACs are paid a contingent fee based on amounts recouped. An initial demonstration project implemented in several states resulted in the return of over $900 million in overpayments to Medicare between 2005 and 2008 from various provider types. California was the only state in which we operate that participated in the initial pilot program. However, in October 2008 this program was permanently implemented, requiring the expansion of the program to all 50 states by no later than January 1, 2010. This expansion may lead to an increase in the number of overpayment reviews, more aggressive audits and more claims for recoupment. If future Medicare RAC reviews result in significant refund payments, it would have an adverse effect on our financial results.

Negative publicity or changes in public perception of our services may adversely affect our ability to receive referrals, obtain new agreements and renew existing agreements.

Our success in receiving referrals, obtaining new agreements and renewing our existing agreements depends upon maintaining our reputation as a quality service provider among governmental authorities, physicians, hospitals, discharge planning departments, case managers, nursing homes, rehabilitation centers, advocacy groups, consumers and their families, other referral sources and the public. Negative publicity, changes in public perceptions of our services or government investigations of our operations could damage our reputation and hinder our ability to receive referrals, retain agreements or obtain new agreements. Increased government scrutiny may also contribute to an increase in compliance costs and could discourage consumers from using our services. Any of these events could have a negative effect on our business, financial condition and operating results.

Our growth strategy depends on our ability to manage growing and changing operations and we may not be successful in managing this growth.

Our business plan calls for significant growth in business over the next several years through the expansion of our services in existing markets and the establishment of a presence in new markets. This growth will place significant demands on our management team, systems, internal controls and financial and professional resources. In addition, we will need to further develop our financial controls and reporting systems to accommodate future growth. This could require us to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding our information technology infrastructure. Our inability to effectively manage growth could have a material adverse effect on our financial results.

In addition, our growth strategy calls for further development of our consumer-oriented, integrated service delivery model. We may not be successful in implementing this strategy in each of the markets in which we operate. Additionally, even if this strategy is successfully implemented, integration of services may not lead to growth as anticipated. Furthermore, this strategy could lead to changes that may adversely affect our business, such as altering our mix of payors, increasing our exposure to liabilities, increasing the regulations to which we are subject and increasing our overhead.

Future acquisitions may be unsuccessful and could expose us to unforeseen liabilities.

Our growth strategy includes geographical expansion into new markets and the addition of new services in existing markets through the acquisition of local homecare service providers. These acquisitions involve significant risks and uncertainties, including difficulties assimilating acquired personnel and other corporate cultures into our business, the potential loss of key employees or consumers of acquired providers, and the assumption of liabilities and exposure to unforeseen liabilities of acquired providers. In the past, we have made acquisitions that have not performed as expected or that we have been unable to successfully integrate with our existing operations. In addition, our due diligence review of acquired businesses may not successfully identify all potential issues. For example, we were unable to fully integrate one acquired business because we were unable to procure a necessary government endorsement. The failure to effectively integrate future acquisitions could have an adverse impact on our operations.

We may require additional capital to pursue acquisition or expand into new geographic regions.

At June 30, 2009 and December 31, 2008, we had cash balances of $0.9 million and $6.1 million, respectively. At the completion of this offering, we intend to enter into a new credit facility, consisting of a $50 million revolving line of credit, of which we expect to immediately draw down approximately $26.6 million. We cannot predict the timing, size and success of our acquisition efforts, our efforts to expand into new geographic regions or the associated capital commitments. We expect that our new credit facility will prohibit us from consummating more than three acquisitions in any calendar year, and, in any event, will not permit the purchase price for any one acquisition to exceed $500,000 without the consent of the lenders. The consideration we paid in connection with eight of the 11 acquisitions we completed in the past three years exceeded $500,000. In addition, we expect that our new credit facility will require that we are in pro forma compliance with the financial covenants set forth therein before and after giving effect to any proposed acquisition. If we do not have sufficient cash resources or availability under our new credit facility, or we are otherwise prohibited from making acquisitions, our growth could be limited unless we obtain additional equity or debt financing. In the future, we may elect to issue additional equity securities in conjunction with raising capital, completing an acquisition or expanding into a new geographic region. Such issuances would be dilutive to existing shareholders.

Our business may be harmed by labor relations matters.

We are subject to a risk of work stoppages and other labor relations matters because our hourly workforce is highly unionized. As of June 30, 2009, approximately 57% of our hourly workforce was represented by two national unions, including the Service Employees International Union, which is our largest union. Our local labor agreements will be negotiated as they expire, which will occur at various times through 2011. Upon expiration of these collective bargaining agreements, we may not be able to negotiate labor agreements on satisfactory terms with these labor unions. A strike, work stoppage or other slowdown could result in a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business. Labor costs are the most significant component of our total expenditures and, therefore, an increase in the cost of labor could significantly harm our business.

Migration of our consumers to Medicare managed care providers could negatively impact our operating results.

Historically, we have generated a substantial portion of our net service revenues from Medicare and certain other payors on an episodic, prospective basis. Under the Medicare Prescription Drug Improvement and Modernization Act of 2003, the United States Congress allocated significant additional funds and other incentives to Medicare managed care providers in order to promote greater participation in those plans by Medicare beneficiaries. These managed care providers typically reimburse us after services are provided, and then on a fee-for-service or per visit basis. Our margins on services provided to managed care providers are lower than our margins on services provided on an episodic basis and paid for on a prospective basis. If these allocations of funds have the intended result, our margins could decline, which could cause our operating results to suffer.

We are subject to federal and state laws that govern our financial relationships with physicians and other health care providers, including potential or current referral sources.

We are required to comply with federal and state laws, generally referred to as “anti-kickback laws,” that prohibit certain direct and indirect payments or other financial arrangements that are designed to encourage the referral of patients to a particular medical services provider. In addition, certain financial relationships, including ownership interests and compensation arrangements, between physicians and providers of designated health services, such as our company, to whom those physicians refer patients, are prohibited by the federal physician self-referral prohibition, known as the “Stark Law,” and similar state laws. Under both the anti-kickback laws and the Stark Law, there are a number of safe harbors and exceptions that permit certain carefully constrained relationships. For example, we currently utilize the personal services exception to the Stark Law for our contractual relationships with certain physicians who provide medical director services to our company and who are current or potential referral sources. Courts or regulatory agencies may interpret state and federal anti-kickback laws, the Stark Law and similar state laws regulating relationships between health care providers and physicians in ways that will implicate our business. Violations of these laws could lead to fines or sanctions that could have a material adverse effect on our business.

We are required to comply with laws governing the transmission of privacy of health information.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and consumers. These include standards for common health care transactions, such as claims information, plan eligibility, payment information, the use of electronic signatures, unique identifiers for providers, employers, health plans and individuals and security, privacy and enforcement. New standards and regulations may be adopted governing the use, disclosure and transmission of health information with which we may be required to comply. We could be subject to criminal penalties and civil sanctions if we fail to comply with these standards.

Our operations subject us to risk of litigation.

Operating in the homecare industry exposes us to an inherent risk of wrongful death, personal injury, professional malpractice and other potential claims or litigation brought by our consumers and employees. Because we operate in this industry, from time to time, we are subject to claims alleging that we did not properly treat or care for a consumer, that we failed to follow internal or external procedures that resulted in death or harm to a consumer or that our employees mistreated our consumers, resulting in death or harm. We are also subject to claims arising out of accidents involving vehicle collisions brought by consumers whom we are transporting or from employees driving to or from home visits. We operate four adult day care centers, three of which provide transportation for our elderly and disabled consumers. We currently operate 14 vehicles each of which transports seven to 14 passengers to and from our locations. The concentration of consumers in one vehicle increases the risk of larger claims being brought against us in the event of an accident.

In addition, regulatory agencies may initiate administrative proceedings alleging violations of statutes and regulations arising from our services and seek to impose monetary penalties on us. We could be required to pay substantial amounts to respond to regulatory investigations or, if we do not prevail, damages or penalties arising from these legal proceedings. We also are subject to potential lawsuits under the False Claims Act or other federal and state whistleblower statutes designed to combat fraud and abuse in our industry. These lawsuits can involve significant monetary awards or penalties which may not be covered by our insurance. If our third-party insurance coverage and self-insurance reserves are not adequate to cover these claims, it could have a material adverse effect on our business, results of operations and financial condition. Even if we are successful in our defense, civil lawsuits or regulatory proceedings could distract management from running our business or irreparably damage our reputation.

Our insurance liability coverage may not be sufficient for our business needs.

Although we maintain insurance consistent with industry practice, the insurance we maintain may not be sufficient to satisfy all claims made against us. For example, we have a $350,000 deductible per person/per occurrence under our workers’ compensation insurance program. We cannot assure you that claims will not be made in the future in excess of the limits of our insurance, and any such claims, if successful and in excess of such limits, may have a material adverse effect on our business or assets. We utilize historical data to estimate our reserves for our insurance programs. If losses on asserted claims exceed the current insurance coverage and accrued reserves, our business, results of operations and financial condition could be adversely affected. Changes in our annual insurance costs and self-insured retention limits depend in large part on the insurance market, and insurance coverage may not continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms.

Inclement weather or natural disasters may impact our ability to provide services.

Inclement weather may prevent our employees from providing authorized services. We are not paid for authorized services that are not delivered due to these weather events. Furthermore, prolonged inclement weather or the occurrence of natural disasters in the markets in which we operate could disrupt our relationships with consumers, employees and referral sources located in affected areas and, in the case of our corporate office, our ability to provide administrative support services, including billing and collection services. For example, our corporate headquarters and a number of our agencies are located in the Midwestern United States and California, increasing our exposure to blizzards and other major snowstorms, ice storms, tornados, flooding and earthquakes. Future inclement weather or natural disasters may adversely affect our business and consolidated financial condition, results of operations and cash flows.

Our business depends on our information systems. Our operations may be disrupted if we are unable to effectively integrate, manage and maintain the security of our information systems.

Our business depends on effective and secure information systems that assist us in, among other things, gathering information to improve the quality of consumer care, optimizing financial performance, adjusting consumer mix, monitoring regulatory compliance and enhancing staff efficiency. We rely on an external service provider, McKesson Information Solutions, LLC, or McKesson, to provide continual maintenance, upgrading and enhancement of our primary information systems used for our operational needs. The software we license from McKesson supports intake, personnel scheduling, office clinical and reimbursement management in an integrated database, enabling us to standardize the care delivered across our network of locations and monitor our performance and consumer outcomes. To the extent that McKesson becomes insolvent or fails to support the software or systems, or if we lose our license with McKesson, our operations could be negatively affected. We also depend upon a proprietary payroll management system that includes a feature for general ledger population, tax reporting, managing wage assignments and garnishments, on-site check printing, direct-deposit paychecks and customizable heuristic analytical controls. If we experience a reduction or interruption in the performance, reliability or availability of our information systems, or fail to restore our information systems after such a reduction or interruption, our operations and ability to produce timely and accurate reports could be adversely affected. Because of the confidential health information and consumer records we store and transmit, loss of electronically-stored information for any reason could expose us to a risk of regulatory action, litigation and liability.

The agreements that govern our credit facility contain various covenants that limit our discretion in the operation of our business.

Our existing credit facility requires us to comply with customary financial and non-financial covenants. The financial covenants require us to maintain a minimum trailing twelve month EBITDA amount, a maximum fixed charge ratio and a maximum leverage ratio, and limit our capital expenditures. Our existing credit facility includes non-financial covenants including the following significant requirements that generally:

•	do not allow us to borrow additional debt without the approval of our lenders;

•	do not allow us to grant additional security interests in our assets;

•	do not allow us to become liable with respect to contingent obligations;

•	allow us to dispose of assets only in accordance with the terms of our existing credit facility;

•	restrict our ability to pay dividends without the approval of our lenders; and

•	prohibit us from impairing our lenders’ security interest in our assets.

We intend to enter into a new credit facility at the completion of this offering. We expect that the new credit facility agreement will require us to comply with similar financial and non-financial covenants. We anticipate that the financial covenants will require us to comply with a minimum fixed charge coverage ratio, a minimum net worth test, a maximum senior leverage ratio and a maximum capital expenditure amount. Our new credit facility is also expected to include non-financial covenants including restrictions on our ability to:

•	sell assets, enter into mergers, make acquisitions or experience fundamental changes;

•	make investments, loans and advances;

•	incur additional indebtedness and guarantee obligations;

•	create liens on assets;

•	make dividends and distributions;

•	incur capital lease obligations; and

•	make capital expenditures.

The restrictions in our existing credit facility and those proposed to be included in our new credit facility impose significant operating and financial restrictions on our ability to take actions that may be in our best interests.

We may not be able to attract, train and retain qualified personnel.

We must attract and retain qualified personnel in the markets in which we operate in order to provide our services. We compete for personnel with other providers of social and medical services as well as companies in other service-based industries. Competition may be greater for skilled personnel, such as therapists and registered nurses. Our ability to attract and retain personnel depends on several factors, including our ability to provide employees with attractive assignments and competitive benefits and salaries. If we are unable to attract and retain qualified personnel, we may be unable to provide our services, the quality of our services may decline, and we could lose consumers and referral sources.

We may be more vulnerable to the effects of a public health catastrophe than other businesses due to the nature of our consumers.

The majority of our consumers are older individuals with complex medical challenges, many of whom may be more vulnerable than the general public during a pandemic or in a public health catastrophe. Our employees are also at greater risk of contracting contagious diseases due to their increased exposure to vulnerable consumers. For example, if a flu pandemic were to occur, we could suffer significant losses to our consumer population or a reduction in the availability of our employees and, at a high cost, be required to hire replacements for affected workers. Accordingly, certain public health catastrophes could have a material adverse effect on our financial condition and results of operations.

We depend on the services of our executive officers and other key employees.

Our success depends upon the continued employment of certain members of our senior management team. We also depend upon the continued employment of the individuals that manage several of our key functional areas, including operations, business development, accounting, finance, human resources, marketing, information systems, contracting and compliance. The departure of any member of our senior management team may materially adversely affect our operations.

If an impairment of goodwill or intangible assets were to occur, our earnings would be negatively impacted.

Goodwill and intangible assets with finite lives represent a significant portion of our assets as a result of our acquisition of Addus HealthCare in September 2006 and certain other acquisitions in 2007 and 2008. Goodwill and intangible assets with finite lives amounted to $47.9 million and $17.0 million, respectively, at December 31, 2008. As described in the notes to our consolidated financial statements included elsewhere in this prospectus, these assigned values are reviewed on an annual basis or at the time events or circumstances indicate that the carrying amount of an asset may not be recoverable. Should business conditions or other factors deteriorate and negatively impact the estimated realizable value of future cash flows of our business segments, we could be required to write off a substantial portion of our assets. Depending upon the magnitude of the write off, our results of operations could be materially adversely affected.

Risks Related to Ownership of Our Common Stock

Our current principal stockholders will continue to have significant influence over us after this offering, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree.

Upon completion of this offering, the Eos Funds will together beneficially own approximately 39.8% of our outstanding common stock, or approximately 37.1% if the underwriters exercise their over-allotment option in full. As a result, the Eos Funds will have the ability to significantly influence all matters submitted to our stockholders for approval, including:

•	changes to the composition of our board of directors, which has the authority to direct our business and appoint and remove our officers;

•	proposed mergers, consolidations or other business combinations; and

•	amendments to our certificate of incorporation and bylaws which govern the rights attached to our shares of common stock.

In addition, we anticipate that at least two of our directors immediately following the completion of this offering will be affiliated with the Eos Funds.

This concentration of ownership of shares of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of shares of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. The interests of the Eos Funds may not always coincide with the interests of the other holders of our common stock. This concentration of ownership may also adversely affect our stock price.

There is no existing market for our common stock, and if a market does not develop, you may not have adequate liquidity.

Before this offering, there has been no public market for our common stock. We cannot predict the extent to which an active trading market will develop on The Nasdaq Global Market. You may have difficulty selling the shares that you buy if no active trading market develops. The initial public offering price for the shares included in this offering will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your shares at a price equal to or greater than the price you pay in this offering.

The market price of our common stock may be volatile and this may adversely affect our stockholders.

The price at which our common stock trades may be volatile. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities, including securities of health care companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;

•	variances in our quarterly financial results compared to expectations;

•	the depth and liquidity of the market for our common stock;

•	future sales of common stock or the perception that sales could occur;

•	investor perception of our business and our prospects;

•	developments relating to litigation or governmental investigations;

•	changes or proposed changes in health care laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; or

•	general economic and stock market conditions.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of homecare companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team’s attention as well as resources from the operation of our business.

Sales of substantial amounts of our common stock, or the availability of those shares for future sale, could adversely affect our stock price and limit our ability to raise capital.

After this offering, we will have 10,096,251 shares of common stock outstanding. This includes the 5,000,000 shares of common stock we are selling in this offering, which may be resold in the public market immediately after this offering. Our executive officers, directors and the holders of all of our outstanding shares of stock have entered into lock-up agreements pursuant to which they have agreed not to sell, transfer or otherwise dispose of any of their shares for a period of 180 days following the date of this prospectus, subject to extension in the case of an earnings release or material news or a material event relating to us. Robert W. Baird & Co. Incorporated and Oppenheimer & Co. Inc. may, in their sole discretion and without notice, release all or any portion of the common stock subject to lock-up agreements. Upon the expiration of this lock-up period, up to approximately 5.1 million additional shares of our common stock will become eligible for sale in the public market, approximately 4.9 million of which are held by directors, executive officers and other affiliates and will be subject to volume limitations and other restrictions under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition, the approximately 0.8 million shares underlying options and restricted stock grants issued pursuant to the 2006 Plan or the 2009 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various award agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act.

Beginning six months after this offering, subject to the lock-up agreements described above, certain of our existing stockholders, including the Eos Funds, may request that we register some or all of their shares for sale to the public, and the Eos Funds and certain other stockholders have the right to include their shares in public offerings we undertake in the future. After this offering, we also intend to register on Form S-8 all of the shares of common stock that we may issue under our incentive compensation plans. Upon issuance they may be freely sold in the public market, subject to the lock-up agreements described above. The registration or sale of any of these shares could cause the market price of our common stock to drop significantly, including below the initial public offering price.

We do not anticipate paying dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend solely on appreciation in the price of our common stock.

We do not pay dividends on our shares of common stock and intend to retain all future earnings to finance the continued growth and development of our business and for general corporate purposes. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

If securities or industry analysts fail to publish research or reports about our business or publish negative research or reports, or our results are below analysts’ estimates, our stock price and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If analysts fail to publish reports on us regularly or at all, we could fail to gain visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts do cover us and downgrade their evaluations of our stock or our results are below analysts’ estimates, our stock price would likely decline.

You will experience immediate and substantial dilution in your investment.

The offering price of the common stock is substantially higher than the net tangible book value per share of our common stock, which on an as adjusted basis was $9.1 million as of June 30, 2009. As a result, you will experience immediate and substantial dilution in pro forma net tangible book value when you buy shares of common stock in this offering. This means that you will pay a higher price per share than the amount of our total assets, minus our total liabilities, divided by the number of outstanding shares. Holders of our common stock will experience further dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted, or if we issue additional shares of our common stock at prices lower than our net tangible book value at such time or in respect of acquisitions.

Provisions in our organizational documents and Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws, both of which will be effective prior to the completion of this offering, and anti-takeover provisions of the Delaware General Corporation Law, could discourage, delay or prevent an unsolicited change in control of our company, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to replace our current management without the consent of the board of directors. Provisions in our amended and restated certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control include:

•	a staggered board of directors;

•	limitations on persons authorized to call a special meeting of stockholders; and

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. However, because the Eos Funds acquired their shares prior to this offering, Section 203 is currently inapplicable to any business combination with the Eos Funds or their affiliates. In addition, our amended and restated bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.

If we fail to achieve and maintain effective internal control over financial reporting, our business and stock price could be adversely impacted.

We are in the process of documenting, reviewing and, where appropriate, improving our internal controls and procedures in preparation for compliance with Securities and Exchange Commission, or SEC, regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires annual management and independent auditor assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. These requirements will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place strain on our personnel, systems and resources. Compliance with public reporting and Sarbanes-Oxley Act requirements will require us to build out our compliance, accounting and finance staff. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies or material weaknesses that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, if we fail to satisfy the requirements of Section 404 on a timely basis, we could be subject to regulatory scrutiny and sanctions, our ability to raise capital could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and our stock price could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We have made these forward-looking statements based on our current plans, estimates, expectations and projections about future events. These statements include, but are not limited to, statements regarding:

•	our expectations regarding the size and growth of the market for our services;

•	the acceptance of privatized social services;

•

our expectations regarding changes in reimbursement rates, authorized hours and eligibility standards of state governmental agencies, and the effect of those changes on our results of operations in 2009 or for periods thereafter;

•	the reimbursement levels of third-party payors;

•	our ability to expand the breadth of our services and increase the number of our referral sources;

•	our ability to successfully implement our integrated service model to grow our business;

•	our ability to continue identifying and pursuing acquisition opportunities and expand into new geographic markets; and

•	the effectiveness, quality and cost of our services.

Forward-looking statements relate to expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or that necessarily depend upon future events. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and other words that convey uncertainty of future events or outcomes. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that may cause actual results, developments, performance, business decisions and other events or circumstances to differ materially from those contemplated by any forward-looking statements include the risks and uncertainties discussed under the heading “Risk Factors.” Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus and we undertake no obligation to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,000,000 shares of common stock in this offering will be approximately $53.2 million, based on an assumed initial public offering price of $12.00 per share, the midpoint of the range on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price of $12.00 per share, the midpoint of the range on the cover of this prospectus, would increase or decrease, as applicable, the net proceeds to us by approximately $4.6 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and offering expenses payable by us.

The following table sets forth the estimated sources and uses of funds in connection with this offering and the other transactions described below as if they had occurred on June 30, 2009. See also “Unaudited Pro Forma Financial Information.”

Amount
(thousands)
Sources of Funds
Borrowings under new credit facility (1)	$26,600
Common stock offered in this offering, net of underwriting discount	55,800

Total sources	$82,400

Uses of funds
Repayment of existing credit facility, together with related fees and expenses (2)	$60,138
Contingent payments due to certain directors, officers and other existing stockholders (3)	12,394
Payment of accrued and unpaid dividends on the shares of our series A preferred stock (4)	4,153
Payment to the Eos Funds or their designee(s) of a one-time consent fee in connection with this offering (5)	1,500
Payment to the Chairman of Addus HealthCare pursuant to his separation and general release agreement (6)	1,165
Transaction fees and expenses (7)	3,050

Total uses	$82,400

(1)	We intend to enter into a new credit facility at the completion of this offering providing for a $50.0 million revolving credit facility.

(2)	Addus HealthCare entered into a credit agreement with Freeport Financial LLC, Freeport Loan Fund LLC and certain other parties on September 19, 2006. Our existing credit facility was extended by the lenders to fund the repayment of certain indebtedness, to finance fees and expenses we incurred in connection with our acquisition of Addus HealthCare, to finance acquisitions, to provide working capital and to provide funds for other general corporate purposes. Our existing credit facility has a maturity date of September 19, 2011 and bears interest at a rate based on either LIBOR or a floating rate equal to the higher of (i) the prime rate as quoted by The Wall Street Journal and (ii) the Federal Funds Rate plus 0.50% per annum, plus, in each case, the applicable margin, with a weighted average effective interest rate of 4.7% as of June 30, 2009.

(3)	In connection with our acquisition of Addus HealthCare, we entered into a contingent payment agreement pursuant to which our Chairman of the Board, President and Chief Executive Officer, the Chairman of Addus HealthCare and certain of our other existing stockholders are entitled to payments upon the completion of this offering. For additional information regarding these payments, see “Certain Relationships and Related Party Transactions—Contingent Payment Agreement.”

(4)

Represents the cash payment of $4.1 million of the $11.5 million of accrued but unpaid dividends on our series A preferred stock in connection with the conversion of those shares into shares of our common stock. Immediately prior to the completion of this offering, we will issue the dividend notes to the Eos Funds in respect of the unpaid dividends accrued on the shares of our series A preferred stock held by them. Immediately following the completion of this offering, the aggregate outstanding principal amount of the dividend notes will be $7.4 million. The $0.1 million of unpaid dividends accrued on the shares of our series A preferred stock held by Freeport Loan Fund LLC will be paid in cash from the net proceeds of the offering. Pursuant to the terms of the dividend notes, we will be obligated to pay $4.0 million of the principal amount of the dividend notes upon the completion of this offering. However, if the gross proceeds of this offering exceed $70.0 million, we will be obligated to prepay an additional portion of the principal amount of the dividend notes in an amount equal to 50% of the gross proceeds in excess of $70.0 million. In each case, we will pay interest on the amount of the principal so prepaid together with each payment of principal. See “Certain Relationships and Related Party Transactions—Dividend Notes.” Our series A preferred stock is owned by the Eos Funds and Freeport Loan Fund LLC, each of which has irrevocably elected to convert its shares of series A preferred stock into common stock prior to the completion of this offering.

(5)	Pursuant to a consent fee agreement, the Eos Funds will be paid this amount in consideration for their agreement to waive certain rights under our stockholders’ agreement and registration rights agreement to permit this offering to be completed, to convert their shares of series A preferred stock into shares of our common stock immediately prior to the completion of this offering and to accept dividend notes in respect of the accrued and unpaid dividends thereon in lieu of cash.

(6)	The Chairman of Addus HealthCare has agreed to resign his position effective at the completion of this offering. See “Certain Relationships and Related Party Transactions—Separation and General Release Agreement.”

(7)	Transaction fees and expenses include: (i) $2.6 million related to fees and expenses associated with this offering, and (ii) $0.4 million related to fees and expenses associated with our new credit facility.

Pending use of the net proceeds from this offering described above, we intend to invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We currently plan to retain any earnings to support the operation, and to finance the growth, of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors. Our existing credit facility restricts our ability to pay dividends without the approval of our lenders, and we anticipate that our new credit facility will contain similar restrictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth, as of June 30, 2009, our cash and unaudited capitalization:

•	on an actual basis;

•

on a pro forma basis to give effect to the conversion of all outstanding shares of our series A preferred stock into an aggregate of 4,077,000 shares of our common stock at a ratio of 1:108 prior to the completion of this offering; and

•

on a pro forma as adjusted basis to give effect to (i) the conversion described above, (ii) the effectiveness of our amended and restated certificate of incorporation, (iii) this offering at an assumed offering price of $12.00 per share, the midpoint of the range set forth on the cover of this prospectus, (iv) $7.4 million aggregate principal amount of dividend notes to be outstanding immediately following the completion of this offering and (v) the application of the net proceeds of this offering, together with $26.6 million of borrowings under our new credit facility, as described under “Use of Proceeds.”

You should read this table in conjunction with the consolidated financial statements and the related notes, “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

	As of June 30, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited) (in thousands)
Cash	$850	$850	$850

Preferred stock dividends, undeclared subject to payment on conversion to common stock	$11,506	$11,506	$—

Indebtedness:
Existing credit facility	60,138	60,138	—
New credit facility	—	—	26,600
Dividend notes	—	—	7,354
Other indebtedness	4,276	4,276	4,276

Total indebtedness	64,414	64,414	38,230

Total indebtedness and other obligations	$75,920	75,920	$38,230

Stockholders’ equity:
Common stock – $.001 par value; 40,000,000 authorized and 1,019,250, 5,096,251 and 10,096,251 issued and outstanding actual, pro forma and pro forma as adjusted, respectively	1	5	10
Preferred stock – $.001 par value; 1`00,000, 100,000 and 10,000,000 authorized and 37,750, zero and zero issued and outstanding actual, pro forma and pro forma as adjusted	37,750	—	—
Preferred stock dividends, undeclared subject to payment on conversion to common stock	(11,506)	(11,506)	—
Additional paid-in capital	1,569	39,315	83,576
Retained earnings	7,913	7,913	—

Total stockholders’ equity	35,727	35,727	83,586

Total capitalization	$111,647	$111,647	$121,816

Each $1.00 increase or decrease in the assumed initial public offering price of $12.00 per share, the midpoint of the range on the cover of this prospectus, would increase or decrease, as applicable, the amount of cash, total indebtedness, additional paid-in capital and total stockholders’ equity by approximately $4.6 million.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our stock immediately after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which equals total assets less intangible assets, unamortized debt issuance costs, total liabilities and total preferred stock, by the number of shares of common stock outstanding as of June 30, 2009. Our net tangible book value at June 30, 2009 was a deficit of $28.6 million, or a $5.60 loss per share, based on 5,096,251 shares outstanding, which gives effect to the conversion of all outstanding shares of our series A preferred stock into 4,077,000 shares of our common stock prior to the completion of this offering. Our series A preferred stock converts into our common stock based on a formula that is equal to the quotient obtained by multiplying the original stated amount of the series A preferred stock, or $1,000, by the number of shares of series A preferred stock being converted into our common stock, and dividing the product by a conversion price of $9.2593, as may be adjusted for stock dividends, combinations and splits.

After giving effect to the sale of 5,000,000 shares of common stock in this offering, based on an assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2009 would have been approximately $9.1 million, or $0.90 per share. This represents an immediate increase in net tangible book value attributable to this offering of $6.50 per share to existing stockholders, and an immediate dilution in net tangible book value of $11.10 per share to new investors, or approximately 92.5% of the assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover of this prospectus. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$12.00
Net tangible book value per share as of June 30, 2009, after giving effect to the conversion of series A preferred stock	$(5.60)
Increase per share attributable to new investors	6.50

Net tangible book value per share after this offering		0.90

Dilution per share to new investors		$11.10

The information in the preceding table has been calculated using an assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover of this prospectus. A $1.00 increase or decrease in the assumed initial public offering price per share would decrease or increase, respectively, the pro forma, as adjusted net tangible book value per share of common stock after this offering by $0.46 per share and increase or decrease, respectively, the dilution per share of common stock to new investors in this offering by $0.54 per share, in each case calculated as described above and assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same. Likewise, the information in the preceding table has been calculated assuming that we issue a number of shares of common stock in this offering equal to the number of shares appearing on the cover of this prospectus. A 100,000 share increase or decrease in the number of shares of common stock that we issue in this offering would decrease or increase, respectively, the pro forma net tangible book value per share of common stock after this offering by $0.10 per share and increase or decrease, respectively, the dilution per share of common stock to new investors in this offering by $0.10 per share, in each case calculated as described above and assuming an initial public offering price of $12.00 per share.

The following table shows on an as adjusted basis at June 30, 2009, the number and percentage of shares of common stock purchased from us by our existing stockholders and new investors purchasing shares in this offering, the total cash consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors in this offering before deducting the estimated underwriting discount and estimated offering expenses payable by us, based on an assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover of this prospectus.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	5,096,251	50.5%	$39,320,000	39.6%	$7.72
New investors	5,000,000	49.5	60,000,000	60.4	12.00

Total	10,096,251	100.0%	$99,320,000	100.0%

The table above excludes, as of June 30, 2009, 802,062 shares of common stock issuable upon the exercise of options outstanding under our 2006 Plan at a weighted average exercise price of $9.35 per share. To the extent these options are exercised, investors purchasing common stock in this offering will experience further dilution. In addition, to the extent we issue new options or rights under any stock compensation plans or issue additional shares of common stock in the future, new investors may experience further dilution.

If the underwriters were to fully exercise their over-allotment option to purchase 750,000 additional shares of common stock, the net tangible book value after giving effect to this offering would be $1.61 per share, and the dilution in net tangible book value per share to investors in this offering would be $10.39 per share. Furthermore, the number of shares of common stock held by existing stockholders would be 5,096,251, or 47.0% of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors would be increased to 5,750,000, or 53.0% of the aggregate number of shares of common stock outstanding after this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Holdings was incorporated in Delaware on July 27, 2006 and acquired Addus HealthCare on September 19, 2006. Holdings is a holding company and has no material assets other than all of the capital stock of Addus HealthCare. The application of purchase accounting rules to the financial statements of Holdings resulted in different accounting bases from Addus HealthCare and, accordingly, different financial information for the periods beginning on or after September 19, 2006. We refer to Holdings and its subsidiaries, including Addus HealthCare, following the acquisition, as the successor for purposes of the presentation of the financial information below. We refer to Addus HealthCare prior to its acquisition by Holdings as the predecessor for purposes of the presentation of the financial information below.

We present in the tables below selected historical consolidated financial and other data of Holdings and its predecessor. The selected historical consolidated statements of income data for the periods January 1, 2006 through September 18, 2006 and September 19, 2006 through December 31, 2006 and the fiscal years ended December 31, 2007 and 2008, and the balance sheet data as of December 31, 2006, 2007 and 2008, were derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statement of income data for the predecessor for the fiscal years ended December 31, 2004 and 2005 have been derived from predecessor audited financial statements, which are not included in this prospectus. The selected historical consolidated statements of income data for the six month periods ended June 30, 2008 and 2009 and balance sheet data as of June 30, 2009 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, and in the opinion of management, include all normal recurring adjustments necessary to present fairly the data for such periods and as of such date. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for any future period.

You should read the information set forth below in conjunction with the information under “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	Predecessor			Successor
	Year Ended December 31, 2004	Year Ended December 31, 2005	January 1 to September 18, 2006	September 19 to December 31, 2006	Year Ended December 31,		Six Months Ended June 30,
					2007	2008	2008	2009
							(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Income Data:
Net service revenues (1)	$153,097	$163,709	$125,927	$52,256	$194,567	$236,306	$110,868	$126,805
Cost of service revenues	114,136	120,111	91,568	36,767	139,268	167,254	78,737	89,440

Gross profit	38,961	43,598	34,359	15,489	55,299	69,052	32,131	37,365
General and administrative expenses	34,742	37,115	28,391	11,764	44,233	52,112	24,657	27,983
Depreciation and amortization (2)	944	881	439	1,919	6,029	6,092	2,841	2,444

Total operating expenses	35,686	37,996	28,830	13,683	50,262	58,204	27,498	30,427

Operating income	3,275	5,602	5,529	1,806	5,037	10,848	4,633	6,938
Interest expense	(1,410)	(1,818)	(750)	(1,392)	(4,952)	(5,806)	(2,633)	(2,180)
Interest and other income	74	64	100	65	144	51	49	12

Income from continuing operations before income taxes	1,939	3,848	4,879	479	229	5,093	2,049	4,770
Income tax expense (2)	18	66	434	82	32	1,070	430	1,474

Net income from continuing operations	1,921	3,782	4,445	397	197	4,023	1,619	3,296
Discontinued operations:
Gain on sale of discontinued operations, net of tax of $695	3,414	—	—	—	—	—	—	—
Income from discontinued operations, net of tax expense of $42 and $36 in 2004 and the period from January 1, 2006 to September 18, 2006 and net of tax benefit of $10 in 2005	(3,928)	(512)	366	—	—	—	—	—

Net income	1,407	3,270	4,811	397	197	4,023	1,619	3,296
Less: Preferred stock dividends, undeclared subject to payment upon conversion	—	—	—	(1,070)	(3,882)	(4,270)	(2,076)	(2,284)

Net income (loss) attributable to common shareholders	$1,407	$3,270	$4,811	$(673)	$(3,685)	$(247)	$(457)	$1,012

Basic income (loss) per common share:
From continuing operations	$1,778.69	$3,502.25	$4,115.78	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.99
From discontinued operations	(476.13)	(474.06)	339.28	—	—	—	—	—

Basic earnings per common share	$1,302.56	$3,028.19	$4,455.06	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.99

Diluted income (loss) per common share:
From continuing operations	$1,778.69	$3,502.25	$4,115.78	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.63
From discontinued operations	(476.13)	(474.06)	339.28	—	—	—	—	—

Diluted earnings per common share	$1,302.56	$3,028.19	$4,455.06	$(0.66)	$(3.62)	$(0.24)	$(0.45)	$0.63

Weighted average number of common shares and potential common shares outstanding:
Basic	1,080	1,080	1,080	1,019,250	1,019,250	1,019,250	1,019,250	1,019,250
Diluted	1,080	1,080	1,080	1,019,250	1,019,250	1,019,250	1,019,250	5,203,203

	Predecessor	Successor
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year Ended December 31,		Six Months Ended June 30,
			2007	2008	2008	2009
					(unaudited)
Operational Data:
General:
Adjusted EBITDA (in thousands) (3)	$6,334	$3,939	$12,010	$17,212	$7,646	$9,522
States served at period end	12	12	14	16	16	16
Locations at period end	93	92	104	122	120	121
Employees at period end	9,439	9,440	10,797	12,137	12,114	12,578
Home & Community Data:
Average weekly census	16,044	16,275	17,117	19,432	18,808	20,147
Billable hours (in thousands)	6,798	2,864	10,421	12,139	5,832	6,355
Billable hours per business day	37,352	39,778	40,867	47,418	45,563	50,039
Revenues per billable hour	$13.88	$13.88	$14.36	$15.57	$15.07	$16.13
Home Health Data:
Average weekly census:
Medicare	1,187	1,114	1,130	1,270	1,221	1,433
Non-Medicare	1,389	1,442	1,435	1,413	1,383	1,536
Medicare admissions (4)	4,516	1,690	6,223	7,232	3,248	3,802
Medicare revenues per episode completed	$2,534	$2,534	$2,563	$2,606	$2,608	$2,521
Percentage of Revenues by Payor:
State, local or other governmental	80%	80%	81%	82%	82%	82%
Medicare	14	14	13	12	12	12
Other	6	6	6	6	6	6

	Predecessor		Successor
	Year Ended December 31,		As of December 31,			As of June 30, 2009
	2004	2005	2006	2007	2008
						(unaudited)
Consolidated Balance Sheet Data:			(in thousands)
Cash	$—	$—	$3	$21	$6,113	$850
Accounts receivable, net of allowances	30,045	31,603	36,325	43,330	49,237	63,114
Goodwill and intangibles	2,766	2,766	55,530	63,158	64,961	63,275
Total assets	43,470	40,101	100,911	118,656	135,748	145,920
Total debt (5)	15,276	15,458	44,818	54,653	63,176	64,414
Stockholders’ equity (deficit)	(833)	2,438	37,291	34,550	34,575	35,727

(1)	Acquisitions completed in 2007 accounted for $4.2 million of the growth in net service revenues for the year ended December 31, 2007 compared to the combined net service revenues for the periods from January 1, 2006 to September 18, 2006 and from September 19, 2006 to December 31, 2006. Acquisitions completed in 2008 and the results for the first twelve months of 2007 acquisitions included in 2008 accounted for $24.6 million of the growth in net service revenues for the year ended December 31, 2008 compared to the year ended December 31, 2007. Acquisitions completed in 2008 accounted for $5.1 million of the growth in net service revenues for the six months ended June 30, 2009 compared to the six months ended June 30, 2008.

(2)	The September 19, 2006 acquisition of Addus HealthCare by Holdings resulted in a stepped-up basis of the assets of the successor compared to the predecessor. In addition, the predecessor filed as an S corporation with earnings for federal and for selected state taxes passed through to each shareholder’s tax return, while the successor files as a C corporation with earnings for federal and state purposes taxed at the company level.

(3)

We define Adjusted EBITDA as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating our operating performance for the following reasons:

•

By reporting Adjusted EBITDA, we believe that we provide investors with insight and consistency in our financial reporting and present a basis for comparison of our business operations between current, past and future periods. Adjusted EBITDA allows management, investors and others to evaluate and compare our core operating results, including return on capital and operating efficiencies, from period to period, by removing the impact of our capital structure (interest expense), asset base (amortization and depreciation), tax consequences and non-cash stock-based compensation expense from our results of operations, and also facilitates comparisons with the core results of our public company peers.

•

Our change from S-corporation status to C-corporation status for Federal income tax purposes on September 19, 2006 resulted in fluctuations in our tax expense or benefit unrelated to our results of operations.

•

We believe that Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of other public companies, and therefore may be useful as a means of comparison with those companies, when viewed in conjunction with traditional GAAP financial measures.

•

We adopted SFAS No. 123(R), “Share-Based Payment,” on September 19, 2006, the effective date of the 2006 Plan, and recorded stock-based compensation expense of approximately $214,000 for the period from September 19, 2006 through December 31, 2006, $944,000 for the year ended December 31, 2007 and $272,000 for the year ended December 31, 2008. This fluctuation in expense primarily resulted from one option grant in 2006 with a one-year vesting period, with other option grants being subject to five-year vesting periods. By comparing our Adjusted EBITDA in different periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to differing vesting periods and is a non-cash expense that is not a key measure of our operations.

In addition, management has chosen to use Adjusted EBITDA as a performance measure because the amount of non-cash expenses, such as depreciation, amortization and stock-based compensation expense, may not directly correlate to the underlying performance of our business operations, and because such expenses can vary significantly from period to period as a result of new acquisitions, full amortization of previously acquired tangible and intangible assets or the timing of new stock-based awards, as the case may be. This facilitates internal comparisons to historical operating results, as well as external comparisons to the operating results of our competitors and other companies in the homecare industry. Because management believes Adjusted EBITDA is useful as a performance measure, management uses Adjusted EBITDA:

•

as one of our primary financial measures in the day-to-day oversight of our business to allocate financial and human resources across our organization, to assess appropriate levels of marketing and other initiatives and to generally enhance the financial performance of our business;

•

in the preparation of our annual operating budget, as well as for other planning purposes on a quarterly and annual basis, including allocations in order to implement our growth strategy, to determine appropriate levels of investments in acquisitions and to endeavor to achieve strong core operating results;

•	to evaluate the effectiveness of business strategies, such as the allocation of resources between our divisions, the mix of organic growth and acquisitive growth and adjustments to our payor mix;

•

as a means of evaluating the effectiveness of management in directing our core operating performance, which we consider to be performance that can be affected by our management in any particular period through their allocation and use of resources that affect our underlying revenue and profit-generating operations during that period;

•	for the valuation of prospective acquisitions, and to evaluate the effectiveness of integration of past acquisitions into our company; and

•	in communications with our board of directors concerning our financial performance.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations include:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense or interest income;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Management compensates for these limitations by using GAAP financial measures in addition to Adjusted EBITDA in managing the day-to-day and long-term operations of our business. We believe that consideration of Adjusted EBITDA, together with a careful review of our GAAP financial measures, is the most informed method of analyzing our company.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Predecessor	Successor
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year Ended December 31,		Six Months Ended June 30,
			2007	2008	2008	2009
					(unaudited)
	(in thousands)
Reconciliation of Adjusted EBITDA to Net income:
Net income	$4,811	$397	$197	$4,023	$1,619	$3,296
Net interest expense	650	1,327	4,808	5,755	2,584	2,168
Income tax expense	434	82	32	1,070	430	1,474
Depreciation and amortization	439	1,919	6,029	6,092	2,841	2,444
Stock-based compensation expense	—	214	944	272	172	140

Adjusted EBITDA	$6,334	$3,939	$12,010	$17,212	$7,646	$9,522

(4)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

(5)	Total debt includes the current portion of long-term debt classified in current liabilities of $11,352, $8,582, $3,611, $4,997 and $7,101, at December 31, 2004, 2005, 2006, 2007 and 2008, respectively, and $10,139 at June 30, 2009.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated statements of income for the fiscal year ended December 31, 2008 and the six months ended June 30, 2009 give effect to the following transactions, in each case, as if each such transaction took place on January 1, 2008:

•	this offering and the payment of related fees and expenses;

•

the incurrence of $18.8 million of indebtedness under a new credit facility that we intend to enter into at the completion of this offering, the simultaneous repayment of $53.8 million of indebtedness under our existing credit facility (the amount outstanding on January 1, 2008), and the payment of related fees and expenses;

•

the conversion of all outstanding shares of our series A preferred stock into an aggregate of 4,077,000 shares of common stock at a ratio of 1:108 prior to the completion of this offering, the payment of $4.1 million in respect of accrued and unpaid dividends on such shares and $0.9 million aggregate principal amount of the dividend notes to be outstanding immediately following the completion of this offering; and

•

the elimination of fees payable to an affiliate of the Eos Funds under the management consulting agreement between Addus HealthCare and that entity, which will terminate prior to the completion of this offering pursuant to an agreement between Addus HealthCare and that affiliate of the Eos Funds.

The unaudited pro forma consolidated balance sheet data as of June 30, 2009 give effect to this offering and the payment of related fees and expenses and the following transactions, in each case, as if each such transaction took place on June 30, 2009:

•

the incurrence of $26.6 million of indebtedness under our new credit facility, the payment of $0.4 million of related fees and expenses and the simultaneous repayment of $60.1 million of indebtedness under our existing credit facility (the amount outstanding on June 30, 2009);

•

the conversion of all outstanding shares of our series A preferred stock into an aggregate 4,077,000 shares of common stock at a ratio of 1:108 prior to the completion of this offering, the payment of $4.1 million in respect of accrued and unpaid dividends on such shares and $7.4 million aggregate principal amount of the dividend notes to be outstanding immediately following the completion of this offering;

•	the payment to the Eos Funds or their designee(s) of a $1.5 million one-time consent fee in connection with this offering, or the Sponsor Transaction;

•	the payment of $1.2 million to the Chairman of Addus HealthCare pursuant to his separation and general release agreement, or the Separation Transaction; and

•

the payment of $12.4 million to our Chairman of the Board, President and Chief Executive Officer, the Chairman of Addus HealthCare and certain of our other existing stockholders, pursuant to a contingent payment agreement entered into in connection with our acquisition of Addus HealthCare, or the Contingent Payment Transaction.

None of the unaudited pro forma statements of income data reflect the Sponsor Transaction, the Separation Transaction or the Contingent Payment Transaction due to the non-recurring nature of these payments. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable based on information currently available, and are described in the accompanying notes to our financial statements. The pro forma balance sheet data and consolidated statements of operations are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions set forth above been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma condensed consolidated financial information does not give effect to the increased selling, general and administrative expenses associated with being a public company with listed equity securities that we expect to incur in future periods.

The unaudited pro forma consolidated financial information should be read in conjunction with “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

ADDUS HOMECARE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2009

(in thousands, except share and per share data)

	Actual	Adjustments	Pro Forma As Adjusted
Current assets
Cash	$850	$—	$850
Accounts receivable, net	63,114	—	63,114
Prepaid expenses and other current assets	9,195	—	9,195
Deferred tax assets	4,059	—	4,059
Income taxes receivable	227	—	227

Total current assets	77,445	—	77,445

Property and equipment, net of accumulated depreciation and amortization	3,184	—	3,184

Other assets
Goodwill (1)	48,216	10,810	59,026
Intangibles, net of accumulated amortization	15,059	—	15,059
Debt issuance costs, net (4)	1,006	(556)	450
Deferred tax assets	1,010	—	1,010

Total other assets	65,291	10,254	75,545

Total assets	$145,920	$10,254	$156,174

Current liabilities
Accounts payable	$3,381	$—	$3,381
Accrued expenses (1)	28,859	85	28,944
Current maturities of long-term debt (2)	10,139	(2,286)	7,853
Deferred revenue	2,033	—	2,033

Total current liabilities	44,412	(2,201)	42,211

Preferred stock dividends, undeclared subject to payment on conversion to common stock	11,506	(11,506)	—
Long-term debt, less current maturities (2)	54,275	(23,898)	30,377

Total liabilities	110,193	(37,605)	72,588

Commitments, contingencies and other matters

Stockholder’s equity
Common stock—$.001 par value; 40,000,000 authorized and 1,019,250 and 10,096,251 issued and outstanding shares actual and pro forma as adjusted, as of June 30, 2009, respectively	1	9	10
Preferred stock—$.001 par value; 100,000 and 10,000,000 authorized and 37,750 and 0 issued and outstanding shares actual and pro forma as adjusted, as of June 30, 2009, respectively	37,750	(37,750)	—
Preferred stock dividends, undeclared subject to payment on conversion to common stock	(11,506)	11,506	—
Additional paid-in capital	1,569	82,007	83,576
Retained earnings	7,913	(7,913)	—

Total stockholders’ equity (3)	35,727	47,859	83,586

Total liabilities and stockholders’ equity	$145,920	$10,254	$156,174

See accompanying notes to the unaudited pro forma financial information.

ADDUS HOMECARE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE CALENDAR YEAR ENDED DECEMBER 31, 2008

(in thousands, except share and per share data)

	Actual	Adjustments	Pro Forma As Adjusted
Net service revenues	$236,306	$—	$236,306
Cost of service revenues	167,254	—	167,254

Gross profit	69,052	—	69,052
General and administrative expenses (1)	52,112	(350)	51,762
Depreciation and amortization	6,092	—	6,092

Total operating expenses	58,204	(350)	57,854

Operating income	10,848	350	11,198
Interest expense (4)	(5,806)	3,647	(2,159)
Interest and other income	51	—	51

Income from operations before taxes	5,093	3,997	9,090
Income tax expense	1,070	1,531	2,601

Net income	4,023	2,466	6,489
Less: Preferred stock dividends, undeclared subject to payment upon conversion	(4,270)	4,270	—

Net income (loss) attributable to common shareholders	$(247)	$6,736	$6,489

Net income per share of common stock:
Basic	$(0.24)		$0.64
Diluted	$(0.24)		$0.64

Weighted average number of shares outstanding: (5)
Basic	1,019,250		10,096,251
Diluted	1,019,250		10,200,221

See accompanying notes to the unaudited pro forma financial information.

ADDUS HOMECARE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands, except share and per share data)

	Actual	Adjustments	Pro Forma As Adjusted
Net service revenues	$126,805	$—	$126,805
Cost of service revenues	89,440	—	89,440

Gross profit	37,365	—	37,365
General and administrative expenses (1)	27,983	(176)	27,807
Depreciation and amortization	2,444	—	2,444

Total operating expenses	30,427	(176)	30,251

Operating income	6,938	176	7,114
Interest expense (4)	(2,180)	1,164	(1,016)
Interest and other income	12	—	12

Income from operations before taxes	4,770	1,340	6,110
Income tax expense	1,474	513	1,987

Net income	3,296	827	4,123
Less: Preferred stock dividends, undeclared subject to payment upon conversion	(2,284)	2,284	—

Net income attributable to common shareholders	$1,012	$3,111	$4,123

Net income per share of common stock:
Basic	$0.99		$0.41
Diluted	$0.63		$0.40

Weighted average number of shares outstanding: (5)
Basic	1,019,250		10,096,251
Diluted	5,203,203		10,205,926

See accompanying notes to the unaudited pro forma financial information.

Notes to Unaudited Pro Forma Financial Information

(1)	The unaudited pro forma condensed consolidated balance sheet gives effect to the following estimated sources and uses from the issuance of common stock in this offering:

Amount
(thousands)
Sources of Funds
Borrowings under new credit facility (a)	$26,600
Common stock offered in this offering, net of underwriting discount	55,800

Total sources	$82,400

Uses of funds
Repayment of existing credit facility, together with related fees and expenses (b)	$60,138
Contingent payments due to certain directors, officers and other existing stockholders (c)	12,394
Payment of accrued and unpaid dividends on the shares of our series A preferred stock (d)	4,153
Payment to the Eos Funds or their designee(s) of a one-time consent fee in connection with this offering (e)	1,500
Payment to the Chairman of Addus HealthCare pursuant to his separation and general release agreement (f)	1,165
Transaction fees and expenses (g)	3,050

Total uses	$82,400

(a)	We intend to enter into a new credit facility at the completion of this offering providing for a $50.0 million revolving credit facility.

(b)	Addus HealthCare entered into a credit agreement with Freeport Financial LLC, Freeport Loan Fund LLC and certain other parties on September 19, 2006. Our existing credit facility was extended by the lenders to fund the repayment of certain indebtedness, to finance fees and expenses we incurred in connection with our acquisition of Addus HealthCare, to finance acquisitions, to provide working capital and to provide funds for other general corporate purposes. Our existing credit facility has a maturity date of September 19, 2011 and bears interest at a rate based on either LIBOR or a floating rate equal to the higher of (i) the prime rate as quoted by The Wall Street Journal and (ii) the Federal Funds Rate plus 0.50% per annum, plus, in each case, the applicable margin, with a weighted average effective interest rate of 4.7% as of June 30, 2009.

(c)	In connection with our acquisition of Addus HealthCare, we entered into a contingent payment agreement pursuant to which our Chairman of the Board, President and Chief Executive Officer, the Chairman of Addus HealthCare and certain of our other existing stockholders are entitled to payments upon the completion of this offering. As of June 30, 2009, a payment of $12.4 million has been reflected in the pro forma financial statements with approximately $10.8 million recorded to goodwill and $1.6 million recorded as interest expense. For additional information regarding these payments, see “Certain Relationships and Related Party Transactions—Contingent Payment Agreement.”

(d)	Represents the cash payment of $4.1 million of the $11.5 million of accrued but unpaid dividends on our series A preferred stock in connection with the conversion of those shares into shares of our common stock. Immediately prior to the completion of this offering, we will issue the dividend notes to the Eos Funds in respect of the unpaid dividends accrued on the shares of our series A preferred stock held by them. Immediately following the completion of this offering, the aggregate outstanding principal amount of the dividend notes will be $7.4 million. The $0.1 million of unpaid dividends accrued on the shares of our series A preferred stock held by Freeport Loan Fund LLC will be paid in cash from the net proceeds of this offering. Pursuant to the terms of the dividend notes, we will be obligated to pay $4.0 million of the principal amount of such dividend notes upon the completion of this offering. However, if the gross proceeds of this offering exceed $70.0 million, we will be obligated to prepay an additional portion of the principal amount of the dividend notes in an amount equal to 50% of the gross proceeds in excess of $70.0 million. In each case, we will pay interest on the amount of the principal so prepaid together with each payment of principal. See “Certain Relationships and Related Party Transactions—Dividend Notes.” Our series A preferred stock is owned by the Eos Funds and Freeport Loan Fund LLC, each of which has irrevocably elected to convert its shares of series A preferred stock into common stock prior to the completion of this offering.

(e)	Pursuant to a consent fee agreement, the Eos Funds will be paid $1.5 million in consideration for their agreement to waive certain rights under our stockholders’ agreement and registration rights agreement to permit this offering to be completed, to convert their shares of series A preferred stock into shares of our common stock immediately prior to the completion of this offering and to accept dividend notes in respect of the accrued and unpaid dividends thereon in lieu of cash.

(f)	The Chairman of Addus HealthCare has agreed to resign his position effective at the completion of this offering. Approximately $1.2 million will be paid upon the completion of this offering, and approximately $0.1 million in other benefit-related costs has been accrued in the pro forma financial statements as of June 30, 2009. See “Certain Relationships and Related Party Transactions—Separation and General Release Agreement.”

(g)	Transaction fees and expenses include: (i) $2.6 million related to fees and expenses associated with this offering, and (ii) $0.4 million related to fees and expenses associated with our new credit facility.

(2)	Pro forma long-term debt as of June 30, 2009 consists of the following:

Pro Forma As Adjusted June 30, 2009
(thousands)
New credit facility	$26,600
Dividend notes	7,354
Subordinated insurance notes payable	2,176
Other subordinated promissory notes	2,100

38,230
Less current maturities:
Dividend notes	(5,677)
Subordinated insurance notes payable	(2,176)

(7,853)

Long-term debt	$30,377

(3)	Reflects the following adjustments to stockholders’ equity related to this offering:

Pro Forma As Adjusted June 30, 2009
(thousands)
Net proceeds from issuance of common stock in this offering	$53,200
Loss on debt related to repayment of existing indebtedness	(1,006)
Consent fee to the Eos Funds or their designee(s)	(1,500)
Payment to the Chairman of Addus HealthCare pursuant to his separation and general release agreement	(1,250)
Interest expense charge related to the contingent payment agreement	(1,585)

Total	$47,859

(4)

The interest expense pro forma adjustments reflected in the unaudited pro forma consolidated statements of income for the year ended December 31, 2008 and the six months ended June 30, 2009 give effect to (i) the payment of $53.8 million in outstanding debt under our existing credit facility as of January 1, 2008 and the simultaneous borrowing of $18.8 million under our new credit facility (this net reduction in outstanding debt of approximately $35.0 million would result in a decrease in interest expense for both pro forma periods); (ii) a decrease in the accrued and unpaid dividends on our series A preferred stock which was approximately $5.0 million as of January 1, 2008 due to a payment of approximately $4.1 million in respect of accrued dividends that will be made at the completion of the offering, resulting in approximately $0.9 million in outstanding dividend notes as of January 1, 2008 which accrue interest at 10% per annum; and (iii) the elimination of our interest rate agreement as of January 1, 2008, assuming that management would not have entered into the interest rate arrangement with the new reduced levels of debt resulting from the offering that is assumed to take place on January 1, 2008. In addition, the pro forma consolidated balance sheet as of June 30, 2009 gives effect to the write-off of unamortized debt issuance costs of $1.0 million in connection with the pay-off of the existing credit facility and approximately $0.4 million in new debt issuance costs that would be recognized in connection with the new credit facility, resulting in a reduction of amortization interest expense. The pro forma adjustments are as follows:

	Pro Forma As Adjusted Year Ended December 31, 2008	Pro Forma As Adjusted Six Months Ended June 30, 2009
	(thousands)
Elimination of interest expense under our existing credit facility	$(3,845)	$(1,429)
Interest expense relating to new credit facility	1,508	692
Interest expense relating to dividend notes	74	20
Elimination of interest expense for interest rate agreement	(991)	(138)
Reduction in debt issuance cost amortization	(393)	(309)

Total adjustment	$(3,647)	$(1,164)

(5)	The pro forma basic and diluted weighted average shares outstanding for the year ended December 31, 2008 and for the six months ended June 30, 2009 consist of the following:

	Pro Forma As Adjusted Year Ended December 31, 2008	Pro Forma As Adjusted Six Months Ended June 30, 2009
	(thousands)
Weighted shares outstanding (shares in thousands):
Basic:
Common shares outstanding-as reported	1,019	1,019
Conversion of series A preferred stock	4,077	4,077
Common shares being issued with offering	5,000	5,000

Basic weighted shares outstanding	10,096	10,096
Dilutive effect of stock options	104	110

Dilutive weighted shares outstanding	10,200	10,206

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of the factors we describe under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a comprehensive provider of a broad range of social and medical services in the home. Our services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Our consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Our payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers, and private individuals. We provide our services through over 120 locations across 16 states to over 23,000 consumers.

We operate our business through two divisions, home & community services and home health services. Our home & community services are social, or non-medical, in nature and include assistance with bathing, grooming, dressing, personal hygiene and medication reminders, and other activities of daily living. We provide home & community services on a long-term, continuous basis, with an average duration of 20 months per consumer. Our home health services are medical in nature and include physical, occupational and speech therapy, as well as skilled nursing. We generally provide home health services on a short-term, intermittent or episodic basis to individuals recovering from an acute medical condition, with an average length of care of 85 days.

Our ability to grow our net service revenues is closely correlated with the number of consumers to whom we provide our services. Our continued growth depends on our ability to maintain our existing payor client relationships, establish relationships with new payors, enter into new contracts and increase our referral sources. Our continued growth is also dependent upon the authorization by state agencies of new consumers to receive our services. We believe there are several market opportunities for growth. The U.S. population of persons aged 65 and older is growing, and the U.S. Census Bureau estimates that this population will more than double by 2050. Additionally, we believe the overwhelming majority of individuals in need of care generally prefer to receive care in their homes or community-based settings. Finally, the provision of home & community services is more cost-effective than the provision of similar services in an institutional setting for long-term care.

We have historically grown our business primarily through organic growth, complemented with selective acquisitions. We have acquired 11 businesses over the past three years. Our home & community segment acquisitions have been focused on facilitating entry into new states such as New Jersey, Nevada, Idaho and North Carolina, whereas our home health segment acquisitions have been focused on complementing our existing home & community business in Nevada, Idaho and Indiana, enabling us to provide a more comprehensive range of services in those locations. Acquisitions in the home health segment, while not significant, reflect our goal of being a comprehensive provider of both home & community and home health services in the markets in which we operate.

Addus HealthCare Acquisition

On September 19, 2006, Holdings acquired all of the outstanding stock of Addus HealthCare. At the closing, Holdings paid a total purchase price of $81.7 million for the net assets acquired. The acquisition was accounted for in accordance with SFAS No. 141, “Business Combinations.” The aggregate purchase price was allocated to the assets acquired and liabilities assumed based on their fair value. We recorded $39.1 million of goodwill in connection with the acquisition.

In accordance with guidance provided in Staff Accounting Bulletin No. 54, “Push Down Accounting,” we have pushed down the basis of the Eos Funds to Holdings. The application of purchase accounting rules to the financial statements of Holdings beginning on and after September 19, 2006 resulted in a different accounting basis from Addus HealthCare. As such, we refer to Addus HealthCare for the periods prior to the acquisition, including January 1, 2006 to September 18, 2006, as the predecessor, and Holdings for the periods after the acquisition, including the period from September 19, 2006 to December 31, 2006, as the successor. The results of acquired operations are included in our consolidated results of operations subsequent to the closing of the predecessor’s accounting records on September 19, 2006. Holdings had no operations prior to that acquisition.

Segments

We operate our business through two divisions, home & community services and home health services. We have organized our internal management reports to align with these division designations. As such, we have identified two reportable segments, home & community and home health, applying the criteria in SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” For 2006, 2007 and 2008, our home & community segment represented 75%, 77% and 80% of our net service revenues, respectively. The following table presents our locations by segment, setting forth acquisitions, start-ups and closures for the period January 1, 2006 to December 31, 2008:

	Home & Community (1)	Home Health	Total
Total at January 1, 2006	65	26	91
Acquired	—	—	—
Start-up	3	1	4
Closed/Merged	(2)	(1)	(3)

Total at January 1, 2007	66	26	92
Acquired	7	1	8
Start-up	4	2	6
Closed/Merged	(2)	—	(2)

Total at January 1, 2008	75	29	104
Acquired	16	2	18
Start-up	2	1	3
Closed/Merged	(2)	(1)	(3)

Total at December 31, 2008	91	31	122

(1)	Includes four adult day care centers in Illinois.

As of December 31, 2008, we provided our services through 122 locations across 16 states. As part of our comprehensive service model, we have integrated and provide both home & community and home health services in nine states.

Our payor clients are principally federal, state and local governmental agencies. The federal, state and local programs under which they operate are subject to legislative, budgetary and other risks that can influence reimbursement rates. Our commercial insurance carrier payor clients are typically for profit companies and are continuously seeking opportunities to control costs. We are seeking to grow our private duty business in both of our segments.

For 2006, 2007 and 2008, our payor revenue mix by segment was as follows:

	Home & Community
	2006	2007	2008
State, local and other governmental programs	97.9%	97.4%	96.9%
Commercial	0.4	0.2	0.1
Private duty	1.7	2.4	3.0

	100.0%	100.0%	100.0%

	Home Health
	2006	2007	2008
Medicare	57.6%	55.1%	58.3%
State, local and other governmental programs	26.7	27.8	23.4
Commercial	9.2	10.1	11.4
Private duty	6.5	7.0	6.9

	100.0%	100.0%	100.0%

We also measure the performance of each segment using a number of different metrics. For our home & community segment, we consider billable hours, billable hours per business day, revenues per billable hour and the number of consumers, or census. For our home health segment, we consider Medicare census, non-Medicare census, Medicare admissions and Medicare revenues per episode completed.

Recent Developments

Over 45 states are facing budget deficits. Of the 16 states in which we operate, 14 are operating with budget deficits for their current fiscal year, and 15 are projecting budget deficits for their 2010 fiscal year. Despite these budget deficits, we experienced rate increases in 75% of the states in which we operate in 2008. While the current general economic conditions have put pressure on state budgets, we have experienced some rate increases as well as some rate decreases for the new state fiscal year that generally started on July 1, 2009. In addition, certain states have, and we expect other states to, increase or decrease authorized hours or change eligibility standards to make adjustments for inflation and to combat these budget deficits. For example, California has considered a number of proposals, including potential changes in eligibility standards, and Nevada recently approved a reduction in hourly rates. In addition, Washington has passed restrictions that limit agencies from employing family caregivers and imposed a 3% reduction in authorized hours to its social service clients; however, the restriction relating to family caregivers has been postponed pursuant to a temporary restraining order. Conversely, legislators in Illinois have approved an increase in reimbursement rates. In 2008, we derived approximately 39% of our net service revenues from services provided in Illinois, 13% of our net service revenues from services provided in California, 9% of our net service revenues from services provided in Washington and 8% of our net service revenues from services provided in Nevada. While we cannot predict the outcomes of various pending and proposed legislative actions, we expect that, in the aggregate, these actions will have a net neutral effect on our results of operations in 2009.

We fund our operations primarily through the collection of accounts receivable and, where necessary, borrowings under our credit facility. The State of Illinois has delayed payments due to state budget deficit and financing issues, including with respect to our agreements with the Illinois Department on Aging, our largest payor client. As a result, our accounts receivable balance derived from these agreements increased by $3.0 million in 2008 and an additional $7.9 million during the first six months of 2009, resulting in an accounts receivable balance of $26.4 million as of June 30, 2009. Subsequent to June 30, 2009, we have collected approximately $20.9 million of unpaid invoices and have continued to bill for new services, resulting in no significant change in our outstanding receivable balance from the Illinois Department on Aging. While our accounts receivable collection effort has been impacted by certain states delaying or threatening to delay disbursements due to budgetary issues, to date we have only experienced actual delays in payment cycles in Illinois. These payment delays have adversely impacted, and may further adversely impact, our liquidity, and may result in the need to increase borrowings under our credit facility or obtain funds from other sources. As of June 30, 2009, we only had $1.2 million of available borrowings under our credit facility. At the completion of this offering, we intend to enter into a new credit facility, consisting of a $50 million revolving line of credit, of which we expect to immediately draw down approximately $26.6 million. See “—Indebtedness — New Credit Facility.” We expect the execution of a definitive credit agreement providing for our new credit facility and the initial drawdown thereunder to occur substantially concurrently with the completion of this offering. The consummation of this offering will not occur unless the lenders fund the initial drawdown thereunder substantially concurrently with the completion of this offering. If this offering is delayed or postponed, we may need to increase borrowings under our existing credit facility, incur additional debt that is subordinated to the indebtedness under our existing credit facility or obtain funds from other sources, which may include the Eos Funds. We have been discussing these options with our existing lenders, and will continue to explore these and other options if this offering is not completed and additional sources of liquidity become necessary. If the offering is delayed or postponed, we believe additional funding can be secured in order to meet our working capital needs for at least the next twelve months.

On October 30, 2008, CMS provided the home health service program a market basket increase of 2.9% effective January 1, 2009. When combined with the previously announced case-mix adjustment policy that reduced base rates by 2.75% for the years 2008 through 2010 and 2.71% in 2011, the overall base rate, as determined by CMS, increased to $2,272 for 2009 from $2,270 for 2008.

In late February 2009, President Obama released the outline of his proposed fiscal 2010 budget for the United States, which included potential Medicare reimbursement rate reductions for home health services beginning January 1, 2010. One specific proposal by MedPAC, which is subject to change and congressional approval, would eliminate the home health market basket update for 2010, accelerate the case-mix adjustment of 2.71% for 2011 to 2010, and starting in 2011, rebase costs to an earlier year. If adopted as proposed, these potential reimbursement rate reductions would impact a portion of our business that represented approximately 12% of our net service revenues in 2008. The President’s proposed budget for 2011 appears to align with the MedPAC proposal. In addition, in June 2009, President Obama announced plans to offset the cost of health care reform by reducing Medicare and Medicaid spending by $200 to $300 billion over 10 years. We are unable to predict the budget that will ultimately be adopted or the reductions that might be implemented, but we will continue to monitor developments in this area.

On July 30, 2009, CMS published proposed regulations providing for a 2.2% full home health market basket increase for calendar year 2010. A market basket is a fixed-weight index that measures the cost of a specified mix of goods and services as compared to a base period. The home health market basket, which is used to adjust annually the Medicare base episodic rate for home health services, measures inflation or deflation in the prices of a mix of home health goods and services. A 2.2% full home health market basket increase indicates an increase in the cost of home health goods and services and will produce a corresponding increase to the payment and cost limits for home health services in the CMS payment system. A home health market basket reduction would occur in the event of deflation. In addition, the amount of reimbursement based on the home health basket may be reduced with respect to an agency seeking reimbursement if certain requirements are not met. Reduction in the payments and cost limits for the identified basket of goods based on deflation or failure to meet certain requirements is referred to in the industry as a market basket reduction. Under the proposed regulations, the home health market basket increase can be reduced by 2 percentage points to 0.2% due to a failure on the part of an agency to submit certain required quality data when seeking reimbursement. The required quality data consists of a set of data elements that are used to assess outcomes for adult homecare patients, which include, among other things, improvements in ambulation, bathing and surgical wound status.

CMS has indicated that it continues to expect certain reimbursement formula reductions to become effective in 2010, which would result in a 2.75% reduction of the 60-day episode rate. An overall market basket reduction would result in a decrease in the amount of reimbursements we receive. Any reduction in Medicare and Medicaid reimbursements would adversely affect our profitability.

Components of our Statements of Income

Net Service Revenues

We generate net service revenues by providing our home & community services and home health services directly to consumers. We receive payment for providing such services from our payor clients, including federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals.

Home & community segment revenues are typically generated on an hourly basis. In 2008, 96.9% of our home & community segment revenues were generated through reimbursements by state, local and other governmental programs which are partially funded by Medicaid or Medicaid waiver programs, while the balance was from private duty and insurance programs. Net service revenues for our home & community segment are principally provided based on authorized hours, determined by the relevant agency, at an hourly rate, which is either contractual or fixed by legislation, and recognized as net service revenues at the time services are rendered.

Home health segment revenues are generated on a per episode or visit basis rather than on a flat fee or an hourly basis. In 2008, 58.3% of our home health segment revenues were generated through reimbursements by the Medicare program, while the balance was from Medicaid and Medicaid waiver programs, commercial insurers and private duty. Net service revenues from home health payors, other than Medicare, are readily determinable and recognized as net service revenues at the time the services are rendered. Medicare reimbursements are based on 60-day episodes of care. The net anticipated net service revenues from an episode are initially recognized as accounts receivable and deferred net service revenues and subsequently amortized as net service revenues ratably over the 60-day episodic period. At the end of each episode of care, a final claim billing is submitted to Medicare and any changes between the initial anticipated net service revenues and final claim billings are recorded as an adjustment to net service revenues. For open episodes, we estimate net service revenues based on historical data and adjust for the difference between the initial anticipated net service revenues and the ultimate final claim amount.

We derive a significant amount of our net service revenues from our operations in Illinois and California, which represented 46% and 18% of our total net service revenues for the fiscal year ended December 31, 2008, respectively. We derive a significant amount of our net service revenues from two specific payor clients. The Illinois Department on Aging, in the home & community segment, and Medicare, in the home health segment, accounted for 32% and 12% of our total net service revenues for 2008, respectively.

Cost of Service Revenues

We incur direct care wages with payroll taxes and benefit-related costs in connection with our employees providing our home & community and home health services. We also provide workers’ compensation and general liability coverage for these employees. Employees are also reimbursed for their travel time and related travel costs. For home health services, we provide medical supplies and occasionally hire contract labor services to supplement existing staffing in order to meet our consumers’ needs.

General and Administrative Expenses

Our general and administrative expenses consist of expenses incurred in connection with our segments’ activities and as part of our central administrative functions.

Our general and administrative expenses for home & community and home health services consist principally of supervisory personnel, care coordination and office administration. Our general and administrative expenses for home health also include additional staffing for clinical and admissions processing. These expenses consist principally of wages, payroll taxes and benefit-related costs; facility rent; operating costs such as utilities, postage, telephone and office expenses; and bad debt expense.

Our corporate general and administrative expenses cover the centralized administrative departments of accounting, information systems, billing and collections and contract administration, as well as national program coordination efforts for marketing, private duty and care management. These expenses primarily consist of compensation, including stock-based compensation, and related benefits; legal, accounting and other professional fees; rents and related facility costs; and other operating costs such as software application costs, software implementation costs, travel, general insurance and bank account maintenance fees.

Depreciation and Amortization Expenses

We amortize our intangible assets with finite lives, consisting of trade names, trademarks and non-compete agreements, principally on accelerated methods based upon their estimated useful lives. Depreciable assets at the segment level, while immaterial, consist principally of furniture and equipment, and for the home & community segment, also include vehicles for our adult day care centers.

A substantial portion of our capital expenditures is infrastructure-related or for our corporate office. Corporate asset purchases consist primarily of network administration and telephone equipment, operating system software, furniture and equipment. Depreciable and leasehold assets are depreciated or amortized on a straight-line method over their useful lives or, if less and if applicable, their lease terms.

Interest Expense

Our interest bearing obligations consist principally of our credit facility and notes payable in respect of acquisitions. Our credit facility is comprised of a term loan component and a revolving credit component that includes a letter of credit subcomponent. Under our credit facility, we also have a derivative financial instrument that does not qualify as an accounting hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). As such, material changes in the value of the instrument are included in interest expense in any given period.

Interest and Other Income

Our interest and other income consists principally of interest earned on invested cash balances, which typically occur when the revolving loan component of our credit facility has been reduced to nil.

Income Tax Expense

All of our income is from domestic sources. We incur state and local taxes in states in which we operate. The differences from the federal statutory rate of 34% are principally due to state taxes and the use of federal work opportunity tax credits.

Preferred Stock Dividends, Undeclared Subject to Payment Upon Conversion

Shares of our series A preferred stock accumulate dividends each quarter at a rate of 10%, compounded annually. We accrue these undeclared dividends because the holders have the option to convert their shares of series A preferred stock into common stock at any time with the accumulated dividends payable in cash. Accrued preferred dividends at June 30, 2009 were $11.5 million. We will pay all accrued but unpaid dividends on our series A preferred stock in connection with the conversion of those shares into shares of our common stock in a combination of cash at the completion of this offering and through the issuance of the dividend notes. The holders of our shares of series A preferred stock have irrevocably agreed to convert those shares into shares of our common stock immediately prior to the completion of this offering. See “Use of Proceeds.”

Comparability of Results of Operations

The comparability of our results of operations is impacted by acquisitions we completed in 2007 and 2008. When we describe net service revenues, gross profit or operating expenses resulting from acquisitions, we are referring to the first twelve months of operations after such acquisitions. Organic growth represents existing locations, start-up locations and locations that have been acquired more than twelve months prior. Our results of operations for both 2007 and 2008 include partial year results of operations for the following acquisitions completed during the fiscal year:

Fiscal Year	Date of Acquisition	Segment	Locations
2007	March	Home Health	One location in Nevada

	May	Home & Community	One location in New Jersey

	July through November	Home & Community	Five acquisitions with six locations in Nevada

2008	April	Home & Community	Nine locations in Idaho Two locations in Montana One location in Nevada

		Home Health	One location in Idaho

	June	Home & Community	One location in Nevada, which was immediately merged into an existing location

	June	Home & Community	Four locations in North Carolina

	September	Home Health	One location in Indiana

The comparability of our results of operations in 2006 and 2007 is also impacted by the acquisition of Addus HealthCare by Holdings on September 19, 2006. As a result of this acquisition, the successor experienced a significant increase in the carrying values of intangible assets with finite lives and goodwill and an increase in consolidated debt to partially fund the acquisition. In addition, the successor raised new funds through the issuance of shares of series A preferred stock with cumulative dividends of 10% compounded annually, and became a C corporation for income tax purposes. We do not believe the impact of these adjustments is significant to an understanding of the underlying business trends or results of operations when comparing the year ended December 31, 2006 on a pro forma basis to the year ended December 31, 2007. See “—Addus HealthCare Acquisition.”

Additionally, the comparability of our results of operations in 2006, 2007 and 2008 is affected by changes in the total number of business days from 254 to 255 to 256 in 2006, 2007 and 2008, respectively. The comparability of our results of operations in the six months ended June 30, 2008 and 2009 is affected by a decrease in the total number of business days from 128 to 127.

In connection with our integration of the McKesson system, we incurred costs of approximately $0.2 million, $0.1 million, $0.6 million, $0.4 million and $0.4 million in the predecessor period, the successor period, the year ended 2007, the year ended 2008 and the six months ended June 30, 2009, respectively.

Results of Operations

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

The following table sets forth, for the periods indicated, our unaudited consolidated results of operations from continuing operations.

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2009		Change

	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues:
Home & Community	$87,887	79.3%	$102,501	80.8%	$14,614	16.6%
Home Health	22,981	20.7	24,304	19.2	1,323	5.8

Total	110,868	100.0	126,805	100.0	15,937	14.4
Operating income before corporate expenses:
Home & Community	8,108	9.2	10,341	10.1	2,233	27.5
Home Health	2,476	10.8	3,543	14.6	1,067	43.1

Total	10,584	9.5	13,884	10.9	3,300	31.2
Corporate general and administrative expenses	5,559	5.0	6,562	5.2	1,003	18.0
Corporate depreciation and amortization	392	0.4	384	0.3	(8)	(2.0)

Total operating income	4,633	4.2	6,938	5.5	2,305	49.8
Interest expense and other non-operating income	(2,584)	(2.3)	(2,168)	(1.7)	416	(16.1)

Income from operations before taxes	2,049	1.8	4,770	3.8	2,721	132.8
Income tax expense	430	0.4	1,474	1.2	1,044	242.8

Net income	1,619	1.5	3,296	2.6	1,677	103.6
Less: Preferred stock dividends, undeclared subject to payment upon conversion to common stock	(2,076)	(1.9)	(2,284)	(1.8)	(208)	10.0

Net income (loss) attributable to common shareholders	$(457)	(0.4)%	$1,012	0.8%	$1,469	321.4%

Our net service revenues increased by $15.9 million, or 14.4%, to $126.8 million for the six months ended June 30, 2009 compared to $110.9 million for the six months ended June 30, 2008. This increase represents 16.6% growth in home &

community net service revenues and 5.8% growth in home health net service revenues. Home & community revenue growth was driven by acquisitions completed in 2008, growth in service hours provided and program rate increases. Home health revenue growth was driven by increased Medicare revenues offset by our decision to discontinue providing certain contracted services on lower margin contracts. Total operating income, expressed as percentage of net service revenues, for the six months ended June 30, 2009 increased 1.3% to 5.5%, compared to 4.2% for the six months ended June 30, 2008. This increase was due primarily to improved gross profit margins in both of our segments.

Home & Community Segment

The following table sets forth, for the periods indicated, a summary of our home & community segment’s unaudited results of operations through operating income and key metrics:

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2009		Change
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues	$87,887	100.0%	$102,501	100.0%	$14,614	16.6%
Cost of service revenues	66,142	75.3	76,620	74.8	10,478	15.8

Gross profit	21,745	24.7	25,881	25.2	4,136	19.0
General and administrative expenses	11,647	13.3	13,873	13.5	2,226	19.1
Depreciation and amortization	1,990	2.3	1,667	1.6	(323)	(16.2)

Operating income	$8,108	9.2%	$10,341	10.1%	$2,233	27.5%

Segment Data:
Billable hours (in thousands)	5,832		6,355		523	9.0%
Billable hours per business day	45,563		50,039		4,476	9.8%
Revenues per billable hour	$15.07		$16.13		$1.06	7.0%
Average weekly census	18,808		20,147		1,339	7.1%

Net service revenues from state, local and other governmental programs accounted for 96.9% and 96.4% of home & community net service revenues for the six months ended June 30, 2008 and 2009, respectively. Private duty and, to a lesser extent, commercial payors accounted for the remainder of net service revenues.

Net service revenues increased $14.6 million, or 16.6%, to $102.5 million for the six months ended June 30, 2009 compared to $87.9 million for the six months ended June 30, 2008. Net service revenue growth in the home & community segment was driven by acquisitions completed in 2008, and an increase in both total billable hours and revenues per billable hour. Acquisitions completed in 2008 accounted for $4.8 million of the growth in net service revenues for the six months ended June 30, 2009 compared to the six months ended June 30, 2008. These acquisitions provided 0.3 million in billable hours, an average revenue per billable hour of $16.58 and increased weekly census of 615. The remainder of the growth in net service revenues of $9.8 million was attributable to organic growth. Organic growth was driven by an increase in billable hours accounting for $3.5 million and an increase in revenues per billable hour accounting for $6.3 million. There was some program rate increase between June 30, 2008 and June 30, 2009 in 12 of the 16 states in which we operate.

Cost of service revenues increased $10.5 million, or 15.8%, to $76.6 million for the six months ended June 30, 2009 compared to $66.1 million for the six months ended June 30, 2008. The increase was principally attributable to increased net service revenues due to organic growth and acquisitions.

Gross profit, expressed as a percentage of net service revenues, increased by 0.5% to 25.2% for the six months ended June 30, 2009, from 24.7% for the six months ended June 30, 2008. Higher margins attributable to acquisitions completed in 2008 accounted for 0.2% of the increase. The remaining increase of 0.3% was principally attributed to billable rate increases in excess of wage increases.

General and administrative expenses, expressed as a percentage of net service revenues, increased 0.2% to 13.5% for the six months ended June 30, 2009, from 13.3% for the six months ended June 30, 2008. Higher expenses attributable to acquisitions completed in 2008 accounted for 0.3% of this increase. The remaining decrease of 0.1% was principally attributable to operating costs rising at a lower rate than the growth in our business.

Depreciation and amortization, expressed as a percentage of net service revenues, decreased by 0.7% to 1.6% for the six months ended June 30, 2009, from 2.3% for the six months ended June 30, 2008. Amortization of intangibles, which are principally amortized using accelerated methods, totaled $1.9 million and $1.6 million for the six months ended June 30, 2008 and 2009, respectively.

Home Health Segment

The following table sets forth, for the periods indicated, a summary of our home health segment’s unaudited results of operations through operating income and key metrics:

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2009		Change
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues	$22,981	100.0%	$24,304	100.0%	$1,323	5.8%
Cost of service revenues	12,594	54.8	12,820	52.7	226	1.8

Gross profit	10,387	45.2	11,484	47.3	1,097	10.6
General and administrative expenses	7,452	32.4	7,548	31.1	96	1.3
Depreciation and amortization	459	2.0	393	1.6	(66)	(14.4)

Operating income	$2,476	10.8%	$3,543	14.6%	$1,067	43.1%

Segment Data:
Average weekly census:
Medicare	1,221		1,433		212	17.4%
Non-Medicare	1,383		1,536		153	11.1%
Medicare admissions	3,248		3,802		554	17.1%
Medicare revenues per episode completed	$2,608		$2,521		$(87)	(3.3)%

Net service revenues from Medicare accounted for 56.9% and 61.4% of home health net service revenues for the six months ended June 30, 2008 and 2009, respectively. Non-Medicare net service revenues, in order of significance, include Medicaid and other governmental programs (including the Veterans Health Administration), commercial insurers and private duty payors.

Net service revenues increased $1.3 million, or 5.8%, to $24.3 million for the six months ended June 30, 2009 compared to $23.0 million for the six months ended June 30, 2008. Net service revenue growth in the home health segment was principally driven by an increase in census. Acquisitions completed in 2008 accounted for $0.3 million of the growth in net service revenues for the six months ended June 30, 2009. The remainder of the growth in net service revenues of $1.0 million was attributable to organic growth. Medicare revenues, which included $0.2 million from acquisitions, increased by $1.9 million, or 14.2%, to $14.9 million principally due to increased census. We experienced a year over year decrease in the net service revenues per episode completed of 3.3%, principally due to lower acuity rates and a decrease in therapy care utilization. For the six months ended June 30, 2009, our non-Medicare revenues declined by $0.5 million, or 5.4%, to $9.4 million compared to $9.9 million for the six months ended June 30, 2008. During the third and fourth quarters of 2008, we conducted a review of contracts that did not provide reasonable profit margins resulting in decisions to stop taking referrals on certain contracts. As a result, net service revenues declined on these contracts for the six months ended June 30, 2009 compared to the six months ended June 30, 2008, negatively impacting growth by $1.2 million, or 6.0% of home health net service revenues.

Cost of service revenues increased $0.2 million for the six months ended June 30, 2009 compared to the six months ended June 30, 2008. This increase was principally due to the growth in field staffing levels, which includes contract labor, with increased net service revenues and higher travel related costs.

Gross profit, expressed as a percentage of net service revenues, increased by 2.1% to 47.3% for the six months ended June 30, 2009, from 45.2% for the six months ended June 30, 2008. Contributing to the increased gross profit percentage were the decision to decline referrals on certain lower-margin contracts, an increased mix of higher margin Medicare business and improvement in the number of visits per average episode.

General and administrative expenses, expressed as a percentage of net service revenues, decreased 1.3% to 31.1% for the six months ended June 30, 2009, from 32.4% for the six months ended June 30, 2008. Cost savings from the elimination of 20 administrative and clinical staff positions in 2008 were partially offset by expansion of supervisory management positions.

Depreciation and amortization, expressed as a percentage of net service revenues, decreased by 0.4% to 1.6% for the six months ended June 30, 2009, from 2.0% for the six months ended June 30, 2008. Amortization of intangibles, which are principally amortized using accelerated methods, was slightly lower for the six months ended June 30, 2009 compared to the six months ended June 30, 2008.

Corporate General and Administrative Expense

Corporate general and administrative expenses increased $1.0 million, or 18.0%, to $6.6 million for the six months ended June 30, 2009, from $5.6 million for the six months ended June 30, 2008. These expenses, expressed as a percentage of net service revenues, increased 0.2% from 5.0% for the six months ended June 30, 2008 to 5.2% for the six months ended June 30, 2009. The first six months of 2009 was a very active period for converting our locations to one common operating system. Software implementation costs increased $0.2 million to $0.5 million for the six months ended June 30, 2009. Our reimbursement department was expanded to handle centralized billing and collections, resulting in $0.3 million of corporate general and administrative expenses for the first six months of 2009. In addition, the increase in 2009 includes $0.1 million for the expansion of sales and marketing programs, $0.2 million related to an increase in compensation of employees in our National Support Center, and an increase of $0.2 million in legal and professional fees.

Interest Expense and Other Non-Operating Income

Interest expense and other non-operating income decreased by $0.4 million, or 16.1%, to $2.2 million for the six months ended June 30, 2009, from $2.6 million for the six months ended June 30, 2008. Our principal debt obligations as of June 30, 2009 were outstanding borrowings of $60.1 million under our credit facility, $2.1 million of acquisition-related notes payable and $2.2 million in insurance notes payable. As of June 30, 2009, net borrowings under our credit facility increased by $5.2 million over the comparable prior year period, which consisted of an increase of $8.1 million in net advances on the term and revolving portions of the credit facility, offset by $2.9 million in net payments on the term loan portion. While our total interest bearing obligations increased by $7.4 million, we experienced an offsetting decrease in interest rates. For comparative purposes, the average interest rate on the term loan portion of our credit facility decreased to 4.5% in the six months ended June 30, 2009 from 7.3% in the six months ended June 30, 2008. We have an existing interest rate agreement with a notional value of $22.5 million and a LIBOR cap and floor rate, before the applicable margin, of 6.0% and 3.72%, respectively. As the base rate was below the floor rate for both periods, we made payments under the agreement. While this agreement minimizes the impact of interest rate volatility on cash flows, it does not qualify as an accounting hedge under SFAS No. 133. As such, changes in the value of this agreement are reflected in interest expenses in the period of change. For the six months ended June 30, 2008 and 2009, the mark-to-market adjustment included in interest expense was an increase of $0.2 million and a decrease of $0.2 million, respectively.

Income Tax Expense

Our effective tax rates for the six months ended June 30, 2009 and 2008 were 30.9% and 21.0%, respectively. The principal difference between the statutory rate of 34.0% and our effective tax rates is the use of federal work opportunity tax credits. The level of pre-tax income, which was lower in the six months ended June 30, 2008 than the six months ended June 30, 2009, also impacts the magnitude of the tax rate reconciling items.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table sets forth, for the periods indicated, our consolidated results of operations from continuing operations.

	2007		2008		Change
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues:
Home & Community	$149,645	76.9%	$189,006	80.0%	$39,361	26.3%
Home Health	44,922	23.1	47,300	20.0	2,378	5.3

Total	194,567	100.0	236,306	100.0	41,739	21.5
Operating income before corporate expenses:
Home & Community	12,651	8.5	17,632	9.3	4,981	39.4
Home Health	3,505	7.8	5,819	12.3	2,314	66.0

Total	16,156	8.3	23,451	9.9	7,295	45.2
Corporate general and administrative expenses	10,238	5.3	11,792	5.0	1,554	15.2
Corporate depreciation and amortization	881	0.5	811	0.3	(70)	(7.9)

Total operating income	5,037	2.6	10,848	4.6	5,811	115.4
Interest expense and other non-operating income	(4,808)	(2.5)	(5,755)	(2.4)	(947)	19.7

Income from operations before taxes	229	0.1	5,093	2.2	4,864	*
Income tax expense	32	0.0	1,070	0.5	1,038	*

Net income	197	0.1	4,023	1.7	3,826	*
Less: Preferred stock dividends, undeclared subject to payment upon conversion	(3,882)	(2.0)	(4,270)	(1.8)	(388)	10.0

Net income (loss) attributable to common shareholders	$(3,685)	(1.9)%	$(247)	(0.1)%	$3,438	93.3%

*	In excess of 1,000%.

Our net service revenues increased by $41.7 million, or 21.5%, to $236.3 million for 2008 compared to $194.6 million for 2007. This increase represents 26.3% growth in home & community net service revenues and 5.3% growth in home health net service revenues. Home & community revenue growth was driven by acquisitions, growth in service hours provided, and program rate increases. Home health revenue growth was driven by an increase in Medicare revenues in terms of dollars and payor mix, offset by a correctional facility contract lost in a competitive bid situation. Total operating income, expressed as percentage of net service revenues, increased 2.0% to 4.6% for 2008, compared to 2.6% for 2007. This increase was primarily due to improved gross profit margins in both of our segments, as discussed below, and lower corporate general and administrative expenses.

Home & Community Segment

The following table sets forth, for the periods indicated, a summary of our home & community segment’s results of operations through operating income and key metrics:

	2007		2008		Change
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues	$149,645	100.0%	$189,006	100.0%	$39,361	26.3%
Cost of service revenues	113,772	76.0	141,859	75.1	28,087	24.7

Gross profit	35,873	24.0	47,147	24.9	11,274	31.4
General and administrative expenses	19,294	12.9	25,167	13.3	5,873	30.4
Depreciation and amortization	3,928	2.6	4,348	2.3	420	10.7

Operating income	$12,651	8.5%	$17,632	9.3%	$4,981	39.4%

Segment Data:
Billable hours (in thousands)	10,421		12,139		1,718	16.5%
Billable hours per business day	40,867		47,418		6,551	16.0%
Revenues per billable hour	$14.36		$15.57		$1.21	8.4%
Average weekly census	17,117		19,432		2,315	13.5%

Net service revenues from state, local and other governmental programs accounted for 96.9% and 97.4% of home & community net service revenues for 2008 and 2007, respectively. Private duty and, to a lesser extent, commercial payors accounted for the remainder of net service revenues.

Net service revenues increased by $39.4 million, or 26.3%, to $189.0 million for 2008 compared to $149.6 million for 2007. Net service revenue growth in the home & community segment was driven by acquisitions, an increase in billable hours and an increase in net service revenues per billable hour. Acquisitions accounted for $24.0 million of the growth in net service revenues. These acquisitions provided 1.4 million billable hours with average net service revenues per billable hour of $17.25 and increased weekly census of 1,437. The remainder of the growth in net service revenues of $15.4 million was attributable to organic growth. Organic growth was driven by an increase in billable hours accounting for $4.8 million and an increase in net service revenues per billable hour accounting for $10.6 million. There was some program rate increase during the calendar year 2008 in 12 of the 16 states in which we operate.

Cost of net service revenues increased $28.1 million, or 24.7%, to $141.9 million for 2008 compared to $113.7 million for 2007. The increase was principally attributable to increased net service revenues due to organic growth and acquisitions.

Gross profit, expressed as a percentage of net service revenues, increased by 0.9% to 24.9% for 2008, from 24.0% for 2007. Higher margins attributable to acquisitions accounted for 0.6% of the increase. The remaining increase of 0.3% was principally attributable to higher program billable rates, reduced overtime and lower unemployment insurance costs.

General and administrative expenses, expressed as a percentage of net service revenues, increased by 0.4% to 13.3% for 2008, from 12.9% for 2007. Higher expenses attributable to acquisitions accounted for 0.2% of this increase. The remaining increase of 0.2% was principally attributable to higher bad debt expense.

Depreciation and amortization, expressed as a percentage of net service revenues, decreased by 0.3% to 2.3% for 2008, from 2.6% for 2007. Intangible assets acquired in connection with acquisitions in 2007 and 2008 totaled $2.5 million and $2.8 million, respectively. Amortization of intangibles, which are principally amortized using accelerated methods, totaled $3.8 million and $4.2 million for 2007 and 2008, respectively.

Home Health Segment

The following table sets forth, for the periods indicated, a summary of our home health segment’s results of operations through operating income and key metrics:

	2007		2008		Change
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues	$44,922	100.0%	$47,300	100.0%	$2,378	5.3%
Cost of service revenues	25,496	56.8	25,395	53.7	(101)	(0.4)

Gross profit	19,426	43.2	21,905	46.3	2,479	12.8
General and administrative expenses	14,701	32.7	15,153	32.0	452	3.1
Depreciation and amortization	1,220	2.7	933	2.0	(287)	(23.5)

Operating income	$3,505	7.8%	$5,819	12.3%	$2,314	66.0%

Segment Data:
Average weekly census:
Medicare	1,130		1,270		140	12.4%
Non-Medicare	1,435		1,413		(22)	(1.5)%
Medicare admissions	6,223		7,232		1,009	16.2%
Medicare revenues per episode completed	$2,563		$2,606		$43	1.7%

Net service revenues from Medicare accounted for 55.1% and 58.3% of segment revenues for 2007 and 2008, respectively. Non-Medicare net service revenues, in order of significance, include Medicaid and other governmental programs (including the Veterans Health Administration), commercial insurers and private duty payors.

Net service revenues increased by $2.4 million, or 5.3%, to $47.3 million for 2008 compared to $44.9 million for 2007. Net service revenue growth in the home health segment was principally driven by an increase in census. Acquisitions accounted for $0.6 million of the growth in net service revenues for 2008. The remainder of the growth in net service revenues of $1.8 million was attributable to organic growth. Medicare revenues, including $0.5 million from acquisitions, increased $2.8 million, or 11.5%, to $27.6 million as a result of increased census and an increase in Medicare revenues per episode completed. Effective January 1, 2008, the Medicare base episodic payment amount, as measured by CMS, was reduced by 2.95%. Despite this decrease in the base episodic rate, we experienced a year over year increase in the net service revenues per episode completed of 1.7% as a result of improved clinical management and care oversight. In the third and fourth quarters of 2008, we conducted a review of contracts that did not provide reasonable profit margins resulting in decisions to stop taking referrals on certain contracts. As a result, net service revenues declined $0.4 million on these contracts for 2008 compared to 2007, negatively impacting organic growth by 0.8%. In addition, we lost a competitive bid on a correctional facility contract in mid-2007, negatively impacting growth for 2008 by $1.8 million, or 4.1% of home health net service revenues.

Cost of service revenues remained relatively constant, totaling $25.5 million and $25.4 million for 2007 and 2008, respectively. We experienced offsetting labor costs as we shifted our field and contract labor to higher margin Medicare business and away from lower-margin non-Medicare business, which included the correctional facility contract.

Gross profit, expressed as a percentage of net service revenues, increased by 3.1% to 46.3% for 2008, from 43.2% for 2007. Contributing to the increased gross profit percentage were an increased mix of higher margin Medicare business, non-renewal of the lower-margin correctional facility contract and improvement in the number of visits per average episode.

General and administrative expenses, expressed as a percentage of net service revenues, decreased by 0.7% to 32.0% for 2008, from 32.7% for 2007. Contributing to this expense were cost savings from the elimination of 20 administrative and clinical staff positions and lower consulting fees in 2008.

Depreciation and amortization, expressed as a percentage of net service revenues, decreased 0.7% to 2.0% for 2008, from 2.7% for 2007. Intangible assets acquired in connection with 2008 and 2007 acquisitions totaled $0.3 million and $0.3 million, respectively. Amortization of intangibles, which are principally amortized using accelerated methods, totaled $0.9 million and $1.2 million for 2008 and 2007, respectively.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased $1.6 million, or 15.2%, to $11.8 million in 2008. These expenses, expressed as a percentage of net service revenues, decreased 0.3% to 5.0% for 2008 from 5.3% for 2007. Key staff additions to strengthen our back office operations in accounting, information systems and human resources accounted for an additional cost of $0.5 million in 2008. We also expanded our sales and marketing program and coordination efforts resulting in additional costs of $0.6 million in 2008. Other increases for 2008 included higher professional fees of $0.3 million, principally attributable to a $0.1 million increase in legal and accounting fees, a $0.1 million increase in consulting fees and a $0.1 million increase in employment agency fees, and management bonuses of $0.1 million. Due to the vesting period on selected stock options, stock-based compensation expense for 2008 of $0.2 million decreased by $0.5 million from the prior year.

Interest Expense and Other Non-Operating Income

Interest expense and other non-operating income increased by $1.0 million, or 19.7%, to $5.8 million for 2008 from $4.8 million for 2007. Our principal debt obligations were outstanding borrowings of $61.0 million under our credit facility and $2.1 million of acquisition-related notes payable. Borrowings under our credit facility increased by $7.2 million in 2008, including advances of $5.7 million related to acquisitions, and acquisition-related notes payable increased by $1.4 million. While our total interest bearing obligations increased by $8.5 million, this was partially offset by a significant decrease in interest rates. For comparative purposes, the average interest rate on the term loan portion of our credit facility decreased to 6.9% in 2008 from 9.3% in 2007. In March 2007, we entered into a three year interest rate agreement designed to reduce variability associated with a portion of our term loan balance outstanding under the credit facility. The interest rate swap agreement has a notional value of $22.5 million and a LIBOR cap and floor rate, before the applicable margin, of 6.0% and 3.72%, respectively. While this agreement minimizes the impact on cash flows from interest rate volatility, it does not qualify as an accounting hedge under SFAS No. 133. As such, changes in the value of this agreement are reflected in interest expense during the period of change. The mark-to-market adjustment resulted in a charge to operations of $0.8 million for 2008 with no material fluctuation for 2007.

Income Tax Expense

Our effective tax rates for 2008 and 2007 were 21.0% and 14.2%, respectively. The principal reason for the difference between the statutory rate of 34.0% and our effective tax rates is the use of federal work opportunity tax credits. The level of pre-tax income, which was lower in 2007, also impacted the magnitude of the tax rate reconciling items.

Year Ended December 31, 2007 Compared to the Period from January 1, 2006 to September 18, 2006 and the Period from September 19, 2006 to December 31, 2006

The following tables set forth a summary of our consolidated results of operations from continuing operations, with comparisons of the year ended December 31, 2007 to the period from January 1, 2006 to September 18, 2006, or the predecessor period, and to the period from September 19, 2006 to December 31, 2006, or the successor period.

	January 1, 2006 to September 18, 2006		September 19, 2006 to December 31, 2006		2007
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues
	(in thousands, except percentages)
Net service revenues:
Home & Community	$94,351	74.9%	$39,759	76.1%	$149,645	76.9%
Home Health	31,576	25.1	12,497	23.9	44,922	23.1

Total	125,927	100.0	52,256	100.0	194,567	100.0
Operating income:
Home & Community	8,174	8.7	3,367	8.5	12,651	8.5
Home Health	4,956	15.7	1,410	11.3	3,505	7.8

Total	13,130	10.4	4,777	9.1	16,156	8.3
Corporate general and administrative expenses	7,259	5.8	2,762	5.3	10,238	5.3
Corporate depreciation and amortization	342	0.3	209	0.4	881	0.5

Total operating income	5,529	4.4	1,806	3.5	5,037	2.6
Interest expense and other non-operating income	(650)	(0.5)	(1,327)	(2.5)	(4,808)	(2.5)

Income from continuing operations before taxes	4,879	3.9	479	0.9	229	0.1
Income tax expense	434	0.3	82	0.2	32	0.0

Net income continuing operations	4,445	3.5	397	0.8	197	0.1
Income from discontinued operations, net of tax	366	0.3	—	0.0	—	0.0

Net income	4,811	3.8	397	0.8	197	0.1
Less: Preferred stock dividends, undeclared subject to payment upon conversion	—	0.0	(1,070)	(2.0)	(3,882)	(2.0)

Net income (loss) attributable to common shareholders	$4,811	3.8%	$(673)	(1.3)%	$(3,685)	(1.9)%

The following table sets forth our unaudited pro forma net service revenues for the full year ended December 31, 2006 to enable comparisons with the year ended December 31, 2007 on a full-year basis. These pro forma data are non-GAAP measures. We have prepared the unaudited pro forma table to give effect to the acquisition of Addus HealthCare by the successor as if such transaction took place on January 1, 2006. Management believes this information provides a useful means of assessing the relative revenue growth of the business in the years ended December 31, 2007 and December 31, 2006. Pro forma disclosure of operating income and corporate expenses would not be meaningful or accurately depict our operating results, as they include items that are not common to both the predecessor and successor. These pro forma results do not purport to reflect the results that would have been obtained had the successor acquired Addus HealthCare on January 1, 2006.

	January 1, 2006 to September 18, 2006		September 19, 2006 to December 31, 2006		Pro Forma Adjustment	Pro Forma 2006		Change to 2007
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues		Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues:
Home & Community	$94,351	74.9%	$39,759	76.1%	$—	$134,110	75.3%	$15,535	11.6%
Home Health	31,576	25.1	12,497	23.9	—	44,073	24.7	849	1.9

Total	$125,927	100.0%	$52,256	100.0%	$—	$178,183	100.0%	$16,384	9.2%

Unaudited pro forma net service revenues were $178.2 million for the year ended December 31, 2006 compared to net service revenues of $194.6 million for the year ended December 31, 2007, representing an increase of 9.2%. Home & community services grew by 11.6% while home health services grew by 1.9%. Home & community net service revenue growth was driven by growth in service hours provided, program rate increases and acquisitions. Home health net service revenue growth was driven by non-Medicare business. Total operating income, expressed as a percentage of net service revenues, was 2.6% for the year ended December 31, 2007, compared to 4.4% in the predecessor period and 3.5% in the successor period. The decrease in 2007 relative to the predecessor period was primarily attributable to the amortization of intangibles of 2.4% in connection with the Addus HealthCare acquisition. The decrease relative to the successor period was primarily attributable to higher stock-based compensation expense of 0.3% due to the timing and vesting terms of stock options issued in late 2007 and lower operating income performance in home health services.

Home & Community Segment

The following tables set forth a summary of our home & community segment’s results of operations through operating income and key metrics, with comparisons of the year ended December 31, 2007 to the predecessor period and the successor period.

	January 1, 2006 to September 18, 2006		September 19, 2006 to December 31, 2006		2007
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues
	(in thousands, except percentages)
Net service revenues	$94,351	100.0%	$39,759	100.0%	$149,645	100.0%
Cost of service revenues	74,581	79.0	30,011	75.5	113,772	76.0

Gross profit	19,770	21.0	9,748	24.5	35,873	24.0
General and administrative expenses	11,514	12.2	5,095	12.8	19,294	12.9
Depreciation and amortization	82	0.1	1,286	3.2	3,928	2.6

Operating income	$8,174	8.7%	$3,367	8.5%	$12,651	8.5%

Segment Data:
Billable hours (in thousands)	6,798		2,864		10,421
Billable hours per business day	37,352		39,778		40,867
Revenues per billable hour	$13.88		$13.88		$14.36
Average weekly census	16,044		16,275		17,117

The table below shows unaudited pro forma net service revenues, cost of service revenues, gross profit and other key operating metrics for the full year ended December 31, 2006 to enable comparisons with the year ended December 31, 2007 on a full-year basis. These pro forma data are non-GAAP measures. We have prepared the unaudited pro forma table to give effect to the acquisition of Addus HealthCare by the successor as if such transaction took place on January 1, 2006. Management believes this information provides a useful means of assessing the relative revenue growth of the business in the years ended December 31, 2007 and December 31, 2006. Pro forma disclosure of operating income and corporate expenses would not be meaningful or accurately depict our operating results, as they include items that are not common to both the predecessor and successor. These pro forma results do not purport to reflect the results that would have been obtained had the successor acquired Addus HealthCare on January 1, 2006.

	January 1, 2006 to September 18, 2006		September 19, 2006 to December 31, 2006			Pro Forma 2006		Change to 2007
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Pro Forma Adjustment	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues:	$94,351	100.0%	$39,759	100.0%	$—	$134,110	100.0%	$15,535	11.6%
Cost of service revenues	74,581	79.0	30,011	75.5	—	104,592	78.0	9,138	8.7

Gross Profit	$19,770	21.0%	$9,748	24.5%	$—	$29,518	22.0%	$6,397	21.7%

Segment Data:
Billable hours (in thousands)	6,798		2,864			9,662		759	7.9%
Billable hours per business day	37,352		39,778			38,039		2,828	7.4%
Revenues per billable hour	$13.88		$13.88			$13.88		$0.48	3.5%
Average weekly census	16,044		16,275			16,102		1,015	6.3%

Net service revenues from state, local and other governmental programs accounted for 97.4% of home & community net service revenues for the year ended December 31, 2007 and 97.9% of pro forma segment revenues for the year ended December 31, 2006. Private duty and, to a lesser extent, commercial payors accounted for the remainder of net service revenues.

Net service revenues were $149.6 million for the year ended December 31, 2007, compared to $134.1 million of unaudited pro forma net service revenues for the year ended December 31, 2006, an increase of $15.5 million, or 11.6%. Revenue growth in the home & community segment was driven by acquisitions, an increase in total billable hours and an increase in revenues per billable hour. Acquisitions accounted for $4.2 million of the growth in net service revenues, providing 0.2 million in billable hours with average net service revenues per billable hour of $18.39 and increased weekly census of 148. The remainder of the growth in net service revenues of $11.3 million was attributable to organic growth. Organic growth was driven by an increase in billable hours accounting for $7.3 million and an increase in revenues per billable hour accounting for $4.0 million. Eight of the 14 states in which we operated had some program rate increase during the calendar year 2007.

Cost of service revenues was $113.7 million for 2007, compared to $104.6 million of unaudited pro forma net service revenues for 2006, an increase of $9.1 million, or 8.7%. The increase in cost of service revenues was principally attributable to acquisitions for 2007 partially offset by a $1.7 million decrease in workers’ compensation costs.

Gross profit, expressed as a percentage of net service revenues, was 24.0% for the year ended December 31, 2007, an increase of 2.0% from 22.0% pro forma gross profit for the year ended December 31, 2006. Acquisitions did not have a significant impact on this increase. The remaining increase of 2.0% was principally attributed to a reduction in workers’ compensation costs and employee insurance costs, particularly compared to the predecessor period.

General and administrative expenses, expressed as a percentage of net service revenues, were 12.9% for the year ended December 31, 2007, compared to 12.2% for the predecessor period and 12.8% for the successor period. This increase of 0.7% relative to the predecessor period was principally attributable to higher bad debt expense, bonuses and office-related expenses.

Depreciation and amortization, expressed as a percentage of net service revenues, was 2.6% for the year ended December 31, 2007, compared to 0.1% for the predecessor period and 3.2% for the successor period. Intangible assets acquired in connection with acquisitions in 2007 and the acquisition of Addus HealthCare in 2006 totaled $2.5 million and $17.3 million, respectively. Amortization of intangibles totaled $3.8 million for the year ended December 31, 2007, nil for the predecessor period and $1.3 million for the successor period. This increase in both the successor period and for 2007 is primarily attributable to the stepped-up basis of assets due to the acquisition of Addus HealthCare by Holdings. The decrease from the successor period compared to 2007 is primarily attributable to accelerated amortization in earlier periods.

Home Health Segment

The following tables set forth a summary of the segment’s results of operations through operating income and key metrics, with comparisons of the year ended December 31, 2007 to the predecessor period and the successor period.

	January 1, 2006 to September 18, 2006		September 19, 2006 to December 31, 2006		2007
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues
	(in thousands, except percentages)
Net service revenues	$31,576	100.0%	$12,497	100.0%	$44,922	100.0%
Cost of service revenues	16,987	53.8	6,756	54.1	25,496	56.8

Gross profit	14,589	46.2	5,741	45.9	19,426	43.2
General and administrative expenses	9,618	30.5	3,907	31.3	14,701	32.7
Depreciation and amortization	15	0.0	424	3.4	1,220	2.7

Operating income	$4,956	15.7%	$1,410	11.3%	$3,505	7.8%

Segment Data:
Average weekly census:
Medicare	1,187		1,114		1,130
Non-Medicare	1,389		1,442		1,435
Medicare admissions	4,516		1,690		6,223
Medicare revenues per episode completed	$2,534		$2,534		$2,563

The table below shows unaudited pro forma net service revenues, cost of service revenues, gross profit and other key operating metrics for the full year ended December 31, 2006 to enable comparisons with the year ended December 31, 2007 on a full-year basis. These pro forma data are non-GAAP measures. We have prepared the unaudited pro forma table to give effect to the acquisition of Addus HealthCare by the successor as if such transaction took place on January 1, 2006. Management believes this information provides a useful means of assessing the relative revenue growth of the business in the years ended December 31, 2007 and December 31, 2006. Pro forma disclosure of operating income and corporate expenses would not be meaningful or accurately depict our operating results, as they include items that are not common to both the predecessor and successor. These pro forma results do not purport to reflect the results that would have been obtained had the successor acquired Addus HealthCare on January 1, 2006.

	January 1, 2006 to September 18, 2006		September 19, 2006 to December 31, 2006			Pro Forma 2006		Change to 2007
	Amount	% of Net Service Revenues	Amount	% of Net Service Revenues	Pro Forma Adjustments	Amount	% of Net Service Revenues	Amount	%
	(in thousands, except percentages)
Net service revenues	$31,576	100.0%	$12,497	100.0%	$—	$44,073	100.0%	$849	1.9%
Cost of service revenues	16,987	53.8	6,756	54.1	—	23,743	53.9	1,753	7.4

Gross profit	$14,589	46.2%	$5,741	45.9%	$—	$20,330	46.1%	$(904)	(4.4)%

Segment Data:
Average weekly census:
Medicare	1,187		1,114			1,169		(39)	(3.3)%
Non-Medicare	1,389		1,442			1,403		32	2.3%
Medicare admissions	4,516		1,690			6,206		17	0.3%
Medicare revenues per episode completed	$2,534		$2,534			$2,534		$29	1.1%

Net service revenues from Medicare accounted for 55.1% of segment revenues for the year ended December 31, 2007 and 57.6% of unaudited pro forma segment revenues for the year ended December 31, 2006. Non-Medicare net service revenues, in order of significance, include Medicaid and other governmental programs (including the Veterans Health Administration), commercial insurers and private duty payors. With relatively flat net service revenues and declining margins, in the second half of 2007 we made management changes, which included the hiring of a new Vice President of home health services and reorganizing our reporting structure. With these changes, emphasis was placed on growth in our Medicare business, implementing the recently completed conversion to a common operating system within this segment and instituting the use of operational metrics.

Net service revenues were $44.9 million for the year ended December 31, 2007, compared to $44.1 million of unaudited pro forma net service revenues for the year ended December 31, 2006, an increase of $0.8 million, or 1.9%. Organic growth accounted for $0.7 million of net service revenues for the year ended December 31, 2007. Medicare revenues for 2007 decreased by $0.6 million, or 2.5%, as census decreased by 3.3% and Medicare revenues per episode completed were comparable with the prior period. Effective January 1, 2007, the calendar 2007 Medicare base episodic payment amount, as measured by CMS, was increased by 3.3%. Non-Medicare net service revenues for 2007 increased by $1.4 million, or 7.9%, due to census growth and an increase in net service revenues per consumer despite the loss of a competitive bid on a correctional facility contract in mid-2007. The loss of the correctional facility contract adversely impacted our organic growth for 2007 by $0.3 million, or 0.6%.

Cost of service revenues was $25.5 million for the year ended December 31, 2007, compared to $23.7 million of unaudited pro forma net service revenues for the year ended December 31, 2006, an increase of $1.8 million, or 7.4%. Cost of services for 2007 included the hiring of additional field staff personnel in anticipation of net service revenues increasing, which did not materialize.

Gross profit, expressed as a percentage of net service revenues, was 43.2% for the year ended December 31, 2007, a decrease of 2.9% from 46.1% pro forma gross profit for the year ended December 31, 2006. Contributing to the decrease in gross profit percentage was a lower mix of higher margin Medicare business and disruptions caused by the conversion to a new operating system.

General and administrative expenses, expressed as a percentage of net service revenues, were 32.7% for the year ended December 31, 2007 compared to 30.5% for the predecessor period and 31.3% for the successor period. The higher level of expenses for 2007 over both prior year periods was the result of additional hiring in anticipation of higher revenue levels which did not materialize.

Depreciation and amortization, expressed as a percentage of net service revenues, was 2.7% for the year ended December 31, 2007, compared to an insignificant amount for the predecessor period and 3.4% for the successor period. Intangible assets acquired in connection with the 2007 acquisitions and the acquisition of Addus HealthCare in 2006 totaled $0.3 million and $5.7 million, respectively. Amortization of intangibles totaled $1.2 million for the year ended December 31, 2007, nil for the predecessor period and $0.4 million for the successor period. The increase in both the successor period and for 2007 is primarily attributable to the stepped-up basis of assets due to the acquisition of Addus HealthCare by Holdings. The decrease from the successor period to 2007 is primarily attributable to accelerated amortization in the earlier years.

Corporate General and Administrative Expense

Corporate general and administrative expenses were $10.2 million for the year ended December 31, 2007, compared to $7.2 million for the predecessor period and $2.8 million for the successor period. These expenses, expressed as a percentage of net service revenues, were 5.3% for the year ended December 31, 2007 compared to 5.8% for the predecessor period and 5.3% for the successor period. The higher level of expenses during the predecessor period principally related to professional fees we incurred in connection with litigation that was settled prior to, and fees incurred in connection with, the acquisition of Addus HealthCare in 2006.

Corporate Depreciation and Amortization Expense

Depreciation and leasehold amortization were $0.9 million for the year ended December 31, 2007 compared to $0.3 million for the predecessor period and $0.2 million for the successor period. These costs, expressed as a percentage of net service revenues, were 0.5% for 2007, 0.3% for the predecessor period and 0.4% for the successor period. A stepped-up basis for internally developed software resulted in an increase in amortization of $0.1 million and $0.3 million for the successor period and 2007, respectively.

Interest Expense and Other

Interest expense and other totaled $4.8 million in 2007, compared to $0.6 million in the predecessor period and $1.3 million in the successor period. As part of the funding of the acquisition of Addus HealthCare by Holdings, we borrowed $45.0 million under our credit facility. These borrowings, and to a lesser extent additional term loan advances associated with 2007 acquisitions, led to the increase in interest expense for 2007 and, to a lesser extent, the successor period.

Income Tax Expense

For tax purposes, the predecessor filed as an S corporation with earnings for federal and for selected state taxes passed through to its shareholders’ individual tax returns. The successor files as a C corporation with earnings for federal and state purposes taxed at the company level. The effective tax rates for 2007 and the successor period were 14.2% and 17.2%, respectively. The principal difference between the statutory rate of 34.0% and the effective tax rates is the use of federal work opportunity tax credits. The level of pre-tax income, especially for 2007, also impacts the magnitude of the tax rate reconciling items.

Seasonality

We have historically experienced and expect to continue to experience quarterly fluctuations in net service revenues. Our net service revenues in the first and fourth quarters of the year may be impacted by severe weather conditions disrupting our operations in affected areas.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity are cash from operations and borrowings under our credit facility. At June 30, 2009 and December 31, 2008, we had cash balances of $0.9 million and $6.1 million, respectively. At the completion of this offering, we intend to enter into a new credit facility, consisting of a $50 million revolving line of credit, of which we expect to immediately draw down approximately $26.6 million. See “—Indebtedness—New Credit Facility” below. We believe that net cash provided by operating activities, together with cash available under our new credit facility, will be sufficient to cover our working capital needs for at least the next 12 months. We expect the execution of a definitive credit agreement providing for our new credit facility and the initial drawdown thereunder to occur substantially concurrently with the completion of this offering. The consummation of this offering will not occur unless the lenders fund the initial drawdown thereunder substantially concurrently with the completion of this offering. If this offering is delayed or postponed, we may need to increase borrowings under our existing credit facility, incur additional debt that is subordinated to the indebtedness under our existing credit facility or obtain funds from other sources, which may include the Eos Funds. We have been discussing these options with our existing lenders, and will continue to explore these and other options if this offering is not completed and additional sources of liquidity become necessary. If the offering is delayed or postponed, we believe additional funding can be secured in order to meet our working capital needs for at least the next twelve months.

Cash flows from operating activities represent the inflow of cash from our payor clients and the outflow of cash for operating expenses and taxes. The increase in our receivables balances of $15.2 million and $8.3 million for the six months ended June 30, 2009 and for the year ended December 31, 2008 has been a significant use of funds from operations. Due to its budget deficit and funding issues, the State of Illinois is currently reimbursing us on a delayed basis with respect to our agreements with our largest payor, the Illinois Department on Aging, and as a result, the open receivable balance related to these agreements increased by $3.0 million in 2008 and an additional $7.9 million in the first six months of 2009. Subsequent to June 30, 2009, we have collected approximately $20.9 million of unpaid invoices and have continued to bill for new services, resulting in no significant change in our outstanding receivable balance from the Illinois Department on Aging. These payment delays have adversely impacted, and may further adversely impact, our liquidity, and may result in the need to increase borrowings under our credit facility or obtain funds from other sources. Other delayed reimbursements from the State of Illinois and delays caused by the conversion of home & community payors to our centralized operating system have also contributed to the increase in our receivables balances.

We entered into our credit facility on September 19, 2006 in connection with our acquisition of Addus HealthCare. At June 30, 2009 and December 31, 2008, the aggregate amount of borrowings under our credit facility was $60.1 million and $61.1 million, respectively, consisting of a term loan of $50.0 million and $53.4 million, respectively, and revolving credit loans for $10.1 million and $7.7 million, respectively. We completed 11 acquisitions in the past three years, which were funded with cash on hand, the issuance of acquisition-related notes payable and borrowings under our credit facility of $45.0 million in the successor period, $9.0 million in 2007 and $5.7 million in 2008. At June 30, 2009 and December 31, 2008, all term loan funds were drawn and all but $1.2 million of the revolving credit loan was drawn or being utilized for letters of credit. At June 30, 2009 and December 31, 2008, we had cash balances of $0.9 million and $6.1 million, respectively. At the completion of this offering, we intend to enter into a new credit facility, consisting of a $50 million revolving line of credit, of which we expect to immediately draw down approximately $26.6 million. We cannot predict the timing, size and success of our acquisition efforts, our efforts to expand into new geographic regions or the associated capital commitments. We expect that our new credit facility will prohibit us from consummating more than three acquisitions in any calendar year, and, in any event, will not permit the purchase price for any one acquisition to exceed $500,000 without the consent of the lenders. The consideration we paid in connection with eight of the 11 acquisitions we completed in the past three years exceeded $500,000. In addition, we expect that our new credit facility will require that we are in pro forma compliance with the financial covenants set forth therein before and after giving effect to any proposed acquisition. While our growth plan is not dependent on the completion of acquisitions, if we do not have sufficient cash resources or availability under our new credit facility, or we are otherwise prohibited from making acquisitions, our growth could be limited unless we obtain additional equity or debt financing. In the future, we may elect to issue additional equity securities in conjunction with raising capital, completing an acquisition or expanding into a new geographic region. Such issuances would be dilutive to existing shareholders.

At June 30, 2009 and December 31, 2008, we recognized as a long term liability the undeclared dividends due of $11.5 million and $9.2 million, respectively, on our series A preferred stock. Shares of our series A preferred stock accumulate dividends each quarter at a rate of 10% per year, compounded annually. The holders of our outstanding shares of series A preferred stock have irrevocably elected to convert their shares of series A preferred stock into common stock immediately prior to the completion of this offering. Upon such conversion, we will issue the dividend notes for the accrued and unpaid dividends in respect of the shares of series A preferred stock held by the Eos Funds. At the completion of this offering, we will pay $4.0 million of the $11.4 million of the dividend notes. Immediately following the completion of this offering, the aggregate principal amount of the dividend notes will be $7.4 million. See “Certain Relationships and Related Party Transactions—Dividend Notes.” In addition, there is a contingent payment due to the former shareholders of Addus HealthCare, the predecessor, including Mark S. Heaney, our Chief Executive Officer and President and Chairman of the Board, W. Andrew Wright, III, Chairman of Addus HealthCare and a member of our board of directors, and certain members of Mr. Wright’s family and trusts for their benefit, pursuant to a contingent payment agreement we entered into with them in connection with the acquisition of Addus HealthCare. This contingent payment ranges from nil to $10 million plus 8% per annum compounded annually on the amount determined in accordance with the contingent payment agreement. We anticipate this contingent payment will be funded from the net proceeds of this offering, and will result in a payment of $12.4 million.

We intend to use a portion of the net proceeds of this offering to repay $60.1 million of outstanding debt under our credit facility, together with related fees, expenses and LIBOR breakage costs.

After giving effect to the anticipated use of proceeds from this offering, as described under “Use of Proceeds,” and approximately $7.2 million of letters of credit we anticipate will be outstanding at the completion of this offering, we expect $16.2 million will be available for borrowing upon the completion of this offering under our new credit facility which, when taken together with cash from operations, we believe will be sufficient to cover our working capital needs for at least the next 12 months.

Cash Flows

The following table summarizes historical changes in our cash flows:

	Predecessor	Successor
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year ended December 31,		Six months ended June 30,
			2007	2008	2008	2009
					(unaudited )
		(in thousands)
Net cash provided by (used in) operating activities	$4,850	$72	$3,487	$4,606	$5,277	$(4,797)
Net cash provided by (used in) investing activities	1,224	(71,308)	(12,127)	(5,415)	(4,575)	(1,704)
Net cash provided by (used in) financing activities	(6,074)	71,239	8,658	6,901	1,066	1,238

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Net cash used in operating activities was $4.8 million in the six months ended June 30, 2009, compared to net cash provided by operating activities of $5.3 million for the six months ended June 30, 2008. Net cash used in operating activities during 2009 was the result of an increase in net income of $1.7 million and an insignificant change of $0.2 million in non-cash items, which were more than offset by operating activities use of funds of $11.6 million. The principal use of funds from operating activities was an increase in accounts receivable of $16.3 million partially offset by a decrease in checks issued against future deposits, which represents outstanding checks in excess of bank balances of $4.0 million and the fluctuation in current income taxes of $0.5 million. Accounts receivable, net of allowance, increased $13.9 million in the six months ended June 30, 2009 compared to a decrease (due to funds provided) of $2.2 million in the same period last year.

Our days of sales outstanding, or DSOs, at June 30, 2009 and December 31, 2008 were 86 days and 68 days, respectively. The DSOs for our largest payor, the Illinois Department on Aging, at June 30, 2009 and December 31, 2008 were 112 days and 82 days, respectively.

Net cash used in investing activities was $1.7 million for the six months ended June 30, 2009 and $4.6 million for the six months ended June 30, 2008. Our investing activities for the six months ended June 30, 2009 related principally to contingency payments earned on previously acquired businesses and for the six months ended June 30, 2008 related principally to acquisitions of businesses, net of cash received.

Net cash provided by financing activities was $1.2 million for the six months ended June 30, 2009 and $1.1 million for the six months ended June 30, 2008. For 2009, cash was provided by borrowings of $2.4 million under the revolving credit portion of the credit facility and $2.1 million in twelve month financing of our insurance premiums. Cash provided by these financing activities were offset by loan repayments of $3.3 million on the term loan portion of the credit facility. For 2008, cash was provided from the borrowings of $5.2 million from the term loan portion of the credit facility all of which related to funding acquisitions. We also made term loan repayments of $2.3 million and net repayments on the revolving credit portion of the credit facility of $1.8 million during the six month period ended June 30, 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net cash provided by operating activities increased by $1.1 million to $4.6 million for 2008. Net cash provided by operating activities was generated by an increase in net income of $3.8 million, an increase in non-cash items of $3.1 million offset by operating activities use of funds of $5.8 million. The principal increases in non-cash items were deferred income taxes of $1.7 million and provision for doubtful accounts of $1.1 million. The principal use of funds from operating activities was a decrease in checks issued against future deposits, which represents outstanding checks in excess of bank balances, of $7.9 million. Accounts receivable, net of allowance, increased by $5.9 million and is discussed further below.

Net cash used in investing activities was $5.4 million for 2008 and $12.1 million for 2007. In both periods, our investing activities related to acquisitions of businesses, net of cash received, and the purchase of property and equipment of $0.4 million in 2008 and $0.8 million in 2007, which related primarily to computer software and equipment.

Net cash provided by financing activities was $6.9 million for 2008 and $8.7 million for 2007. In both periods, the cash was primarily provided by borrowings under the term and revolving loan portions of our credit facility, including the funding of acquisitions of $5.7 million for 2008 and $9.0 million for 2007. Borrowings for 2008 included the conversion of the remaining $2.8 million of term loan commitment for working capital needs.

Year Ended December 31, 2007 Compared to the Period from January 1, 2006 to September 18, 2006 and the Period from September 19, 2006 to December 31, 2006

Net cash provided by operating activities for 2007 was $3.5 million compared to net cash provided for the predecessor period of $4.9 million and $0.1 million for the successor period. Increases or decreases in certain balances, such as net income, depreciation and amortization, accounts receivable, and the provision for doubtful accounts, are impacted due to the changes in the predecessor and successor periods not covering a full year. The net decrease in cash provided by operating activities between the predecessor period and 2007 of $1.4 million was the result of lower net income of $4.6 million and an increase in operating activities use of funds of $1.8 million partially offset by an increase in non-cash items of $5.0 million. The principal use of funds from operations were an increase in accounts receivable of $6.5 million offset by changes in accounts payable and checks issued against future deposits, which represent outstanding checks in excess of bank balances, of $5.2 million. The principal increases in non-cash items were depreciation and amortization of $5.6 million, primarily attributable to the stepped-up basis of intangible assets related to the acquisitions, an increase in the provision for doubtful accounts of $0.8 million, and an increase in stock-based compensation of $0.9 million, as a new stock option plan was put in place for the successor company, partially offset by changes in deferred taxes of $2.6 million, as the successor is a C corporation.

The net increase in cash provided by operating activities between the successor period and 2007 of $3.4 million was the result of an increase in non-cash items of $5.0 million partially offset by an increase in operating activities use of funds of $1.4 million and a decrease in net income of $0.2 million. The principal increases in non-cash items were depreciation and amortization of $4.1 million and an increase in the provision for doubtful accounts of $1.0 million, partially offset by the change in deferred taxes of $1.2 million. The principal use of funds from operations were an increase in accounts receivable of $4.2 million offset by changes in accounts payable and checks issued against future deposits, which represents outstanding checks in excess of bank balances, of $3.3 million.

Net cash used in investing activities for 2007 was $12.1 million, compared to net cash provided from investing activities of $1.2 million for the predecessor period and net cash used in investing activities of $71.3 million for the successor period. In 2007 and the successor period, the principal investing activities were related to acquisitions including the acquisition of Addus HealthCare by Holdings in 2006. Cash provided from investing activities for the predecessor period included the repayment of amounts due from stockholders and officers of $1.6 million.

Net cash provided by financing activities for 2007 was $8.7 million, compared to net cash used in financing activities of $6.1 million for the predecessor period and net cash provided from financing activities of $71.2 million for the successor period. Cash was provided by borrowings under the term and revolving loan portions of the credit facility, including the funding of acquisitions of $9.0 million and $45.0 million for 2007 and the successor period, respectively. For the successor period, financing of Addus HealthCare included the issuance of series A preferred stock of $37.8 million and issuance of term debt under our credit facility of $45.0 million. Cash used in financing activities for the predecessor period included the repayment of amounts due under our former credit facility of $6.3 million.

Outstanding Accounts Receivable

Outstanding accounts receivable, net of the allowance for doubtful accounts increased by $13.9 million and $5.9 million in the six months ended June 30, 2009 and the year ended December 31, 2008, respectively. We establish our allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. Our provision for doubtful accounts is estimated and recorded primarily by aging receivables utilizing eight aging categories and applying our historical collection rates to each aging category, taking into consideration factors that might impact the use of historical collection rates or payor groups, with certain large payors analyzed separately from other payor groups. In our evaluation of these estimates, we also consider delays in payment trends in individual states due to budget or funding issues, billing conversions related to acquisitions or internal systems, resubmission of bills with required documentation and disputes with specific payors, which historically have been insignificant. In 2008 and 2009, we have experienced increases in the aging of our accounts receivable resulting from billing delays during the conversion process, either procedural or internal, related to both newly acquired agencies and transferring our existing home & community locations from a legacy system to the centralized McKesson operating system. Reasons for the delays include obtaining approvals from federal and state governmental agencies of provider numbers we acquired with our acquisitions, McKesson payor and billing set-up processes and required staff training. We estimate that as of June 30, 2009, these conversion delays had resulted in a $2.5 million increase in our accounts receivable, a portion of which had been outstanding for more than 180 days. We have begun billing and collecting such amounts subsequent to June 30, 2009. Our collection procedures include review of account agings and direct contact with our payors. We do not use collection agencies. An uncollectible amount, not governed by amount or aging, is written off to the allowance account only after reasonable collection efforts have been exhausted. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, we have had no significant write-offs of accounts receivable or significant adjustments to the allowance for doubtful accounts related to prior periods. The following tables detail our accounts receivable before reserves by payor group within each segment and the related allowance amount at June 30, 2009, December 31, 2008 and 2007:

	June 30, 2009
	(unaudited) (in thousands, except percentages)
	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
State, local and other governmental programs	$39,006	$7,830	$4,151	$527	$51,514
Private duty and commercial	1,405	469	353	297	2,524

Home & Community	40,411	8,299	4,504	824	54,038

Medicare	4,654	1,248	578	243	6,723
State, local and other governmental programs	1,847	394	525	381	3,147
Private duty and commercial	1,667	481	279	222	2,649

Home Health	8,168	2,123	1,382	846	12,519

Total	$48,579	$10,422	$5,886	$1,670	$66,557

Related aging %	73.0%	15.7%	8.8%	2.5%
Allowance for doubtful accounts					$3,443
Reserve as % of gross accounts receivable					5.2%

	December 31, 2008
	(in thousands, except percentages)
	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
State, local and other governmental programs	$34,342	$2,496	$545	$161	$37,544
Private duty and commercial	1,450	275	219	164	2,108

Home & Community	35,792	2,771	764	325	39,652

Medicare	4,560	1,050	601	84	6,295
State, local and other governmental programs	2,074	759	498	354	3,685
Private duty and commercial	1,347	357	298	296	2,298

Home Health	7,981	2,166	1,397	734	12,278

Total	$43,773	$4,937	$2,161	$1,059	$51,930

Related aging %	84.3%	9.5%	4.2%	2.0%
Allowance for doubtful accounts					$2,693
Reserve as % of gross accounts receivable					5.2%

	December 31, 2007
	(in thousands, except percentages)
	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
State, local and other governmental programs	$28,634	$903	$470	$505	$30,512
Private duty and commercial	1,056	143	94	48	1,341

Home & Community	29,690	1,046	564	553	31,853

Medicare	3,776	1,667	1,550	32	7,025
State, local and other governmental programs	2,131	931	785	114	3,961
Private duty and commercial	1,443	723	352	28	2,546

Home Health	7,350	3,321	2,687	174	13,532

Total	$37,040	$4,367	$3,251	$727	$45,385

Related aging %	81.6%	9.6%	7.2%	1.6%
Allowance for doubtful accounts					$2,055
Reserve as % of gross accounts receivable					4.5%

We calculate our DSO by taking the accounts receivable outstanding net of the allowance for doubtful accounts and deducting deferred net service revenues at the end of the period, divided by the total net service revenues for the last quarter, multiplied by the number of days in that quarter. The adjustment for deferred net service revenues relates to Medicare receivables which are recorded at the inception of each episode of care at the full requested anticipated payment (“RAP”) amount. Our DSOs at June 30, 2009, December 31, 2008 and 2007 were 86 days, 68 days and 73 days, respectively. The DSO for our largest payor, the Illinois Department on Aging, at June 30, 2009, December 31, 2008 and 2007 was 112 days, 82 days and 84 days, respectively. The remaining decrease in DSO was primarily due to improved collections on Medicare receivables.

Indebtedness

This Offering

We intend to use a portion of the net proceeds from this offering, together with borrowings under our new credit facility, to repay the outstanding indebtedness under our existing credit facility. See “Use of Proceeds.”

Existing Credit Facility

As part of the September 2006 acquisition of Addus HealthCare by Holdings, we entered into a new credit facility to partially fund the acquisition and retire existing indebtedness. The credit facility consists of a $62.5 million term loan and a $17.5 million revolving credit facility. Scheduled quarterly principal installments permanently reduce the term loan commitment and the revolving loan provides for the issuance of up to $8.0 million in letters of credit. At June 30, 2009 and December 31, 2008, our available borrowings under the revolving credit facility were $1.2 million and $3.6 million, respectively. A number of our acquisitions were funded by the term loan portion of our credit facility. See “—Liquidity and Capital Resources—Overview.” Currently, we have no available funds for borrowing under the term loan portion of our credit facility.

The credit facility matures in September 2011. The term loan portion of our credit facility, with an outstanding balance of $53.4 million at December 31, 2008, requires increases in our scheduled quarterly payments every December 31 with a balloon payment of $32.4 million at maturity. The revolving credit portion of our credit facility, with an outstanding balance of $7.7 million at December 31, 2008, is due at maturity. While not applicable for 2008, additional principal payments from excess cash flows, as defined in our credit agreement, would further reduce quarterly principal payments. The scheduled quarterly payments due in 2009 total $7.1 million. Proceeds from the sale of any stock, with certain limited exceptions, are required to be applied to reduce outstanding loan balances.

Interest on borrowings under the credit facility provides for an index rate, as defined, or LIBOR for terms of one, two, three or six months. The index base rate is the higher of the prime rate or the federal funds rate plus 50 basis points. The applicable margin over the index base rate or LIBOR rate for each facility component is as follows:

Borrowing availability	Term	Revolving
Index	2.50% - 3.50%	2.75%
LIBOR, depending on leverage ratio	3.50% - 4.50%	3.75%

At December 31, 2008, LIBOR borrowings were only drawn under the term loan at an applicable margin of 4.0%. The term loan was comprised of $53.0 million at LIBOR, including applicable margin, at 5.64% and $0.4 million at an index rate, including applicable margin, at 6.25%. The revolving loan, which includes the outstanding letters of credit, was all at an index rate, including applicable margin, of 6.0%.

In March 2007, we entered into an interest rate agreement pursuant to the credit facility to minimize fluctuations in interest rate volatility. The agreement, which expires in March 2010, is for a notional value of $22.5 million and provides for a LIBOR cap and floor rate, before applicable margin, of 6.0% and 3.72%, respectively. While this agreement minimizes the impact of interest rate volatility, it does not qualify as an accounting hedge under SFAS No. 133. As such, changes in the value of this agreement are reflected in interest expense in the period of change. For 2008, the mark-to-market adjustment resulted in a charge to operations of $0.8 million and is included in interest expense. The impact of such adjustment was not significant at December 31, 2007. For the six months ended June 30, 2008 and 2009, the mark-to-market adjustment included in interest expense was an increase of $0.2 million and a decrease of $0.2 million, respectively.

The credit facility requires us to comply with customary financial and non-financial covenants. The more significant financial covenants require us to maintain a minimum trailing twelve month EBITDA amount, a maximum fixed charge ratio and a maximum leverage ratio, and limit our capital expenditures. The more significant non-financial covenants require us to receive approval on all acquisitions, not to pay dividends on our preferred or common stock, and not to incur any additional debt. As of June 30, 2009 and December 31, 2008, we were in compliance with all of our credit facility covenants. Our credit facility is collateralized by substantially all of our assets.

New Credit Facility

At the completion of this offering, we intend to enter into a new senior secured credit facility through our wholly-owned subsidiary, Addus HealthCare, which we refer to as our new credit facility. We have received a Summary of Indicative Terms and Conditions from Fifth Third Bank (Chicago), pursuant to which Fifth Third Bank has proposed the terms and conditions that would be contained in definitive documentation governing our new credit facility, which remain subject to negotiation and may not reflect the definitive terms of our new credit facility. Our new credit facility is expected to have a $50.0 million revolving line of credit with a maturity of five years, and include a $15.0 million sublimit for the issuance of letters of credit. All of the subsidiaries of Addus HealthCare are expected to be co-borrowers, and Holdings is expected to guarantee Addus HealthCare’s obligations under our new credit facility. We expect that our new credit facility will be secured by a first priority security interest in all of Addus HealthCare’s current and future tangible and intangible assets, including the shares of stock of its subsidiaries. The new credit facility is expected to allow for the payment of all debt outstanding after the completion of this offering in accordance with the repayment terms thereof, including the dividend notes, as long as we are not in default under the new credit facility. In addition, we expect the new credit facility to permit proceeds to be used to fund acquisitions (subject to certain limitations set forth therein), to pay for fees, costs and expenses in connection with this offering and for general corporate purposes.

We expect the availability of funds under our new credit facility to be based upon a specified advance rate calculated as the product of a specified multiple, up to 2.75, and EBITDA for the most recent 12-month period for which financial statements have been delivered under our new credit facility. Interest on the amounts outstanding under our new credit facility is expected to be payable monthly at a floating rate equal to the 30-day LIBOR, calculated on the basis of a 360-day year and actual days elapsed, plus an applicable margin of 4.6%. We may select LIBOR periods up to six months. We expect to pay a monthly fee equal to 0.5% of the unused portion of the credit facility. Issued stand-by letters of credit are expected to be charged at a rate of 2% per annum payable monthly. We expect interest to be paid monthly.

We expect that our new credit facility will contain financial covenants and other covenants that restrict our ability to incur additional indebtedness and enter into certain transactions, including:

•	maintenance of a minimum fixed charge coverage ratio;

•	maintenance of a maximum net worth;

•	a requirement to stay below a maximum senior leverage ratio;

•	a requirement to stay below a maximum amount of capital expenditures;

•	restrictions on guarantees, indebtedness, liens, dividends, distributions, investments and loans, subject to customary carve outs;

•	restrictions on mergers, asset sales, acquisitions, equipment, subsidiaries and affiliate transactions subject to customary carve outs; and

•	restrictions on fundamental changes and lines of business.

We expect the fees and expenses of the lender associated with entering into our new credit facility to be $0.4 million plus out-of-pocket expenses.

We expect the execution of a definitive credit agreement providing for our new credit facility and the initial drawdown thereunder to occur substantially concurrently with the completion of this offering. The consummation of this offering will not occur unless the lenders fund the initial drawdown thereunder substantially concurrently with the completion of this offering.

Contractual Obligations and Commitments

We have outstanding letters of credit of $6.3 million at December 31, 2008. These standby letters of credit benefit our third party insurer for our high deductible workers’ compensation insurance program. The amount of letters of credit is negotiated annually in conjunction with the insurance renewals. We anticipate our commitment will increase as we continue to grow our business and more years are the responsibility of the successor.

The following table summarizes our cash contractual obligations as of December 31, 2008:

Contractual Obligation	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
		(in thousands)
Bank credit facility	$61,063	$7,101	$53,962	$—	$—
Other debt	2,113	13	2,100	—	—
Interest on all debt (1)	8,403	3,547	4,856	—	—
Operating leases	6,403	2,525	3,085	603	190

Total contractual obligations	$77,982	$13,186	$64,003	$603	$190

(1)	Interest is calculated at the applicable debt borrowing rate as of December 31, 2008.

(2)	The above table excludes contingent consideration in connection with earn-outs related to completed acquisitions. We believe the maximum aggregate potential earn-outs were $2.6 million at December 31, 2008. We cannot quantify the exact amounts to be paid because they are based on the achievement of certain future annual revenue or EBITDA thresholds. In 2008, we recognized $1.4 million of contingent consideration.

(3)	After giving effect to the repayment of indebtedness under our existing credit facility following this offering and borrowings under our new credit facility, as well as the $7.4 million aggregate principal amount of dividend notes to be outstanding immediately following the completion of this offering, assuming that the aggregate gross proceeds from this offering will be no greater than $70 million, our total contractual obligations on a pro forma basis are expected to be $51.6 million, with $10.3 million payable in less than one year, $10.1 million payable between one and three years, $31.0 million payable between three and five years, and $0.2 million payable after more than five years.

Off-Balance Sheet Arrangements

As of December 31, 2008, we did not have any off-balance sheet guarantees or arrangements with unconsolidated entities. Other than our interest rate derivative agreement, we do not engage in trading activities involving non-exchange traded contracts.

Impact of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operation.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expense and related disclosures. We base our estimates and judgments on historical experience and other sources and factors that we believe to be reasonable under the circumstances; however, actual results may differ from these estimates. We consider the items discussed below to be critical because of their impact on operations and their application requires our judgment and estimates.

Revenue Recognition

Approximately 95% of our home & community segment revenues are derived from Medicaid and Medicaid waiver programs under agreements with various state and local authorities. These agreements provide for a service term from one year to an indefinite term. Services are provided based on authorized hours, determined by the relevant state or local agency, at an hourly rate specified in the agreement or fixed by legislation. Services to other payors, such as private or commercial clients, are provided at negotiated hourly rates and recognized in net service revenues as services are provided. We provide for appropriate allowances for uncollectible amounts at the time the services are rendered.

Nearly 60% of our home health segment revenues are derived from Medicare. Home health services are reimbursed by Medicare based on episodes of care. Under the Medicare Prospective Payment System, or PPS, an episode of care is defined as a length of care up to 60 days per patient with multiple continuous episodes allowed. Billings per episode under PPS vary based on the severity of the patient’s condition and are subject to adjustment, both higher and lower, for changes in the patient’s medical condition and certain other reasons. At the inception of each episode of care, we submit a request for anticipated payment, or RAP, to Medicare for 50% to 60% of the estimated PPS reimbursement. We estimate the net PPS revenues to be earned during an episode of care based on the initial RAP billing, historical trends and other known factors. The net PPS revenues are initially recognized as deferred net service revenues and subsequently amortized as net service revenues ratably over the 60-day episodic period. At the end of each episode of care, a final claim billing is submitted to Medicare and any changes between the initial RAP and final claim billings are recorded as an adjustment to net service revenues. For open episodes, we estimate net revenues based on historical data, and adjust net service revenues for the difference, if any, between the initial RAP and ultimate final claim amount. We did not record any significant adjustments of prior period net PPS estimates.

The other approximately 40% of payors in our home health segment are state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals. Services are primarily provided to these payors on a per visit basis based on negotiated rates. As such, net service revenues are readily determinable and recognized at the time the services are rendered. We provide for appropriate allowances for uncollectible amounts at the time the services are rendered.

Accounts Receivable and Allowance for Doubtful Accounts

We are paid for our services primarily by state and local agencies under Medicaid or Medicaid waiver programs, Medicare, commercial insurance companies and private individuals. While our accounts receivable are uncollateralized, our credit risk is limited due to the significance of Medicare and state agency payors to our results of operations. Laws and regulations governing the Medicaid and Medicare programs are complex and subject to interpretation. Amounts collected may be different than amounts billed due to client eligibility issues, insufficient or incomplete documentation, services at levels other than authorized and other reasons unrelated to credit risk. We establish our allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. Our provision for doubtful accounts is estimated and recorded primarily by aging receivables utilizing eight aging categories and applying our historical collection rates to each aging category, taking into consideration factors that might impact the use of historical collection rates or payor groups, with certain large payors analyzed separately from other payor groups. In our evaluation of these estimates, we also consider delays in payment trends in individual states due to budget or funding issues, billing conversions related to acquisitions or internal systems, resubmission of bills with required documentation and disputes with specific payors, which historically have been insignificant. Historically, we have not experienced any write-off of accounts as a result of a state operating with budget deficits. While we regularly monitor state budget and funding developments for the states in which we operate, we consider losses due to state credit risk on outstanding balances as remote. We believe that our recorded allowance for doubtful accounts is sufficient to cover potential losses; however, actual collections in subsequent periods may require changes to our estimates.

Goodwill and Other Intangible Assets

Intangible assets are stated at fair value at the time of acquisition and the carrying value of goodwill is the residual of the purchase price over the fair value of the net assets acquired and liabilities assumed. Our intangible assets with finite lives, consisting of trade names, trademarks and non-compete agreements, are amortized principally on accelerated methods based upon their estimated useful lives. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite useful lives, of which we have none, are not amortized. Goodwill and indefinite lived intangible assets are required to be tested for impairment at least annually using a two-step method. We test goodwill for impairment at the reporting unit level on an annual basis, as of October 1, or whenever circumstances change, such as a significant change in business climate or regulatory changes that would indicate that an impairment may have occurred. The evaluation of goodwill impairment involves comparing the current fair value of each reporting unit to the recorded value, including goodwill. We use a discounted cash flow, or DCF, model to determine the current fair value of each reporting unit. The DCF model was prepared using revenue and expense projections based on our current operating plan. As such, a number of significant assumptions and estimates are involved in the application of the DCF model to forecast revenue growth, price changes, gross profits, operating expenses and operating cash flows.

Long-Lived Assets

We review our long-lived assets (except goodwill and other intangible assets, as described above) for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, we compare the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset, generally determined by discounting the estimated future cash flows. No impairment charge was recorded in 2006, 2007 or 2008.

Workers’ Compensation Program

Our workers’ compensation insurance program has a $350,000 deductible component. We recognize our obligations associated with this program in the period the claim is incurred. The cost of both the claims reported and claims incurred but not reported, up to the deductible, have been accrued based on historical claims experience, industry statistics and an actuarial analysis performed by an independent third party. We monitor our claims quarterly and adjust our reserves accordingly. These costs are recorded primarily in the cost of services caption in the consolidated statement of income. Under the agreement pursuant to which we acquired Addus HealthCare, claims under our workers’ compensation insurance program that relate to December 31, 2005 or earlier are the responsibility of the selling shareholders in the acquisition, subject to certain limitations. See “Certain Relationships and Related Party Transactions—Formation and Acquisition of Addus HealthCare.”

Income Taxes

We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.”  The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. Deferred taxes, resulting from differences between the financial and tax basis of our assets and liabilities, are also adjusted for changes in tax rates and tax laws when changes are enacted. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Quantitative and Qualitative Disclosures about Market Risk

While we are exposed to market risk from fluctuations in interest rates, we do have in place a derivative financial instrument to minimize a portion of the risk. Under our credit facility, floating rate borrowings can be drawn at either a LIBOR or index base rate, as defined. The index base rate is the higher of the prime rate or the federal funds rate plus 50 basis points. As of December 31, 2008, our weighted average interest rate on the credit facility was 5.64% on total indebtedness of $61.1 million. The interest rate agreement has a notional value of $22.5 million with a LIBOR cap and floor rate of 6.0% and 3.72%, respectively. As the base rate component of the weighted average interest rate is below the floor rate, this swap has the effect of fixing the rate of interest we pay on $22.5 million of our credit facility. As a result, we are exposed to interest rate risk on the un-hedged portion of our borrowings, which was $38.6 million as of December 31, 2008. The impact on a 1.0% increase or decrease in interest rates, net of the estimated impact of a lower or higher payment due on the derivative instrument, would increase or decrease interest expense by $0.4 million. This swap does not qualify as an accounting hedge under SFAS No. 133.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 gives guidance on the presentation and disclosure of noncontrolling interests of consolidated subsidiaries. This statement requires the noncontrolling interest to be included in the equity section of the consolidated balance sheet, requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the consolidated parent and the noncontrolling interest, and expands disclosures. The provisions of this statement are to be applied prospectively to fiscal years beginning on or after December 15, 2008. The adoption of SFAS 160 did not have a material effect on our financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This position amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SAFS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life. Additionally, this position requires expanded disclosures related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets we acquire in future transactions. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements, though, shall be applied prospectively to all intangible assets recognized as of the effective date. Early adoption is prohibited. The adoption of FSP FAS 142-3 did not have a material effect on our financial statements.

In January 2009, we adopted SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which continues the evolution toward fair value reporting and significantly changes the accounting for acquisitions that closed beginning in 2009, both at the acquisition date and in subsequent periods. In April 2009, the FASB issued Staff Position 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arises from Contingencies,” which modifies the accounting and reporting of business combinations. These statements retain the fundamental principles of the purchase method of accounting for business combinations; however, they require several changes in the way the assets and liabilities are recognized in an acquisition. These statements require an acquirer to recognize all the assets acquired and liabilities assumed, excluding contingent consideration, in a transaction at the acquisition-date fair value with limited exceptions. These statements also require acquisition related costs, including due diligence fees, to be expensed. These statements introduce new accounting concepts and valuation complexities, and many of the changes have the potential to generate greater earnings volatility after an acquisition. The effect of the adoption of these statements on our results of operations and financial condition will depend on the nature and size of the acquisitions that take place after their effective date.

We adopted the remaining provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), in January 2009, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material effect on our results of operations and financial position.

In January 2009, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (“SFAS 161”) which provides expanded disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires expanded disclosure including, the fair value of derivative instruments and their gains or losses in a tabular format, information about credit risk, and strategies and objectives for using derivative instruments. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS 161 required us to include additional disclosures regarding the interest rate swap beginning March 31, 2009.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP expands to interim periods the existing annual requirement to disclose the fair value of financial instruments that are not reflected on the balance sheet at fair value. The FSP will be effective and could potentially require additional disclosures in interim periods after our fiscal year ending 2009.

The FASB issued SFAS 165, “Subsequent Events,” on May 28, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. We do not anticipate the adoption of SFAS 165 to have a material effect on our financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 improves financial reporting by enterprises involved with variable interest entities and to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” as a result of the elimination of the qualifying special-purpose entity concept in the SFAS 166 and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. We are evaluating the impact that the adoption of SFAS 167 will have on our financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168 (“SFAS 168”), The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. SFAS 168 replaces SFAS 162, The Hierarchy of Generally Accepted Accounting Principles and establishes the FASB Accounting Standards Codification™ (Codification) as the source of authoritative accounting principles recognized by the FASB. The Codification is to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP and it supersedes all existing non-SEC accounting and reporting standards. SFAS 168 also identifies the framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We expect that the adoption of SFAS 168 will not have a material impact on our financial condition, results of operations or cash flows.

OUR BUSINESS

We are a comprehensive provider of a broad range of social and medical services in the home. Our services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Our consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Our payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers, and private individuals. We provide our services through over 120 locations across 16 states to over 23,000 consumers.

We operate our business through two divisions, home & community services and home health services. Our home & community services are social, or non-medical, in nature and include assistance with bathing, grooming, dressing, personal hygiene and medication reminders, and other activities of daily living. We provide home & community services on a long-term, continuous basis, with an average duration of 20 months per consumer. Our home health services are medical in nature and include physical, occupational and speech therapy, as well as skilled nursing. We generally provide home health services on a short-term, intermittent or episodic basis to individuals recovering from an acute medical condition, with an average length of care of 85 days.

The comprehensive nature of our social and medical services enables us to maintain a long-term relationship with our consumers as their needs change over time and provides us with diversified sources of revenue. To meet our consumers’ changing needs, we have developed and are implementing an integrated service delivery model that allows our consumers to access social and medical services from one homecare provider and appeals to referral sources who are seeking a provider with a breadth of services, scale and systems to meet consumers’ needs effectively. Our integrated service delivery model enables our consumers to access services from both our home & community services and home health services divisions, thereby receiving the full spectrum of their social and medical homecare service needs from a single provider. Our integrated service model is designed to reduce service duplication, which lowers health care costs, enhances consumer outcomes and satisfaction and lowers our operating costs, as well as drives our internal growth strategy. In our target markets, our care and service coordinators work with our caregivers, consumers and their providers to review our consumers’ current and anticipated service needs and, based on this continuous review, identify areas of service duplication or new service opportunities. This approach, combined with our integrated service delivery model, enabled us to derive approximately 25% of our Medicare home health cases in 2008 from our home & community consumer base.

We generated net service revenues of $178.2 million, $194.6 million and $236.3 million in 2006 (including the predecessor prior to September 19, 2006), 2007 and 2008, respectively. The predecessor had net income of $4.8 million for the period from January 1, 2006 to September 18, 2006, and the successor had net income of $0.4 million for the period from September 19, 2006 to December 31, 2006, and we generated net income of $0.2 million and $4.0 million in 2007 and 2008, respectively. As a result of our diversified payor base, we believe that we have less exposure to potential decreases in Medicare reimbursement than our public company peers. In 2008, we derived approximately 82% of our net service revenues from a number of different state and county government payors, which included 32% from the Illinois Department on Aging, and approximately 14% of our net service revenues from Medicare and other federal government payors.

Our Market and Opportunity

We provide services to the elderly and adult infirm who need long-term care and assistance with essential, routine tasks of life, as well as Medicare-eligible beneficiaries who are in need of recuperative care services following an acute medical condition. The Georgetown University Long-Term Care Financing Project estimated total expenditures in 2005 for services such as these, including services provided in the home or in a community-based setting, as well as in institutions such as skilled nursing facilities, at over $205 billion. It is estimated that 49.0% of these expenditures were paid for by Medicaid, 20.4% by Medicare, 18.1% by private duty, 7.2% by private insurance and 5.3% by other sources. Homecare services is the fastest growing segment within this overall market. According to the NAHC, Medicaid expenditures for home & community services increased from $9.4 billion in 1995 to $37.2 billion in 2004, representing a CAGR of 16.5%. In addition, NAHC estimates that Medicare expenditures for home health care, targeted primarily at individuals discharged from in-patient hospitals or other institutions for recuperative care, increased from $7.4 billion in 2000 to $14.0 billion in 2006, representing a CAGR of 11.2%.

We believe growth in homecare is being driven by the following trends:

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Aging population.  The primary consumers of our services are the elderly, who are increasing in number and living longer. The United States Census Bureau estimates that Americans aged 65 and older will more than double to 88.5 million by 2050, and a 2005 report by the National Institute on Aging found that the 65 and older age bracket is the fastest-growing segment of the United States population. See “Census Bureau Reports World’s Older Population Projected to Triple by 2050,” published June 23, 2009 by Tom Edwards, available at http://www.census.gov/Press-Release/www/releases/archives/ international_population/013882.html, and report by the National Institute on Aging titled “65+ in the United States: 2005,” issued December 2005 by Wan He, Manisha Sangupta, Victoria A. Velkoff and Kimberly A. DeBarros, available at http://www.census.gov/prod/2006pubs/p23-209.pdf.

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Consumer preference.  We believe the overwhelming majority of individuals in need of care prefer to receive care in a less restrictive setting, such as the home or a community-based setting. An AARP Public Policy Institute, or AARP, study of individuals aged 50 and older with disabilities found that only 1% preferred to receive assistance with daily activities in a nursing home. Even under circumstances in which 24-hour help is required, only 6% expressed a preference to receive care in a nursing home. See study titled “Beyond 50: 2003 a Report to the Nation on Independent Living and Disability,” published in 2003 by Mary Jo Gibson, available by request at member@aarp.org.

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Cost effectiveness.  The provision of homecare services is less costly than the provision of similar services in an institutional setting for long-term care. According to AARP, in 2004, average Medicaid spending per beneficiary, by type of long-term care service, was approximately $9,200 for personal care delivered in the home, compared to $24,500 for nursing homes. For post-acute care, home health care is the most cost-effective mode of delivering care. According to a February 2004 report by the Congressional Joint Economic Committee, the cost per episode in Medicare post-acute settings was $4,000 for home health care, compared to $8,300 for a skilled nursing facility, $12,500 for an inpatient rehabilitation facility and $35,700 for a long-term acute care hospital. See article titled “A Balancing Act: State Long-Term Care Reform,” published in July 2008 by Enid Kassner, Susan Reinhard, Wendy Fox-Grage, Ari Houser, Jean Accius, Barbara Coleman and Dan Milne available at http://assets.aarp.org/rgcenter/il/2008_10_ltc.pdf, and report by the Congressional Joint Economic Committee, titled “Long Term Care Hospitals: More Facilities, More Expenditures, More Questions,” by Peter Stark, available at http://jec.senate.gov/ archive/Documents/Reports/ltch6feb2004.pdf.

According to CMS, payment for homecare services, which does not include personal care services funded primarily under Medicaid waiver programs, was $59 billion in 2007, and is forecasted to increase to $135 billion in 2018, representing a CAGR of 7.8%. See “National Health Expenditure Projections,” published in 2008, available at http://www.cms.hhs.gov/NationalHealthExpendData/downloads/proj2008.pdf. In addition to the projected growth of government-sponsored homecare services, the private duty market for our services is rapidly growing. We provide our private duty consumers with all of the services we provide to both our home & community and home health consumers. In addition, we have developed a comprehensive care management program, through which we provide additional services to our private duty consumers. Through our comprehensive care management program, we undertake a detailed assessment of our private duty consumers’ needs and resources, and develop a complete plan of care, which may include consultative services, telephone reassurance and other services tailored to their specific needs.

Historically, there were limited barriers to entry in the homecare industry. As a result, the industry developed in a highly fragmented manner, with many small local providers. As such, few companies have a significant market share across multiple regions or states. According to the NAHC, as of 2007, there were over 9,000 Medicare-certified homecare agencies. In addition, while difficult to estimate, there are many non-licensed, non-certified homecare agencies. More recently, the homecare industry has been subject to increased regulation. In several states, providers are now required to obtain state licenses or registrations and must comply with laws and regulations governing standards of practice. Providers must dedicate substantial resources to ensure continuing compliance with all applicable regulations and significant expenditures may be necessary to offer new services or to expand into new markets. Any failure to comply with this growing and changing regulatory regime could lead to the termination of rights to participate in federal and state-sponsored programs and the suspension or revocation of licenses. We believe limitations on the availability of new licenses, the rising cost and complexity of operations and pressure on reimbursement rates due to constrained government resources create substantial barriers for new providers and may encourage industry consolidation.

Our Competitive Strengths

We believe the following competitive strengths position us to grow our business and our market share:

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Large scale of operations.  We believe we are one of the largest providers of comprehensive homecare services, based on both the number of our service locations and markets in which we operate, as well as the broad range of social and medical services we provide. Our size and the diversity of our services distinguish us from the vast majority of our competitors, which are generally small and local. We provide our services through over 120 locations across 16 states to over 23,000 consumers. We derive the majority of our business through relationships or agreements with over 100 government and government-related agencies that are financially responsible for providing homecare services to our consumers. The scale of our operations provides us with a broad platform from which we are able to expand into new markets, add new service lines and participate in new programs.

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Comprehensive, integrated service offering.  We offer a full spectrum of social and medical homecare services that enables us to meet the specific and dynamic needs of each consumer. This approach allows our consumers to stay within our delivery system as their health care needs change over time. This approach serves to diversify our financial risk. We have developed and are implementing an integrated service model that allows our consumers to access social and medical homecare services from one provider, and appeals to referral sources who are seeking a local provider with a breadth of services and scale. Our integrated model is designed to reduce service duplication, which lowers overall health care costs, to enhance consumer outcomes, to increase referral sources and consumer satisfaction, to lower our operating costs and to drive our growth. Additionally, we believe our integrated service model is a competitive differentiator in our target markets. For example, 25% of our Medicare home health cases in 2008 were derived from our home & community consumer base.

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Long-term, mutually beneficial relationships with payors and referral sources.  Our success has been built on establishing and maintaining long-term, mutually beneficial relationships with payors and referral sources. We are often invited to participate in advisory commissions that provide advice to our payor clients with respect to funding, procurement and service delivery matters. In addition, we are often selected to participate in the planning and implementation of pilot programs that test alternative methods and enhancements to service delivery. Our leadership in this area, as well as our targeted advocacy in support of other payor client initiatives, has developed and strengthened our relationships with our payor clients. Given the long duration of our average home & community services, we often report to a consumer’s physician on the status of his or her patient. This practice provides us with an opportunity to inform the physician about additional services that might benefit the patient and ensures that the physician is aware of the consumer’s current condition, leading to better and more cost-effective outcomes and strong referral relationships.

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Strong relationships with employees.  Our employees play a critical role in the delivery of our high quality homecare services and the establishment of long-term, trusted relationships with our consumers, their families and referral sources. We continually strive to attract and retain qualified, talented employees by offering competitive compensation and benefit programs. We maintain strong working relationships with the labor unions that represent approximately 57% of our total workforce. Together with these unions, we work to improve wages and benefits and to support the introduction and passage of legislation and regulations favorable to the homecare industry. We believe our relationships with unions enhance our relationships with our employees. We work cooperatively with unions on business development efforts, such as expanding into new markets and mobilizing legislative advocacy efforts. In 2005, American Rights at Work, a leading labor policy and advocacy organization, included us, along with eight other employers, including Cingular Wireless, Costco Wholesale Corporation, Kaiser Permanente and Harley-Davidson Motor Company, in its inaugural Labor Day List: Partnerships that Work which recognizes successful partnerships between employees and their employees’ labor unions.

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Cost-effective, scalable operating model.  We centralize accounting, payroll, billing, collections, human resources and information technology services in our National Support Center. We operate our business using a single information technology system, McKesson Horizon Homecare. The McKesson system provides us with real-time operating metrics, giving us the ability to monitor and adjust our services and operating performance on a continuous basis. This technology allows us to standardize and integrate the care delivered across our locations and within divisions, as well as to promote best clinical practices by blending social and medical models of care, thereby preventing hospitalizations and generally improving outcomes. We believe our centralized model and technology capabilities provide efficiencies, reducing the need for additional administrative staff and related expenses, and facilitate our efforts to be a low-cost provider.

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Strong management team with extensive industry experience.  We are led by an experienced management team, who have an average of over 12 years of experience in the home & community services industry and over 16 years of experience in the home health industry. Our senior management team has experience executing organic and acquisition-based growth strategies, having increased our net service revenues to $236.3 million in 2008 from $178.2 million in 2006. Members of our management team have significant experience with government- sponsored social and medical services and work closely with state regulators in developing and implementing policies.

Our Growth Strategy

We intend to grow as an integrated provider of homecare services. The following are the key elements of our growth strategy:

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Expand our comprehensive, integrated service model.  Our comprehensive, integrated model provides significant opportunities to effectively market to a wide range of payor clients and referral sources, many of whom are responsible for consumers with both social and medical service needs. We have implemented this model in approximately 48% of our current locations and intend to extend this model to all of our markets, both organically and through strategic acquisitions. Over the past three years, we have acquired seven businesses that have enhanced our integrated service offerings in existing markets.

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Drive growth in existing markets.  We intend to drive growth in our existing markets by enhancing the breadth of our services, increasing the number of referral sources and leveraging and expanding our payor relationships in each market. We believe this will result in an increase in the number of consumers we serve and enable us to achieve greater market share at the local level. We intend to achieve this growth by continuing to educate referral sources about the benefits of our services and maintaining our emphasis on high quality care for our consumers. To take advantage of the growing demand for quality and reputable homecare services from private duty consumers, we are focusing on increasing and enhancing the private duty services we provide to veterans and other consumers in all of our locations. We believe that private duty homecare is the fastest growing segment of the homecare industry. We provide our private duty consumers with all of the services we provide to both our home & community and home health consumers. In addition, we have developed a comprehensive care management program, through which we provide additional services to our private duty consumers. In our comprehensive care management program, we undertake a detailed assessment of our private duty consumers’ needs and resources, and develop a complete plan of care, which may include consultative services, telephone reassurance and other services tailored to their specific needs. By providing private duty services through our existing home & community and home health employees, we expect to increase our net service revenues without a corresponding increase in our operating costs.

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Expand into new markets.  We intend to offer our services in new geographic markets by opening new locations, expanding services from current locations into geographically contiguous markets and through acquisitions. We target expansion locations where we believe we can establish a significant presence. We regularly assess potential acquisition candidates that will augment and extend our existing operations. Over the past three years, we have completed four acquisitions in new markets and have established three new locations.

Our Services

We provide comprehensive homecare services through two divisions: home & community services and home health services. Our home & community services assist consumers, who would otherwise be at risk of placement in a long-term care institution, with activities of daily living. Our home health services provide restorative measures to consumers with chronic diseases or after hospitalization. Our net service revenues attributable to services provided by our home community services division represented 74.9%, 76.1%, 76.9% and 80.0% of our total net service revenues for the predecessor period of 2006, the successor period of 2006, 2007 and 2008, respectively. Our net service revenues attributable to services provided by our home health services division represented 25.1%, 23.9%, 23.1% and 20.0% of our total net service revenues for the predecessor period of 2006, the successor period of 2006, 2007 and 2008, respectively.

We have an integrated care approach which delivers an integrated care plan to our consumers. We believe this approach allows consumers to stay within our delivery system as their health care needs change and to continue to receive a full spectrum of services in a home or community-based setting. This approach also reduces the costs to the health care system associated with frequent hospitalization or admission into a skilled nursing facility or other health care institution.

We currently provide our services from locations in the following states: Alabama, Arkansas, California, Delaware, Idaho, Illinois, Indiana, Missouri, Montana, Nevada, New Jersey, New Mexico, North Carolina, Oregon, Pennsylvania and Washington. We also provide services through these locations to consumers in Iowa, Wisconsin and Mississippi. In 2008, 81% of our net service revenues was generated from 213 payors in Illinois, California, Washington and Nevada, with 140 payors in Illinois accounting for 46% of our net service revenues.

Home & Community Services

Our home & community services division provides a broad range of services primarily in consumers’ homes on an as-needed, hourly basis, mostly to older adults and younger disabled persons. Our home & community services division, which accounted for $189.0 million, or 80.0%, of our net service revenues in 2008, primarily involves providing assistance with activities of daily living. These services, generally provided by para-professional staff such as homecare aides, are of a social rather than medical nature, and include personal care, home support services and adult day care.

Personal care and home support services are provided to consumers who are unable to independently perform some or all of their activities of daily living. Our services are needed when assistance from family or community members is insufficient or where caregiver respite is needed. Personal care services include bathing, grooming, mouth care, skin care, assistance with feeding and dressing and medication reminders. Home support services include meal planning and preparation, housekeeping and transportation services. A consumer may need such services on a temporary or long-term basis to address chronic or acute conditions. Each payor client establishes its own eligibility standards, determines the type, amount, duration and scope of services, and establishes the applicable reimbursement rate. Our services average 15 hours per consumer per week. The average duration of our provision of home & community services is approximately 20 months per consumer.

We also operate four adult day care centers in Illinois that provide an integrated program of skilled and support services and designated health services for adults in a community-based group setting. Services provided by our adult day care centers include social activities, transportation services to and from the centers, the provision of meals and snacks, personal care and therapeutic activities such as exercise and cognitive interaction. Adult day care generated $2.7 million, or 1%, of net service revenues in 2008.

Most of our home & community services are provided pursuant to agreements with state and local governmental social and aging service agencies. These agreements generally have a stated term of one to two years and generally may be terminated by the counterparty upon 60 days’ notice. They are typically renewed for one- to five-year terms, provided we have complied with licensing, certification and program standards, and other regulatory requirements. Reimbursement rates and methods vary by state and service type, but are typically based on an hourly or unit-of-service basis. In 2008, approximately 96.9% of our home & community net service revenues were derived from state and local government programs, while approximately 3.1% of our home & community net service revenues were derived from insurance programs and private duty consumers.

Home Health Services

Our home health services are typically prescribed by a physician following an in-home nursing assessment or a consumer’s discharge from a hospital, skilled nursing facility, rehabilitation center or other institutional setting. Services may be provided in lieu of, or delay the need for, hospitalization. Our home health services are provided on an intermittent basis to consumers who are typically unable to leave their homes without considerable effort. Our home health services are provided by skilled nurses, physical, occupational and speech therapists, medical social workers and home health aides. We provide these services to the homebound elderly, adult infirm and children, including the high-risk pediatric population.

We provide home health services after an episode of acute illness or surgical intervention, or after an exacerbation or worsening of a chronic disorder that typically requires hospitalization or other institutionalization. These services include disease management instruction, wound care, occupational and speech therapy, risk assessment and prevention and education. We have also developed disease-specific plans for consumers with diabetes, congestive heart failure, post-orthopedic surgery or injury and respiratory diseases.

Our home health net service revenues accounted for $47.3 million, or 20.0%, of our net service revenues in 2008. Of these net service revenues, 58.3% were reimbursed by Medicare, 23.4% by state and local government programs, 11.4% by insurance programs and 6.9% from other private payors.

Acquisitions

We have historically grown our business primarily through organic growth, complemented with selective acquisitions. We have acquired 11 businesses over the past three years. Our home & community segment acquisitions have been focused on facilitating entry into new states such as New Jersey, Nevada, Idaho and North Carolina, whereas our home health segment acquisitions have been focused on complementing our existing home & community business in Nevada, Idaho and Indiana, enabling us to provide a more comprehensive range of services in those locations. Acquisitions in the home health segment, while not significant, reflect our goal of being a comprehensive provider of both home & community and home health services in the markets in which we operate.

Our process of integrating acquired businesses depends on several factors, including the services provided by the acquired business, the geographic areas in which services are provided and the overall size of the acquired business. In all cases, all personnel retained as part of the acquisition undergo orientation and education regarding our company. Personnel at our National Support Center ensure that all necessary licenses, certifications and agreements are transitioned to us as required. We also integrate the operations of the acquired business to the McKesson Horizon Homecare system and our payroll system as soon as practical after the acquisition with as little disruption to the acquired business as possible. Other than the foregoing, like our other locations, the businesses we acquire generally continue to operate as stand-alone homecare providers, providing substantially the same services after the acquisition as they did prior to the acquisition under the same name. Accordingly, the 11 businesses acquired over the past three years have been fully-integrated into our operations.

Sales and Marketing

We focus on initiating and maintaining working relationships with state and local governmental agencies responsible for the provision of the services we offer. We target these agencies in our current markets and in geographical areas that we have identified as potential markets for expansion. We also seek to identify service needs or changes in the service delivery or reimbursement system of governmental entities and attempt to work with and provide input to the responsible government personnel, provider associations and consumer advocacy groups.

We receive substantially all of our consumers from third party referrals. Generally, family members of potential homecare consumers are made aware of available in-home or alternative living arrangements through a state or local case management system. These systems are operated by governmental or private agencies. We receive referrals from state departments on aging, rehabilitation, mental health and children’s services, county departments of social services, the Veterans Health Administration and city departments on aging. Other service referrals, particularly in our home health division, come from physicians, hospitals, long-term care facilities and private insurers. Accordingly, there is no single referral source that accounts for a substantial portion of our referrals.

In our home & community services division, we provide ongoing education and outreach to our target communities, both to inform residents about state and locally-subsidized care options and to communicate our role in providing quality home & community services. We also utilize consumer-direct sales, marketing and advertising programs designed to attract consumers. We market our home health services by educating referral sources. We have a focused sales force that manages the retention of our consumers and payors, organic expansion of existing referral sources and continued growth of new referral sources.

Payment for Services

We are compensated for our services by state and local government programs, such as Medicaid funded programs and Medicaid waiver programs, other state agencies and Medicare, as well as the Veterans Health Administration, commercial insurers and private duty consumers.

The following table sets forth net service revenues derived from each of our major payors during the indicated periods as a percentage of total net service revenues:

Payor Group	Year Ended December 31,
	2006 (1)	2007	2008
Illinois Department on Aging	32.7%	33.3%	31.6%
Medicare	14.2	12.7	11.7
Nevada Medicaid	—	2.0	7.5
Riverside County Department of Public Social Services	9.5	8.3	6.6
Private duty	2.9	3.5	3.8
Commercial insurance	2.5	2.4	2.4
Other federal, state and local payors (2)	38.2	37.8	36.4

Total	100.0%	100.0%	100.0%

(1)	Includes Addus HealthCare prior to September 19, 2006.

(2)	Includes the Veterans Health Administration and over 100 state and local government payors.

Illinois Department on Aging

We provide homecare services pursuant to agreements with the Illinois Department on Aging, which is funded by Medicaid and general revenue funds of the State of Illinois. Consumers are identified by case managers contracted independently with the Illinois Department on Aging. Once a consumer has been evaluated and determined to be eligible for the program, the case manager refers the consumer to a list of authorized providers, from which the consumer selects the provider. We provide our services in accordance with a care plan developed by the case manager and under administrative directives from the Illinois Department on Aging. We are reimbursed on an hourly fee for service basis.

Medicare

Medicare is the U.S. government’s health insurance program funded by the Social Security Administration for individuals aged 65 or older, individuals under the age of 65 with certain disabilities and individuals of all ages with end-stage renal diseases. Eligibility for Medicare does not depend on income, and coverage is restricted to reasonable and medically-necessary treatment. According to MedPAC, an independent federal body established to advise Congress on issues affecting the Medicare program, Medicare spending for home health care services totaled approximately $16 billion in 2007. See “Healthcare Spending and the Medicare Program,” published in June 2009, available at http://www.medpac.gov/documents/Jun09DataBookEntireReport.pdf. According to the Congressional Budget Office, Medicare spending on home health will increase from $17.8 billion in 2009 to $47.9 billion in 2019.

Medicare home health rates are based on the severity of the consumer’s condition, his or her service needs and other factors relating to the cost of providing services and supplies. Through PPS, Medicare pays providers of home health care at fixed, predetermined rates for services bundled into 60-day episodes of home health care. Medicare base episodic rates are set annually through federal legislation, as follows:

Period	Base Episode Payment (1)
January 1, 2006 through December 31, 2006	$2,264
January 1, 2007 through December 31, 2007 (2)	2,339
January 1, 2008 through December 31, 2008 (2)	2,270
January 1, 2009 through December 31, 2009	2,272

(1)	The actual episode payment rates vary based on the scoring of Outcome and Assessment Information Set responses which then categorize characteristics into home health resource groups with a corresponding rate of payment. The per episode payment is typically reduced or increased by such factors as the consumer’s clinical, functional and services utilization domains.

(2)	As a result of CMS’ update of the PPS for 2008, episodes concluded after January 1, 2008 that began in 2007 were paid at the base rate of $2,337, and episodes that began on or after January 1, 2008 and concluded prior to December 31, 2008 were paid at the base rate of $2,270.

Medicare payments can be adjusted through changes in the base episode payments and recoveries of overpayments for, among other things, unusually costly care for a particular consumer, low utilization, transfers to another provider, the level of therapy services required and the number of episodes of care provided. In addition, Medicare can also reduce levels of reimbursement if a provider is unable to produce appropriate billing documentation or acceptable medical authorizations. Medicare reimbursement, on an episodic basis, is subject to adjustment if the consumer is discharged but readmitted within the same 60-day episodic period.

In late February 2009, President Obama released the outline of his proposed fiscal 2010 budget for the United States. The budget outline included a provision to create a reserve fund to pay for a portion of the cost of reforming the country’s health care system. The budget outline indicated that a portion of the reserve would be funded through restructuring Medicare home health care payments. This provision, if enacted, could have a negative impact on Medicare reimbursement beginning in 2010. One specific proposal by MedPAC, which is subject to change and congressional approval, would eliminate the home health market basket update for 2010, accelerate the case-mix adjustment of 2.71% for 2011 to 2010, and starting in 2011, rebase costs to an earlier year. If adopted as proposed, these potential reimbursement rate reductions would impact a portion of our business that represented approximately 12% of our net service revenues in 2008. The President’s proposed budget for 2011 appears to align with the MedPAC proposal. In addition, in May 2009 the Senate Committee on Finance released policy options for financing comprehensive health care reform, one of which included reducing Medicare payment rates for home health services to be more reflective of actual costs of providing care. In June 2009, President Obama announced plans to offset the cost of health care reform by reducing Medicare and Medicaid spending by $200 to $300 billion over 10 years. On July 30, 2009, CMS published proposed regulations providing for a 2.2% full home health market basket increase for calendar year 2010. A market basket is a fixed-weight index that measures the cost of a specified mix of goods and services as compared to a base period. The home health market basket, which is used to adjust annually the Medicare base episodic rate for home health services, measures inflation or deflation in the prices of a mix of home health goods and services. A 2.2% full home health market basket increase indicates an increase in the cost of home health goods and services and will produce a corresponding increase to the payment and cost limits for home health services in the CMS payment system. A home health market basket reduction would occur in the event of deflation. In addition, the amount of reimbursement based on the home health basket may be reduced with respect to an agency seeking reimbursement if certain requirements are not met. Reduction in the payments and cost limits for the identified basket of goods based on deflation or failure to meet certain requirements is referred to in the industry as a market basket reduction. Under the proposed regulations, the home health market basket increase can be reduced by 2 percentage points to 0.2% due to a failure on the part of an agency to submit certain required quality data when seeking reimbursement. The required quality data consists of a set of data elements that are used to assess outcomes for adult homecare patients, which include, among other things, improvements in ambulation, bathing and surgical wound status.

CMS has indicated that it continues to expect certain reimbursement formula reductions to become effective in 2010, which would result in a 2.75% reduction of the 60-day episode rate. An overall market basket reduction would result in a decrease in the amount of reimbursements we receive. Any reduction in Medicare and Medicaid reimbursements would adversely affect our profitability.

Nevada Medicaid

We provide services pursuant to an agreement with the State of Nevada Division of Health Care Financing and Policy under Nevada Medicaid’s Personal Care Options program. Under this agreement, we identify consumers through community outreach efforts, who are then qualified by the State of Nevada to receive services. We provide personal care and other in-home supportive services under this program. All services are reimbursed on an hourly fee for service basis.

Riverside County Department of Public Social Services

We provide services pursuant to an agreement with the County of Riverside, California under its In-Home Support Services Program. Under this agreement, we serve consumers referred to us by County Employed Social Workers in accordance with the term and conditions of a Quality Assurance Work Plan. We provide personal care and other assistance with activities of daily living under this program. All services are reimbursed on an hourly fee for service basis. The current agreement has a term of three years beginning July 1, 2009 and is subject to annual renewal by the County Board of Supervisors. We have been a provider to the County of Riverside since 1988.

Private Duty

We believe that private duty is the fastest growing segment of the homecare industry. Our private duty services are provided on an hourly basis. Our rates are established to achieve a pre-determined gross profit margin, and are competitive with those of other local providers. We bill our private duty consumers for services rendered every two weeks, and we obtain a two-week deposit from each consumer. Other private duty payors include workers’ compensation programs/insurance, preferred provider organizations and other managed care companies and employers.

Commercial Insurance

We also receive compensation from commercial payors. Most long-term care insurance policies contain benefits for in-home services, home health care and adult day care. Policies are generally subject to dollar limitations on the amount of daily, weekly or monthly coverage provided. Depending on the type of service, coverage for services may be predicated on a physician determination that the care is necessary or on the development of a plan for care in the home.

Other Federal, State and Local Payors

Medicaid Funded Programs and Medicaid Waiver Programs

Medicaid is a state-administered program that provides certain social and medical services to qualified low-income individuals, and is jointly funded by the federal government and individual states. Reimbursement rates and methods vary by state and service type, but are typically based on an hourly or unit-of-service basis. Rates are subject to adjustment based on statutory and regulatory changes, administrative rulings, government funding limitations and interpretations of policy by individual state agencies. Within guidelines established by federal statutes and regulations, each state establishes its own eligibility standards, determines the type, amount, duration and scope of services, sets the rate of payment for services and administers its own program, subject to federal oversight. Most states cover Medicaid beneficiaries for intermittent home health services, as well as continuous services for children and young adults with complicated medical conditions, and certain states cover home and community-based services. According to CMS, total Medicaid spending in 2008 was approximately $339 billion. See “CMS: Medicaid Spending Projected To Rise Much Faster Than The Economy,” published October 23, 2008 in NAHC Report Issue #1087.

Title XIX of the Social Security Act and related regulations set forth the requirements for state-operated Medicaid programs. In some cases, a state may request waivers for some of these requirements. Home and community-based service programs are among the programs that operate under such waivers. The services provided pursuant to these waivers may be services that are either not covered by the Social Security Act or that enhance a state’s existing coverage. According to The Kaiser Commission on Medicaid and the Uninsured, based on its analysis of CMS filings, total spending in home and community-based service Medicaid waiver programs in 2005 was approximately $23 billion, with over one million consumers receiving services. See “Medicaid Home and Community-Based Service Programs: Data Update,” available at http://www.kff.org/medicaid/upload/7720_02.pdf.

Veterans Health Administration

The Veterans Health Administration operates the nation’s largest integrated health care system, with more than 1,400 sites of care, and provides health care benefits to eligible military veterans. The Veterans Health Administration provides funding to regional and local offices and facilities that support the in-home care needs of eligible aged and disabled veterans by contracting directly with local in-home care providers, and to the aid and attendance pension, which pays veterans for their otherwise unreimbursed health and long-term care expenses. We currently have relationships and agreements with the Veterans Health Administration to provide such services in Illinois, Arkansas and California.

Other

Other sources of funding are available to support homecare services in different states and localities. In addition, many states appropriate general funds or special use funds through targeted taxes or lotteries to finance homecare services for senior citizens and people with disabilities. Depending on the state, these funds may be used to supplement existing Medicaid waiver programs or for distinct programs that serve non-Medicaid eligible consumers.

Compliance and Quality and Performance Improvement

The quality and reputation of our personnel and operations are critical to our success. We develop, implement and maintain comprehensive compliance and quality improvement programs to help ensure that we comply with applicable laws and regulatory requirements. We promote a culture of compliance through persistent messages from our senior leadership concerning the need to strictly comply with legal requirements and company policies and procedures.

Compliance

We have developed a compliance program to help ensure that we meet regulatory and legal requirements applicable to homecare services. The program is tailored to the specific compliance challenges of each of our locations and contains the following elements:

•	written policies and procedures, codes of conduct and a system outlining the investigation of allegations of improper activities and appropriate discipline;

•	standards for education and training of employees on internal controls and other measures that promote compliance and help prevent, detect and respond to fraud, abuse and waste;

•	efforts focused on early detection and correction of emerging problems;

•	mechanisms for reporting exceptions or questionable adherence; and

•	monitoring and auditing activities to ensure compliance in critical operations areas through systematic and prescribed periodic evaluations that determine the program’s overall effectiveness.

We operate our business using the McKesson Horizon Homecare technology system, which assists us with compliance issues by enabling us to monitor authorized visits or hours compared to scheduled visits or hours, track professional license expiration dates and monitor required training of our employees.

Quality and Performance Improvement

Quality and performance improvement are core values of our company. We design our quality and performance review activities to be consistent with state, federal and other regulatory and payor requirements, and we have implemented a system for monitoring and evaluating the quality of consumer care services and consumer satisfaction. Our quality and performance improvement plan provides a collaborative, planned, systematic, organization-wide approach to designing, measuring, assessing and improving organizational performance, with a focus on efficacy, appropriateness and availability of care, timeliness, effectiveness, continuity and safety. We educate our employees with respect to quality and performance activities through the distribution of literature, on-site conferences and classes, seminars and workshops, as well as during new employee orientation. These efforts are intended to ensure that our employees are well trained and prepared to deliver high quality service.

Competition

The homecare industry is highly competitive, fragmented and market specific. Each local market has its own competitive profile and no single competitor has significant market share across all of our markets. Our competition consists of home health providers, private caregivers, larger publicly held companies, privately held homecare companies, privately held single-

site agencies, hospital-based agencies, not-for-profit organizations, community-based organizations and self-directed care programs. On a national level, there are very few organizations that compete for local, county and state agreements to provide all of the types of services we offer. We believe that we deliver a level of quality, diversity of services and responsiveness that smaller local providers are not always able to offer, which has helped us develop strong relationships with payors and referral sources. Our national platform has also enabled us to implement best practices across our organization and leverage economies of scale in various direct and indirect costs.

We believe that we compete based on our scale, the availability of our caregivers and our ability to provide quality services, retain consumers and attract consumers through referrals. However, some of our competitors may have greater financial, technical, political and marketing resources or name recognition or a larger number of consumers and payors than we do. We have experienced, and expect to continue to experience, competition from new entrants into our markets. Increased competition may result in pricing pressures, loss of or failure to gain market share or loss of consumers or payors, any of which could harm our business.

Government Regulation

Overview

Our business is subject to extensive and increasing federal, state and local regulation. Changes in the law or new interpretations of existing laws may have a dramatic effect on the definition of permissible activities, the relative cost of doing business, and the methods and amounts of payment for care by both governmental and other payors. Congress and departments of the federal government are currently considering many policy changes and proposals as part of comprehensive health reform legislation. A major component of such proposals is a plan to offset the cost of reform through the reduction of Medicare and Medicaid reimbursement. State legislatures are also reviewing and assessing alternative health care delivery systems and payment methodologies. The health care industry has experienced, and is expected to continue to experience, extensive and dynamic change. In addition, differences between state laws may impede our ability to expand into certain markets. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in federal or state programs.

Medicaid and Medicare Participation

To participate in and qualify for reimbursement under Medicaid programs, we are subject to various requirements imposed by federal and state authorities. We must comply with regulations promulgated by the Department of Health and Human Services, or DHHS, in order to participate in the Medicare program and receive payments. If we were to violate the applicable federal and state regulations, we could be excluded from participation in certain programs and be subject to substantial civil and criminal penalties. See “—Payment for Services” for additional information regarding regulations relating to Medicaid and Medicare reimbursement.

Permits and Licensure

Home health agencies operate under licenses granted by the health authorities of their respective states. In addition, certain health care practitioners employed by us require individual state licensure and/or registration and must comply with laws and regulations governing standards of practice. We believe we are currently licensed appropriately where required by the laws of the states in which we operate, but additional licensing requirements may be imposed upon us in existing markets or markets that we enter in the future.

Certain states carefully restrict expansion by existing providers or entry into the market by new providers and permit such activities only where unmet need exists resulting either from population increases or a reduction in competing providers. Companies seeking to provide health care services in these states are required to obtain a certificate of need or permit of approval issued by the state health planning agency. We provide homecare services in many states where a certificate of need is required for a home health agency to provide Medicare-covered services. We may be unable to obtain certificates of need that may be required in the future if we expand the scope of our services, if state laws change to impose additional certificate of need requirements or if we expand into new states that require certificates of need.

Federal and State Anti-Kickback Laws

For purposes of the federal health care programs, including Medicaid and Medicare, the federal government enforces the federal Anti-Kickback Law that prohibits the offer, payment, solicitation or receipt of any remuneration to or from any person or entity to induce or in exchange for the referral of patients covered by federal health care programs. The federal Anti-Kickback Law also prohibits the purchasing, leasing, ordering or arranging for any item, facility or service covered by the government payment programs (or the recommendation thereof) in exchange for such referrals. In the absence of an applicable safe harbor that may be available, a violation of the Anti-Kickback Law may occur even if only one purpose of a payment arrangement is to induce patient referrals. The federal Anti-Kickback Law is very broad in scope and is subject to modifications and differing interpretations. Violations are punishable by criminal fines, civil penalties, imprisonment or exclusion from participation in reimbursement programs. States, including Illinois, Nevada and California, also have similar laws proscribing kickbacks, some of which are not limited to services for which government-funded payment may be made.

Stark Laws

We may also be affected by the federal physician self-referral prohibition, known as the “Stark Law.” The Stark Law prohibits physicians from making a referral for certain health care items or services, including home health services, if they, or their family members, have a financial relationship with the entity receiving the referral. No bill may be submitted for reimbursement in connection with a prohibited referral. Violations are punishable by civil monetary penalties on both the person making the referral and the provider rendering the service. Such persons or entities are also subject to exclusion from federal healthcare programs. We believe our compensation agreements with physicians who serve as medical directors meet the requirements for the personal services exception and that our operations comply with the Stark Law.

Many states, including Illinois, Nevada and California, have also enacted statutes similar in scope and purpose to the Stark Law. These state laws may mirror the federal Stark Laws or may be broader in scope, as they generally apply regardless of payor. The available guidance and enforcement activity associated with such state laws vary considerably. Some states also have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers, if such arrangements are designed to induce or to encourage the referral of patients to a particular provider.

Beneficiary Inducement Prohibition

The federal Civil Monetary Penalties Law prohibits offering remuneration or other inducements to influence federal health care beneficiaries’ decisions to seek specific governmentally reimbursable items or services, or to choose particular providers. Violations of the statute or regulations could result in sanctions.

The False Claims Act

Under the federal False Claims Act, the government may fine any person, company or corporation that knowingly submits, or participates in submitting, claims for payment to the federal government which are false or fraudulent, or which contain false or misleading information. Any such person or entity that knowingly makes or uses a false record or statement to avoid paying the federal government may also be subject to fines under the False Claims Act. Private parties may initiate whistleblower lawsuits against any person or entity under the False Claims Act in the name of the government and may share in the proceeds of a successful suit. The penalty for violation of the False Claims Act is a minimum of $5,500 for each fraudulent claim plus three times the amount of damages caused to the government as a result of each fraudulent claim. A False Claims Act violation may provide the basis for the imposition of administrative penalties as well as exclusion from participation in governmental health care programs, including Medicare and Medicaid. In addition to the False Claims Act, the federal government may use several criminal statutes to prosecute the submission of false or fraudulent claims for payment to the federal government.

The Fraud Enforcement and Recovery Act, signed by the President in May 2009, expanded the grounds for liability under the False Claims Act by providing for enforcement against any person or entity that knowingly makes, uses or causes to be made or used, a false record or statement material to a false or fraudulent claim. The statute’s definition of “claim” makes clear that this includes false records or claims made to the government or to contractors or other recipients of federal funds. Further, the new definition of “material” includes statements or records having a natural tendency to influence, or be capable of influencing, the payment or receipt of money or property. The recent amendments clarify that specific intent to defraud the government is not required for liability under the False Claims Act.

Many states, including Illinois, Nevada and California, have similar false claims statutes that impose additional liability for the types of acts prohibited by the False Claims Act.

Fraud Alerts and Advisory Opinions

From time to time, various federal and state agencies, such as the DHHS, issue pronouncements that identify practices that may be subject to heightened scrutiny, as well as practices that may violate fraud and abuse laws. For example, the Office of Inspector General’s 2009 and 2008 Work Plans describe a number of issues that are being examined with respect to home health agencies. We believe, but cannot assure you, that our operations comply with the principles expressed by the Office of Inspector General in these and other special fraud alerts.

Combating health care fraud and abuse is a priority of President Obama’s administration. For example, in May 2009, the DHHS and the U.S. Department of Justice announced a new and aggressive interagency task force called the Health Care Fraud Prevention and Enforcement Action Team whose efforts will include, among other things, expansion of strike force teams, assistance with state Medicaid audits, and use of technology to analyze CMS data in real time.

Health Insurance Portability and Accountability Act

Health Information Privacy and Security Standards

HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information by “HIPAA covered entities,” which includes our company. In addition to the privacy requirements, HIPAA covered entities must implement certain security standards to protect the integrity, confidentiality and availability of certain electronic health information. The American Recovery and Reinvestment Act, or ARRA, which was enacted in February 2009, has imposed additional privacy and security requirements on health care providers and on their business associates. Violations of the HIPAA privacy and security standards may result in penalties, including: civil monetary penalties of $100 per incident, to a maximum of $25,000, per person, per year, per standard violated and, depending upon the nature of the violation, fines of up to $250,000 and imprisonment for up to ten years. ARRA provides for increased civil penalties for violations under HIPAA. Civil penalties are tiered according to conduct, from $100 per violation with a maximum of $25,000 per year, to the maximum penalty of $50,000 per occurrence and $1.5 million per year. The federal government must impose penalties if the violation was willful. Criminal penalties can apply to employees of covered entities or other individuals who knowingly access, use or disclose protected health information for improper purposes.

Most states, including Illinois, Nevada and California, also have laws that protect the privacy and security of confidential personal information. For example, California’s patient’s medical information regulation imposes penalties of up to $25,000 per patient for an initial occurrence and up to $17,500 per subsequent occurrence. These laws may be similar to or even more protective than the federal provisions. Not only may some of these state laws impose fines and penalties upon violators, but some may afford private rights of action to individuals who believe their personal information has been misused.

Anti-Fraud Provisions of HIPAA

HIPAA permits the imposition of civil monetary penalties on health care providers and identifies individuals and entities that may be excluded from participating in any federal health care program. HIPAA encourages the reporting of health care fraud by allowing reporting individuals to share in any recovery made by the government, and requires the DHHS to create new programs to control fraud and abuse and conduct investigations, audits and inspections. HIPAA also defines new healthcare fraud crimes to include, among other things, knowingly and willfully attempting to defraud any health care benefit program, including as both government and private commercial plans, or knowingly and willfully falsifying or concealing a material fact or making a materially false or fraudulent statement in connection with claims for health care services. Violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from governmental health care programs.

Civil Monetary Penalties

The DHHS may impose civil monetary penalties upon any person or entity that presents, or causes to be presented, certain ineligible claims for medical items or services. The amount of penalties varies, depending on the offense, from $2,000 to $50,000 per violation plus treble damages for the amount at issue and exclusion from federal health care programs, including Medicare and Medicaid. In addition, persons who have been excluded from the Medicare or Medicaid program and still retain ownership in a participating entity, or who contract with excluded persons, may be penalized. Penalties are also applicable in certain other cases, including violations of the federal Anti-Kickback Law, payments to limit certain patient services and improper execution of statements of medical necessity.

Surveys and Audits

We are subject to routine and periodic surveys and audits by various governmental agencies and other payors. From time to time, we receive and respond to survey reports containing statements of deficiencies. Periodic and random audits conducted or directed by these agencies could result in a delay in receipt or an adjustment to the amount of reimbursements due or received under federal or state programs. Violation of the applicable federal and state health care regulations can result in excluding a health care provider from participating in the Medicare and/or Medicaid programs and can subject the provider to substantial civil and/or criminal penalties.

Pursuant to the Tax Relief and Health Care Act of 2006, a permanent and national recovery audit program is required to be in place by January 1, 2010 to identify improper Medicare payments made on claims of health care services provided to Medicare beneficiaries. The program uses RACs to identify the improper Medicare payments and protect the Medicare Trust Fund from fraud, waste and abuse. An initial demonstration project implemented in several states resulted in the return of over $900 million in overpayments to Medicare between 2005 and 2008. RACs are paid a contingent fee based on the improper payments identified. The nationwide rollout of this program is ongoing.

Environmental, Health and Safety Laws

We are subject to federal, state and local regulations governing the storage, transport, use and disposal of hazardous materials and waste products. In the event of an accident involving such hazardous materials, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all.

Insurance Programs and Costs

We maintain workers’ compensation, general and professional liability, automobile, directors’ and officers’ liability, fiduciary liability and excess liability insurance. We offer various health insurance plans to full-time and part-time employees. We believe our insurance coverage and self-insurance reserves are adequate for our current operations. However, we cannot assure you that any potential losses or asserted claims will not exceed such insurance coverage and self-insurance reserves.

Employees

The quality of services provided by our employees, as well as their dependability, dedication, compassion and professionalism, ultimately determines our reputation and success. We continually strive to attract and retain qualified, talented employees by offering competitive compensation and benefit programs. We have an employee-centered culture that recognizes our employees’ contributions and value, and promotes their engagement with our mission, vision and values. We are committed to maintaining a positive connection with our employees through open, honest communication, and a work environment that promotes teamwork, sensitivity to work/life balance, ongoing education and professional growth, and celebration of achievements.

In order to maintain high service quality, we conduct comprehensive employee education and training programs through the Addus Learning Resources Center. These programs are directed at all levels of direct service and administrative staff and management, and include courses in compliance, workplace safety, marketing and business development, financial management, human resource management, service integration and information technology.

The following is a breakdown of our part- and full-time employees who provide home & community services and home health services, as well as the employees in our National Support Center, as of June 30, 2009:

	Full-time	Part-time	Total
Segment Employment
Home & community services	3,518	7,788	11,306
Home health services	324	873	1,197
National Support Center	71	4	75

Total	3,913	8,665	12,578

Our homecare aides are our employees who provide all of the services provided by our home & community services division, and are generally high school graduates who have some caregiving experience with a friend, relative or child. All but 295 of our homecare aides are included in the home & community services totals in the table above, and the 295 homecare aides included in our home health services division provide the same services to our private duty consumers. Our homecare aides comprise approximately 90% of our total workforce. In most cases, our homecare aides undergo a criminal background check, and are provided with pre-service training and orientation and an evaluation of their skills. In many cases, homecare aides are also required to attend ongoing in-services education. The number of hours and types of training and education provided varies widely among states and payor agreement requirements. In certain states, our homecare aides are required to complete certified training programs and maintain a state certification; however, no state in which we operate requires homecare aides to maintain a license similar to that of a nurse or therapist. Approximately 57% of our total employees are represented by labor unions. We maintain strong working relationships with these labor unions.

Our Technology

We have licensed the Horizon Homecare software solution from McKesson to address our administrative, office, clinical and operating information system needs, including compliance with HIPAA requirements and Medicare’s PPS. Horizon Homecare assists our staff in gathering information to improve the quality of consumer care, optimize financial performance, adjust consumer mix, promote regulatory compliance and enhance staff efficiency. Horizon Homecare supports intake, personnel scheduling, office clinical and reimbursement management in an integrated database. The Horizon Homecare software is hosted by McKesson in a secure data center, which provides multiple redundancies for storage, power, bandwidth and security. Using this technology, we are able to standardize the care delivered across our network of locations and effectively monitor the consumers we are serving.

We have developed internally an innovative and highly scalable customized payroll management system. This system has been utilized for almost ten years to maintain and produce our payroll. This software is integrated with Horizon Homecare and other clinical data-management systems, and includes a feature for general ledger population, tax reporting, managing wage assignments and garnishments, on-site check printing, direct-deposit paychecks, and customizable heuristic analytical controls. Secure management reports are made available centrally and through our internal reporting module. This system was designed, and is continually maintained and updated, to satisfy our unique payroll and reporting needs with a minimum amount of operator training and labor.

Properties

We do not own any real property. As of June 30, 2009, we operated at 124 leased properties including our National Support Center. Home & community services are operated out of 93 of these facilities, while home health services are operated out of 30 of these facilities. We lease approximately 20,847 square feet of an office building in Palatine, Illinois, which serves as our corporate headquarters. See “Certain Relationships and Related Party Transactions.”

Legal Proceedings

From time to time, we are subject to claims and suits arising in the ordinary course of our business, including claims for damages for personal injuries. In our management’s opinion, the ultimate resolution of any of these pending claims and legal proceedings will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Mark S. Heaney	53	Chairman of the Board, President and Chief Executive Officer of Holdings and President and Chief Executive Officer of Addus HealthCare
Francis J. Leonard	53	Chief Financial Officer, Vice President and Secretary of Holdings and Addus HealthCare
Darby Anderson	43	Vice President of Home & Community Services of Addus HealthCare
Sharon Rudden	49	Vice President of Home Health Services of Addus HealthCare
Paul Diamond	55	Vice President of Human Resources of Addus HealthCare
W. Andrew Wright, III	62	Chairman of Addus HealthCare and Director
Mark L. First(1)(2)(3)	44	Director
Simon A. Bachleda(2)(3)	32	Director
Steven I. Geringer(2)(3)	63	Director

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.

Mark S. Heaney  has served as Chairman of the Board, President and Chief Executive Officer of Holdings since June 2009, President and Chief Executive Officer of Addus HealthCare since May 6, 2008 and a director of Holdings since September 2006. From 1985 until May 2008, Mr. Heaney served as Addus HealthCare’s Vice President, Operations and Chief Operating Officer. Mr. Heaney is a member of the board of directors of NAHC and is Chairman of its Homecare Aide Section. Mr. Heaney is also a member of the board of advisors for Catholic Charities of the Archdiocese of Chicago. Mr. Heaney has previously served as the Chairman of the National Private Duty Association of America, the Health and Medicine Policy Research Group’s Leadership Taskforce, the DHHS’s Home Health Design Technical Advisory Group, the board of directors of The Management Resource Association, Inc. and many other task forces and committees in the homecare industry. Mr. Heaney earned a bachelor of arts degree from Loyola University of Chicago.

Francis J. Leonard  has served as Chief Financial Officer, Vice President and Secretary of Holdings since June 2009 and Chief Financial Officer and Secretary of Addus HealthCare since July 16, 2008. From 2006 to 2008, Mr. Leonard was the Chief Financial Officer of LifeWatch Corp., a provider of cardiac event monitoring services and manufacturer of related technology products. From 2000 to 2005, Mr. Leonard was the Chief Financial Officer of Apropos Technology Inc., a developer and distributor of software for contact centers. Mr. Leonard earned a bachelor of science degree in accounting from Bradley University and is a certified public accountant.

Darby Anderson  has served as Vice President of Home & Community Services of Addus HealthCare since October 2007. Mr. Anderson joined Addus HealthCare in 1996, starting as a Regional Manager, Midwest until his promotion in 2000 to Regional Vice President, Midwest & East. Mr. Anderson earned a bachelor of science degree from Michigan State University.

Sharon Rudden  has served as Vice President of Home Health Services of Addus HealthCare since October 2007. From May 2006 until September 2007, Ms. Rudden was the Chief Operating Officer of the Home Health Group of Community Health Systems. Prior to that, from March 2004 until May 2006, Ms. Rudden was the Vice President of Operations of Life Line Home Health Care. Ms. Rudden earned a bachelor of science degree in nursing from Bloomfield College and a masters degree in business administration with a concentration in health services management from Webster University.

Paul Diamond  has served as Vice President of Human Resources of Addus HealthCare since March 2007. From December 1998 to March 2007, Mr. Diamond was the Director of Human Resources of Baer Supply Company, where he was responsible for all human resource functions, including recruitment, compensation and benefits administration, regulatory compliance and workers and unemployment compensation management. Mr. Diamond earned a bachelor of arts degree and a masters degree in business administration from Northern Illinois University.

W. Andrew Wright, III  has served as Chairman of Addus HealthCare since May 6, 2008 and a director of Holdings since September 2006. Mr. Wright founded Addus HealthCare in 1979, and served as its President and Chief Executive Officer until May 5, 2008, when he became Chairman. Mr. Wright earned a bachelor of science degree from Drake University and a masters degree in business administration from Northwestern University. Mr. Wright has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering. Accordingly, his employment agreement will be terminated effective at the completion of this offering. See “Certain Relationships and Related Party Transactions—Separation and General Release Agreement.” Notwithstanding such resignation and termination, Mr. Wright will continue to be a director of Holdings following the completion of this offering.

Mark L. First  has served as a director of Holdings since September 2006 and Lead Director since June 2009. Mr. First was the President of Holdings from July 2006 until June 2009. Mr. First is a Managing Director of Eos Management, L.P., an affiliate of the Eos Funds, where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated from August 1991 until March 1994. He is also a director of several privately owned companies. Mr. First earned a bachelor of science degree from The Wharton School of the University of Pennsylvania and a masters degree in business administration from Harvard Business School.

Simon A. Bachleda  has served as a director of Holdings since September 2006. Mr. Bachleda was the Vice President and Secretary of Holdings from July 2006 until June 2009. Mr. Bachleda is a Principal of Eos Management, L.P., an affiliate of the Eos Funds, where he has been employed since 2004. Prior to joining Eos Management, L.P., from 2002 until 2004, Mr. Bachleda was an investment professional with KRG Capital Partners. Prior to that, from 1998 until 2000, he was an investment banker in the Mergers and Acquisitions group of Credit Suisse First Boston in New York and Tokyo. Mr. Bachleda earned a bachelor of science in business administration from the University of Colorado at Boulder and a masters degree in business administration from Harvard Business School.

Steven I. Geringer  has served as a director of Holdings since August 2009. Mr. Geringer also serves as Chairman of the Board of Amsurg Corporation, an ambulatory surgery center company, on whose board he has served since 1997. Since February 2002, Mr. Geringer has served on the board of Qualifacts Systems, Inc., a provider of software services for behavioral health and human services organizations, and was a director of The Providence Service Corporation from March 2002 until April 2008. He has been a private investor and a director of several privately-owned health care companies and community and philanthropic organizations since 1996. Mr. Geringer was President and Chief Executive Officer of PCS Health Systems, Inc., a unit of Eli Lilly & Company, or PCS, one of the nation’s largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, and President and Chief Operating Officer of PCS from May 1993 until May 1995. Prior to joining PCS, Mr. Geringer was a founder, Chairman and Chief Executive Officer of Clinical Pharmaceuticals, Inc. which was acquired by PCS. Mr. Geringer earned a bachelor of science degree in economics from the University of Pennsylvania.

Composition of our Board of Directors; Classes of Directors

Our board of directors currently consists of five members, three of whom are independent directors. Each director holds office until the election and qualification of his successor, or his earlier death, resignation or removal.

Pursuant to the terms of our stockholders’ agreement dated September 19, 2006, our current directors were elected as follows:

•	the Eos Funds elected two members of our board of directors: Mark L. First and Simon A. Bachleda;

•	the management stockholders identified in the stockholders’ agreement elected two members of our board of directors: W. Andrew Wright, III and Mark S. Heaney; and

•	the Eos Funds and the management stockholders identified in the stockholders’ agreement elected Steven I. Geringer to our board of directors.

Upon the completion of this offering, the stockholders’ agreement and all of the contractual rights to appoint directors thereunder will automatically be terminated.

Prior to the completion of this offering, we intend to amend and restate our certificate of incorporation and bylaws. The following summary of our executive officers and directors contains references to provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be effective prior to the completion of this offering, including the composition of our board of directors and its committees, the classification of our board of directors and the election and term of service of directors that will be in effect upon the completion of this offering.

Upon completion of this offering, our board of directors will be divided into three classes of directors, each serving a staggered three-year term. As a result, commencing with the first annual meeting of our stockholders following the completion of this offering, one class, which will only be comprised of a portion of our board of directors, will be elected for a three-year term at each annual meeting of the stockholders. Our board of directors will be classified as follows:

Class I	Class II	Class III
(Terms expire 2010)	(Terms expire 2011)	(Terms expire 2012)
Mark S. Heaney	W. Andrew Wright, III	Mark L. First
Simon A. Bachleda	Steven I. Geringer

Any increase or decrease in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing changes in control of our company. Our amended and restated certificate of incorporation will further provide for the removal of a director only for cause and by the affirmative vote of the holders of at least 66 2/3% of all shares then entitled to vote in an election of our directors.

We intend to add two new directors shortly after the completion of this offering. In compliance with the transitional rules of the SEC and The NASDAQ Stock Market LLC, we expect that a majority of our directors will be independent within twelve months from the date of listing our common stock on The Nasdaq Global Market.

Director Independence

Our board of directors has affirmatively determined that each director other than W. Andrew Wright, III and Mark S. Heaney is “independent,” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our board of directors affirmatively determines that the director does not have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

With respect to Messrs. First and Bachleda, our board of directors considered Mr. First’s role as a managing director and Mr. Bachleda’s role as a principal of Eos Management, L.P., which is an affiliate of the Eos Funds, and the fact that the Eos Funds own a significant number of shares of our capital stock. See “Principal Stockholders.” In addition, our board of directors considered that Messrs. First and Bachleda have served as non-employee, unpaid executive officers of Holdings prior to the completion of this offering. In addition, our board of directors considered the fact that Addus HealthCare is party to a management consulting agreement with Eos Management, an affiliate of the Eos Funds, which will terminate prior to the completion of this offering, pursuant to which Eos Management serves as its consultant with respect to proposed financial transactions, acquisitions and other senior management matters related to its business, administration and policies, in exchange for a management fee. See “Certain Relationships and Related Party Transactions—Management Consulting Agreement.” Our board of directors also considered the fact that we are a party to a stockholders’ agreement with the Eos Funds, among others, which will terminate by its terms upon the completion of this offering, and a registration rights agreement with the Eos Funds, among others, in connection with their ownership of our capital stock, which will survive the completion of this offering. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” and “—Registration Rights Agreement.” Our board of directors also considered the payments to be received by the Eos Funds and its affiliates upon completion of this offering, including the issuance of the dividend notes and the prepayments required thereunder at the completion of this offering, and a $1.5 million one-time consent fee to be paid to the Eos Funds or their designee(s) in connection with this offering. See “Use of Proceeds.” After reviewing the existing relationships between us and the Eos Funds and their affiliates, and considering that the affiliation between Messrs. First and Bachleda and the Eos Funds will positively align their interests with those of our public stockholders, our board of directors has affirmatively determined

(with Messrs. First and Bachleda abstaining) that, in its judgment, Messrs. First and Bachleda do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors under the standards established by The NASDAQ Stock Market LLC.

Committees of Our Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of our audit, compensation and nominating and corporate governance committees consists of at least one independent director. In accordance with the transitional rules of the SEC and The NASDAQ Stock Market LLC, each committee will have a majority of independent directors within 90 days following the completion of this offering and all members of each committee will be independent within one year following the completion of this offering. In September 2009, we adopted charters for the audit, compensation and nominating and corporate governance committees describing the authority and responsibilities delegated to each committee by our board of directors substantially as set forth below. We will post on our website, at www.addus.com, the charters of our audit, compensation and nominating and corporate governance committees and any other corporate governance materials contemplated by SEC or The NASDAQ Stock Market LLC rules and regulations. These documents will also be available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this prospectus.

Audit Committee

Our audit committee consists of Simon A. Bachleda, Steven I. Geringer and Mark L. First. Simon A. Bachleda serves as chairman of the audit committee. Our board of directors has determined that Simon A. Bachleda qualifies as the audit committee “financial expert” as such term is defined in Item 401(h) of Regulation S-K under the Securities Act. The primary purpose of our audit committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our board of directors. In particular, our audit committee performs the following key functions, among others:

•	reviewing our financial statements, reports, earnings press releases, earnings guidance and other financial information in conjunction with management and the independent auditor;

•	appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all significant permitted non-audit services by our independent auditors;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviewing and, if appropriate, approving transactions between us and related persons; and

•	reporting regularly to the full board of directors.

Additional information regarding our audit committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “Certain Relationships and Related Party Transactions—Policies and Procedures for Transactions with Related Persons.”

Compensation Committee

Our compensation committee consists of Steven I. Geringer, Mark L. First and Simon A. Bachleda. Steven I. Geringer serves as chairman of our compensation committee. Our compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive compensation. The principal responsibilities of our compensation committee are to assist our board of directors by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies, and developing and implementing these objectives and policies. In particular, the compensation committee is responsible for the following key functions, among others:

•	reviewing and approving corporate goals and objectives of executive compensation;

•	evaluating and approving the compensation and benefits of our senior executive officers and approving compensation for new senior executive officers hires;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	administering stock plans and other incentive and equity compensation plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mark L. First, who serves as chairman of the nominating and corporate governance committee. The primary responsibilities of the nominating and corporate governance committee include:

•	identifying individuals qualified to become board members consistent with the criteria established by our board of directors from time to time and recommending nominees to our board of directors;

•

selecting, or recommending that our board of directors select, candidates for election to the board at the next annual meeting of stockholders, or to fill vacancies on our board of directors as necessary;

•	evaluating and approving outside director compensation;

•	overseeing the evaluation of our board of directors and our management; and

•	overseeing the succession planning of the President and Chief Executive Officer and senior executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers serves, or in the past year has served, as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

In September 2009, we adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, and includes additional standards of conduct for our principal executive, financial and accounting officers and all persons responsible for financial reporting. See “Certain Relationships and Related Party Transactions—Policies and Procedures for Transactions with Related Persons.” Upon completion of this offering, the code of business conduct and ethics will be available on our website at www.addus.com. Information on, or accessible through, our website is not part of this prospectus. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation for the Year Ended December 31, 2008

We do not currently provide any cash compensation to our independent directors. Our directors who are also employees are compensated for their service as employees and do not receive any additional compensation for their service on our board. See “Executive Compensation – Summary Compensation Table” for compensation received by directors in their capacities as our employees. In addition, see “Certain Relationships and Related Party Transactions” for a description of payments made to the Eos Funds and their affiliates, which are affiliates of our directors Mark L. First and Simon A. Bachleda.

We intend to provide compensation to our independent directors following the completion of this offering and on an ongoing basis. These directors will receive an annual retainer of $22,500 for service on our board of directors, and will receive $1,500 per board meeting attended in person and $750 per board meeting attended telephonically. The chairmen of our audit committee, compensation committee and nominating and corporate governance committee will receive an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Independent directors who serve on committees will receive $1,000 per committee meeting attended. Independent directors will be reimbursed for reasonable expenses incurred in attending board of directors meetings, committee meetings and stockholder meetings. In addition, upon election or appointment as a director, upon the completion of this offering and annually thereafter at such time as is determined by our nominating and corporate governance committee, each independent director will receive restricted shares of our common stock valued at $10,000, which will vest equally over a three-year period. Accordingly, each of Mark L. First, Simon A. Bachleda and Steven I. Geringer will receive restricted shares of our common stock valued at $10,000 immediately following the date of this prospectus. The foregoing independent director compensation will be subject to review and adjustment by our nominating and corporate governance committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that is paid or awarded to, or earned by, our executive officers who are named in the “2008 Summary Compensation Table” below. For 2008, these “named executive officers” are:

•	Mark S. Heaney, President and Chief Executive Officer of Holdings since June 2009 and President and Chief Executive Officer of Addus HealthCare since May 6, 2008;

•	Francis J. Leonard, Chief Financial Officer, Vice President and Secretary of Holdings since June 2009 and Chief Financial Officer and Secretary of Addus HealthCare since July 16, 2008;

•	Darby Anderson, Vice President of Home & Community Services of Addus HealthCare;

•	Sharon Rudden, Vice President of Home Health Services of Addus HealthCare;

•	Paul Diamond, Vice President of Human Resources of Addus HealthCare;

•	W. Andrew Wright, III, Chairman of Addus HealthCare, and President and Chief Executive Officer of Addus HealthCare until May 5, 2008; and

•	David W. Stasiewicz, Chief Financial Officer of Addus HealthCare until July 15, 2008 and Vice President of Finance of Addus HealthCare since July 16, 2008.

This compensation discussion and analysis describes and explains the compensation practices that were followed in 2008, the numerical and related information contained in the tables presented below and certain actions taken regarding executive compensation since December 31, 2008. The discussion below is intended to help you understand the detailed information presented in the tables, as well as our proposed compensation practices after the completion of this offering.

Overview of our Compensation Program and Compensation Philosophy

Our compensation and benefits programs are designed to attract and retain talented, qualified senior executives to manage and lead our company, to motivate them to pursue corporate objectives and to maximize the long-term growth of our company. We believe that our compensation program allows us to meet the following objectives:

•

Reward the executive officer for a job done well.  While base salary, which is related to the essential elements of an executive officer’s position, remains the largest component of an executive officer’s compensation, cash bonuses based on corporate, divisional or departmental and individual performance comprise a significant portion of compensation, with executive officers having the opportunity to obtain a maximum bonus of 20% to 100% of base salary, depending on the individual executive officer, as set forth in their respective employment agreements.

•

Compensate executive officers within market standards.  While we do not evaluate compensation compared to specified peer companies, we utilize market data to determine that our executive officers initially receive compensation that is comparable to that received by executives of companies that are our competitors for executive officer talent. We believe that competitive pay, together with our employee-centered corporate culture, allows us to attract and retain qualified executive talent.

•

Provide compensation that is fair to the executive officer and our company.  We believe that it is important for executive officers to be fairly compensated, in light of each executive officer’s talent and experience. We also believe that it is important that each executive officer perceives that his or her compensation is fair. This focus on equitability promotes our retention objectives.

•

Create a high-performance culture.  We believe that executive officers should strive to achieve and exceed performance expectations. In order to achieve this goal, we utilize individualized performance-based annual bonus plans that provide bonuses based on meeting corporate, divisional and individual targets, and base increases in base salary on merit and evaluations of our executive officers.

Historical Compensation Decision Making

Prior to this offering, we were a privately-held company with a relatively small number of stockholders, including our principal investors, the Eos Funds. As such, we have not been required to have a majority of independent directors on our board, or to have a compensation committee comprised of independent directors. Historically, our board of directors reviewed and approved executive compensation and benefits policies. Initial base salaries, maximum annual performance bonuses and equity grants upon hire of an executive officer were negotiated with each executive officer as part of his or her employment agreement. After the completion of this offering, the compensation committee of our board of directors will take all actions that are reflected as being taken by our board of directors under the captions “Compensation Discussion and Analysis” and “Executive Compensation.” In addition, our compensation committee may take additional actions after the completion of this offering that our board of directors did not take when we were a privately-held company, including certain actions specified herein. For additional information regarding the compensation committee of our board of directors that will oversee our compensation program following the completion of this offering, see “Management – Committees of our Board of Directors – Compensation Committee.”

Elements of Our Executive Compensation Program

The compensation we provide to our executive officers is primarily comprised of three elements – base salary, performance-based annual cash bonuses and equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our executive officers with certain other benefits and perquisites that are discussed below under “—Other Compensation.”

Base Salary

We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive officer’s job. Base salary increases are used to reward superior individual job performance of each executive officer on a day-to-day basis during the year and to encourage the executive officer to continue to perform at his or her highest level. The base salaries of our executive officers are determined at the time of hire, promotion or change in responsibilities, and may be increased up to 7% annually for eligible executive officers based upon performance reviews. We believe that base salaries of our executive officers are set at levels that allow us to attract and retain qualified executive talent in competitive markets.

Performance-Based Annual Bonuses

An important part of each executive officer’s annual cash compensation is awarded under our individualized bonus plans, and therefore is dependent on achievement of corporate performance goals and individually tailored performance criteria. Annual cash bonuses are intended to reward our executive officers for meeting certain financial and non-financial objectives at the corporate, individual and divisional or departmental level. In addition, these bonuses are intended to reward and incentivize our executive officers for achieving their objectives. These objectives are separated so that an executive officer may be paid a bonus for meeting one objective even if he or she fails to meet other objectives. Performance-based annual bonuses are designed so that a significant portion is “at risk,” and that the executive officer will only receive the maximum bonus if his or her performance exceeds our expectations, which may be adjusted up or down based on overall corporate performance.

Equity Compensation

Historically, we have granted stock options to our executive officers upon joining our company or upon promotion. We believe this form of compensation aligns the interests of our executive officers with the interests of our stockholders, and rewards our executive officers for superior corporate performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that stock options are an important part of a competitive compensation structure necessary to attract and retain talented executive officers.

We plan to grant equity incentives under the 2009 Plan to our executive officers based on performance. We intend to grant options exercisable for 54,000 shares of our common stock to Mark S. Heaney and options exercisable for 27,000 shares of our common stock to Sharon Rudden, in each case, immediately following the date of this prospectus with an exercise price equal to the initial public offering price.

Determining the Amount of Each Element of Compensation

The amount of each element of our compensation program is determined by our board of directors at the time of initial hire or promotion, taking into consideration our results of operations, long and short-term goals, the competitive market for the executive officer and general economic factors. We then review compensation on an annual basis as described below. We seek to combine the components of our executive compensation program to achieve a total compensation level appropriate for our size and corporate performance. At the time of initial hire, our President and Chief Executive Officer and Vice President of Human Resources determine a targeted compensation range for the new executive officer. This targeted compensation range is then approved by our board of directors based on general industry data, described below, and our understanding of the market. While the total compensation actually paid to the hired executive officer occupying such position is generally within such range, it may be negotiated outside of such range between us and such executive officer. We then determine the amount of each element of compensation based on our compensation objectives.

To date, we have not utilized the services of a compensation consultant and have not engaged in any company-specific benchmarking when making general or individual compensation determinations. We do, however, utilize certain general industry survey information for purposes of establishing an initial range of overall compensation for our named executive officers. For instance, we utilized the 2008 Watson Wyatt Data Services Survey Report on Top Management Compensation, the Robert Half Associates Salary Guide and The Management Association of Illinois’ National Executive Compensation Survey when establishing the initial compensation for a new or newly-promoted named executive officer. While these reports do not name specific benchmark companies and the identities of the companies that comprised the surveys were not known by us, they do set forth average salary and total cash compensation data for executive positions, broken down by geographic location, industry, number of employees, annual revenue range and private/public sector, as applicable. Specifically, we utilized the Watson Wyatt survey to provide reference points for annual salary and total compensation with respect to our geographic location (north central region, Great Lakes region, Illinois and Chicago), industry (non-manufacturing, all services (excluding financial) and health care) and number of employees (between 10,000 and 12,000 full time employees); the Robert Half survey to provide a reference point with respect to our annual revenue range ($100 to $250 million); and the Management Association of Illinois Survey to provide reference points for annual salary, bonus and total compensation with respect to our geographic region (Midwest), industry (services), sector (private company) and annual revenue range ($200 to $500 million). Generally, we seek to compensate our executive officers along the lines of the compensation provided by similarly situated companies, as determined by considering the foregoing measures, although this is just a general guideline rather than a set benchmark . After entry into an employment agreement with the named executive officer, we do not review this general industry survey information in determining year-to-year changes in the named executive officer’s compensation.

Our board of directors makes compensation determinations through a process coordinated by our Vice President of Human Resources, with input from our President and Chief Executive Officer (except with respect to the President and Chief Executive Officer’s compensation, which is determined independently by our board of directors). Compensation determinations regarding our Vice President of Human Resources are coordinated by our board of directors and our President and Chief Executive Officer. We believe this allows our board of directors to make informed compensation decisions. After completion of this offering, we expect that the compensation committee will have an ongoing dialogue with these executive officers regarding internal, external, cultural and business challenges and opportunities facing our company and our executive officers.

Base Salary

We agree upon a base salary with each executive officer at the time of initial employment or promotion, which historically has been reflected in employment agreements. The amount of base salary initially offered to a new or newly-promoted executive officer agreed upon, which is not “at risk,” reflects our views as to the individual executive officer’s past experience, future potential to add value through performance, knowledge, scope of anticipated responsibilities, skills and expertise, as well as competitive industry salary practices, which is derived through use of the general industry surveys described above, as well as through our relationships with executive recruiting firms. The base salary amount is then negotiated between the prospective executive officer and our President and Chief Executive Officer (or in the case of a new President and Chief Executive Officer, our board of directors). Once negotiated, this base salary amount, as well as the final compensation mix, is then considered and approved by our board of directors, with input and recommendations from our President and Chief Executive Officer and Vice President of Human Resources. Our board of directors directly determines the base salary and other elements of compensation of our President and Chief Executive Officer.

An executive officer may receive a merit-based salary increase to the extent such executive officer is eligible pursuant to his or her employment agreement. In addition, we may adjust salary due to other circumstances, such as a change in responsibilities or position. Executive merit-based salary increases, to the extent permitted by an executive officer’s employment agreement, have generally been determined based on the executive officer’s performance of key company and divisional or departmental objectives, as well as his or her effectiveness in performing his or her role.

In 2008, executive officer evaluations were performed in a narrative format by our President and Chief Executive Officer (and in the case of our President and Chief Executive Officer, our board of directors). The evaluation was designed to determine: whether the executive officer achieved the goals we established for him or her; the executive officer’s effectiveness as a manager, including planning, organization, project management, divisional or departmental management, team development, leadership, communication and decision-making activities; the areas in which the executive officer could show improvement; and, if applicable, the overall recommended merit-based salary increase. This review was performed from a holistic perspective, with no specific guidelines or measurables used to assist the President and Chief Executive Officer or our board of directors, as applicable, in making such determinations. However, in 2008, most of our named executive officers were not eligible for merit-based salary increases due to the terms of their respective employment agreements.

While our executive officers other than Ms. Rudden did receive the evaluations described above, all base salary increases were due to factors other than these evaluations. Mr. Heaney and Mr. Stasiewicz received base salary increases of 25.0% and 3.8%, respectively, as a result of changing their positions with Addus HealthCare. Mr. Wright and Mr. Diamond received base salary increases of 5.0% and 3.3%, respectively, as mandated by their respective employment agreements. Mr. Anderson and Mr. Leonard were not yet eligible to receive salary increases under their respective employment agreements. Ms. Rudden has not yet received her 2008 evaluation due to scheduling conflicts.

In early 2009, we revised our mechanism for administering merit-based salary increases in order to provide more formal guidance in the performance review and evaluation process, including more specific parameters. This performance review tool grades an executive officer’s performance on a scale of one (unacceptable) to four (exceptional), with the amount of the executive officer’s merit-based salary increase determined by the executive officer’s cumulative weighted average performance rating. This performance tool is divided into two sections: major priorities and initiatives and performance areas.

With respect to major priorities and initiatives, the executive officer is evaluated on his or her performance on four or five objectives, projects or initiatives that represent the major priorities and focus areas for the individual executive officer for the review period, using a rating scale of one through four for each of those objectives. The ratings of the four to five areas evaluated in this section are weighted so that they count for 60% of the cumulative weighted average performance rating, or a total weight of 2.4 out of 4.0.

A total of 40% of the cumulative weighted average performance rating, or a total weight of 1.6 out of 4.0, is attributable to the following performance areas, each of which has the same relative weight of 6.7% of the cumulative weighted average performance rating, or .027 out of 4.0:

•	planning and organization;

•	management and control;

•	team development;

•	leadership;

•	communication; and

•	judgment, problem solving and decision making.

The cumulative weighted average performance rating, which combines the weighted ratings for both the major priorities and initiatives and the performance areas, is used as a basis for determining the amount of the executive officer’s merit-based salary increase. The amount of the merit-based salary increase is determined on a sliding scale of cumulative weighted average performance ratings as follows, with 2.0 representing poor performance, 3.0 representing average performance and 3.75 representing exceptional performance:

Rating	Less than 2.0	2.00 –2.24	2.25 –2.49	2.50 - 2.75	2.75 - 2.99	3.00 - 3.24	3.25 - 3.49	3.50 - 3.74	Greater than 3.75
Base salary increase	0.00%	1.00%	1.50 - 1.75%	2.00 - 2.50%	3.00 - 3.50%	4.00 - 4.50%	5.00 - 5.50%	6.00 - 6.50%	7.00%

Performance-Based Annual Bonuses

Our board of directors establishes and approves individual executive bonus plans on an annual basis. These plans are developed with the guidance and input of the President and Chief Executive Officer and our Vice President of Human Resources (except with respect to the President and Chief Executive Officer’s bonus plan, which is determined independently by our board of directors, and except with respect to the Vice President of Human Resources’ bonus plan, which is developed with the guidance of the President and Chief Executive Officer). The plans provide that an executive officer may receive an annual performance bonus of up to a defined target amount of annual performance bonus, as set forth in the executive’s employment agreement, based on the achievement of certain performance objectives. These objectives are separated so that an executive officer may receive a portion of the target amount based on achievement of the goals set forth in that objective, but may not receive a portion of the bonus as to which the executive officer did not meet the performance objective. The target amount may then be further adjusted, based on overall corporate performance and, in the case of our divisional managers, based on overall division performance.

Our board of directors has the authority to modify a bonus structure during the year if it deems appropriate, including, for example, due to a merger, acquisition, divestiture, board-approved budget revision or other material change in our company.

The actual amount payable for annual bonuses is determined by our board of directors after the preparation of our annual financial statements, based on the extent to which performance goals were met and corporate performance was achieved. Distributions are typically made within 120 days after the end of each fiscal year, after completion of our audited financial statements and once the evaluations of the achievement of performance objectives have been completed.

The target amount for each annual performance bonus is set as a percentage of the executive officer’s base salary. The executive officer may realize a percentage of that target amount based on the achievement of certain numerical and other tangible performance objectives. These performance objectives are determined by our President and Chief Executive Officer on an annual basis. After the completion of this offering, we expect that these performance objectives will be approved by our compensation committee, with the input and advice of our President and Chief Executive Officer and Vice President of Human Resources, on an annual basis. Divisional and departmental performance objectives are designed to ensure high performance of each of our divisions and departments, and to ensure that these divisions and departments meet certain budgetary thresholds, as applicable. Individual performance objectives are intended to add economic value and to align each executive officer’s compensation with expectations of leadership and achievement placed on the individual to realize various aspects of our business plan. Non-financial objectives are set so that the full amount of bonus with respect to such objectives may only be attained through superior performance, while financial objectives are the same objectives set forth in our internally-developed corporate budget, with the maximum potential bonus amount only attainable by exceeding the estimates set by these internal budgets.

For 2008, the individual performance objectives of our named executive officers, together with the percentage of target bonus attributable thereto, included the following:

Mark S. Heaney – One hundred percent of Mr. Heaney’s bonus was attributable to the achievement of budgeted EBITDA, exclusive of the effect of acquisitions completed during the year. For compensation purposes, we calculate EBITDA by using net income from continuing operations, and adding back net interest expense, income taxes, depreciation and amortization, stock based compensation, management fees and McKesson implementation costs, in each case to the extent permitted by our credit facility. Mr. Heaney was entitled to a bonus on an interval sliding scale such that he was entitled to no bonus if EBITDA was less than 82% of the target, a bonus equal to 60% of his base salary if EBITDA was equal to the target and a bonus equal to 100% of his base salary if EBITDA exceeded 120% of the target. In 2008, our budgeted EBITDA was $18,794,434, and our actual EBITDA for these purposes was $16,719,276, or 89.0% of budgeted EBITDA, in each case exclusive of the effect of acquisitions completed during the year. As a result, Mr. Heaney earned a 2008 bonus of $93,600, or 47.7% of his target bonus.

Francis J. Leonard – Forty percent of Mr. Leonard’s target bonus was attributable to assessing the organizational structure and adequacy of staff for the accounting, information systems and reimbursement departments. Thirty percent was attributable to a review of internal financial reporting and control procedures. Fifteen percent was attributable to a review of month end closing procedures focusing on improved timeliness and key metrics. Finally, 15% was attributable to prioritizing information technology initiatives and long-term technology vision. For 2008, Mr. Leonard earned a bonus of $15,981, or 81.0% of his target bonus.

Darby Anderson – Sixty percent of Mr. Anderson’s target bonus was attributable to meeting divisional operating budget targets. Mr. Anderson was entitled to a bonus on a sliding scale such that he was entitled to none of this portion of the bonus if home & community services divisional net operating income, adjusted for the effect of acquisitions, was less than 91% of the budgeted amount and 100% of this portion of the bonus if home & community services divisional income was 100% of the budgeted amount. In 2008, the budgeted adjusted net operating income for the home & community services division was $22,005,767, and actual adjusted net operating income of the home & community services division for these purposes was $20,924,397, or 95.1% of the budgeted amount. These budgeted and actual adjusted net operating income figures were used for compensation purposes only and differ from net operating income figures presented elsewhere in this prospectus. Twenty percent of Mr. Anderson’s target bonus was attributable to division objectives, including directing implementation of the conversion to the McKesson Horizon Homecare system, coordinating marketing and business development plans for the home & community services division, implementing training programs and conducting one-on-one discussions with regional directors. Finally, 20% of Mr. Anderson’s target bonus was attributable to the compliance process. In addition, Mr. Anderson was eligible to receive a “President’s Club” bonus of up to an additional 20% of his base salary, as described below. For 2008, Mr. Anderson earned a bonus of $27,983, or 75.6% of his target bonus.

Sharon Rudden – Sixty percent of Ms. Rudden’s target bonus was attributable to meeting divisional operating budget targets. Ms. Rudden was entitled to a bonus on a sliding scale such that she was entitled to none of this portion of the bonus if home health divisional net operating income, adjusted for the effect of acquisitions, was less than 91% of the budgeted amount and 100% of this portion of the bonus if home health divisional income was 100% of the budgeted amount. In 2008, the budgeted adjusted net operating income for the home health division was $6,445,978, and actual adjusted net operating income of the home health division for these purposes was $5,532,322, or 85.8% of the budgeted amount. These budgeted and actual adjusted net operating income figures were used for compensation purposes only and differ from those presented elsewhere in this prospectus. Twenty percent of Ms. Rudden’s target bonus was attributable to division objectives, including directing implementation of the conversion to the McKesson Horizon Homecare system, coordinating marketing and business development plans for the home health services division, implementing training programs and conducting one-on-one discussions with regional directors. Finally, 20% of Ms. Rudden’s target bonus was attributable to the compliance process. In addition, Ms. Rudden was eligible to receive the “President’s Club” bonus described below. For 2008, Ms. Rudden earned a bonus of $12,286, or 35.1% of her target bonus.

Paul Diamond – Thirty percent of Mr. Diamond’s target bonus was attributable to directing the conduct of wage and hour compliance audits in all of our locations. Five percent was attributable to the conduct of one-on-one discussions with all human resources staff within a specified timeframe. Fifteen percent was attributable to identification of areas of training needs and developing training programs for those areas, with 5% of the target bonus attributable to such task with respect to human resources staff and 10% attributable to such task with respect to consumer groups. Twenty percent was attributable to design of a customer service survey, overseeing its implementation through all branches and addressing key areas of concern. Ten percent was attributable to overseeing the conduct of management searches to achieve recruitment efficiency. Finally, 20% of Mr. Diamond’s target bonus was attributable to the design and implementation of a new 401(k) plan for Addus HealthCare. For 2008, Mr. Diamond earned a bonus of $27,463, or 89.1% of his target bonus.

David W. Stasiewicz – Ten percent of Mr. Stasiewicz’s target bonus was attributable to conducting one-on-one discussions with all accounting staff within a specified timeframe. Twenty percent was attributable to identifying areas of training needs and developing training programs for those areas for each of the accounting staff (10%) and consumer groups (10%). Ten percent was attributable to preparing an action plan for departmental results under a customer service survey. Thirty-five percent was attributable to enhancing financial reporting. Fifteen percent was attributable to directing the implementation of the conversion to the McKesson Horizon Homecare system. Ten percent was attributable to the automation of vacation and sick pay reports by specified deadlines. For 2008, Mr. Stasiewicz earned a bonus of $25,535, or 81.0% of his target bonus.

“President’s Club” – In addition to these targets, the bonus amount may be adjusted based on the achievement of corporate-level goals and, in the case of heads of divisions, certain divisional targets. Mr. Anderson and Ms. Rudden, our vice presidents in charge of our two divisions, each may earn an additional “President’s Club” bonus if divisional net operating income, adjusted for the effect of acquisitions, exceeds the budgeted level of divisional net operating income. For each one percent that divisional adjusted net operating income exceeds budgeted income, Mr. Anderson and Ms. Rudden would be entitled to an additional one percent of annual base salary as a bonus, up to a maximum of 100% of their respective target bonus amounts. As indicated above, in 2008, the budgeted and actual adjusted net operating income for the home & community services division were $22,005,767 and $20,924,397, respectively, and the budgeted and actual adjusted net operating income for the home health division were $6,445,978 and $5,532,322, respectively. Since the actual net operating income for each division was less than budgeted adjusted net operating income, neither Mr. Anderson nor Ms. Rudden qualified for a “President’s Club” bonus.

Furthermore, each of our named executive officers, other than Mr. Heaney and Mr. Wright, is entitled to a further adjustment to the bonus that is based on our net operating income. Each such bonus is adjusted up or down, based on actual net operating income, adjusted for the effect of acquisitions, against budgeted adjusted net operating income at the corporate level. For each one percent that actual net operating income exceeds budgeted net operating income, the executive officer’s bonus would be increased by one percent from what it otherwise would have been, up to a maximum increase of 10% of the bonus. Conversely, for each one percent that actual adjusted net operating income is less than budgeted adjusted net operating income, the executive officer’s bonus would be decreased by one percent from what it otherwise would have been, up to a maximum decrease of 10% of the bonus. We believe that this adjustment provides a small incentive for executive officers to act in a manner that would help overall corporate performance, as well as a small disincentive from acting in a manner that may adversely affect annual corporate performance. In 2008, our net operating income was $11,545,550, which was 82.4% of our budgeted net operating income of $14,014,933, which resulted in a decrease of 10% to the bonuses of all executive officers other than Mr. Heaney and Mr. Wright. These budgeted and actual adjusted net operating income figures were used for compensation purposes only and differ from those presented elsewhere in this prospectus.

Each named executive officer’s target amount for 2008 is set forth in the table below. In addition, each named executive officer’s maximum potential annual performance bonus for 2008, together with the maximum adjustments that could be made to the target amount to arrive at such maximum potential annual performance bonus, is set forth in the table below. The amount of annual performance bonus actually received by each named executive officer is described as non-equity incentive plan compensation in “Executive Compensation – 2008 Summary Compensation Table.”

Name	2008 Base Salary Earnings ($)	Percentage of Base Salary Earnings (%)	Target Amount ($)	“President’s Club” Bonus (%) (1)	Maximum Corporate Performance Adjustment (%) (2)	Maximum Potential Annual Performance Bonus ($)
Mark S. Heaney	$303,040	100%	$303,040	—%	—%	$303,040
Francis J. Leonard	98,648	20	19,730	—	10	21,703
Darby Anderson	185,074	20	37,015	20	10	81,433
Sharon Rudden	175,011	20	35,002	20	10	77,004
Paul Diamond	154,114	20	30,823	—	10	33,905
W. Andrew Wright, III	—	—	—	—	—	—
David W. Stasiewicz	157,626	20	31,525	—	10	34,677

(1)	Represents a portion of annual base salary, with one percent attributable to each percentage point that actual divisional operating income exceeds budgeted divisional operating income.

(2)	Represents a percentage adjustment to the bonus itself, not a percentage of annual base salary. The corporate performance adjustment may increase or decrease the named executive officer’s total bonus by up to 10%.

Equity Compensation

Historically, we have granted stock options to executive officers only upon hire or promotion. The amount of these stock option grants has been determined by our board of directors, on the advice and recommendation of our President and Chief Executive Officer (other than in the case of grants to our President and Chief Executive Officer). The size and terms of the initial option grant made to each executive officer upon joining our company are primarily based on competitive conditions applicable to the executive officer’s specific position, as well as the new executive officer’s experience and compensation requirements relative to our executive officers then employed. We presently have no mandatory stock ownership policy for officers and directors.

We plan to grant equity incentives to our executive officers based on performance under the 2009 Plan. Prior to the grant of equity incentives thereunder, we will implement equity grant guidelines for executive officers, which will determine how we evaluate each executive officer’s performance for the purposes of granting equity options, and will set the target grant levels for such equity compensation. We intend to grant options exercisable for 54,000 shares of our common stock to Mark S. Heaney and options exercisable for 27,000 shares of our common stock to Sharon Rudden under the 2009 Plan, in each case, immediately following the date of this prospectus with an exercise price equal to the initial public offering price.

Other Compensation

In addition to the primary compensation elements discussed above, we provide our executive officers with limited benefits and perquisites as described below in “Executive Compensation—2008 Summary Compensation Table.” We consider these additional benefits to be a part of an executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each executive officer’s total compensation package. We believe that these enhanced benefits and perquisites provide our executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

In addition, we offer other employee benefits to our named executive officers for the purpose of meeting current and future health and security needs for the executive officers and their families. These benefits, which we generally offer to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan with limited matching by us.

Types of Equity Awards

The 2006 Plan only provides for the granting of stock options. However, the 2009 Plan permits us to issue stock options, deferred/restricted stock units, restricted stock, stock appreciation rights, other stock units and performance shares.

Change in Control and Severance

Each of our named executive officers is eligible to receive contractually-provided severance benefits pursuant to his or her employment agreement. These severance benefits are generally intended to match the terms that we believe to be standard within the market, show the executive officer that we have made an investment in the executive officer and provide stability for both us and the executive officer in a competitive market for qualified talent. We believe that providing severance protection to our named executive officers upon their involuntary termination of employment is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. Historically, we have not taken into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his hiring and were not based on any set formula. Our stock option grant agreements with each of the named executive officers also generally provide for some or all of the unvested options to vest immediately upon a change in control of our company.

We believe that these change in control and severance arrangements provide additional benefits to our company by allowing us to receive certain covenants from our executive officers in partial consideration of the compensation to be received upon a change in control or termination without reasonable cause. These covenants include agreements not to compete, agreements not to solicit our employees, payors or consumers, agreements not to disclose trade secrets and agreements not to disparage our company. These covenants are described in further detail below under “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Effect of Accounting and Tax Treatment on Compensation Decisions

In 2008, while we generally considered the financial accounting and tax implications of our executive compensation decisions, these implications were not material considerations in the compensation awarded to our named executive officers during such fiscal year.

2008 Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers in 2008:

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Mark S. Heaney (3)	2008	$303,040	$119,740	$93,600	$38,195	$554,575
President and Chief Executive Officer of Addus HealthCare

Francis J. Leonard (4)	2008	98,648	34,400	15,981	1,719	150,748
Chief Financial Officer and Secretary of Addus HealthCare

Darby Anderson (5)	2008	185,074	39,911	27,983	5,379	258,347
Vice President of Home & Community Services of Addus HealthCare

Sharon Rudden (6)	2008	175,011	17,499	12,286	741	205,537
Vice President of Home Health Services of Addus HealthCare

Paul Diamond (7)	2008	154,114	25,602	27,463	2,561	209,740
Vice President of Human Resources of Addus HealthCare

W. Andrew Wright, III (8)	2008	435,058	—	—	36,409	471,467
Chairman of Addus HealthCare (former Chief Executive Officer)

David W. Stasiewicz (9)	2008	157,626	29,978	25,535	8,547	221,686
Vice President of Finance of Addus HealthCare (former Chief Financial Officer)

(1)	Represents amounts recognized for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with SFAS No. 123(R), adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting but assuming, instead, that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described under the caption “Stock Options” in Note 9 to our consolidated financial statements included in this prospectus.

(2)	Reflects annual cash incentive awards earned pursuant to individualized bonus plans based on performance in 2008. These amounts were approved by our board of directors in July 2009. For information regarding our bonus plans, see “Compensation Discussion and Analysis.”

(3)	Mr. Heaney served as Vice President and Chief Operating Officer of Addus HealthCare until May 5, 2008, and has served as President and Chief Executive Officer of Addus HealthCare since May 6, 2008. Mr. Heaney has been the President and Chief Executive Officer of Holdings since June 2009. Other compensation includes $27,000 in premiums paid by us for a whole life insurance plan for the benefit of Mr. Heaney, $3,665 in term life insurance premiums paid by us for the benefit of Mr. Heaney and $7,530 in payments for a company vehicle.

(4)	Mr. Leonard has been the Chief Financial Officer of Addus HealthCare since July 16, 2008. Mr. Leonard has been the Chief Financial Officer of Holdings since June 2009. Other compensation consisted of $1,289 in term life insurance premiums paid for the benefit of Mr. Leonard and $430 in matching contributions paid under our 401(k) plan.

(5)	Other compensation consisted of $2,381 in term life insurance premiums paid by us for the benefit of Mr. Anderson, $2,628 in payments for a company vehicle and $370 in matching contributions paid under our 401(k) plan.

(6)	Other compensation consisted of $741 in term life insurance premiums paid by us for the benefit of Ms. Rudden.

(7)	Other compensation consisted of $1,878 in term life insurance premiums paid by us for the benefit of Mr. Diamond and $683 in matching contributions paid under our 401(k) plan.

(8)	Mr. Wright served as President and Chief Executive Officer of Addus HealthCare through May 5, 2008. Other compensation consisted of $5,905 in term life insurance premiums paid by us for the benefit of Mr. Wright, $5,316 in payments for a company vehicle and $25,188 in cash payments for accrued and unused vacation days that became due to Mr. Wright as a result of an amendment to his employment agreement in connection with his position change from President and Chief Executive Officer of Addus HealthCare to Chairman of Addus HealthCare, under which Mr. Wright is no longer entitled to vacation time. Mr. Wright has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering. Accordingly, his employment agreement will be terminated effective at the completion of this offering.

(9)	Mr. Stasiewicz served as the Chief Financial Officer of Addus HealthCare through July 15, 2008. Other compensation consisted of $4,413 in term life insurance premiums paid by us for the benefit of Mr. Stasiewicz and $4,134 in payments for a company vehicle.

Grants of Plan-Based Awards in 2008

The following table sets forth each grant of plan-based awards to our named executive officers during 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)
Mark S. Heaney		$9,750	$195,000	$303,040	—	$—	$—
Francis J. Leonard		888	19,730	21,703	—	—	—
	7/16/08				5,551	110.00	180,796
Darby Anderson		1,666	37,015	81,433	—	—	—
Sharon Rudden		1,575	35,002	77,004	—	—	—
	5/12/08				2,082	100.00	75,223
Paul Diamond		1,387	30,823	33,905	—	—	—
W. Andrew Wright, III (2)	—	—	—	—	—	—	—
David W. Stasiewicz		1,419	31,525	34,677	—	—	—

(1)	Represents the grant date fair value of each award computed in accordance with SFAS No. 123(R), adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting but assuming, instead, that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described under the caption “Stock Options” in Note 9 to our consolidated financial statements included in this prospectus.

(2)	Pursuant to an amendment dated as of May 6, 2008, Mr. Wright no longer participates in plan-based bonus awards.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2008:

Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Mark S. Heaney	71,939	107,924(1)	$9.26	12/7/2016
Francis J. Leonard	—	59,951(2)	10.19	7/16/2018
Darby Anderson	23,976	35,975(3)	9.26	12/7/2016
Sharon Rudden	4,493	17,993(4)	9.26	5/12/2018
Paul Diamond	6,739	26,989(5)	9.26	4/3/2017
W. Andrew Wright, III	299,776	—	9.26	9/19/2016
David W. Stasiewicz	18,576	19,775(6)	9.26	7/16/2018

(1)	Mr. Heaney’s unexercisable options vest in three equal installments on each of December 7, 2009, 2010 and 2011, respectively.

(2)	Mr. Leonard’s unexercisable options vest in five equal installments on each of July 16, 2009, 2010, 2011, 2012 and 2013, respectively.

(3)	11,988 of Mr. Anderson’s unexercisable options vest on each of December 7, 2009 and 2010, and 11,999 of Mr. Anderson’s unexercisable options vest on December 7, 2011.

(4)	Ms. Rudden’s unexercisable options vest in four equal installments on each of October 1, 2009, 2010, 2011 and 2012, respectively.

(5)	6,739 of Mr. Diamond’s stock options vested on April 3, 2009. 6,750 of Mr. Diamond’s stock options vest on each of April 3, 2010, 2011 and 2012, respectively.

(6)	Mr. Stasiewicz’s unexercisable options vest in three equal installments on each of December 7, 2009, 2010 and 2011, respectively.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in the fiscal year ended December 31, 2008.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. Each of these agreements will be amended, effective upon the completion of this offering, so that determinations relating to compensation matters will be made by the compensation committee of the board of directors of Holdings rather than by the board of directors of Addus HealthCare, and that other determinations will be made by the board of directors of Holdings rather than by the board of directors of Addus HealthCare.

Employment Agreement with Mark S. Heaney

We entered into an employment agreement with Mark S. Heaney, President and Chief Executive Officer of Addus HealthCare, on May 6, 2008. Mr. Heaney’s agreement expires September 19, 2011. Under the agreement, Mr. Heaney’s base salary was originally $325,000 per year, subject to review and adjustment in the sole discretion of our board of directors. In addition, for the year ended December 31, 2008, Mr. Heaney was eligible to receive a maximum bonus of 100% of base salary, based on the achievement of certain EBITDA targets, calculated to exclude acquisitions completed during the 2008 fiscal year. This bonus is described in greater detail above under the heading “– Compensation Discussion and Analysis – Determining the Amount of Each Element of Compensation – Performance-Based Annual Bonuses.” In addition, under the agreement, Mr. Heaney is entitled to receive a company vehicle and to participate in all employee benefit programs generally available to senior executives of Addus HealthCare, as well as to receive a ten-year level term life insurance policy with a minimum death benefit equal to five times his base salary, although we are not required to pay more than 3% of Mr. Heaney’s base salary for such insurance policy. In addition, Mr. Heaney is the beneficiary under a whole life insurance plan, under which we pay an annual premium of approximately $27,000. Mr. Heaney is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Francis J. Leonard

We entered into an employment agreement with Francis J. Leonard, Chief Financial Officer of Addus HealthCare, on July 30, 2008, which became effective as of July 16, 2008. The initial term of Mr. Leonard’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Leonard’s base salary was originally $215,000 per year, subject to review by the board of directors of Addus HealthCare on or about July 16 of each year. In addition, Mr. Leonard is eligible to receive a target bonus of up to 20% of his base salary, based on our evaluation of his performance compared to established company and individual objectives. This bonus is described in greater detail above under the heading “– Compensation Discussion and Analysis – Determining the Amount of Each Element of Compensation – Performance-Based Annual Bonuses.” In addition, under the agreement, Mr. Leonard is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Leonard’s base salary for such insurance policy. Mr. Leonard is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Darby Anderson

We entered into an employment agreement with Darby Anderson, Vice President of Home & Community Services of Addus HealthCare, on August 27, 2007. The initial term of Mr. Anderson’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Anderson’s base salary was originally $185,000, subject to annual review and adjustment by the board of directors of Addus HealthCare on or about January 1 of each year starting in 2009. In addition, for the year ended December 31, 2008, Mr. Anderson was eligible to receive a target bonus of 20% of base salary, based 60% on the achievement of budgeted divisional annual net operating income, 20% on specific divisional objectives and 20% on substantial compliance with policies and procedures. This bonus is described in greater detail above under the heading “– Compensation Discussion and Analysis – Determining the Amount of Each Element of Compensation – Performance-Based Annual Bonuses.” In addition, under the agreement, Mr. Anderson is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Anderson’s base salary for such insurance policy. Mr. Anderson is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Sharon Rudden

We entered into an employment agreement with Sharon Rudden, Vice President of Home Health Services of Addus HealthCare, on April 10, 2008, which became effective as of October 1, 2007. The initial term of Ms. Rudden’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Ms. Rudden’s base salary was originally $175,000, subject to review by the board of directors of Addus HealthCare on or about October 1 of each year. In addition, for the year ended December 31, 2008, Ms. Rudden was eligible to receive a target bonus of 20% of base salary, based 60% on the achievement of budgeted divisional annual net operating income, 20% on specific divisional objectives and 20% on substantial compliance with policies and procedures. This bonus is described in greater detail above under the heading “– Compensation Discussion and Analysis – Determining the Amount of Each Element of Compensation – Performance-Based Annual Bonuses.” In addition, under the agreement, Ms. Rudden is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times her base salary, although we are not required to pay more than 3% of Ms. Rudden’s base salary for such insurance policy. Ms. Rudden is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Paul Diamond

We entered into an employment agreement with Paul Diamond, Vice President of Human Resources of Addus HealthCare, on March 23, 2007, which became effective as of March 5, 2007. The initial term of Mr. Diamond’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Diamond’s base salary was originally $150,000 for the first 12 months of continuous employment and $155,000 annually thereafter, subject to annual review and adjustment by the board of directors of Addus HealthCare on or about March 5 of each year starting in 2008. In addition, Mr. Diamond is eligible to receive a target bonus of 20% of base salary, based on our evaluation of his performance compared to established company and individual objectives. This bonus is described in greater detail above under the heading “– Compensation Discussion and Analysis – Determining the Amount of Each Element of Compensation – Performance-Based Annual Bonuses.” In addition, Mr. Diamond is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Diamond’s base salary for such insurance policy. Mr. Diamond is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with W. Andrew Wright, III

We entered into an employment agreement with W. Andrew Wright, III, Chairman and former President and Chief Executive Officer of Addus HealthCare, on September 19, 2006, which was amended as of May 6, 2008 in connection with Mr. Wright changing positions from President and Chief Executive Officer to Chairman of Addus HealthCare. The term of Mr. Wright’s agreement ends on the fifth anniversary of the agreement’s effective date. Under the agreement, Mr. Wright’s base salary was originally $396,000 per year, increasing by 5% each January 1. This increase in base salary was subject only to Mr. Wright’s failure to perform the duties of his position, as determined in the sole discretion of Addus HealthCare. In addition, under the agreement, Mr. Wright is entitled to receive a company vehicle and to participate in all employee benefit programs generally available to senior executives of Addus HealthCare, as well as to receive a ten-year level term life insurance policy with a minimum death benefit equal to the greater of $2,000,000 or five times his base salary, although we are not required to pay more than 3% of Mr. Wright’s base salary for such insurance policy. Pursuant to his employment agreement, Mr. Wright was entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.” Mr. Wright has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering. Accordingly, his employment agreement will be terminated effective at the completion of this offering and he will be entitled to the payments and benefits described in the separation and general release agreement rather than the severance payments contemplated by his employment agreement. See “Certain Relationships and Related Party Transactions—Separation and General Release Agreement.” Notwithstanding such resignation and termination, Mr. Wright will continue to serve as a director of Holdings following the completion of this offering.

Employment Agreement with David W. Stasiewicz

David Stasiewicz served as Chief Financial Officer of Addus HealthCare through July 15, 2008. Under his prior employment agreement, Mr. Stasiewicz’s base salary was originally $147,500. We entered into an amended and restated employment agreement with Mr. Stasiewicz on October 8, 2008, that was effective as of July 16, 2008, in connection with his change in position from Chief Financial Officer to Vice President of Finance of Addus HealthCare. The initial term of Mr. Stasiewicz’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under this amended and restated agreement, Mr. Stasiewicz’s base salary was originally $157,500, subject to annual review and adjustment by the board of directors of Addus HealthCare on or about January 10 of each year. For the year ended December 31, 2008, Mr. Stasiewicz was eligible to receive a target bonus of 20% of base salary, based on our evaluation of his performance compared to established company and individual objectives. This bonus is described in greater detail above under the heading “– Compensation Discussion and Analysis – Determining the Amount of Each Element of Compensation – Performance-Based Annual Bonuses.” In addition, Mr. Stasiewicz is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Stasiewicz’s base salary for such insurance policy. Mr. Stasiewicz is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Potential Payments upon Termination or Change in Control

We have entered into employment agreements, described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each named executive officer is entitled to severance benefits if we terminate his or her employment other than for reasonable cause. Except under the employment agreements for Mr. Heaney and Mr. Wright, reasonable cause is defined as:

•

death or mental or physical disability of the executive so that the executive would be unable to perform his or her duties in a manner satisfactory to us for 90 days out of any consecutive 180-day period;

•	material breach or omission by the executive of any of his or her duties or obligations under his or her employment agreement, except for those caused by the executive’s disability;

•	the executive engaging in any action that materially damages, or that may reasonably be expected to materially damage, our company or our business or goodwill;

•	any breach by the executive officer of his or her fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive which is materially injurious to our company;

•

gross insubordination by the executive, including intentional disregard of any directive from the President and Chief Executive Officer, Chief Financial Officer (in the case of our Vice President of Finance) or board of directors of Addus HealthCare; or

•	failure to perform any material duty in a timely and effective manner, with a failure to timely cure such nonperformance after notice.

Solely with respect to Mr. Heaney and Mr. Wright, reasonable cause is limited to the commission of any act involving the misuse or misappropriation of our money or other property, commission of a felony (which, in the case of Mr. Wright, must cause a materially adverse impact on Addus HealthCare), habitual use of drugs or intoxicants (which, in the case of Mr. Wright, must cause a materially adverse impact on Addus HealthCare), willful engagement in gross misconduct that is materially and demonstrably injurious to us, death, mental or physical disability so that he would be unable to perform his duties in a manner satisfactory to us for 180 days out of any consecutive 12-month period, or violation of any material term or provision of his employment agreement, if unremedied within 30 days after notice.

If we terminate an executive’s employment other than for reasonable cause, then, generally, such executive is entitled to:

•	unpaid base salary for any period prior to the effective date of termination;

•	a pro rata payment of bonus for any period prior to the effective date of termination;

•	accrued but unpaid benefits, including accrued vacation time and unused holidays; and

•

subject to strict compliance with the noncompetition, confidentiality and other covenants discussed below, severance pay generally based on annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s maximum target bonus, generally payable in equal monthly installments, plus a continuation of all benefits offered to the executive, in each case in an amount set forth in the table below.

With respect solely to Mr. Heaney and Mr. Wright, if a change in control of Addus HealthCare occurs less than two years prior to or 18 months after termination without reasonable cause, then each would receive the remainder of his severance in a lump sum, and the total amount of Mr. Heaney’s severance would be increased to include the average bonus paid over the previous two fiscal years, rather than just base salary. Furthermore, under Mr. Wright’s and Mr. Heaney’s employment agreements, if any payments in connection with a termination or change in control would be subject to the excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, or the Code, he will be entitled to a tax gross-up payment from us sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments, with the effect that he will be economically in the same position as he would have been had such excise tax not been applied. For these purposes, a change in control will be deemed to have occurred if:

•	any person becomes the beneficial owner, directly or indirectly, of greater than 50% of Addus HealthCare’s voting securities, subject to limited exceptions;

•

the stockholders of Addus HealthCare approve a merger or consolidation where the holders of Addus HealthCare’s voting securities would not continue to represent greater than 50% of the total voting power of the surviving corporation; or

•	the stockholders of Addus HealthCare approve a plan of liquidation or an agreement for the sale or disposition of substantially all of the assets of Addus HealthCare.

The right for any executive to receive severance, except for payments made to Mr. Heaney or Mr. Wright in connection with a change in control as described above, is conditioned on strict compliance with certain covenants of our named executive officers, including:

•	noncompetition within 30 miles of any of our locations for a period of one year after the executive officer’s termination;

•	nonsolicitation of business from any of our consumers or payors;

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of our company.

In addition to the severance payments that may be paid to our named executive officers under their employment agreements upon termination, all of our named executive officers are also entitled to accelerated vesting of their unvested options upon a change in control of our company. For purposes of our options, under the 2006 Plan, a change in control includes:

•	any person becoming the beneficial owner, directly or indirectly, of greater than 50% of Addus HealthCare’s voting securities, subject to limited exceptions;

•

our consummation of a merger or consolidation of our company where the holders of the voting securities of Holdings would not continue to represent greater than 50% of the total voting power of the surviving corporation;

•	our consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	any other event that a committee of our board of directors determines to be a change of control that is set forth in a supplement to the applicable option agreement.

A change in control explicitly does not include any acquisition of securities or voting power directly from Holdings through a public offering, and thus this offering will not constitute a change in control under the 2006 Plan.

W. Andrew Wright, III has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering. Accordingly, his employment agreement will be terminated effective at the completion of this offering. See “Certain Relationships and Related Party Transactions—Separation and General Release Agreement.”

Under the 2009 Plan, upon a sale of all or substantially all of our assets, or upon a change in control or an event that, with the passage of time, would result in a change in control, our board of directors will have the right in its sole discretion to accelerate the time at which some or all of the outstanding awards thereunder become exercisable. There are currently no awards issued or outstanding under the 2009 Plan. Under the 2009 Plan, a change in control includes:

•

any person or related group of persons (other than our company, the Eos Funds, any employee benefit plan we maintain or any of our affiliates) becoming the beneficial owner, directly or indirectly, of greater than 50% of our voting securities;

•

if, during any consecutive two year period, members of our board of directors at the beginning of such two year period and other members of our board of directors whose election or nomination was approved by two-thirds of the directors at the beginning of such two-year period (or whose election was previously so approved), cease to constitute a majority of the board for any reason;

•

our consummation of a merger, consolidation, business combination or reorganization of our company, sale of all or substantially all of our assets, or acquisition of the assets or stock of another entity whereby we are not the surviving entity, except in limited circumstances; and

•	the approval by our stockholders of a plan of liquidation or dissolution.

The following table sets forth information concerning the payments that would be received by each named executive officer upon a termination of employment other than for reasonable cause without a change in control, assuming the termination occurred on December 31, 2008. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits. The following table also sets forth information concerning the payments that would be received by each named executive officer upon a change in control:

	Payments on Termination without Reasonable Cause			Payments on Change in Control
Name	Severance	Extension of Benefits	Total	Value of Accelerated Equity Awards(1)	Severance(2)	280G Gross-Ups	Total
Mark S. Heaney (3)	$975,000	—	$975,000	$141,992	$1,115,397	$261,187	$1,518,576
Francis J. Leonard (4)	129,000	$14,508	143,508	23,370	—	—	23,370
Darby Anderson (5)	234,859	28,681	263,540	47,328	—	—	47,328
Sharon Rudden (6)	105,000	3,370	108,370	23,668	—	—	23,668
Paul Diamond (7)	93,000	6,474	99,474	35,502	—	—	35,502
W. Andrew Wright, III (8)	1,309,770	14,887	1,324,657	—	1,309,770	246,501	1,556,271
David W. Stasiewicz (9)	196,200	30,402	226,602	30,276	—	—	30,276

(1)	Options vest automatically upon a change in control, as defined under the 2006 Plan.

(2)	This payment would be in substitution of, not in addition to, the amount of severance not already paid to the executive for termination without reasonable cause. This amount would be reduced to the extent that Mr. Heaney or Mr. Wright have already received severance prior to a change in control.

(3)	Mr. Heaney’s severance payments due to termination without reasonable cause consist of three times Mr. Heaney’s then-current annual base salary.

(4)	Mr. Leonard’s severance payments include one-half of his annual cash compensation, plus a continuation of all benefits until the earlier of the six-month anniversary of such termination or eligibility to receive benefits from a new employer. Once Mr. Leonard has been employed by Addus HealthCare for one year, his severance payment will increase to three-fourths of his annual cash compensation, to be paid in twelve equal monthly installments, and he will have a continuation of all benefits for twelve months after such termination. In addition, Mr. Leonard will become entitled to an additional one-twelfth of annual cash compensation for each 12-month period he remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2008, severance equal to six months of annual cash compensation had vested for Mr. Leonard.

(5)	Mr. Anderson’s severance payments include one year of his annual cash compensation, plus a continuation of all benefits for a period of one year after termination.

(6)	Ms. Rudden’s severance payments include one-half of her annual cash compensation, plus a continuation of all benefits until the earlier of the three-month anniversary of such termination or eligibility to receive benefits from a new employer, plus an additional one-twelfth of annual cash compensation for each 12-month period she remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2008, severance equal to six months of annual cash compensation had vested for Ms. Rudden.

(7)	Mr. Diamond’s severance payments include one-half of his annual cash compensation, plus a continuation of all benefits until the earlier of the three-month anniversary of such termination or eligibility to receive benefits from a new employer, plus an additional one-twelfth of annual cash compensation for each 12-month period he remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2008, severance equal to six months of annual cash compensation had vested for Mr. Diamond.

(8)	Mr. Wright’s severance payments include the greater of either three times Mr. Wright’s then-current annual base salary or a continuation of Mr. Wright’s salary through September 19, 2011, assuming annual increases to base salary of 5%, plus a continuation of all benefits for six months. Mr. Wright has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering. Accordingly, his employment agreement will be terminated effective at the completion of this offering, and he will be entitled to the payments and benefits described in the separation and general release agreement rather than the severance payments contemplated by this employment agreement. See “Certain Relationships and Related Party Transactions—Separation and General Release Agreement.”

(9)	Mr. Stasiewicz’s severance payments include one half of his annual cash compensation, plus a continuation of all benefits until the earlier of the six-month anniversary of such termination or eligibility to receive benefits from a new employer, plus an additional one-twelfth of annual cash compensation for each 12-month period he remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2008, severance equal to twelve months of annual cash compensation had vested for Mr. Stasiewicz.

Benefit Plans

2006 Stock Incentive Plan

Our board of directors adopted, and our stockholders approved, our 2006 Stock Incentive Plan, or the 2006 Plan, in September 2006. The purpose of the 2006 Plan is to promote the interest and long-term success of our company by authorizing a committee of our board of directors to attract and retain eligible employees and directors, to provide an additional incentive for employees and directors to work to increase the value of our common stock and to provide each eligible employee or director with a stake in the future of our company which aligns with the interests of our stockholders.

The 2006 Plan provides for the grant of options to purchase our common stock to our eligible employees, directors, consultants and independent contractors. As of December 31, 2008, there were outstanding options to purchase 802,062 shares of our common stock at a weighted average exercise price per share of $9.35 under the 2006 Plan. As of December 31, 2008, options to purchase 97,276 shares of our common stock remained available for future issuance pursuant to awards granted under the 2006 Plan.

Our board of directors, or a committee thereof appointed by our board of directors, has the authority to administer the 2006 Plan and the awards granted under it. Following the completion of this offering, we anticipate that no further awards will be granted under the 2006 Plan, although all outstanding awards will continue to be governed by their existing terms. In addition, prior to the completion of this offering, we expect that our board of directors will specifically designate the compensation committee as the administrator of the 2006 Plan.

The price at which shares of our common stock may be purchased under an option is determined by our board of directors, but such price must be greater than or equal to the fair market value of the underlying shares of common stock on the date the option is granted. Options issued under the 2006 Plan generally vest and become exercisable as to one-fifth of the shares on each of the first five anniversaries of the grant date, with slight variation as set forth in the individual option agreements. Options issued under the 2006 Plan generally expire on the tenth anniversary of the grant date, unless earlier terminated.

After termination of a grantee’s service to our company and its affiliates, he or she may exercise the vested portion of his or her option for the period of time stated in the option agreement. In all cases, however, the option agreement provides that the grantee will have the right to exercise the vested portion of any option held at termination for at least 30 days following termination of his or her service for any reason other than cause and that the grantee will have the right to exercise the option for at least six months if the grantee’s service terminates due to death or a qualifying disability.

An optionholder does not have any rights as a stockholder with respect to our common stock covered by an option until the date on which we issue a stock certificate for such common stock. Options granted under the 2006 Plan are nontransferable other than by will or the laws of descent and distribution; however, our named executive officers who are also stockholders are contractually prohibited from transferring any options during and including the period ending 180 days after the date of this prospectus, which period may be extended in the discretion of the underwriters upon the occurrence of certain events. See “Underwriting.”

Our 2006 Plan provides that, in the event of our acquisition or other change of control, all options granted under the 2006 Plan automatically become vested and fully exercisable. See “—Potential Payments upon Termination or Change in Control.” In addition, our board of directors will have the discretion to either cancel the options after providing each optionholder with a reasonable period of no more than seven calendar days to exercise his or her options as of the effective date of the change of control, or, in the case of a change of control where stockholders will receive cash payments in exchange for their stock, to provide that all outstanding options shall terminate as of the effective date of the change of control and that each optionholder shall receive a cash payment in exchange for cancellation of his or her options. Under the latter circumstance, the cash payment would be equal to the amount by which the payment for each share of stock exceeds the option price for such share of stock, subject to adjustments as determined by our board of directors in good faith.

We will not issue any new awards under the 2006 Plan after the completion of this offering. The terms of the 2006 Plan, and the applicable stock option agreements, will continue to govern the terms and conditions of any outstanding stock options. As of June 30, 2009, options to purchase a total of 802,062 shares of our common stock were outstanding under the 2006 Plan, and no shares of our common stock had been issued upon the exercise of options granted under the 2006 Plan.

2009 Stock Incentive Plan

In September 2009, our board of directors adopted and our stockholders approved the Addus HomeCare Corporation 2009 Stock Incentive Plan, or the 2009 Plan. The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units, restricted stock units, other stock units and performance shares.

We will reserve for issuance under the 2009 Plan 750,000 shares of our common stock, representing 6.8% of the total number of shares of our common stock outstanding on a fully diluted basis as of the completion of this offering. We intend to grant options exercisable for 54,000 shares of our common stock to Mark S. Heaney and options exercisable for 27,000 shares of our common stock to Sharon Rudden under the 2009 Plan, in each case, immediately following the date of this prospectus, with an exercise price equal to the initial public offering price. In addition, upon election or appointment as a director, upon the completion of this offering and annually thereafter at such time as is determined by our nominating and corporate governance committee, each independent director will receive restricted shares of our common stock valued at $10,000, which will vest equally over a three-year period. Accordingly, each of Mark L. First, Simon A. Bachleda and Steven I. Geringer will receive restricted shares of our common stock valued at $10,000 immediately following the date of this prospectus.

Our employees, directors and consultants who render services to us and our affiliates are eligible to receive awards under the 2009 Plan. Our compensation committee will administer the 2009 Plan with respect to awards to employees and consultants and the nominating and corporate governance committee of our board of directors will administer the 2009 Plan with respect to awards to non-employee directors. Our compensation committee has the power to determine the terms of the awards granted under the 2009 Plan, including the exercise price, the number of shares subject to each award and the exercisability of the awards. Our compensation committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions necessary or advisable for the administration of the 2009 Plan.

Under the 2009 Plan, our compensation committee may grant:

•	options to acquire our common stock;

•	stock appreciation rights, or SARs, which allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant;

•	restricted stock, which are awards of shares of our common stock that vest in accordance with terms and conditions established by our compensation committee;

•	deferred stock units and restricted stock units, which are awards that are based on the value of our common stock and may be paid in cash or in shares of our common stock; and

•	other stock unit awards, which are based on the value of shares of our common stock or other property.

Under the 2009 Plan, our compensation committee may also grant performance shares. Performance shares are awards that will result in a payment to a participant only if performance goals established by our compensation committee are achieved or the awards otherwise vest. It is intended that the 2009 Plan will conform with the standards of Section 162(m) of the Code. Our compensation committee will establish organizational or individual performance goals which, depending on the extent to which they are met, will determine the number and the value of performance shares to be paid out to participants. Payment under performance share awards may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by our compensation committee.

The exercise price of options granted under the 2009 Plan must be equal to the fair market value of our common stock on the date of grant, and the term of an option may not exceed ten years. Our compensation committee may not increase or reduce the exercise price of options granted under the 2009 Plan without stockholder approval. Incentive stock options may not be granted to any consultant or non-employee director, or any employee who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date. The grant price of an SAR must generally equal the fair market value of a share of our common stock on the date of grant. The term of an SAR must expire no later than the tenth anniversary of the grant date. The amount payable under the stock appreciation right may be paid in cash or with shares of our common stock, or a combination thereof, as determined by our compensation committee. Deferred stock units may be awarded at the election of a participant in lieu of payment of a bonus or other award under the 2009 Plan, on such terms and conditions as our compensation committee may determine. Restricted stock units may only be made if payout is contingent upon the achievement of specified performance targets. Other stock units will be available as a form of payment to settle other awards under the 2009 Plan.

The amount of, the vesting and the transferability restrictions applicable to any performance share award will be based upon the attainment of such performance goals as our compensation committee may determine. A performance goal will be based on one or more of the following business criteria: (a) increases in the fair market value of our common stock, (b) shareholder value added, (c) cash flow, (d) earnings per share, (e) earnings before deducting interest, taxes, depreciation and amortization, (f) return on equity, (g) return on capital, (h) return on assets or net assets, (i) cost reduction or control, (j) operating income or net operating income, (k) operating margins/sales in one or more business segments or product lines, (l) return on operating revenue, (m) market share in one or more business segments or product lines, (n) earnings before interest and taxes, (o) units of specified products sold or depleted, (p) free cash flow, (q) sales growth, (r) capital expenditures, (s) working capital, (t) inventory, (u) cash flow from operations, (v) gross margin or (w) any measure that indicates any of the foregoing or any combination of the foregoing. Performance criteria may be established on a corporate, divisional, business unit or consolidated basis and measured absolutely or relative to our peer companies.

The existence of outstanding awards will not affect in any way our right or power to make any adjustments, recapitalizations, reorganizations or other changes in our capital structure or our business. If we effect a capital readjustment or any increase or reduction of the number of shares of our common stock outstanding, then the number, class and per share price of our common stock subject to outstanding awards under the 2009 Plan will be appropriately adjusted to prevent dilution or enlargement of benefits. If we are affected by the occurrence of certain unusual or nonrecurring events, including a capital readjustment or any increase or reduction of the number of shares of our common stock outstanding, or changes in laws, regulations or accounting principles, our compensation committee may in its discretion adjust the terms, conditions and criteria of awards under the 2009 Plan to prevent dilution or enlargement of benefits.

If:

•

any person or group of related persons (other than our company, the Eos Funds, any employee benefit plan we maintain or any of our affiliates) becomes the beneficial owner, directly or indirectly, of greater than 50% of our voting securities;

•

during any consecutive two year period, members of our board of directors at the beginning of such two year period and other members of our board of directors whose election or nomination was approved by two-thirds of the directors at the beginning of such two-year period (or whose election was previously so approved), cease to constitute a majority of the board for any reason;

•

we consummate a merger, consolidation, business combination or reorganization of our company, sale of all or substantially all of our assets, or acquire the assets or stock of another entity in each case, resulting in our company not surviving, or after which no person becomes the beneficial owner of greater than 50% of the voting securities of the surviving entity;

•	our stockholders approve of a plan of liquidation or dissolution;

•	an event occurs that, with the passage of time, would result in any of the foregoing; or

•	we sell or convey to another entity all or substantially all of our property and assets,

then our board of directors may:

•	accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised shall terminate;

•

elect to terminate options or SARs in exchange for an amount of cash equal to the excess of the fair market value of our common stock over the exercise price of the options or SARs, to the extent vested;

•

elect to terminate options or SARs provided that each holder is notified of and given the opportunity to exercise the vested portion for a specified period of time (not less than 15 days) from the date of notification and before the award is terminated;

•	permit awards to be assumed by a new parent corporation or a successor and replaced by a comparable award;

•	make such adjustments to awards then outstanding as our compensation committee deems appropriate; or

•	implement any combination of the foregoing.

See “—Potential Payments upon Termination or Change in Control.”

Awards under the 2009 Plan will be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code.

Our board of directors may alter, amend, suspend or terminate the 2009 Plan; however, no termination, amendment, or modification of the 2009 Plan shall adversely affect in any material way any award previously granted, without the written consent of the participant. Shareholder approval is required for any amendment of the 2009 Plan that increases the maximum number of shares or other awards under the 2009 Plan, changes the person eligible to receive incentive stock options or otherwise requires shareholder approval under applicable law or rules.

The 2009 Plan will remain in effect, subject to the board of directors’ right to amend or terminate it, until all shares subject to the 2009 Plan have been purchased or acquired.

401(k) Plan

Currently, all of our non-union employees, including our executive officers, are eligible to participate in our 401(k) plan. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 100% of their base salary and cash compensation or the prescribed annual limit and contribute these amounts to the 401(k) plan. The annual limit in 2008 was $15,500. We may, in the discretion of our board of directors, make matching or other contributions to the 401(k) plan on behalf of eligible employees. In 2008, we elected to make a matching contribution equal to 6% of employee contributions. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. The trustees under the 401(k) plan, at the direction of each participant, invest the 401(k) plan employee salary deferrals in selected investment options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Management” and “Executive Compensation” appearing elsewhere in this prospectus, and the transactions described below.

Formation and Acquisition of Addus HealthCare

Addus HomeCare Corporation was originally formed by the Eos Funds in July 2006 for the purpose of acquiring Addus HealthCare, which acquisition was completed in September 2006, with the result that Addus HealthCare became a wholly-owned subsidiary of Addus HomeCare Corporation. The stock of Addus HealthCare was acquired for $81.7 million in cash, $10.0 million payable pursuant to the contingent payment agreement described below and 1,019,250 shares of our common stock. Prior to Addus HealthCare’s acquisition by Holdings, Addus HealthCare was a privately-held company owned by Mark S. Heaney, President and Chief Executive Officer and Chairman of the Board of Holdings and President and Chief Executive Officer of Addus HealthCare, W. Andrew Wright, III, Chairman of Addus HealthCare and a member of our board of directors, and certain members of Mr. Wright’s family and trusts for their benefit, who we collectively refer to as the sellers.

In connection with the initial formation of Holdings and acquisition of Addus HealthCare, we issued the following shares to the following directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons:

•	The Eos Funds and Freeport Loan Fund, LLC invested an aggregate of $37,750,000 and received an aggregate of 407,700 shares of our series A preferred stock, or 80% of the equity value of Holdings;

•	Mark S. Heaney contributed shares of common stock of Addus HealthCare having an aggregate value of $528,500 in exchange for 57,078 shares of our common stock; and

•

W. Andrew Wright, III, certain members of his family and trusts for their benefit contributed shares of common stock of Addus HealthCare having an aggregate value of $8,909,000 in exchange for 962,172 shares of our common stock.

In addition, at the closing of the Addus HealthCare acquisition, Messrs. Heaney and Wright received approximately $2.0 million and approximately $27.0 million, respectively, of the purchase price paid to the sellers in connection with our acquisition of Addus HealthCare.

As of September 18, 2006, Addus HealthCare had $87,109 of advances outstanding to Mr. Heaney and $2,162,083 of advances outstanding to Mr. Wright and certain of his affiliates. In September 2006, Messrs. Heaney and Wright repaid $87,109 and $2,071,776 of these advances, respectively, and $90,307 of the advances to Mr. Wright and certain of his affiliates were forgiven.

In addition, immediately prior to our acquisition of Addus HealthCare, Addus HealthCare distributed the capital stock of its discontinued and inactive subsidiaries to the sellers. The value of the net assets of these subsidiaries was $159,273 on the date of distribution.

In connection with the acquisition of Addus HealthCare on September 19, 2006, Holdings entered into a purchase agreement with the sellers. Pursuant to the purchase agreement, subject to certain limitations, following this offering, the sellers will have ongoing obligations to indemnify us for losses we may incur as a result of breaches of certain representations, warranties and covenants set forth in the purchase agreement; sellers’ expenses, indebtedness and brokers’ fees to the extent not paid or assumed at closing; certain tax, litigation and insurance matters; certain matters relating to certain discontinued operations; and workers’ compensation claims relating to events that occurred prior to January 1, 2006, referred to in this prospectus as the pre-2006 workers’ compensation claims.

We also entered into an escrow agreement on September 19, 2006 with Mr. Wright, in his capacity as the representative of the sellers, and Fifth Third Bank (Chicago) as the escrow agent, pursuant to which $25.7 million of the acquisition purchase price was deposited into escrow to serve as security for the post-closing indemnification obligations of the sellers and payment of the pre-2006 workers’ compensation claims. Messrs. Heaney and Wright were entitled to 5.6% and 75.8% of any funds released to the sellers from escrow, respectively. As of June 30, 2009, approximately $12.6 million, excluding interest to which the sellers are entitled, of the escrowed funds had been released to the sellers, and $10.5 million of the escrowed funds had been released to us in respect of certain indemnifiable events, including pre-2006 workers’ compensation claims and certain litigation, insurance and tax claims.

Approximately $2.6 million, excluding interest to which the sellers are entitled, remained in escrow as of June 30, 2009 and serves as collateral for outstanding letters of credit securing the pre-2006 workers’ compensation claims. The beneficiary of one such letter of credit has advised us that it is willing to permit a reduction in the amount of its letter of credit relating to pre-2006 workers’ compensation claims by $450,000, provided its letter of credit relating to workers’ compensation claims arising from and after 2006 is correspondingly increased. We have entered into a letter agreement with Mr. Wright, in his capacity as sellers’ representative, pursuant to which he agreed that such proposed reduction and corresponding increase will not be required until the earlier of 45 days following the completion of this offering or August 31, 2010. On the business day following the effective date of such proposed reduction and corresponding increase, we will instruct the escrow agent to release $450,000 to the sellers’ representative on behalf of the sellers. We will pay interest on the amount of the proposed reduction at an annual rate equal to 9% from July 1, 2009 until the date of payment. The sellers may be required to contribute additional funds to the escrow account to the extent of increases in the amounts of the corresponding outstanding letters of credit. To the extent the escrowed funds are insufficient to fully indemnify us for any losses we may suffer as a result of the pre-2006 workers’ compensation claims, the sellers are required to indemnify us for such losses. Once the letters of credit are no longer outstanding and until September 19, 2014, the sellers are required to maintain in the escrow account an amount equal to 120% of the outstanding reserve amounts for the pre-2006 workers’ compensation claims. The outstanding reserve amount will be determined by us in conjunction with Mr. Wright according to the procedures set forth in the purchase agreement. All remaining escrowed funds serving as collateral for outstanding letters of credit or the outstanding reserve amount will be released to the sellers on September 19, 2014.

Upon completion of this offering, the obligation of the sellers to indemnify us in respect of the pre-2006 workers’ compensation claims will be limited to the cash amounts then remaining in the escrow account, and the obligation of the sellers to contribute any additional funds to the escrow account will terminate.

Management Consulting Agreement

In September 2006, Addus HealthCare entered into a management consulting agreement with Eos Management, an affiliate of the Eos Funds, our largest stockholders and an affiliate of our directors Mark L. First and Simon A. Bachleda. Pursuant to the management consulting agreement, Eos Management serves as its consultant with respect to proposed financial transactions, acquisitions and other senior management matters related to its business, administration and policies. In exchange for such services, Eos Management is paid aggregate annual management fees of up to $350,000 and is entitled to be reimbursed for its expenses. In connection with the acquisition of Addus HealthCare, we paid Eos Management an aggregate transaction fee of $1.5 million. For 2006, 2007 and 2008, and the six months ended June 30, 2009, we paid Eos Management aggregate fees of $88,000, $350,000, $350,000 and $176,000, respectively.

Pursuant to the management consulting agreement, Addus HealthCare agreed to indemnify Eos Management, its affiliates, stockholders, officers, directors, employees, agents, representatives, counsel, successors and permitted assigns, and hold each of them harmless against any losses which any such person may suffer as a result of any material breach by Addus HealthCare of the management consulting agreement; the performance by Eos Management of services under the management consulting agreement; or the execution, delivery and performance by Addus HealthCare or Eos Management of the management consulting agreement.

The agreement has a term ending on the later of September 19, 2011 and the time at which Eos Management or its affiliates own less than 5% of our outstanding equity securities on a fully diluted basis. The parties have entered into a termination agreement pursuant to which the management consulting agreement, other than the provisions related to the foregoing indemnification obligations, will terminate immediately prior to the completion of this offering. We will not be required to pay a termination fee in connection with such termination.

Consent Fee

In September 2009, we entered into a consent fee agreement with the Eos Funds pursuant to which we will pay to the Eos Funds or their designee(s) an aggregate amount equal to $1.5 million promptly following the completion of this offering in consideration for their agreement to waive certain of their rights under our stockholders’ agreement and registration rights agreement to permit this offering to be completed, to convert their shares of series A preferred stock into shares of our common stock immediately prior to the completion of this offering and to accept dividend notes in respect of the accrued and unpaid dividends thereon in lieu of cash.

Dividend Notes

There will be $11.5 million in accrued and unpaid dividends payable in respect of the shares of our series A preferred stock owned by the Eos Funds and Freeport Loan Fund LLC that each has irrevocably elected to convert into common stock immediately prior to the completion of this offering.

Our certificate of incorporation permits us to pay the amount of any unpaid dividend accrued on the shares of our series A preferred stock upon conversion in cash, by the issuance of a note or in a combination thereof, at the election of the holder. Freeport Loan Fund LLC has elected to receive the $0.1 million in accrued and unpaid dividends payable in respect of the shares of our series A preferred stock held by it in cash. The Eos Funds have elected to receive the $11.4 million in accrued and unpaid dividends payable in respect of the shares of our series A preferred stock held by them through the issuance of the dividend notes. Our directors Mark L. First and Simon A. Bachleda are affiliates of the Eos Funds.

Interest on the amounts outstanding under the dividend notes will accrue at a rate of 10% per annum, compounded annually. The outstanding principal amount of the dividend notes will be payable in eight equal consecutive quarterly installments commencing on December 31, 2009 and each March 31, June 30, September 30 and December 31 of each year thereafter until paid in full. Interest on the unpaid principal balance of the dividend notes will be due and payable quarterly in arrears together with each payment of principal.

The dividend notes may be prepaid at our option in whole or in part at any time prior to the maturity date. Mandatory prepayments of the dividend notes will be required as follows:

•

We will be required to prepay $4.0 million in the aggregate of the outstanding principal amount of the dividend notes and all accrued interest thereon promptly following the completion of this offering from the proceeds of this offering; provided, that if this offering results in gross proceeds of more than $70.0 million, we will be required to prepay a portion of the aggregate outstanding principal amount of the dividend notes promptly following the completion of this offering equal to the sum of (a) such $4.0 million aggregate amount of principal plus (b) 50% of the gross proceeds of this offering in excess of $70.0 million, together with all accrued interest on such aggregate principal amount;

•

If, after the completion of this offering, we consummate any public offering of newly-issued shares of our common stock and the gross proceeds of such public offering received by us are at least $10.0 million, we will be required, promptly following the receipt of proceeds, to prepay a portion of the aggregate outstanding principal amount of the dividend notes as of such date in an aggregate amount equal to 50% of the amount of such proceeds, together with all accrued interest thereon; and

•

We will be required to prepay the aggregate outstanding principal amount of the dividend notes and all accrued interest thereon upon (a) any voluntary or involuntary liquidation, dissolution or winding up of our company, (b) the sale of all or substantially all of our assets, (c) the sale or transfer of our outstanding shares of capital stock or (d) the merger or consolidation of our company with another person or entity, in the case of an event specified in each of clause (c) or (d) above, under circumstances in which the holders of the voting power of our outstanding capital stock immediately prior to such transaction own less than 50% in voting power of our outstanding capital stock or the outstanding capital stock of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

Stockholders’ Agreement

We are a party to a stockholders’ agreement with the Eos Funds and certain management stockholders named therein, including Mark S. Heaney and W. Andrew Wright, III, which provides, among other things, for rights to appoint certain directors, rights of representation on committees of our board of directors and rights to force participation in a sale of the company. All of these rights terminate upon completion of this offering.

Contingent Payment Agreement

In September 2006, in connection with our acquisition of Addus HealthCare, we entered into a contingent payment agreement with Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, referred to as the contingent payment recipients, each of whom was a former stockholder of Addus HealthCare. We entered into the contingent payment agreement in recognition of the sellers’ desire to maximize the aggregate consideration payable for the shares of Addus HealthCare acquired by Holdings. While we were unwilling to increase the purchase price payable upon the closing of the acquisition, we agreed that the sellers would be entitled to additional consideration, subject to the terms and conditions set forth in the contingent payment agreement. Pursuant to the contingent payment agreement, on the closing date of this offering, the contingent payment recipients will be entitled to receive an aggregate amount equal to the lesser of the implied equity value of our company on a debt-free basis, or the sum of $10 million plus 8% of such amount per annum, compounded annually on the closing date of this offering. Accordingly, we will pay $0.7 million to Mr. Heaney and $11.7 million to Mr. Wright and certain members of his family and trusts for their benefit on the completion of this offering. See “Use of Proceeds.”

Separation and General Release Agreement

W. Andrew Wright, III has agreed to resign his position as Chairman of Addus HealthCare effective at the completion of this offering. Accordingly, Addus HealthCare has entered into a separation and general release agreement with Mr. Wright, pursuant to which the parties have mutually agreed that Mr. Wright’s employment agreement will terminate effective at the completion of this offering. Mr. Wright’s obligations under his employment agreement relating to non-competition, non-solicitation, non-disclosure, confidential information, non-disparagement and property of Addus HealthCare will survive such termination.

Pursuant to the separation and general release agreement, Addus HealthCare will pay to Mr. Wright, within 30 days following the completion of this offering, the sum of (i) $982,560 (provided, that if this offering is completed after October 15, 2009, such amount will be reduced by $1,250 per day thereafter), and (ii) $181,864, in each case, less all applicable tax withholdings and deductions. Addus HealthCare will continue to provide Mr. Wright with heath and dental coverage under its group medical insurance and dental plans until Mr. Wright becomes eligible for enrollment in Medicare, and Addus HealthCare will also pay Mr. Wright’s individual executive life insurance and basic life insurance premiums through September 19, 2011. The aggregate cost of these benefits is approximately $58,000. Addus HealthCare will also provide Mr. Wright with a monthly car allowance in an amount equal to approximately $1,600 per month through September 19, 2011. Pursuant to the separation and general release agreement, Mr. Wright and Addus HealthCare have agreed to release each other from claims arising prior to the date of the separation and general release agreement, with certain limited exceptions.

Headquarters Lease

Addus HealthCare is party to a lease agreement, dated as of April 1, 1999, with W. Andrew Wright, III, pursuant to which we lease our corporate headquarters in Palatine, Illinois from Mr. Wright. Under this lease, we lease approximately 20,847 square feet of office space. For 2006, 2007 and 2008, and the six months ended June 30, 2009, our aggregate lease expense payable to Mr. Wright was $383,866, $322,000, $350,000 and $182,388, respectively. The term of the lease, as amended to date, expires September 18, 2011. We have the option to renew and extend the lease for an additional five-year term through September 2016, subject to certain conditions, including annual rent increases. The current monthly rent payable under the lease is approximately $30,398 plus our proportionate share of the common costs and expenses. Our monthly base rent under the lease increased to $31,310 beginning in September 2009 and will increase to $32,249 beginning in September 2010.

Registration Rights Agreement

We are parties to a registration rights agreement with all of our existing stockholders, including the Eos Funds, Freeport Loan Fund LLC, Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, pursuant to which, under certain circumstances, we are required to register shares of our common stock held by those stockholders under the Securities Act. See “Description of Capital Stock—Registration Rights.”

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation, which will be in effect prior to the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws, which will be in effect prior to the completion of this offering, provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that these by-law provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We are party to indemnification agreements with each of Mark L. First, Simon A. Bachleda, W. Andrew Wright, III and Mark S. Heaney in their capacities as officers and directors, and with Brian D. Young, a former member of our board of directors and an affiliate of the Eos Funds (each, an indemnitee). Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our certificate of incorporation, our bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. With respect to Messrs. Young, First and Bachleda, pursuant to our existing certificate of incorporation, we have agreed that, where the indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Eos Funds or their affiliates, we will be the indemnitor of first resort, we will be required to advance the full amount of expenses incurred by the indemnitee and we will waive and release the Eos Funds and their affiliates from any and all claims for contribution, subrogation or any other recovery of any kind. We anticipate that we will enter into similar indemnification agreements with any new member elected to our board of directors.

At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such, for which indemnification will be required or permitted. In addition, we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Policies and Procedures for Transactions with Related Persons

In September 2009, we adopted a written code of business conduct and ethics in accordance with the rules of The NASDAQ Stock Market LLC, or code of conduct, effective as of the date of and applicable to transactions after this offering, pursuant to which our directors, officers and employees will not be permitted to enter into a related person transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In addition, the charter of our audit committee states that the audit committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $120,000, will first be presented to our audit committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report to our audit committee or such other committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee or such other committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the audit committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our compensation committee. This policy has not been and will not be applied to the transactions described above.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock, as of June 30, 2009, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our current directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of June 30, 2009 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of June 30, 2009, we did not have any warrants issued or outstanding.

The percentage of shares beneficially owned prior to the offering is based on 5,096,251 shares of our common stock outstanding as of June 30, 2009, assuming conversion of all outstanding shares of our series A preferred stock into shares of common stock at a ratio of 1:108, and assuming no exercise of outstanding options. The percentage of shares beneficially owned after the offering is based on shares of common stock outstanding after the closing of the offering, assuming no exercise of the underwriters’ over-allotment option.

Unless otherwise indicated, the address for each person or entity named below is 2401 South Plum Grove Road, Palatine, Illinois 60067.

	Shares Beneficially Owned Prior to the Offering		Shares to be Beneficially Owned After the Offering
Name of Beneficial Owner	Number	%	Number	%
Eos Funds (1)	4,023,000	78.9	4,023,000	39.8
Mark S. Heaney (2)	129,017	2.5	129,017	1.3
Francis J. Leonard (3)	11,988	*	11,988	*
Darby Anderson (4)	23,976	*	23,976	*
Sharon Rudden (5)	4,493	*	4,493	*
Paul Diamond (6)	13,478	*	13,478	*
W. Andrew Wright, III (7)	1,072,365	19.9	1,072,365	10.3
David W. Stasiewicz (8)	18,576	*	18,576	*
Mark L. First (1)	4,023,000	78.9	4,023,000	39.8
Simon A. Bachleda (1)	4,023,000	78.9	4,023,000	39.8
Steven I. Geringer (9)	—	—	—	—
All directors and executive officers as a group (9 persons)	5,278,317	95.6	5,278,317	50.2

*	Less than one percent.

(1)

Consists of 3,125,520 shares of common stock issuable upon conversion of the 28,940 shares of series A preferred stock held by Eos Capital Partners III, L.P. and 897,480 shares of common stock issuable upon conversion of the 8,310 shares of series A preferred stock held by Eos Partners SBIC III, L.P., which are affiliates and are referred to as the Eos Funds. The Eos Funds have irrevocably elected to convert all such shares of series A preferred stock into shares of common stock prior to the completion of this offering. As a Managing Director of Eos Management, L.P., Mr. First has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. As a Principal of Eos Management, L.P., Mr. Bachleda has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. Each of Messrs. First and Bachleda disclaims any beneficial ownership of the stock owned by the Eos Funds. The address of each of the Eos Funds is 320 Park Avenue, New York, New York 10022. Shares to be beneficially owned after the offering do not include 834 restricted shares of common stock, which we will issue to each of Messrs. First and Bachleda immediately following the date of this prospectus.

(2)	Includes options to purchase 71,939 shares, all of which are immediately exercisable. Shares to be beneficially owned after the offering do not include options exercisable for 54,000 shares of our common stock that we will issue immediately following the date of this prospectus.

(3)	Includes options to purchase 11,988 shares, all of which are exercisable within 60 days of June 30, 2009.

(4)	Includes options to purchase 23,976 shares, all of which are immediately exercisable.

(5)	Includes options to purchase 4,493 shares, all of which are immediately exercisable. Shares to be beneficially owned after the offering do not include options exercisable for 27,000 shares of our common stock that we will issue immediately following the date of this prospectus.

(6)	Includes options to purchase 13,478 shares, all of which are immediately exercisable.

(7)	Includes 299,776 shares beneficially owned by Mr. Wright which may be purchased upon exercise of stock options that were exercisable as of June 30, 2009 or within 60 days of such date.

(8)	Includes options to purchase 18,576 shares, all of which are immediately exercisable.

(9)	Shares to be beneficially owned after the offering do not include 834 restricted shares of common stock, which we will issue to Mr. Geringer immediately following the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. Upon the completion of this offering, our authorized capital stock will consist of 40,000,000 shares of common stock, $0.001 par value per share, and shares of preferred stock, $0.001 par value per share.

Common Stock

As of June 30, 2009, there were 5,096,251 shares of our common stock outstanding, assuming the conversion of all outstanding shares of series A preferred stock into 4,077,000 shares of common stock, held of record by eight stockholders. Each share of our common stock entitles its holder to one vote on all matters to be voted on by our stockholders. There is no provision for cumulative voting for the election of directors in our amended and restated certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences to which holders of any series of our preferred stock that we may designate may be entitled, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind-up our business, the holders of our common stock are entitled to share ratably in all distributions of assets remaining after payment of liabilities and the satisfaction of any liquidation preference of any outstanding shares of preferred stock that we may designate. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of holders of any series of preferred stock that we may designate.

Preferred Stock

The holders of our outstanding shares of series A preferred stock have irrevocably elected to convert such shares into an aggregate of 4,077,000 shares of our common stock immediately prior to the completion of this offering. Following the completion of this offering, no shares of our preferred stock will be issued or outstanding. We will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors will also be able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding and not the number of authorized shares of preferred stock or common stock as a whole, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of our preferred stock.

Registration Rights

Pursuant to the terms of our registration rights agreement, following this offering, the holders of 5.6 million shares of our common stock, including shares of common stock issued upon conversion of our series A preferred stock and the exercise of outstanding options, will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.

Demand registration rights.  At any time beginning six months after the completion of this offering, upon the written request of either (a) holders of a majority of the shares held by the Eos Funds and Freeport Loan Fund LLC, which we refer to collectively as the investor stockholders, or (b) holders of a majority of the shares held by Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, who we refer to collectively as the management stockholders, we will be obligated to use our best efforts to register such shares. We are not required to effect more than three registrations requested by the investor stockholders or more than one registration requested by the management stockholders. We may delay the filing or effectiveness of any registration statement for a period of up to 30 days after the date of any such request if at the time of such request we have engaged or have plans to engage within 15 days of the time of such request in a firm commitment underwritten public offering of shares in which the holders will be permitted to include the shares requested to be registered, or if our board of directors reasonably determines that such registration would interfere with any material transaction involving our company. These rights may only be invoked one time during any 12-month period.

Piggyback registration rights.  If we register any of our securities under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto)), the investor stockholders and management stockholders will have the right to include any or all of their shares in the registration statement subject to certain exceptions. All of the investor stockholders and management stockholders have waived their piggyback registration rights with respect to this offering.

Form S–3 registration rights.  At such time as we are qualified for the use of a Form S-3 registration statement, holders of a majority of the shares held by the investor stockholders will have the right to request an unlimited number of registrations on Form S-3, and holders of a majority of the shares held by the management stockholders will have the right to request three registrations on Form S-3, in each case, provided that any such request relates to shares having an aggregate offering price of at least $2,000,000.

Cut-backs.  In connection with any registration, if the managing underwriter advises us that the inclusion of all shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the shares proposed to be included in such registration, then the number of shares to be included in the registration will consist of first, the shares requested to be included in the registration by the investor stockholders or management stockholders, as applicable, second, previously authorized but unissued shares, and third, other shares of common stock.

Registration expenses.  We will pay all expenses incurred in connection with each of the registrations described above, except for underwriting discounts and selling commissions.

Termination.  The registration rights described above will terminate when all of the shares held by the investor stockholders and management stockholders have been registered under the Securities Act, are eligible for sale under Rule 144 promulgated under the Securities Act, cease to be outstanding or are no longer subject to any restrictive legend.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Stockholders’ rights and related matters are governed by the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will be effective prior to the completion of this offering. Provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. These provisions are designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals because negotiation of takeover proposals could result in an improvement of their terms. These provisions may also adversely affect prevailing market prices for the common stock.

Board of Directors

Our amended and restated certificate of incorporation, which will be effective prior to the completion of this offering, provides that our board of directors will be classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we have at the time such number is fixed if there were no vacancies. Our board of directors will be divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. The term of the class I directors will terminate on the date of the 2010 annual meeting of stockholders; the term of initial class II directors will terminate on the date of the 2011 annual meeting of stockholders; and the term of initial class III directors will terminate on the date of the 2012 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2010, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Our board of directors has the sole authority to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. Our amended and restated certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders at which a quorum is present by the affirmative vote of at least 66 2/3% of the votes entitled to be cast thereon.

Undesignated Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to designate by resolution different classes and series of preferred stock. Our board of directors will also be empowered to fix the relative rights, preferences, privileges and limitations of each class or series of preferred stock. This means that our board of directors may issue shares of preferred stock with rights and preferences, including, among other things, dividend, liquidation, redemption and voting rights, that are superior to the rights, preferences and privileges of the shares of our common stock issued in this offering. The ability of our board of directors to designate the rights and preferences of the preferred stock could impede or deter an unsolicited tender offer, merger or takeover of our business, or make a change of control of our company difficult to accomplish.

Advance Notice Procedures

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Stockholder nominations for directors or proposals for business to be conducted at our annual meeting must be delivered to our secretary, in proper form, not later than the 120th day nor earlier than the 150th day prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice must be delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to the annual meeting or the 10th day following our public announcement of the meeting date. To be in proper form, any notice for the nomination of directors must contain all information relating to the individual subject to such nomination that is required to be disclosed in solicitations of proxies for election of directors under securities laws, as well as the nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. To be in proper form, any notice to propose business to come before our annual meeting must contain a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and the language of any proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Furthermore, to be in proper form, any notice for the nomination of directors or to propose business to come before our annual meeting must contain:

•	the name and address of the nominating or proposing stockholder, as applicable, and beneficial owner;

•	the class, series and number of shares of our capital stock owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that the stockholder is a holder of record of our stock, entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business, as applicable;

•	whether the stockholder or beneficial owner has entered into any arrangements with the effect of mitigating loss or managing risk on our stock, and the extent of any such arrangement; and

•	a representation whether the stockholder or the beneficial owner intends to solicit proxies.

Special Meetings of Stockholders

Under our amended and restated certificate of incorporation, special meetings of the stockholders may only be called by the chairman of the board or our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote all or a portion of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Certificate of Incorporation Amendments

Any amendment to the provisions of our amended and restated certificate of incorporation regarding the bylaws, indemnification of directors, our board of directors, special meetings of stockholders, special stockholder notice provisions, special stockholder voting requirements or amendment of our amended and restated certificate of incorporation will require the affirmative vote of at least 66 2/3% of the votes entitled to be cast on such matter, unless such amendment is deemed advisable by the affirmative vote of at least 75% of our board of directors, in which case such amendment will require the affirmative vote of a majority of the votes entitled to be cast on such matter.

Credit Facility Restrictions

Our existing credit facility contains a covenant restricting our ability to enter into a merger or consolidation or acquisition of all or any of the stock, business or assets of another entity, unless we obtain the prior consent of the lenders.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to the date of the combination, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with his or her affiliates and associates, owns or, within three years owned, 15% or more of a corporation’s outstanding voting securities.

The application of Section 203 of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even if a change in control would be beneficial to the interests of our stockholders. However, because the Eos Funds acquired their shares prior to this offering, Section 203 is currently inapplicable to any business combination with the Eos Funds or their affiliates.

Transfer Agent and Registrar

Computershare Trust Company, N.A. has been appointed as the transfer agent and registrar for our common stock.

Listing

We have applied to list our common stock on The Nasdaq Global Market under the trading symbol “ADUS.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to legal and contractual restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock in the public market after these restrictions lapse, including shares issued upon exercise of outstanding options, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital.

After the completion of this offering, 10,096,251 shares of our common stock will be outstanding, after giving effect to the conversion of all of the outstanding shares of our series A preferred stock and assuming that the underwriters do not exercise their over-allotment option. Of these outstanding shares, 5,000,000 shares sold in this offering, or 5,750,000 shares if the underwriters’ over-allotment option is exercised in full, will be freely transferable without restriction or further registration under the Securities Act, unless the shares are held by our “affiliates,” as that term is defined under Rule 144 under the Securities Act, or Rule 144.

The remaining shares of common stock that will be outstanding upon the completion of this offering will be “restricted securities,” as defined under Rule 144. Restricted securities may be sold in the U.S. public markets only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or 701 under the Securities Act, which rules are summarized below. For shares of common stock received upon payment of the exercise price of an option, the Rule 144 holding period commences on the date the holder acquires the shares of common stock received upon exercise. These remaining shares will be eligible for sale in the public market upon the expiration of the registration rights agreement lock-up provisions and the lock-up agreements, in each case described below.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•

the average weekly trading volume in our common stock on The Nasdaq Global Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 of the Securities Act, as in effect as of the date of this prospectus, permits any of our employees, officers, directors or consultants who purchased or received shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance on Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Form S–8 Registration Statements

We intend to file one or more registration statements on Form S–8 under the Securities Act after the completion of this offering to register the shares of our common stock that are issuable pursuant to our equity incentive plans. These registration statements are expected to be filed soon after the date of this prospectus and will be effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

Registration Rights

After completion of this offering and based on shares outstanding as of June 30, 2009, the holders of 5.1 million shares of our common stock and 0.5 million shares of our common stock issuable upon the exercise of our outstanding stock options will be entitled to various rights with respect to the registration of their shares of common stock for offer or sale to the public pursuant to a registration rights agreement. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see “Description of Capital Stock—Registration Rights.”

Lock-up Agreements

Our executive officers, directors and the holders of all of our outstanding shares of stock have entered into lock-up agreements pursuant to which they have agreed not to sell, transfer or otherwise dispose of any of their shares for a period of 180 days following the date of this prospectus, subject to extension in the case of an earnings release or material news or a material event relating to us. Robert W. Baird & Co. Incorporated and Oppenheimer & Co. Inc. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to these lock-up agreements. See “Underwriting.” In addition to the foregoing, each of our existing stockholders is subject to similar lock-up obligations pursuant to our registration rights agreement. See “Description of Capital Stock—Registration Rights.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock purchased pursuant to this offering by a beneficial owner that, for U.S. federal income tax purposes, is treated as a non–U.S. holder. As used in this prospectus, the term “non–U.S. holder” is a person that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or partnership (including any entity treated as such for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three–year period ending in the current calendar year. The 183–day test is determined by counting all of the days the individual is treated as being present in the current year, one–third of such days in the immediately preceding year and one–sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any beneficial owner of our common stock that is a partnership and partners in these partnerships to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

This discussion assumes that non–U.S. holders will acquire and hold our common stock sold pursuant to this offering as a capital asset (generally, property held for investment) within the meaning of the Code, which will generally be the case if you hold our stock for investment.

This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular non–U.S. holder in light of the holder’s individual investment or tax circumstances, or to non–U.S. holders that are subject to special U.S. federal income tax rules. Without limiting the forgoing, this description of U.S. tax consequences does not address:

•	U.S. state and local or non–U.S. tax consequences;

•	the tax consequences for the stockholders, partners, beneficiaries or other owners of a non–U.S. holder; and

•	special tax rules that may apply to non–U.S. holders subject to special tax treatment under U.S. federal tax laws, including:

•	former citizens or residents of the United States subject to tax as expatriates;

•	partnerships or other pass–through entities;

•	pension plans;

•	hybrid entities;

•	tax-exempt entities;

•	controlled foreign corporations and passive foreign investment companies;

•	banks, financial institutions and insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	certain trusts;

•	brokers and dealers in securities;

•	holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk–reduction or integrated transaction; and

•	persons who hold or receive our common stock as compensation, such as that received pursuant to stock option plans and stock purchase plans.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect, which could materially affect the tax consequences described herein. We have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

In view of the foregoing and because the following is intended as a general summary only, we urge you to consult your tax advisor regarding the U.S. federal tax consequences of acquiring, owning or disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction or under any applicable tax treaty.

Dividends

As described under “Dividend Policy” above, we do not anticipate making distributions with respect to our common stock in the foreseeable future. If, however, distributions are made with respect to shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. References in the remainder of this discussion to “dividends” will be to distributions that are treated as dividends for U.S. federal tax purposes. Distributions in excess of our current or accumulated earnings and profits, referred to herein as “non-dividend distributions,” generally will constitute a return of capital to the extent of the recipient’s adjusted tax basis in our common stock and will be applied against and reduce such adjusted tax basis. To the extent that a non-dividend distribution exceeds the recipient’s adjusted tax basis in our common stock, the excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated, for non–U.S. holders, as described under “—Disposition of Common Stock” below.

Distributions made to a non–U.S. holder, that are not treated as effectively connected with the non–U.S. holder’s conduct of a trade or business in the United States, generally will be subject to U.S. federal income withholding tax at a rate of 30% of the gross amount of the distribution unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. To receive a reduced treaty rate, prior to the making of a distribution, a non–U.S. holder must provide us with an IRS Form W–8BEN (or successor form) certifying qualification for the reduced rate.

Distributions made to a non–U.S. holder that are treated as effectively connected with a non–U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, that are attributable to a permanent establishment or fixed base maintained by the non–U.S. holder in the United States, generally are not subject to the U.S. withholding tax. To obtain this exemption, prior to the making of a distribution, a non–U.S. holder must provide us with an IRS Form W–8ECI (or successor form) properly certifying this exemption. The portion of any such effectively connected distributions or distributions attributable to a permanent establishment that constitute a dividend, together with other U.S. trade or business income, net of specified deductions and credits, generally are subject to U.S. federal income tax at rates applicable to U.S. persons. In addition, such dividends received by a corporate non–U.S. holder that are effectively connected with a U.S. trade or business, or dividends attributable to a corporate non–U.S. holder’s permanent establishment in the United States, if an income tax treaty applies, may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Regardless of whether the distribution is treated as effectively connected with the non–U.S. holder’s conduct of a trade or business in the United States, if we are, or have been at any time during the five–year period preceding such distribution

(or the non–U.S. holder’s holding period, if shorter), a “United States real property holding corporation” (see “—Disposition of Common Stock” below), we may be required to withhold 10% of the gross amount of a non–dividend distribution (i.e., not made out of earnings and profits). Consequently, we may withhold at a 10% rate in circumstances in which withholding at a 30% rate, or lower rate as specified in an applicable income tax treaty, does not apply or may not apply. Although we are not currently a U.S. real property holding corporation and do not expect to become a U.S. real property holding corporation, it is possible that we could become a U.S. real property holding corporation. Accordingly, although we do not expect to become a U.S. real property holding corporation, no assurances can be made in this regard.

A non–U.S. holder who provides us with an IRS Form W–8BEN or an IRS Form W–8ECI will be required to periodically update such form.

A non–U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Disposition of Common Stock

A non–U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other taxable disposition of our common stock. If, however, any one of the following applies, a non-U.S. holder will generally be subject to tax at the rates to which U.S. persons are subject:

•

The non–U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other conditions are met;

•

The gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or (if an applicable tax treaty requires) attributable to a U.S. permanent establishment or fixed base of such non-U.S. holder, which gain, in the case of a corporate non–U.S. holder, must also be taken into account for branch profits purposes; or

•

We are, or have been at any time during the five–year period preceding such disposition, or the non–U.S. holder’s holding period, if shorter, a “United States real property holding corporation,” unless (1) our common stock is regularly traded on an “established securities market,” as defined in applicable U.S. Treasury regulations, and (2) the non–U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant five–year period, or the non–U.S. holder’s holding period, if shorter. Generally, we will be a United States real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and our other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. Although we are not currently a U.S. real property holding corporation and do not expect to become a U.S. real property holding corporation, it is possible that we could become a U.S. real property holding corporation in the future. Accordingly, although we do not expect to become a U.S. real property holding corporation, no assurances can be made in this regard. If we are a U.S. real property holding corporation and you are a non–U.S. stockholder owning more than 5% of our outstanding common stock, directly or indirectly, during the relevant period prescribed above, you may be subject to U.S. federal income tax (including a 10% withholding tax) on your disposition of our common stock and should consult your tax advisor.

U.S. Federal Estate Taxes

An individual non–U.S. holder who is treated as the owner, or has made certain lifetime transfers, of an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of distributions paid, the name and address of the recipient and the amount of the tax withheld, if any. A similar report is sent to the holder. The information reporting requirement applies regardless of whether withholding was required. Copies of the information returns reporting those distributions and withholding, if any, may also be made available to the tax authorities in the country in which the non–U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. The gross amount of dividends paid to a non–U.S. holder subject to information reporting that fails to certify its non–U.S. holder status in accordance with applicable U.S. Treasury regulations may be subject to backup withholding at the applicable rate.

Payments of dividends or of proceeds on the disposition of stock made to a non–U.S. holder may be subject to additional informational reporting and backup withholding. Backup withholding will not apply if the non–U.S. holder established an exemption, for example, by properly certifying its non–U.S. status on an IRS Form W–8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the non–U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non–U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S., state, local, non–U.S. or other tax laws and any applicable income or estate tax treaty.

UNDERWRITING

Under an underwriting agreement dated                 , 2009, we have agreed to sell to the underwriters named below the indicated numbers of shares of our common stock.

Name	Number of Shares
Robert W. Baird & Co. Incorporated
Oppenheimer & Co. Inc.
Stephens Inc.

Total	5,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

The underwriters propose to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a selling concession of up to $              per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $              per share on sales to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives, but any reduction will not change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters on the terms discussed in this prospectus, subject to receipt and acceptance by them, and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the compensation that we will pay to the underwriters. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, or FINRA, to be underwriting compensation under its rule of fair price. The underwriting discount was determined through arms’ length negotiations between us and the underwriters.

	Per Share		Total
	Without Over-allotment	With Full Exercise of Over-allotment	Without Over-allotment	With Full Exercise of Over-allotment
Public offering price	$	$	$	$
Underwriting discount paid by us

Proceeds, before expenses, to us	$	$	$	$

We estimate expenses payable by us in connection with this offering of shares, other than the underwriting discounts and commissions referred to above, will be approximately $2.6 million. Expenses include the SEC registration fee, the FINRA filing fee, The Nasdaq Global Market initial listing fee, printing, legal, accounting, and transfer agent and registrar fees, and other miscellaneous fees and expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We, our executive officers and directors and all of our existing stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, or the Exchange Act;

•

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially; or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters.

This restriction terminates after the close of trading of the shares of common stock on and including the 180-day period ending after the date of this prospectus. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then in either case the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

The underwriters may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to these lock-up agreements. There are no existing agreements between the underwriters and any of the persons who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition to the foregoing, each of our existing stockholders is subject to similar lock-up obligations pursuant to our registration rights agreement. See “Description of Capital Stock—Registration Rights.”

We have applied to list our common stock on The Nasdaq Global Market under the trading symbol “ADUS.”

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters from bidding for and purchasing shares. However, the representatives may engage in transactions that stabilize the market price of the shares, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of shares of our common stock and may purchase shares of our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriter in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market.

The representatives may also impose a “penalty bid” on syndicate members. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on The Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our shares of common stock was determined by negotiations among the underwriters and us. The material factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

Certain of the underwriters or their respective affiliates have in the past performed investment banking and other financial services for our affiliates for which they received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Each of the underwriters may perform such services for us or our affiliates in the future.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the European Union Prospectus Directive (Directive 2003/71/EC), each of which we refer to as a “Relevant Member State,” an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of: an average of at least 250 employees during the last financial year; a total balance sheet of more than 43,000,000 euros; and an annual net turnover of more than 50,000,000 euros, as shown in its last annual or consolidated accounts;

•

by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means European Union Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

With respect to the United Kingdom, this prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, with all such persons together being referred to as relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any persons other than relevant persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Israel

In the State of Israel, our common stock offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund or its managing member, as defined in the Control of Financial Services Law (Provident Funds), 5765-2005;

•	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

•

a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•

an entity, other than an entity formed for the purpose of purchasing our common stock in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of our common stock offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Switzerland

Our common stock offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of our common stock being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. Our common stock being offered pursuant to this prospectus has not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of our common stock.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in our common stock.

Italy

The offering of our common stock in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, our common stock offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to our common stock offered hereby be distributed in Italy other than to Professional Investors (operatori qualificati) as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July, 1998, as amended (“CONSOB Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”) or in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended. Any offer, sale or delivery of our common stock offered hereby or distribution of copies of this prospectus or any other document relating to our common stock offered hereby in Italy must be made:

•

by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with the Italian Financial Act, CONSOB Regulation No. 11522, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) and any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy;

•	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

•	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by our counsel, Nixon Peabody LLP. White & Case LLP is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and schedule of Addus HealthCare, Inc. (predecessor) for the period January 1, 2006 through September 18, 2006, included in this prospectus, have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Addus HomeCare Corporation (f/k/a Addus Holding Corporation) (successor) for the period September 19, 2006 through December 31, 2006 and as of December 31, 2007 and 2008 and for each of the two years in the period ended December 31, 2008, included in this prospectus, have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Desert PCA of Nevada, LLC as of July 28, 2007 and for the period from January 1, 2007 through July 28, 2007, SuCasa Personal Care, LLC as of July 28, 2007 and for the period from January 1, 2007 through July 28, 2007, Greater Vegas Personal Care, LLC as of November 12, 2007 and for the period from January 1, 2007 through November 12, 2007 and Vegas Valley Personal Care, LLC as of November 12, 2007 and for the period from January 1, 2007 through November 12, 2007, included in this prospectus, have each been audited by Dixon Hughes PLLC, independent public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S–1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. In addition, upon the completion of this offering, we will file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1–800–SEC–0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

ADDUS HOMECARE CORPORATION

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firm	F-3

Audited Consolidated Balance Sheets as of December 31, 2007 and 2008 (Successor)	F-5

Audited Consolidated Statements of Income for the Period From January 1, 2006 to September  18, 2006 (Predecessor), the Period From September 19, 2006 to December 31, 2006 (Successor) and the Years Ended December 31, 2007 and 2008 (Successor)

F-7

Audited Consolidated Statements of Stockholders’ Equity for the Period From January  1, 2006 to September 18, 2006 (Predecessor), the Period From September 19, 2006 to December 31, 2006 (Successor) and the Years Ended December 31, 2007 and 2008 (Successor)

F-8

Consolidated Statements of Cash Flows for the Period From January 1, 2006 to September  18, 2006 (Predecessor), the Period From September 19, 2006 to December 31, 2006 (Successor) and the Years Ended December 31, 2007 and 2008 (Successor)

F-9

Notes to Audited Consolidated Financial Statements	F-10

Schedule II—Valuation and Qualifying Accounts	F-33

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2008 and June 30, 2009	F-34

Unaudited Condensed Consolidated Statements of Income for the Six Months Ended June 30, 2008 and 2009	F-36

Unaudited Condensed Consolidated Statement of Stockholders’ Equity for the Six Months Ended June 30, 2009	F-37

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2008 and 2009	F-38

Notes to Unaudited Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2008 and 2009	F-39

The following financial statements are included in this prospectus in accordance with Staff Accounting Bulletin No. 80:

SUCASA PERSONAL CARE, LLC

Independent Auditors’ Report	F-54

Audited Balance Sheet as of July 28, 2007	F-55

Audited Statement of Operations for the Period January 1, 2007 through July 28, 2007	F-56

Audited Statement of Members’ Equity for the Period January 1, 2007 through July 28, 2007	F-57

Audited Statement of Cash Flows for the Period January 1, 2007 through July 28, 2007	F-58

Notes to Audited Financial Statements for the Period January 1, 2007 through July 28, 2007	F-59

Report of Independent Registered Public Accounting Firm

Board of Directors

Addus HealthCare, Inc. and Subsidiaries

Palatine, Illinois

We have audited the accompanying consolidated statements of income, stockholders’ equity, cash flows and schedule of Addus HealthCare, Inc. and Subsidiaries for the period from January 1, 2006 to September 18, 2006. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, cash flows and schedule of Addus HealthCare Inc. and Subsidiaries for the period from January 1, 2006 to September 18, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

Chicago, Illinois

October 5, 2007,

except for Note 12,

as to which the date is June 30, 2009

and Note 17,

as to which the date is October 1, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors

Addus HomeCare Corporation (f/k/a Addus Holding Corporation) and Subsidiaries

Palatine, Illinois

We have audited the accompanying consolidated balance sheets of Addus HomeCare Corporation (f/k/a Addus Holding Corporation) and Subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income, stockholders’ equity, cash flows and schedule for the period from September 19, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Addus HomeCare Corporation (f/k/a Addus Holding Corporation) and Subsidiaries at December 31, 2007 and 2008, and the results of their operations, cash flows and schedule for the period from September 19, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

Chicago, Illinois

April 30, 2009,

except for Note 12,

as to which the date is June 30, 2009

and Note 17,

as to which the date is October 1, 2009

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

	2007	2008
Assets
Current assets
Cash	$21	$6,113
Accounts receivable, net of allowances of $2,055 and $2,693 in 2007 and 2008, respectively	43,330	49,237
Prepaid expenses and other current assets	2,536	5,147
Deferred tax assets	2,950	3,826
Income taxes receivable	—	460

Total current assets	48,837	64,783

Property and equipment, net of accumulated depreciation and amortization	3,941	3,421

Other assets
Goodwill	44,097	47,926
Intangibles, net of accumulated amortization	19,061	17,035
Debt issuance costs, net of accumulated amortization of $429 and $912 in 2007 and 2008, respectively	1,571	1,360
Deferred tax assets	1,149	1,223

Total other assets	65,878	67,544

Total assets	$118,656	$135,748

See accompanying notes to consolidated financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

	2007	2008
Liabilities and stockholders’ equity

Current liabilities
Checks issued against future deposits	$3,956	$—
Accounts payable	2,599	3,879
Accrued expenses	15,967	22,721
Current maturities of long-term debt	4,997	7,101
Deferred revenue	1,687	2,175
Income taxes payable	292	—

Total current liabilities	29,498	35,876

Preferred stock dividends, undeclared subject to payment on conversion to common stock	4,952	9,222
Long-term debt, less current maturities	49,656	56,075

Total liabilities	84,106	101,173

Commitments, contingencies and other matters

Stockholders’ equity
Preferred stock—$.001 par value; 100,000 authorized and 37,750 shares issued and outstanding	37,750	37,750
Common stock—$.001 par value; 40,000,000 authorized and 1,019,250 shares issued and outstanding	1	1
Preferred stock dividends, undeclared subject to payment on conversion to common stock	(4,952)	(9,222)
Additional paid-in capital	1,157	1,429
Retained earnings	594	4,617

Total stockholders’ equity	34,550	34,575

Total liabilities and stockholders’ equity	$118,656	$135,748

See accompanying notes to consolidated financial statements.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

CONSOLIDATED STATEMENTS OF INCOME

For the period of January 1, 2006 to September 18, 2006 (Predecessor),

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

	Predecessor	Successor
	January 1 to September 18, 2006	September 19 to December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2008
Net service revenues	$125,927	$52,256	$194,567	$236,306
Cost of service revenues	91,568	36,767	139,268	167,254

Gross profit	34,359	15,489	55,299	69,052
General and administrative expenses	28,391	11,764	44,233	52,112
Depreciation and amortization	439	1,919	6,029	6,092

Total operating expenses	28,830	13,683	50,262	58,204

Operating income	5,529	1,806	5,037	10,848
Interest expense	(750)	(1,392)	(4,952)	(5,806)
Interest and other income	100	65	144	51

Income from continuing operations before income taxes	4,879	479	229	5,093
Income tax expense	434	82	32	1,070

Net income from continuing operations	4,445	397	197	4,023
Income from discontinued operations, net of tax of $36	366	—	—	—

Net income	4,811	397	197	4,023
Less: Preferred stock dividends, undeclared subject to payment on conversion to common stock	—	(1,070)	(3,882)	(4,270)

Net income (loss) attributable to common shareholders	$4,811	$(673)	$(3,685)	$(247)

Basic and diluted earnings (loss) per common share:
From continuing operations	$4,115.78	$(0.66)	$(3.62)	$(0.24)
From discontinued operations	339.28	—	—	—

Basic and diluted earnings (loss) per common share	$4,455.06	$(0.66)	$(3.62)	$(0.24)

Weighted average number of common shares and potential common shares outstanding—basic and diluted	1,080	1,019,250	1,019,250	1,019,250

See accompanying notes to consolidated financial statements.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and December 31, 2008 (Successor) (amounts in thousands, except share and per share data)

	Common Stock		Preferred Stock			Paid-In Capital	Retained Earnings	Stockholders’ Equity
Predecessor	Shares	Amount	Shares	Amount	Dividends
Balance at December 31, 2005	1,080	$1	—	$—	$—	$—	$2,437	$2,438
Net income	—	—	—	—	—	—	4,811	4,811

Balance at September 18, 2006	1,080	$1	—	$—	$—	$—	$7,248	$7,249

Successor
Balance at inception, September 19, 2006	1,019,250	$1	37,750	$37,750	$—	$(1)	$—	$37,750
Dividends accrued on preferred stock	—	—	—	—	(1,070)	—	—	(1,070)
Stock-based compensation	—	—	—	—	—	214		214
Net income	—	—	—	—	—	—	397	397

Balance at December 31, 2006	1,019,250	1	37,750	37,750	(1,070)	213	397	37,291
Dividends accrued on preferred stock	—	—	—	—	(3,882)	—	—	(3,882)
Stock-based compensation	—	—	—	—	—	944	—	944
Net income	—	—	—	—	—	—	197	197

Balance at December 31, 2007	1,019,250	1	37,750	37,750	(4,952)	1,157	594	34,550
Dividends accrued on preferred stock	—	—	—	—	(4,270)	—	—	(4,270)
Stock-based compensation	—	—	—	—	—	272	—	272
Net income	—	—	—	—	—	—	4,023	4,023

Balance at December 31, 2008	1,019,250	$1	37,750	$37,750	$(9,222)	$1,429	$4,617	$34,575

See accompanying notes to consolidated financial statements.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

	Predecessor	Successor
	January 1 to September 18, 2006	September 19 to December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2008
Cash flows from operating activities
Net income	$4,811	$397	$197	$4,023
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	439	1,919	6,029	6,092
Deferred income taxes	—	(1,363)	(2,561)	(815)
Change in fair value of financial instrument	—	—	—	778
Stock-based compensation	—	214	944	272
Amortization of debt issuance costs		91	337	483
Provision for doubtful accounts	616	349	1,396	2,451
Gain on sale of assets		—	(41)	(11)
Changes in operating assets and liabilities, net of acquired business:
Accounts receivable	(1,690)	(3,996)	(8,187)	(8,313)
Prepaid expenses and other assets	(874)	233	(471)	(2,610)
Income taxes receivable	—	—	—	(460)
Checks issued against future deposits	726	—	3,956	(3,956)
Accounts payable	(2,312)	310	(368)	502
Accrued expenses and deferred revenue	3,450	867	3,014	6,462
Income taxes payable	(316)	1,051	(758)	(292)

Net cash provided by operating activities	4,850	72	3,487	4,606

Cash flows from investing activities
Acquisitions of businesses, net of cash received		(70,912)	(11,397)	(5,026)
Decrease in due from stockholder/affiliated entities	1,604	—	—	—
Proceeds on sale of equipment	—	7	57	17
Purchases of property and equipment	(380)	(403)	(787)	(406)

Net cash used in investing activities	1,224	(71,308)	(12,127)	(5,415)

Cash flows from financing activities
Proceeds from issuance of term loan	—	45,000	9,000	8,500
Payments on term loan	(1,000)	(3,700)	(3,240)	(5,192)
Net borrowings (repayments) on revolving credit loan	(5,321)	(1,850)	3,787	3,908
Proceeds from other notes	1,045	—	—	—
Payments on other notes	(639)	(4,389)	(462)	(43)
Debt issuance costs	—	(1,572)	(427)	(272)
Proceeds from issuance of preferred stock	—	37,750	—	—
Distributions to stockholder	(159)	—	—	—

Net cash provided by financing activities	(6,074)	71,239	8,658	6,901

Net change in cash	—	3	18	6,092
Cash, at beginning of year	—	—	3	21

Cash, at end of year	$—	$3	$21	$6,113

Supplemental disclosures of cash flow information
Cash paid for interest	$886	$261	$5,103	$4,606
Cash paid for taxes	787	772	3,277	3,084
Supplemental disclosures of non-cash investing and financing activities
Issuance of subordinated promissory notes for acquisitions	—	—	750	1,350
Contingent and deferred consideration accrued for acquisitions	—	—	750	1,528
Tax benefit related to the amortization of tax goodwill in excess of book basis	—	—	175	135
Undeclared accrued preferred stock dividend	—	1,070	3,882	4,270

See accompanying notes to consolidated financial statements.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

1.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Addus HealthCare, Inc. (“Addus HealthCare”) and subsidiaries (predecessor) and Addus HomeCare Corporation (f/k/a Addus Holding Corporation) (“Holdings”) and its subsidiaries (successor) (together with Holdings, the “Company”), all of which are wholly-owned. Holdings commenced operations on September 19, 2006. Holdings was originally formed by Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P. Prior to Addus HealthCare’s acquisition by Holdings, Addus HealthCare was a privately-held company owned by the current President and Chief Executive Officer of Holdings and the current Chairman of Addus HealthCare, and certain other affiliates of the Chairman of Addus HealthCare. Prior to the acquisition, there was no common ownership between Holdings and Addus HealthCare.

On September 19, 2006, Holdings acquired the stock of Addus HealthCare for $81,700 in cash, a $10,000 contingent payment and 1,019,250 shares of common stock of Holdings. The aggregate purchase price was allocated to the assets acquired and liabilities assumed based upon their fair value, with $22,980 allocated to identifiable intangible assets and $39,052 to goodwill.

On July 10, 2009, Holdings changed its name to Addus HomeCare Corporation from Addus Holding Corporation.

On October 1, 2009, Holdings’ board of directors approved a 10.8-for-1 stock split, increasing the number of issued and outstanding shares of common stock from 94,375 to 1,019,250. All share and per share data, except for par value, have been adjusted to reflect the stock split for all periods presented. In conjunction with this stock split, Holdings’ board of directors and stockholders approved an increase in the number of authorized shares of common stock to 40,000,000.

Business and Operations

The Company provides home & community and home health services through a network of locations throughout the United States. These services are primarily performed in the homes of the consumers. The Company’s home & community services include assistance to the elderly, chronically ill and disabled with bathing, grooming, dressing, personal hygiene and medication reminders, and other activities of daily living. Home & community services are primarily performed under agreements with state and local governmental agencies. The Company’s home health services are operated through licensed and Medicare certified offices that provide physical, occupational and speech therapy, as well as skilled nursing services to pediatric, adult infirm and elderly patients. Home health services are reimbursed from Medicare, Medicaid and Medicaid-waiver programs, commercial insurance and private payors.

Principles of Consolidation

All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company generates net service revenues by providing home & community services and home health services directly to consumers. The Company receives payments for providing such services from federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Home & Community

The home & community segment net service revenues are principally provided based on authorized hours, determined by the relevant agency, at an hourly rate specified in agreements or fixed by legislation and recognized as revenues at the time services are rendered. Home & community net service revenues are reimbursed by state, local and other governmental programs which are partially funded by Medicaid or Medicaid waiver programs, with the remainder reimbursed through private duty and insurance programs.

Home Health

The home health segment net service revenues are generated on a per episode or per visit basis. Home health segment net service revenues consist of approximately 60% of Medicare services with the balance being non-Medicare services derived from Medicaid, commercial insurers and private duty. Home health net service revenues reimbursed by Medicare are based on episodes of care. Under the Medicare Prospective Payment System (“PPS”), an episode of care is defined as a length of care up to 60 days with multiple continuous episodes allowed per patient. Medicare billings under PPS vary based on the severity of the patient’s condition and are subject to adjustment, both positive and negative, for changes in the patient’s medical condition and certain other reasons. At the inception of each episode of care a request for anticipated payment (“RAP”) is submitted to Medicare for 50% to 60% of the estimated PPS reimbursement. The Company estimates the net PPS revenues to be earned during an episode of care based on the initial RAP billing, historical trends and other known factors. The net PPS revenues are initially recognized as deferred revenues and subsequently amortized as net service revenues ratably over the 60-day episodic period. At the end of each episode of care a final claim billing is submitted to Medicare and any changes between the initial RAP and final claim billings are recorded as an adjustment to net service revenues. No significant adjustments from initial estimates have been recorded as a result of the process. Other non-Medicare services are primarily provided on a per visit basis determinable and recognized as revenues at the time services are rendered.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates may change in the near term. The Company believes that it is in compliance in all material respects with all applicable laws and regulations.

Allowance for Doubtful Accounts

The Company establishes its allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. The Company estimates its provision for doubtful accounts primarily by aging receivables utilizing eight aging categories, and applying its historical collection rates to each aging category, taking into consideration factors that might impact the use of historical collection rates or payor groups, with certain large payors analyzed separately from other payor groups. In the Company’s evaluation of these estimates, it also considers delays in payment trends in individual states due to budget or funding issues, billing conversions related to acquisitions or internal systems, resubmission of bills with required documentation and disputes with specific payors, which historically have been insignificant. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets by use of the straight-line method except for internally developed software which is amortized by the sum-of-years digits method. Maintenance and repairs are charged to expense as incurred. The estimated useful lives of the property and equipment are as follows:

Computer equipment	3 – 5 years
Furniture and equipment	5 – 7 years
Transportation equipment	5 years
Computer software	5 – 10 years
Leasehold improvements	Lesser of useful life or lease term, unless probability of lease renewal is likely

Goodwill

The Company’s carrying value of goodwill is the residual of the purchase price over the fair value of the net assets acquired from various acquisitions including the Addus HealthCare acquisition. In accordance with Statement of Financial Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite useful lives, of which the Company has none, are not amortized. The Company tests goodwill for impairment at the reporting unit level on an annual basis, as of October 1, or whenever potential impairment triggers occur, such as a significant change in business climate or regulatory changes that would indicate that an impairment may have occurred. Goodwill and indefinite lived intangible assets are required to be tested for impairment at least annually using a two-step method. The first step in the evaluation of goodwill impairment involves comparing the current fair value of each reporting unit to the recorded value, including goodwill. The Company uses a discounted cash flow model (“DCF model”) to determine the current fair value of each reporting unit. The DCF model was prepared using revenue and expense projections based on the Company’s current operating plan. As such, a number of significant assumptions and estimates are involved in the application of the DCF model to forecast revenue growth, price changes, gross profits, operating expenses and operating cash flows. The cash flows were discounted using a weighted average cost of capital ranging from 12.5% to 17.0%, which was management’s best estimate based on the capital structure of the Company and external industry data.

As part of the second step of this evaluation, if the carrying value of goodwill exceeds its fair value an impairment loss would be recognized. No impairment in the carrying value of goodwill was recognized in 2006, 2007 or 2008.

Intangible Assets

The Company’s identifiable intangible assets consist of customer and referral relationships, tradenames, trademarks and non-compete agreements. Amortization is computed using straight-line and accelerated methods based upon the estimated useful lives of the respective assets, which range from two to 25 years.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

SFAS No. 142 requires that the fair value of intangible assets with indefinite lives be estimated and compared to the carrying value. The Company estimates the fair value of these intangible assets using the income approach. The Company recognizes an impairment loss when the estimated fair value of the intangible asset is less than the carrying value. Intangible assets with finite lives are amortized using the estimated economic benefit method over the useful life and assessed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The income approach, which the Company uses to estimate the fair value of its reporting units and intangible assets, is dependent on a number of factors including estimates of future market growth and trends, forecasted revenue and costs, expected periods the assets will be utilized, appropriate discount rates and other variables. The Company bases its fair value estimates on assumptions the Company believes to be reasonable but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. In addition, the Company makes certain judgments about the selection of comparable companies used in the market approach in valuing its reporting units, as well as certain assumptions to allocate shared assets and liabilities to calculate the carrying values for each of the Company’s reporting units.

Long-Lived Assets

The Company reviews its long-lived assets (except goodwill and intangible assets, as described above) for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, the Company compares the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset, generally determined by discounting the estimated future cash flows. No impairment charge was recorded in 2006, 2007 or 2008.

Debt Issuance Costs

The Company amortizes debt issuance costs on a straight-line method over the term of its credit facility agreement.

Workers’ Compensation Program

The Company’s workers’ compensation program has a $350 deductible component. The Company recognizes its obligations associated with this program in the period the claim is incurred. The cost of both the claims reported and claims incurred but not reported, up to the deductible, have been accrued based on historical claims experience, industry statistics and an actuarial analysis performed by an independent third party. The future claims payments related to the workers’ compensation program are secured by letters of credit. As part of the terms of the acquisition of Addus HealthCare in 2006, all 2005 and prior workers’ compensation claims are the obligation of the former stockholders of Addus HealthCare.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Derivative Financial Instrument

The Company utilizes a derivative financial instrument to minimize interest rate risk. The Company’s derivative instrument consists of a three-year interest rate agreement designed to reduce the variability of cash flows associated with a portion of the Company’s term debt. As the hedge accounting criteria established in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” have not been met, the Company accounts for the instrument at its fair value and recognizes any changes in its fair value in earnings for the period.

SFAS No. 157, “Fair Value Measurements,” establishes a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include in descending order of priority: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value of the swap is calculated using proprietary models utilizing observable inputs (Level 2) as well as future assumptions related to interest rates and other applicable variables. These calculations are performed by the financial institution which is counterparty to the applicable swap agreement and reviewed by the Company. The Company uses these reported fair values to adjust the asset or liability as appropriate.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its financial statements or tax returns. Deferred taxes, resulting from differences between the financial and tax basis of the Company’s assets and liabilities, are also adjusted for changes in tax rates and tax laws when changes are enacted. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company has adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The adoption of FIN 48 did not have a material effect on the Company’s financial statements.

Stock-based Compensation

The Company has a stock incentive plan that provides for stock-based employee compensation. Compensation expense is recognized on a graded method over the vesting period of the awards based on the fair value of the options. The fair value is based on management’s best estimate of the stock price volatility, dividend yield and expected option lives as of the grant date and calculated using the Black-Scholes option pricing model. The discount rate used in the calculation represents the U.S. Treasury yield curve rate.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Net Income (Loss) Per Common Share

Net income (loss) per common share, calculated on the treasury stock method, is based on the weighted average number of shares outstanding during the period. The Company’s outstanding securities that may potentially dilute the common stock are stock options and convertible preferred stock. For all periods with outstanding securities which may potentially dilute the common stock, the Company reported a net loss available to common stockholders. With a net loss any potentially dilutive securities would be antidilutive, therefore, no additional shares were considered in the calculation of diluted earnings per share.

Estimates

The financial statements are prepared by management in conformity with generally accepted accounting principles (“GAAP”) and include estimated amounts and certain disclosures based on assumptions about future events. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, payables and debt. The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The Company’s long-term debt with variable interest rates approximates fair value based on instruments with similar terms.

Reclassifications

Certain reclassifications have been made to prior period amounts in order to conform to the current year presentation. Such reclassifications had no effect on the previously reported net income.

New Accounting Pronouncements

In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (“SFAS 161”) which provides expanded disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires expanded disclosure including the fair value of derivative instruments and their gains or losses in a tabular format, information about credit risk, and strategies and objectives for using derivative instruments. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS 161 will require the Company to include additional disclosures regarding the interest rate swap beginning March 31, 2009.

In December 2007 and April 2009, the FASB issued SFAS No. 141R, “Business Combinations,” and Staff Position 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” which modify the accounting and reporting of business combinations. These statements retain the

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

fundamental principles of the purchase method of accounting for business combinations; however, they require several changes in the way the assets and liabilities are recognized in an acquisition. These statements require an acquirer to recognize all the assets acquired and liabilities assumed, excluding contingent consideration, in a transaction at the acquisition-date fair value with limited exceptions. These statements also require acquisition related costs, including due diligence fees, to be expensed. These statements apply prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The effect of the adoption of these statements on the Company’s results of operations and financial condition will depend on the nature and size of the acquisitions that take place after their effective date.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This position amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SAFS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life. Additionally, this position requires expanded disclosures related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets the Company acquires in future transactions. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements, though, shall be applied prospectively to all intangible assets recognized as of the effective date. Early adoption is prohibited. The adoption of FSP FAS 142-3 is not expected to impact the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 gives guidance on the presentation and disclosure of noncontrolling interests of consolidated subsidiaries. This statement requires the noncontrolling interest to be included in the equity section of the consolidated balance sheet, requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the consolidated parent and the noncontrolling interest, and expands disclosures. The provisions of this statement are to be applied prospectively to fiscal years beginning on or after December 15, 2008. The adoption of SFAS 160 is not expected to have a significant effect on the Company’s financial statements.

2.	Acquisitions

In 2008, the Company acquired four agencies containing several locations. In 2007, the Company acquired seven agencies. The purchase price of each acquisition was determined based on, among other things, comparable acquisitions and the expected EBITDA and cash flows of the business being acquired. All of the acquisitions were accounted for in accordance with purchase accounting under the provisions of SFAS No. 141, “Business Combinations,” and included in the Company’s financial statements from the respective acquisition date. The purchase price of each acquisition typically consisted of cash and either a subordinated promissory note or contingent cash consideration if certain targets were met. Goodwill and identifiable intangible assets were recognized on each acquisition.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

On April 1, 2008, the Company acquired an agency providing home & community services and home health services through thirteen locations in Idaho, Montana and Nevada for $2,000 in cash at closing, a $1,250 subordinated promissory note bearing interest at 8.0%, $350 in contingent cash consideration that was earned in 2008 and a deferred purchase price payment of $125. The contingent cash consideration was based on the acquired business’ EBITDA for calendar 2008. The contingent and deferred consideration were unpaid at December 31, 2008. An additional $475 in contingent cash consideration may become payable if the acquired business meets its EBITDA target for 2009. The acquisition was financed with a $2,500 term loan advance. Goodwill of $2,042, identifiable intangible assets of $1,864 and other assets of $30 were recognized in connection with the acquisition.

In June 2008, the Company acquired in two separate transactions two agencies providing home & community services in Nevada and four locations in North Carolina for $1,300 in cash, $1,200 in potential contingent cash consideration (of which $289 was earned at December 31, 2008) and a $125 deferred purchase price payment. The contingent cash consideration was based on post-acquisition client service levels of one of the acquired businesses. The deferred purchase price and $128 of the contingent consideration were unpaid at December 31, 2008. An additional $911 in contingent cash consideration may become payable based on client service levels of one of the acquired agencies in 2009 and 2010. The acquisition was financed with $2,700 in term loan advances. Goodwill of $939, identifiable intangible assets of $940 and other assets of $45 were recognized in connection with these acquisitions.

On September 25, 2008, the Company acquired a Medicare certified home health agency in Indiana for $300 in cash, a $100 subordinated promissory note and a $50 deferred purchase price payment. The deferred purchase price was unpaid as of December 31, 2008. A $500 term loan advance was used to finance this acquisition. Goodwill of $229, identifiable intangible assets of $300 and other assets of $10 were recognized in connection with this acquisition.

The following table contains unaudited pro forma consolidated income statement information assuming all 2008 acquisitions closed on January 1, 2007.

	2007	2008
Net service revenues	$212,717	$242,147
Operating income	4,551	10,683
Net (loss) income	(723)	3,724
Preferred stock dividends, undeclared subject to payment upon conversion	(3,882)	(4,270)
Net income (loss) attributable to common shareholders	(4,605)	(546)
Basic and diluted earnings (loss) per share	$(4.52)	$(0.54)

The pro forma disclosures in the table above include adjustments for interest expense, amortization of intangible assets and tax expense to reflect results that are more representative of the combined results of the transactions as if they had occurred on January 1, 2007. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operation that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

On March 16, 2007, the Company acquired a Medicare certified home health agency in Nevada for $444 in cash, with all but $50 of the purchase price paid at closing. The Company recognized goodwill of $203 and identifiable intangible assets of $250 in connection with this acquisition.

On May 4, 2007, the Company acquired an agency providing home & community services in New Jersey for $350 in cash. Goodwill of $225 and identifiable intangible assets of $150 were recognized in connection with this acquisition.

From July through November 2007, the Company acquired five Nevada agencies providing home & community services through six existing locations. The total consideration for these five agencies was $7,400, with $5,150 paid in cash at closing. The balance of the purchase price consisted of two 8.0% subordinated promissory notes totaling $750 and contingent cash consideration of $1,500. The contingent cash consideration was based on one of the acquired businesses revenues for 2007 and 2008, with $750 unpaid as of December 31, 2008. An additional $1,200 in contingent cash consideration is available if one of the acquired businesses meets its EBITDA targets for 2009, 2010 and 2011. A total of $9,000 of term loan advances were used to finance these acquisitions. The Company recognized goodwill of $5,546 and identifiable intangible assets of $2,345 in connection with these acquisitions.

The following table contains unaudited pro forma consolidated income statement information assuming all 2007 acquisitions closed on January 1, 2006.

	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	2007
Net service revenues	$136,292	$56,402	$205,252
Operating income	5,588	1,787	5,036
Net income (loss)	4,470	260	(308)
Preferred stock dividends, undeclared subject to payment upon conversion	—	(1,070)	(3,882)
Net income (loss) attributable to common shareholders	4,470	(810)	(4,190)
Basic and diluted earnings (loss) per share	$4,138.49	$(0.79)	$(4.11)

The pro forma disclosures in the table above include adjustments for interest expense, amortization of intangible assets and tax expense to reflect the combined results of the transactions as if they had occurred on January 1, 2006. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operation that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

The Company capitalized goodwill of $602 and $515 for legal fees and due diligence costs associated with these acquisitions in 2007 and 2008, respectively.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

3.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2007	2008
Computer equipment	$823	$1,126
Furniture and equipment	652	775
Transportation equipment	360	328
Leasehold improvements	1,176	1,176
Computer software	2,202	2,223

	5,213	5,628
Less accumulated depreciation and amortization	(1,272)	(2,207)

	$3,941	$3,421

Computer software includes $1,500 of internally developed software that was recognized in conjunction with the acquisition of Addus HealthCare.

Depreciation and amortization expense predominantly related to corporate leaseholds and software is reflected in general and administrative expenses and totaled $439, $247, $1,037 and $962 for the period from January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008, respectively.

4.	Goodwill and Intangible Assets

The Company’s goodwill and identifiable intangible assets have been recorded at the acquisition date. The following is a summary of the goodwill activity by segment and in total the years ended December 31, 2007 and 2008.

	Home & Community	Home Health	Total
Goodwill, at December 31, 2006	$25,757	$8,465	$34,222
Acquisitions in 2007	5,016	203	5,219
Adjustments to previously recorded goodwill	3,504	1,152	4,656

Goodwill, at December 31, 2007	34,277	9,820	44,097
Acquisitions in 2008	2,981	229	3,210
Adjustments to previously recorded goodwill	653	(34)	619

Goodwill, at December 31, 2008	$37,911	$10,015	$47,926

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Adjustments to the previously recorded goodwill relate primarily to contingent consideration that is generally earned and determined at specific future dates, credits related to amortization of tax goodwill in excess of book basis and, in 2007, a working capital adjustment related to the acquisition of Addus HealthCare.

The carrying amount and accumulated amortization of each identifiable intangible asset category consisted of the following at December 31, 2007 and 2008:

December 31, 2007	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and referral relationships	$21,295	$5,872	$15,423
Tradenames and trademarks	4,250	735	3,515
Non-competition agreements	180	57	123

	$25,725	$6,664	$19,061

December 31, 2008	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and referral relationships	$24,235	$10,388	$13,847
Tradenames and trademarks	4,365	1,300	3,065
Non-competition agreements	229	106	123

	$28,829	$11,794	$17,035

Amortization expense related to the identifiable intangible assets amounted to $0, $1,672, $4,992 and $5,130 for the period from January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006, and the years ended December 31, 2007 and 2008, respectively. Goodwill is not amortized pursuant to SFAS No. 142.

The estimated future intangible amortization expense is as follows:

For the year ending December 31,
2009	$3,950
2010	2,942
2011	2,301
2012	1,707
2013	1,349
Thereafter	4,786

Total	$17,035

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

5.	Details of Certain Balance Sheet Accounts

Prepaid expenses and other current assets consist of the following:

	December 31,
	2007	2008
Prepaid health insurance	$1,227	$3,113
Prepaid workers’ compensation and liability insurance	648	1,111
Prepaid rent	224	290
Other	437	633

	$2,536	$5,147

Accrued expenses consisted of the following:

	December 31,
	2007	2008
Accrued payroll	$9,023	$11,141
Accrued workers’ compensation insurance	3,955	5,620
Accrued payroll taxes	1,818	1,862
Accrued health insurance	—	1,848
Accrued interest	258	1,186
Other	913	1,064

	$15,967	$22,721

In 2008, the Company entered into a health insurance reimbursement program with an Illinois governmental agency. Pursuant to the terms of the program, the Company provides health insurance coverage to qualified union employees providing home & community services in Illinois through a Taft-Hartley multi-employer health and welfare plan under Section 302(c)(5) of the Labor Management Relations Act of 1947. The Company’s insurance contributions equal the amount reimbursed by the State of Illinois. Contributions are due within five business days from the date the funds are received from the State. Amounts due of $1,848 for health insurance reimbursements and contributions were reflected in prepaid insurance and accrued insurance at December 31, 2008.

The Company’s workers’ compensation program has a $350 deductible component. The Company recognizes its obligations associated with this program in the period the claim is incurred. The cost of both the claims reported and claims incurred but not reported, up to the deductible, have been accrued based on historical claims experience, industry statistics and an actuarial analysis performed by an independent third party. The future claims payments related to the workers’ compensation program are secured by letters of credit. These letters of credit totaled $2,975 and $6,250 at December 31, 2007 and 2008, respectively.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

As part of the terms of the acquisition of Addus HealthCare in 2006, all 2005 and prior workers’ compensation claims are the obligation of the former stockholders of Addus HealthCare. Approximately $5,800 in cash escrows and deposits were set-aside from the purchase price of Addus HealthCare as collateral for these 2005 and prior claims. The outstanding loss reserves associated with the 2005 and prior workers’ compensation policies approximated $2,100 at December 31, 2008.

The Company has an interest rate agreement to manage its exposures to movements in interest rates. The related derivative financial instrument is accounted for on a full mark-to-market basis through current earnings. Accrued interest included a $778 mark-to-market liability at December 31, 2008. The impact of such accounting was not significant at December 31, 2007.

6.	Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2007	2008
Credit facility
Revolving credit loan	$3,787	$7,694
Term loan	50,060	53,369
Subordinated promissory note, due July 2010 and bearing interest at 8.0%	250	250
Subordinated promissory note, due October 2010 and bearing interest at 8.0%	500	500
Subordinated promissory note, due December 2010 and bearing interest at 8.0%	—	1,250
Subordinated promissory note, due December 2010 and bearing interest at 6.0%	—	100
Other	56	13

Total	54,653	63,176
Less current maturities	(4,997)	(7,101)

Long-term debt	$49,656	$56,075

On September 19, 2006, the Company entered into a credit facility that matures in September 2011. The facility was initially comprised of a $45,000 term loan and a $12,500 revolving credit commitment which includes the issuance of letters of credit. On October 15, 2007, the credit facility agreement was amended to increase the revolving credit commitment to $17,500 and an additional $17,500 term loan commitment was provided to fund certain acquisitions through July 15, 2008 and, as subsequently amended, to January 15, 2009. The term loan interest rate also increased 25 basis points in connection with the October 15, 2007 amendment. All acquisitions and term loan advances were subject to consent by the Company’s lenders. The Company received $9,000 and $5,700 in term loan advances to fund the 2007 and 2008 acquisitions, respectively. In October 2008 the lenders consented to the Company drawing the remaining $2,800 of the term loan commitment for working capital purposes. At December 31, 2008, the Company had $3,556 available under its revolving credit commitment.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

The term loan is to be repaid through increases in the scheduled quarterly principal installments and a balloon payment of $32,369 at maturity. In addition, the term and revolving credit loans are required to be repaid from the proceeds of the issuance of stock and the excess cash flow generated by the Company, as defined in the credit agreement. Such repayments are first applied to the next scheduled term loan installment(s) until fully repaid and then to any outstanding revolving credit loans. There were no excess cash flow principal payments due the years ended December 31, 2007 and 2008. The credit facility and term loan are collateralized by substantially all of the Company’s assets.

Under the amended credit facility, interest on the borrowings is at an index, as defined, or LIBOR rate. The index base rate is the higher of the prime rate or the federal funds rate plus 50 basis points. For borrowings under the revolving credit loan the interest rate includes an applicable margin of 2.75% for an index rate loan and 3.75% for a LIBOR rate loan. For borrowings under the term loan, the interest rate includes an applicable margin ranging from 2.50% to 3.50% for an index rate loan and 3.50% to 4.50% for a LIBOR rate loan, depending on the Company’s leverage ratio. At December 31, 2008, the Company’s revolving credit loan was at an index rate of 6.0%. The term loan was comprised of $369 at an index rate of 6.25% and $53,000 at a LIBOR rate of 5.64%.

The Company has an interest rate agreement that minimizes significant unplanned fluctuations in cash flows caused by interest rate volatility on a portion of its term loan. The agreement has a notional value of $22,500 and provides for a LIBOR cap and floor rate, before the applicable margin, of 6.0% and 3.72%, respectively, whereby the Company receives payments from the counterparty when interest rates are above 6.0% and pays when rates are below 3.72%. The interest rate agreement is for a period of three years and expires on March 5, 2010. This interest rate agreement is accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). While the agreement appropriately minimizes the impact of the unplanned fluctuations in cash flows, it does not qualify as an accounting hedge under SFAS 133. As such, changes in the value of the agreement are reflected as additional interest expense in the period of change. At December 31, 2008, a $778 mark-to-market interest rate accrual was recorded as the LIBOR rate was below the floor rate of the interest rate agreement. The impact of such accounting was not significant at December 31, 2007.

The credit facility agreement established certain restrictions on the Company and requires the Company to maintain certain financial covenants, including an EBITDA covenant, fixed charge ratio and leverage ratio. The Company was in compliance with all of its covenants at December 31, 2007 and 2008. The credit facility is collateralized by substantially all of the Company’s assets.

The revolving credit commitment also provides for the issuance of letters of credit of up to $8,000. The letters of credit reduce borrowings available under the revolving credit commitment by 100% of the amount outstanding. At December 31, 2007 and 2008, the Company had $2,975 and $6,250 of outstanding letters of credit, respectively. The letters of credit collateralize the Company’s future claims payments related to its workers’ compensation insurance policies. In addition to letter of credit fees, the Company pays a facility fee and commitment fee of 0.5% of the unused portion of the credit facility. These fees are reflected in interest expense and totaled $57, $235 and $349 for the period from September 19, 2006 to December 31, 2006 and for the years ended December 31, 2007 and 2008, respectively.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Aggregate maturities of long-term debt at December 31, 2008, are as follows:

For the year ending December 31,
2009	$7,101
2010	10,938
2011	45,137

Total	$63,176

7.	Preferred Stock

On September 19, 2006, Holdings issued 37,750 shares of series A preferred stock for $37,750. The series A preferred stock accumulates undeclared dividends at a rate of 10% per year, compounded annually, and participates in any dividends on the common stock based on the number of shares of common stock into which the preferred stock is convertible. All dividends are cumulative and accrue quarterly and are payable in cash, when declared. At December 31, 2008, accrued but undeclared dividends of $9,222 have been reflected as a reduction of stockholders’ equity. In the absence of sufficient retained earnings or additional paid in capital, the undeclared dividends have been shown as a separate charge in the stockholders’ equity section. The board of directors has not declared any dividends on the common stock.

Each share of series A preferred stock is entitled to the same number of votes and has the same voting rights as the number of shares of common stock into which such share of preferred stock is convertible. The series A preferred stock may be converted into shares of Holdings’ common stock equal to the quotient obtained by dividing (i) the product of the original purchase price ($1,000 per share) and the number of shares being converted by (ii) the conversion price. The conversion price is $100 and subject to adjustment. These adjustments relate to common stock dividends, combinations or forward or reverse splits, and would result in a proportionate conversion ratio after giving effect to such adjustments.

The series A preferred stockholders may convert their shares at any time into fully paid common stock at the prevailing conversion price. Automatic, or mandatory, conversion of the series A preferred stock at the prevailing conversion price, would occur upon consummation of an initial public offering meeting predetermined qualifying thresholds. All accumulated, undeclared dividends on the series A preferred stock shall be payable in cash on the conversion date. As the preferred stockholders have the ability to convert their shares, even though no shares have been converted, all undeclared dividends have been reflected as a long-term liability. The Company’s current credit facility restricts the declaration or payment of any dividends. In addition, the series A preferred stock has a liquidation preference equal to all accrued and unpaid dividends, plus $1,000 per share, subject to any adjustments to the conversion price. Holdings’ series A preferred stock converts into common stock based on a formula that is equal to the quotient obtained by multiplying the original stated amount of the series A preferred stock, or $1,000, by the number of shares of series A preferred stock being converted into common stock, and dividing the product by a conversion price of $9.2593, as may be adjusted for stock dividends, combinations and splits.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

8.	Income Taxes

Income tax expense is comprised of the following:

	For the Period from September 19, 2006 to December 31, 2006	For the years ended December 31,
		2007	2008
Current
Federal	$1,228	$2,103	$1,497
State	216	491	523

Deferred
Federal	(1,158)	(2,098)	(787)
State	(204)	(464)	(163)

Provision for income taxes	$82	$32	$1,070

The tax effects of certain temporary differences between the Company’s book and tax bases of assets and liabilities give rise to significant portions of the deferred income tax assets at December 31, 2007 and 2008. The deferred tax assets consisted of the following:

	December 31,
	2007	2008
Deferred tax assets
Current
Accounts receivable allowances	$746	$1,018
Accrued compensation	916	1,087
Accrued workers’ compensation	1,503	2,136
Accrued interest	—	296
Other	88	44

Total current deferred tax assets	3,253	4,581

Deferred tax liabilities
Current
Prepaid insurance	(303)	(755)

Net deferred tax assets—current	2,950	3,826

Deferred tax assets
Long-term
Property and equipment	164	125
Stock-based compensation	440	531
Goodwill and intangible assets	545	567

Total deferred tax assets—long term	1,149	1,223

Total deferred tax assets	$4,099	$5,049

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

The predecessor elected to be taxed under the Subchapter S provisions of the Internal Revenue Code of 1986, as amended. As a result of the election, income taxes on the earnings were payable personally by the stockholders and no provision for federal income taxes was made for the predecessor period. Income tax expense from continuing operations for the period from January 1, 2006 to September 18, 2006 of $434 represented current state and local income taxes. As the predecessor did not pay federal taxes, we have not included a reconciliation of tax expense to the federal statutory rate. A reconciliation of the statutory federal tax rate of 34% to the effective income tax rate of the successor, a Subchapter C corporation paying taxes on earnings at the corporation level, is summarized as follows:

	Successor
	September 19 to December 31, 2006	December 31,
		2007	2008
Federal income tax at statutory rate	34.0%	34.0%	34.0%
State and local taxes, net of federal benefit	4.3	4.3	4.3
Jobs tax credits, net	(29.5)	(43.3)	(19.0)
Nondeductible meals and entertainment	3.8	14.0	0.8
Other nondeductible expenses	4.5	5.0	0.9

Effective income tax rate	17.1%	14.0%	21.0%

The Company is subject to taxation in jurisdictions in which it operates. The Company continues to remain subject to examination by U.S. federal authorities for the years 2004 through 2007 and for various state authorities for the years 2005 through 2007. As part of the acquisition of Addus HealthCare in 2006, the selling stockholders of the predecessor agreed to assume and indemnify the successor for any federal or state tax liabilities prior to the acquisition date.

The total amount of unrecognized tax benefits under FIN 48 at December 31, 2008 was $75. If recognized, the entire amount would favorably impact the effective tax rate in future periods. Interest and penalties related to income tax liabilities are recognized in interest expense and general and administrative expenses, respectively. For the years ended December 31, 2007 and 2008, the Company paid penalties of $3 and $22, respectively.

9.	Stock Options

The Company’s 2006 Stock Incentive Plan (the “Plan”) provides for the grant of non-qualified stock options to directors and eligible employees, as defined in the Plan. A total of 899,338 of Holdings’ shares of common stock have been reserved for issuance under the Plan. The number of options to be granted and the terms thereof are approved by Holdings’ board of directors. The option price for each share of common stock subject to an option may be greater than or equal to the fair market value of the stock at the date of grant. The stock options generally vest ratably over a five year period, with the

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

exception of one option grant in 2006 with a one year vesting period, and expire 10 years from the date of grant, if not previously exercised.

A summary of stock option activity and weighted average exercise price is as follows:

	Successor
			For The Year Ended December 31,
	September 19 to December 31, 2006	Weighted Average Exercise Price	2007	Weighted Average Exercise Price	2008	Weighted Average Exercise Price
			Options		Options
Outstanding, beginning of period	—	$9.26	754,240	$9.26	787,083	$9.26
Granted	754,240	9.26	77,814	9.26	104,036	10.19
Exercised	—	—	—	—	—	—
Forfeited	—	—	(44,971)	9.26	(89,057)	9.26

Outstanding, end of period	754,240	$9.26	787,083	$9.26	802,062	$9.35

The following table summarizes stock options outstanding and exercisable at December 31, 2008:

	Outstanding			Exercisable
Exercise Price	Options	Weighted Average Remaining Contractual Life In Years	Weighted Average Exercise Price	Options	Weighted Average Remaining Contractual Life In Years	Weighted Average Exercise Price
$9.26	720,511	7.9	$9.26	452,509	7.8	$9.26
$10.19	81,551	9.7	10.19	—	—	—

	802,062	8.1	$9.35	452,509	7.8	$9.26

The Company currently uses the Black-Scholes option pricing model to estimate the fair value of its stock-based payment awards. The determination of the fair value of stock-based payments utilizing the Black-Scholes model is affected by Holdings’ stock price and a number of assumptions, including expected volatility, risk-free interest rate, expected term, expected dividends yield and expected forfeiture rate. Holdings does not have a history of market prices of its common stock as it has not previously been a public company, and as such it estimates volatility based on the volatilities of a peer group of publicly traded companies. The expected term of options is based on the Company’s estimate of when options will be exercised in the future. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the Company’s awards. The dividend assumption is based on the Company’s history and expectation of not paying dividends. No forfeiture provision is estimated at the time of the grant consistent

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

with the Company’s expectations. The weighted-average estimated fair value of employee stock options granted as calculated using the Black-Scholes model and the related weighted-average assumptions follow:

	Successor
	September 19 to December 31, 2006	For the year ended December 31,
		2007	2008
	Grants	Grants	Grants
Weighted average fair value	$2.38	$2.07	$3.02
Risk-free discount rate	4.45% - 4.72%	4.29% - 4.56%	3.00% - 3.30%
Expected life	3 and 5 years	5 years	5 years
Dividend yield	—	—	—
Volatility	37%	34% - 37%	34% - 37%
Forfeiture	—	—	—

Stock option compensation expense totaled $0, $214, $944 and $272 for the period from January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006, and the years ended December 31, 2007 and 2008, respectively. As of December 31, 2008, there was $546 of total unrecognized compensation cost that is expected to be recognized over a period of five years. The intrinsic value of vested and all outstanding stock options at December 31, 2008 were $595 and $980, respectively. There were no stock options exercised during the period from September 19, 2006 through December 31, 2008 and as a result the Company did not receive any cash from option exercises and did not realize any related tax benefits.

10.	Operating Leases and Related Party Transactions

The Company leases its location office space under various operating leases that expire through 2015. In addition to rent the Company is typically responsible for taxes, maintenance, insurance and common area costs. A number of the office leases also contain escalation and renewal option clauses. The Company is not a party to any sublease rentals. Total rent expense on these office leases was $1,707, $568, $2,177 and $2,621 for the period from January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008, respectively.

The Company leases its corporate office space from a member of its board of directors, who is also a stockholder of the Company and the Chairman of Addus HealthCare, under the terms of an operating lease that expires in September 2011. The lease agreement provides for a renewal option of five years, commencing upon the expiration of the initial term of the lease. Rental expense relating to this lease amounted to $293, $91, $322 and $350 for the period from January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008, respectively.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

The following is a schedule of the future minimum rental payments, exclusive of taxes and other operating expenses, required under the Company’s operating leases.

	Non-Related Party Rent	Related Party Rent	Amount

2009	$2,157	$368	$2,525
2010	1,568	379	1,947
2011	861	277	1,138
2012	441	—	441
2013	162	—	162
Thereafter	190	—	190

Total	$5,379	$1,024	$6,403

Prior to the acquisition of Addus HealthCare in 2006, affiliate advances of $1,604 were paid in full. Affiliates included companies owned by the majority stockholder of the predecessor.

In addition, Addus HealthCare has a management consulting agreement with Eos Management, Inc. (“Eos Management”), under which Eos Management is entitled to an annual management fee of $350. The total management fee expense included in the Company’s financial statements was $88, $350 and $350 for the period September 18, 2006 through December 31, 2006, the year ended December 31, 2007 and the year ended December 31, 2008, respectively.

11.	Discontinued Operations

In previous years, management of the Company decided to sell its home medical equipment division (“HME”) and exit its correctional facility operations. In the current period, the amount presented represents residual activity from the HME and correctional facility operations. Immediately prior to the 2006 acquisition of Addus HealthCare, the stockholders of the predecessor distributed the capital stock of the inactive and discontinued subsidiaries of $159.

12.	Segment Data

The Company provides home & community and home health services primarily in the home of the consumer. The Company’s locations are organized principally along these lines of service. The home & community and home health services lines have been identified as reportable segments applying the criteria in SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. Intersegment net service revenues are not significant. All services are provided in the United States.

The Company evaluates the performance of its segments through operating income which excludes corporate depreciation and general corporate expenses. General corporate expenses consist principally of accounting and

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

finance, information systems, billing and collections, human resources and national sales and marketing administration. The Company does not identify capital expenditures, due to the low level of expenditures directly related to either segment in its internal financial reports. Identifiable assets by segment consist of accounts receivable, goodwill, identifiable intangible assets and other assets. Corporate assets consist primarily of cash balances, current and non-current deferred income taxes, and property and equipment, net of accumulated depreciation.

The following is a summary of segment information for the period from January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008 and as of December 31, 2006, 2007 and 2008:

	Predecessor	Successor
	January 1, 2006 to September 18, 2006	September 19, 2006 to December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Net service revenue
Home & Community	$94,351	$39,759	$149,645	$189,006
Home Health	31,576	12,497	44,922	47,300

	$125,927	$52,256	$194,567	$236,306

Operating income
Home & Community	$8,174	$3,367	$12,651	$17,632
Home Health	4,956	1,410	3,505	5,819
General corporate expenses & corporate depreciation	(7,601)	(2,971)	(11,119)	(12,603)

	$5,529	$1,806	$5,037	$10,848

Depreciation and Amortization
Home & Community	$82	$1,286	$3,928	$4,348
Home Health	15	424	1,220	933
Corporate	342	209	881	811

	$439	$1,919	$6,029	$6,092

Total and identifiable assets
Home & Community		$69,687	$79,405	$90,942
Home Health		23,094	28,356	24,430
Corporate		8,130	10,895	20,376

		$100,911	$118,656	$135,748

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

13.	Employee Benefit Plans

The Company’s 401(k) Retirement Plan covers all non-union employees. The 401(k) plan is a defined contribution plan that provides for Company matching contributions. Matching contributions are discretionary and subject to change by management. Under the provisions of the 401(k) plan, employees can contribute up to the maximum percentage and limits allowable under the Code. There were no matching contributions for the period January 1, 2006 to September 18, 2006, the period from September 19, 2006 to December 31, 2006, or for the year ended December 31, 2007. For the year ended December 31, 2008, the Company elected to provide a matching contribution, equal to 6.0% of the employees’ contributions, totaling $30 for the year ended December 31, 2008.

14.	Commitments and Contingencies

Contingent Payment

In conjunction with the 2006 acquisition of Addus HealthCare, the sellers are entitled to receive a contingent payment equal to the lesser of $10,000 plus 8% per annum compounded annually or the net value of the Company less the target amount, as defined in the agreement. The target amount represents the total of (i) $37,750, plus 10% per annum compounded annually plus (ii) the cash consideration received from the issuance of any securities that are senior to the series A preferred stock (“Senior Securities”) and any accrued and unpaid dividends with respect to such Senior Securities, if any, less (iii) the principal amount of any series A preferred stock or Senior Securities that are redeemed or otherwise repurchased and any dividends paid or other distributions made on the series A preferred stock, Senior Securities or common stock of Holdings. The contingent payment amount is due upon the earliest of a public offering with net proceeds of not less than $50,000, the sale, liquidation or dissolution of the Company which results in a net value of the Company greater than the target amount, or September 19, 2011. Based on its final determination, goodwill will be adjusted for the amount of the actual payment.

Legal Proceedings

Addus HealthCare and the former stockholders of Addus HealthCare have been in arbitration with an insurance carrier that provided workers’ compensation insurance coverage from 1993 to 1997. The former stockholders of Addus HealthCare indemnified the Company for this obligation as part of the terms of the Addus HealthCare acquisition. The dispute pertained to certain amounts claimed to be due under the insurance program. In May 2009, the parties settled the dispute, with the execution of a definitive settlement agreement. The terms of the settlement agreement required the insurance carrier to draw down $1,782 from an outstanding letter of credit in full satisfaction of all amounts due as of September 30, 2008, and Addus HealthCare to provide a $218 letter of credit, subject to adjustment, as security for any insured losses paid by the insurance carrier after September 2008. The settlement draw and the issuance of the letter of credit were funded by escrow accounts previously set aside in conjunction with the acquisition of Addus HealthCare in 2006.

The Company is a party to other legal and/or administrative proceedings arising in the ordinary course of its business. It is the opinion of management that the outcome of such proceedings will not have a material effect on the Company’s financial position and results of operations.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Consolidated Financial Statements (continued)

For the period from January 1, 2006 to September 18, 2006 (Predecessor)

the period from September 19, 2006 to December 31, 2006,

and the years ended December 31, 2007 and 2008 (Successor)

(amounts in thousands, except share and per share data)

Employment Agreements

The Company has entered into employment agreements with certain members of senior management. The terms of these agreements are up to four years and include non-compete and nondisclosure provisions, as well as provide for defined severance payments in the event of termination.

15.	Significant Payors

A substantial portion of the Company’s net service revenues and accounts receivables are derived from services performed for federal, state and local governmental agencies. Medicare and one state governmental agency accounted for 15% and 32% of the Company’s net service revenues for the period January 1, 2006 to September 18, 2006, respectively, 13% and 42% of the Company’s net service revenues for the period September 19, 2006 to December 31, 2006, respectively, 13% and 33% of the Company’s net service revenues for 2007, respectively, and 12% and 32% of the Company’s net service revenues for 2008, respectively. The related receivables due from Medicare and the state agency represented 15% and 36% of the Company’s accounts receivable at December 31, 2007, respectively, and 10% and 38% of the Company’s accounts receivable at December 31, 2008, respectively.

16.	Concentration of Cash

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company maintains cash with financial institutions which, at times, may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk on cash.

17.	Stock Split and Increase in Authorized Shares

On October 1, 2009, Holdings’ board of directors approved a 10.8-for-1 stock split, increasing the number of issued and outstanding shares of common stock from 94,375 to 1,019,250. All share and per share data, except for par value, have been adjusted to reflect the stock split for all periods presented. In conjunction with this stock split, Holdings’ board of directors and stockholders approved an increase in the number of authorized shares of common stock to 40,000,000.

ADDUS HEALTHCARE, INC. AND SUBSIDIARIES (PREDECESSOR)

and

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

DECEMBER 31, 2008

Allowance for doubtful accounts	Balance at beginning of period	Additions/ charges	Deductions*	Balance at end of period
Period from January 1, 2006 through September 18, 2006 (Predecessor)
Allowance for doubtful accounts	$2,135	$616	$797	$1,954
Period from September 19, 2006 through December 31, 2006 (Successor)
Allowance for doubtful accounts	1,954	349	416	1,887
Year ended December 31, 2007
Allowance for doubtful accounts	1,887	1,396	1,228	2,055
Year ended December 31, 2008
Allowance for doubtful accounts	2,055	2,451	1,813	2,693

*	Write-offs, net of recoveries

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and June 30, 2009

(amounts in thousands, except share and per share data)

	2008	2009
Assets

Current assets
Cash	$6,113	$850
Accounts receivable, net of allowances of $2,693 and $3,443 in 2008 and 2009, respectively	49,237	63,114
Prepaid expenses and other current assets	5,147	9,195
Deferred tax assets	3,826	4,059
Income taxes receivable	460	227

Total current assets	64,783	77,445

Property and equipment, net of accumulated depreciation and amortization	3,421	3,184

Other assets
Goodwill	47,926	48,216
Intangibles, net of accumulated amortization	17,035	15,059
Debt issuance costs, net of accumulated amortization of $912 and $1,265 in 2008 and 2009, respectively	1,360	1,006
Deferred tax assets	1,223	1,010

Total other assets	67,544	65,291

Total assets	$135,748	$145,920

See accompanying notes to unaudited condensed consolidated financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and June 30, 2009

(amounts in thousands, except share and per share data)

	2008	2009
Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,879	$3,381
Accrued expenses	22,721	28,859
Current maturities of long-term debt	7,101	10,139
Deferred revenue	2,175	2,033

Total current liabilities	35,876	44,412

Preferred stock dividends, undeclared subject to payment on conversion to common stock	9,222	11,506

Long-term debt, less current maturities	56,075	54,275

Total liabilities	101,173	110,193

Commitments, contingencies and other matters

Stockholders’ equity
Preferred stock - $.001 par value; 100,000 authorized and 37,750 shares issued and outstanding	37,750	37,750
Common stock - $.001 par value; 40,000,000 authorized and 1,019,250 shares issued and outstanding	1	1
Preferred stock dividends, undeclared subject to payment on conversion to common stock	(9,222)	(11,506)
Additional paid-in capital	1,429	1,569
Retained earnings	4,617	7,913

Total stockholders’ equity	34,575	35,727

Total liabilities and stockholders’ equity	$135,748	$145,920

See accompanying notes to unaudited condensed consolidated financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

	2008	2009
Net service revenues	$110,868	$126,805
Cost of service revenues	78,737	89,440

Gross profit	32,131	37,365
General and administrative expenses	24,657	27,983
Depreciation and amortization	2,841	2,444

Total operating expenses	27,498	30,427

Operating income	4,633	6,938
Interest expense	(2,633)	(2,180)
Interest and other income	49	12

Income from operations before income taxes	2,049	4,770
Income tax expense	430	1,474

Net income	1,619	3,296
Less: Preferred stock dividends, undeclared subject to payment on conversion to common stock	(2,076)	(2,284)

Net income (loss) attributable to common shareholders	$(457)	$1,012

Income (loss) per common share:
Basic	$(0.45)	$0.99
Diluted	$(0.45)	$0.63

Weighted average number of common shares and potential common shares outstanding:
Basic	1,019,250	1,019,250
Diluted	1,019,250	5,203,203

See accompanying notes to unaudited condensed consolidated financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the six months ended June 30, 2009

(amounts in thousands, except share and per share data)

	Common Stock		Preferred Stock			Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Dividends
Balance at December 31, 2008	1,019,250	$1	37,750	$37,750	$(9,222)	$1,429	$4,617	$34,575
Dividends accrued on preferred stock	—	—	—	—	(2,284)	—	—	(2,284)
Stock-based compensation	—	—	—	—	—	140	—	140
Net income	—	—	—	—	—	—	3,296	3,296

Balance at June 30, 2009	1,019,250	$1	37,750	$37,750	$(11,506)	$1,569	$7,913	$35,727

See accompanying notes to unaudited condensed consolidated financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

	2008	2009
Cash flows from operating activities
Net income	$1,619	$3,296
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,841	2,444
Deferred income taxes	(413)	(20)
Change in fair value of financial instrument	203	(228)
Stock-based compensation	172	140
Amortization of debt issuance costs	212	354
Provision for doubtful accounts	1,156	1,319
Gain on sale of assets	(14)	—
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	1,133	(15,196)
Prepaid expenses and other assets	(1,910)	(4,048)
Checks issued against future deposits	(3,956)	—
Accounts payable	1,395	975
Accrued expenses	3,272	6,076
Deferred revenue	(141)	(142)
Income taxes	(292)	233

Net cash provided by (used in) operating activities	5,277	(4,797)

Cash flows from investing activities
Acquisitions of businesses, net of cash received	(4,493)	(1,473)
Proceeds on sale of equipment	19	—
Purchases of property and equipment	(101)	(231)

Net cash used in investing activities	(4,575)	(1,704)

Cash flows from financing activities
Borrowings on term loan	5,200	—
Payments on term loan	(2,332)	(3,325)
Net borrowings (repayments) on revolving credit loan	(1,787)	2,400
Net borrowings (repayments) on other notes	(15)	2,163

Net cash provided by financing activities	1,066	1,238
Net change in cash	1,768	(5,263)
Cash, at beginning of period	21	6,113

Cash, at end of period	$1,789	$850

Supplemental disclosures of cash flow information
Cash paid for interest	$2,259	$2,180
Cash paid for taxes	1,691	1,188

Supplemental disclosures of non-cash investing and financing activities
Contingent and deferred consideration accrued for acquisitions	250	115
Tax benefit related to the amortization of tax goodwill in excess of book basis	68	68
Undeclared accrued preferred stock dividend	2,076	2,284

See accompanying notes to unaudited condensed consolidated financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

1.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Addus HomeCare Corporation (f/k/a Addus Holding Corporation) (“Holdings”) and its subsidiaries (together with Holdings, the “Company”) have been prepared in accordance with Accounting Principles Board (“APB”) No. 28, “Interim Financial Reporting,” and, accordingly, do not include all the information disclosures required by generally accepted accounting principles in the United States of America (“GAAP”) for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the years ended December 31, 2006, 2007 and 2008, included elsewhere in this prospectus. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to state fairly the financial position of the Company as of June 30, 2009, the results of operations for the six months ended June 30, 2008 and 2009, changes in stockholders’ equity for the six months ended June 30, 2009, and cash flows for the six months ended June 30, 2008 and 2009. We have evaluated subsequent events through October 1, 2009 which is the date that these financial statements were issued. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results for the full year or the results for any future periods. The consolidated balance sheet as of December 31, 2008 has been derived from audited financial statements at that time.

On July 10, 2009, Holdings changed its name to Addus HomeCare Corporation from Addus Holding Corporation.

On October 1, 2009, Holdings’ board of directors approved a 10.8-for-1 stock split, increasing the number of issued and outstanding shares of common stock from 94,375 to 1,019,250. All share and per share data, except for par value, have been adjusted to reflect the stock split for all periods presented. In conjunction with this stock split, Holdings’ board of directors and stockholders approved an increase in the number of authorized shares of common stock to 40,000,000.

Business and Operations

The Company provides home & community and home health services through a network of locations throughout the United States. These services are primarily performed in the homes of the consumers. The Company’s home & community services include assistance to the elderly, chronically ill and disabled with bathing, grooming, dressing, personal hygiene and medication reminders, and other activities of daily living. Home & community services are primarily performed under agreements with state and local governmental agencies. The Company’s home health services are operated through licensed and Medicare certified offices that provide physical, occupational and speech therapy, as well as skilled nursing services to pediatric, adult infirm and elderly patients. Home health services are reimbursed from Medicare, Medicaid and Medicaid-waiver programs, commercial insurance and private payors.

Principles of Consolidation

All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company generates net service revenues by providing home & community services and home health services directly to consumers. The Company receives payments for providing such services from federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

Home & Community

The home & community segment net service revenues are principally provided based on authorized hours, determined by the relevant agency, at an hourly rate specified in agreements or fixed by legislation and recognized as revenues at the time services are rendered. Home & community net service revenues are reimbursed by state, local and other governmental programs which are partially funded by Medicaid or Medicaid waiver programs, with the remainder reimbursed through private duty and insurance programs.

Home Health

The home health segment net service revenues are generated on a per episode or per visit basis. Home health segment net service revenues consist of approximately 60% of Medicare services with the balance being non-Medicare services derived from Medicaid, commercial insurers and private duty. Home health net service revenues reimbursed by Medicare are based on episodes of care. Under the Medicare Prospective Payment System (“PPS”), an episode of care is defined as a length of care up to 60 days with multiple continuous episodes allowed per patient. Medicare billings under PPS vary based on the severity of the patient’s condition and are subject to adjustment, both positive and negative, for changes in the patient’s medical condition and certain other reasons. At the inception of each episode of care a request for anticipated payment (“RAP”) is submitted to Medicare for 50% to 60% of the estimated PPS reimbursement. The Company estimates the net PPS revenues to be earned during an episode of care based on the initial RAP billing, historical trends and other known factors. The net PPS revenues are initially recognized as deferred revenues and subsequently amortized as net service revenues ratably over the 60-day episodic period. At the end of each episode of care a final claim billing is submitted to Medicare and any changes between the initial RAP and final claim billings are recorded as an adjustment to net service revenues. No significant adjustments from initial estimates have been recorded as a result of the process. Other non-Medicare services are primarily provided on a per visit basis determinable and recognized as revenues at the time services are rendered.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates may change in the near term. The Company believes that it is in compliance in all material respects with all applicable laws and regulations.

Allowance for Doubtful Accounts

The Company establishes its allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. The Company estimates its provision for doubtful accounts primarily by aging receivables utilizing eight aging categories, and applying its historical collection rates to each aging category, taking into consideration factors that might impact the use of historical collection rates or payor groups, with certain large payors analyzed separately from other payor groups. In the Company’s evaluation of these estimates, it also considers delays in payment trends in individual states due to budget or funding issues, billing conversions related to acquisitions or internal systems, resubmission of bills with required documentation and disputes with specific payors, which historically have been insignificant. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

Goodwill

The Company’s carrying value of goodwill is the residual of the purchase price over the fair value of the net assets acquired from various acquisitions including the Addus HealthCare acquisition. In accordance with Statement of Financial Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite useful lives, of which the Company has none, are not amortized. The Company tests goodwill for impairment at the reporting unit level on an annual basis, as of October 1, or whenever potential impairment triggers occur, such as a significant change in business climate or regulatory changes that would indicate that an impairment may have occurred. Goodwill and indefinite lived intangible assets are required to be tested for impairment at least annually using a two-step method. The first step in the evaluation of goodwill impairment involves comparing the current fair value of each reporting unit to the recorded value, including goodwill. The Company uses a discounted cash flow model (“DCF model”) to determine the current fair value of each reporting unit. The DCF model was prepared using revenue and expense projections based on the Company’s current operating plan. As such, a number of significant assumptions and estimates are involved in the application of the DCF model to forecast revenue growth, price changes, gross profits, operating expenses and operating cash flows. The cash flows were discounted using a weighted average cost of capital ranging from 12.5% to 17.0%, which was management’s best estimate based on the capital structure of the Company and external industry data.

As part of the second step of this evaluation, if the carrying value of goodwill exceeds its fair value an impairment loss would be recognized. No impairment in the carrying value of goodwill was recognized in the six months ended June 30, 2008 or 2009.

Intangible Assets

The Company’s identifiable intangible assets consist of customer and referral relationships, tradenames, trademarks and non-compete agreements. Amortization is computed using straight-line and accelerated methods based upon the estimated useful lives of the respective assets, which range from two to 25 years.

Long-Lived Assets

The Company reviews its long-lived assets (except goodwill, as described above) for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, the Company compares the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset, generally determined by discounting the estimated future cash flows. No impairment charge was recorded in the six months ended June 30, 2008 or 2009.

Debt Issuance Costs

The Company amortizes debt issuance costs on a straight-line method over the term of its credit facility agreement.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

Workers’ Compensation Program

The Company’s workers’ compensation program has a $350 deductible component. The Company recognizes its obligations associated with this program in the period the claim is incurred. The cost of both the claims reported and claims incurred but not reported, up to the deductible, have been accrued based on historical claims experience, industry statistics and an actuarial analysis performed by an independent third party. The future claims payments related to the workers’ compensation program are secured by letters of credit. As part of the terms of the acquisition of Addus HealthCare in 2006, all 2005 and prior workers’ compensation claims are the obligation of the former stockholders of Addus HealthCare.

Derivative Financial Instrument

The Company utilizes a derivative financial instrument to minimize interest rate risk. The Company’s derivative instrument consists of a three-year interest rate agreement designed to reduce the variability of cash flows associated with a portion of the Company’s term debt. As the hedge accounting criteria established in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” have not been met, the Company accounts for the instrument at its fair value and recognizes any changes in its fair value in earnings for the period.

SFAS No. 157, “Fair Value Measurements,” establishes a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include, in descending order of priority: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value of the swap is calculated using proprietary models utilizing observable inputs (Level 2) as well as future assumptions related to interest rates and other applicable variables. These calculations are performed by the financial institution which is counterparty to the applicable swap agreement. The Company uses these reported fair values to adjust the asset or liability as appropriate.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its financial statements or tax returns. Deferred taxes, resulting from differences between the financial and tax basis of the Company’s assets and liabilities, are also adjusted for changes in tax rates and tax laws when changes are enacted. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company has adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The adoption of FIN 48 did not have a material effect on the Company’s financial statements.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

Stock-based Compensation

The Company has a stock incentive plan that provides for stock-based employee compensation. Compensation expense is recognized on a graded method over the vesting period of the awards based on the fair value of the options. The fair value is based on management’s best estimate of the stock price volatility, dividend yield and expected option lives as of the grant date and calculated using the Black-Scholes option pricing model. The discount rate used in the calculation represents the U.S. Treasury yield curve rate.

Net Income (Loss) Per Common Share

Net income (loss) per common share, calculated on the treasury stock method, is based on the weighted average number of shares outstanding during the period. The Company’s outstanding securities that may potentially dilute the common stock are stock options and convertible preferred stock. For the six months ended June 30, 2008, the Company reported a net loss available to common stockholders. With a net loss any potentially dilutive securities would be antidilutive, therefore, no additional shares were considered in the calculation of diluted earnings per share.

Estimates

The financial statements are prepared by management in conformity with generally accepted accounting principles and include estimated amounts and certain disclosures based on assumptions about future events. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, payables and debt. The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The Company’s long-term debt approximates fair value based on instruments with similar terms.

Reclassifications

Certain reclassifications have been made to prior period amounts in order to conform to the current year presentation. Such reclassifications had no effect on the previously reported net income.

New Accounting Pronouncements

In January 2009, the Company adopted SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which continues the evolution toward fair value reporting and significantly changes the accounting for acquisitions that closed beginning in 2009, both at the acquisition date and in subsequent periods. In April 2009, the FASB issued Staff Position 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” which modifies the accounting and reporting of business combinations. These statements retain the fundamental principles of the purchase method of accounting for business combinations; however, they require several changes in the way the assets and liabilities are recognized in an acquisition. These statements require an acquirer to recognize all the assets acquired and liabilities assumed, excluding contingent consideration, in a transaction at the

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

acquisition-date fair value with limited exceptions. These statements also require acquisition related costs, including due diligence fees, to be expensed. These statements introduce new accounting concepts and valuation complexities, and many of the changes have the potential to generate greater earnings volatility after an acquisition. The effect of the adoption of these statements on the Company’s results of operations and financial condition will depend on the nature and size of the acquisitions that take place after their effective date.

The Company adopted the remaining provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), in January 2009, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material effect on the Company’s results of operations and financial position.

Also in January 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires, among other things, enhanced disclosure about the volume and nature of derivative and hedging activities and a tabular summary showing the fair value of derivative instruments included in the statement of financial position and statement of operations. SFAS 161 also requires expanded disclosure of contingencies included in derivative instruments related to credit risk. The adoption of SFAS 161 did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP expands to interim periods the existing annual requirement to disclose the fair value of financial instruments that are not reflected on the balance sheet at fair value. The FSP will be effective and could potentially require additional disclosures in interim periods after the Company’s fiscal year ending 2009. The Company is evaluating the impact the adoption of this FSP will have on its financial statements.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”), which amends SFAS 157 to provide additional guidance on estimating fair value when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. Additionally, FSP FAS 157-4 requires additional disclosures regarding fair value in interim and annual reports. This FSP is effective for interim and annual periods ending after June 15, 2009. The adoption of FSP FAS 157-4 did not have a material impact on the Company’s financial statements.

The FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), on May 28, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 has not had a material effect on the financial reports of the Company. See “Basis of Presentation” above.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 improves financial reporting by enterprises involved with variable interest entities and to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” as a result of the elimination of the qualifying special-purpose entity concept in the SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” and (2) constituent concerns about the

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of SFAS 167 will have on its financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168 (“SFAS 168”), The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. SFAS 168 replaces SFAS 162, The Hierarchy of Generally Accepted Accounting Principles and establishes the FASB Accounting Standards Codification™ (Codification) as the source of authoritative accounting principles recognized by the FASB. The Codification is to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles and it supersedes all existing non-SEC accounting and reporting standards. SFAS 168 also identifies the framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company expects that the adoption of SFAS 168 will not have a material impact on the Company’s financial condition, results of operations or cash flows.

2.	Acquisitions

In 2008, the Company acquired four agencies containing several locations. The purchase price of each acquisition was determined based on, among other things, comparable acquisitions and the expected EBITDA and cash flows of the business being acquired. All of the acquisitions were accounted for in accordance with purchase accounting under the provisions of SFAS No. 141, “Business Combinations”, and included in the Company’s financial statements from the respective acquisition date. The purchase price of each acquisition typically consisted of cash and either a subordinated promissory note or contingent cash consideration if certain targets were met. Goodwill and identifiable intangible assets were recognized on each acquisition.

On April 1, 2008, the Company acquired an agency providing home & community services and home health services through thirteen locations in Idaho, Montana and Nevada for $2,000 in cash at closing, a $1,250 subordinated promissory note bearing interest at 8.0%, $350 in contingent cash consideration that was earned in 2008 and a deferred purchase price payment of $125. The contingent cash consideration was based on the acquired business’ EBITDA for calendar 2008. The contingent and deferred consideration were both paid as of June 30, 2009. An additional $475 in contingent cash consideration may become payable if the acquired business meets its EBITDA target for 2009. The acquisition was financed with a $2,500 term loan advance. Goodwill of $2,042 identifiable intangible assets of $1,864 and other assets of $30 were recognized in connection with the acquisition.

In June 2008 the Company acquired in two separate transactions, two agencies providing home & community services in Nevada and four locations in North Carolina for $1,300 in cash, $289 in contingent cash consideration and a $125 deferred purchase price payment. The contingent cash consideration was based on post-acquisition client service levels of one of the acquired businesses. An additional $911 in contingent cash consideration may become payable based on client service levels of one of the acquired businesses in 2009 and 2010, of which an additional $232 in contingent consideration was earned during the first six months of 2009. A total of $115 in contingent consideration and the

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

deferred purchase price was unpaid at June 30, 2009. The acquisition was financed with $2,700 in term loan advances. Goodwill of $1,171, identifiable intangible assets of $940, and other assets of $45 were recognized in connection with these acquisitions.

On September 25, 2008, the Company acquired a Medicare certified home health agency in Indiana for $300 in cash, a $100 subordinated promissory note and a $50 deferred purchase price payment. The deferred purchase price was unpaid as of June 30, 2009. A $500 term loan advance was used to finance this acquisition. Goodwill of $229, identifiable intangible assets of $300 and other assets of $10 were recognized in connection with the acquisition.

During the first six months of 2009, $1,473 of contingent consideration was paid by the Company from prior year acquisitions.

The following table contains unaudited pro forma consolidated income statement information for the six months ended June 30, 2008 assuming all 2008 acquisitions closed January 1, 2008:

2008
Net service revenues	$116,709
Operating income	4,468
Net income	1,320
Preferred stock dividends, undeclared subject to payment upon conversion	(2,076)
Net loss attributable to common shareholders	(756)
Basic and diluted earnings per share	$(0.74)

The pro forma disclosures in the table above include adjustments for interest expense, amortization of intangible assets and tax expense to reflect results that are more representative of the combined results of the transaction if they had occurred on January 1, 2008. This pro forma information is presented for illustrative purposes only and may not be indicative of the results of operation that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro forma information.

3.	Details of Certain Balance Sheet Accounts

Prepaid expenses and other current assets consist of the following:

	December 31, 2008	June 30, 2009
Prepaid health insurance	$3,113	$5,555
Prepaid workers’ compensation and liability insurance	1,111	2,342
Prepaid rent	290	281
Other	633	1,017

	$5,147	$9,195

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

Accrued expenses consisted of the following:

	December 31, 2008	June 30, 2009
Accrued payroll	$11,141	$14,346
Accrued workers’ compensation insurance	5,620	6,463
Accrued payroll taxes	1,862	1,723
Accrued health insurance	1,848	4,234
Accrued interest, including mark-to-market adjustment	1,186	981
Other	1,064	1,112

	$22,721	$28,859

4.	Long-Term Debt

Long-term debt consisted of the following:

	December 31, 2008	June 30, 2009
Credit facility
Revolving credit loan	$7,694	$10,094
Term loan	53,369	50,044
Subordinated promissory note, due July 2010 and bearing interest at 8.0%	250	250
Subordinated promissory note, due October 2010 and bearing interest at 8.0%	500	500
Subordinated promissory note, due December 2010 and bearing interest at 8.0%	1,250	1,250
Subordinated promissory note, due December 2010 and bearing interest at 6.0%	100	100
Subordinated insurance notes payable, due May 2010 and bearing interest at 4.68%	—	2,176
Other	13	—

Total	63,176	64,414
Less current maturities	(7,101)	(10,139)

Long-term debt	$56,075	$54,275

Under the Company’s amended credit facility, interest on the borrowings is at an index, as defined, or LIBOR rate. The index base rate is the higher of the prime rate or the federal funds rate plus 50 basis points. For borrowings under the revolving credit loan the interest rate includes an applicable margin of 2.75% for an index rate loan and 3.75% for a LIBOR rate loan. For borrowings under the term loan the interest rate includes an applicable margin ranging from 2.50% to 3.50% for an index rate loan and 3.50% to 4.50% for a LIBOR rate loan, depending on the Company’s leverage ratio. At June 30, 2009, the Company’s revolving credit loan was at an index rate of 6.0%. The term loan was comprised of $44 at an index rate of 6.25% and $50,000 at a LIBOR rate of 4.35%. At June 30, 2009, the Company had $1,156 available under its revolving credit commitment.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

During the second quarter of 2009 the Company financed its general liability and workers’ compensation insurance premiums with a $2,393 subordinated promissory note. The note is due May 2010, bears interest at 4.68% and requires monthly principal and interest payments.

The Company entered into an interest rate agreement to minimize significant fluctuations in cash flows caused by interest rate volatility on a portion of its term loan. The agreement has a notional value of $22,500 and provides for a LIBOR cap and floor rate, before applicable margin, of 6.0% and 3.72%, respectively. The interest rate agreement is for a period of three years and expires on March 5, 2010. This agreement was not designated as a cash flow hedge under the terms of SFAS 133. Accordingly, the change in the fair value of the interest rate swap agreements is recognized as interest expense in our condensed consolidated statements of income.

The following is a reconciliation of the activity during the period regarding the Company’s interest rate agreement:

Liability balances as of December 31, 2008	$776
Interest expense (income)	(228)

Liability balances as of June 30, 2009	$548

The Company is exposed to credit losses in the event of non-performance by counterparties to the interest rate agreement, but the Company does not expect the counterparty to fail to meet its obligation. To manage credit risks, the Company selects counterparties based on credit ratings and monitors the market position of each counterparty as required by SFAS 133.

5.	Preferred Stock

On September 19, 2006, Holdings issued 37,750 shares of series A preferred stock for $37,750. The series A preferred stock accumulates undeclared dividends at a rate of 10% per year, compounded annually, and participates in any dividends on the common stock based on the number of shares of common stock into which the preferred stock is convertible. All dividends are cumulative and accrue quarterly and are payable in cash, when declared. At June 30, 2009, accrued but undeclared dividends of $11,506 have been reflected as a reduction of stockholders’ equity. In the absence of sufficient retained earnings or additional paid in capital, the undeclared dividends have been shown as a separate charge in the stockholders’ equity section. The board of directors has not declared any dividends on the common stock.

Each share of series A preferred stock is entitled to the same number of votes and has the same voting rights as the number of shares of common stock into which such share of preferred stock is convertible. The series A preferred stock may be converted into shares of Holdings’ common stock equal to the quotient obtained by dividing (i) the product of the original purchase price ($1,000 per share) and the number of shares being converted by (ii) the conversion price. The conversion price is $100 and subject to adjustment. These adjustments relate to common stock dividends, combinations or forward or reverse splits, and would result in a proportionate conversion ratio after giving effect to such adjustments.

The series A preferred stockholders may convert their shares at any time into fully paid common stock at the prevailing conversion price. Automatic, or mandatory, conversion of the series A preferred stock at the prevailing conversion price, would occur upon consummation of an initial public offering meeting predetermined qualifying thresholds. All accumulated, undeclared dividends on the series A preferred stock shall be payable in cash on the conversion date. As

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

the preferred stockholders have the ability to convert their shares, even though no shares have been converted, all undeclared dividends have been reflected as a long-term liability. The Company’s current facility restricts the declaration or payment of any dividends. In addition, the series A preferred stock has a liquidation preference equal to all accrued and unpaid dividends, plus $1,000 per share, subject to any adjustments to the conversion price. Holdings’ series A preferred stock converts into common stock based on a formula that is equal to the quotient obtained by multiplying the original stated amount of the series A preferred stock, or $1,000, by the number of shares of series A preferred stock being converted into common stock, and dividing the product by a conversion price of $9.2593, as may be adjusted for stock dividends, combinations and splits.

6.	Income Taxes

A reconciliation of the statutory federal tax rate of 34% to the effective income tax rate of the Company is summarized as follows:

	June 30,
	2008	2009
Federal income tax at statutory rate	34.0%	34.0%
State and local taxes, net of federal benefit	4.3	4.3
Jobs tax credits, net	(19.0)	(8.2)
Nondeductible meals and entertainment	0.8	0.5
Other nondeductible expenses	0.9	0.3

Effective income tax rate	21.0%	30.9%

7.	Net Income (loss) Per Share

The Company accounts for net income per share in accordance with FAS No. 128, “Earnings per Share” (“FAS 128”). FAS 128 requires the presentation of “basic” income per share and “diluted” income per share. Basic income per share is computed by dividing the net income by the weighted-average shares of outstanding common stock. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average shares of common stock outstanding and dilutive potential common stock equivalents. Dilutive common stock equivalent shares consist of stock options and convertible preferred stock.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

The components of net income (loss) available for the diluted per-share calculation and diluted weighted average common shares outstanding are as follows:

	Six Months Ended June 30,
	2008	2009
Net income (loss) available for diluted per-share calculation:
Net income (loss) attributable to common shareholders	$(457)	$1,012
Assumed conversion of preferred stock and add-back of dividends recorded for the period	—	2,284

Net income (loss) available for diluted per-share calculation	$(457)	$3,296

	Six Months Ended June 30,
	2008	2009
Weighted average diluted shares outstanding:
Basic weighted average common shares outstanding	1,019,250	1,019,250
Dilutive effect of stock options	—	106,953
Assumed conversion of preferred stock	—	4,077,000

Diluted weighted average common shares outstanding	1,019,250	5,203,203

For the six months ended June 30, 2008, the Company reported a net loss available to common stockholders. With a net loss any potentially dilutive securities would be antidilutive, therefore, no additional shares were considered for the assumed conversion of preferred stock and stock options in the calculation of diluted earnings per share.

8.	Segment Data

The Company provides home & community and home health services primarily in the home of the consumer. The Company’s locations are organized principally along these lines of service. The home & community and home health services lines have been identified as reportable segments applying the criteria in SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. Intersegment net service revenues are not significant. All services are provided in the United States.

The Company evaluates the performance of its segments through operating income which excludes corporate depreciation and general corporate expenses. General corporate expenses consist principally of accounting and finance, information systems, billing and collections, human resources and national sales and marketing administration.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

The following is a summary of segment information for the six months ended June 30, 2008 and 2009:

	Six months ended June 30,
	2008	2009
Net service revenue
Home & Community	$87,887	$102,501
Home Health	22,981	24,304

	$110,868	$126,805

Operating income
Home & Community	$8,108	$10,341
Home Health	2,476	3,543
General corporate expenses & corporate depreciation	(5,951)	(6,946)

	$4,633	$6,938

Depreciation and Amortization
Home & Community	$1,990	$1,667
Home Health	459	393
Corporate	392	384

	$2,841	$2,444

9.	Commitments and Contingencies

Contingent Payment

In conjunction with the 2006 acquisition of Addus HealthCare, the sellers are entitled to receive a contingent payment equal to the lesser of $10,000 plus 8% per annum compounded annually or the net value of the Company less the target amount, as defined in the agreement. The target amount represents the total of (i) $37,750 plus 10% per annum compounded annually plus (ii) the cash consideration received from the issuance of any securities that are senior to the series A preferred stock (“Senior Securities”) and any accrued and unpaid dividends with respect to such Senior Securities, if any, less (iii) the principal amount of any series A preferred stock or Senior Securities that are redeemed or otherwise repurchased and any dividends paid or other distributions made on the series A preferred stock, Senior Securities or common stock of Holdings. The contingent payment amount is due upon the earliest of a public offering with net proceeds of not less than $50,000, the sale, liquidation or dissolution of the Company which results in a net value of the Company greater than the target amount or September 19, 2011. Based on its final determination, goodwill will be adjusted for the amount of the actual payment. The Company anticipates paying this contingent payment upon the closing of an offering meeting the specified thresholds.

Legal Proceedings

Addus HealthCare and the former stockholders of Addus HealthCare have been in arbitration with an insurance carrier that provided workers’ compensation insurance coverage from 1993 to 1997. The former stockholders of Addus HealthCare indemnified the Company for this obligation as part of the terms of the Addus HealthCare acquisition. The

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

dispute pertained to certain amounts claimed to be due under the insurance program. In May 2009, the parties settled the dispute, with the execution of a definitive settlement agreement. The terms of the settlement agreement required the insurance carrier to draw down $1,782 from an outstanding letter of credit in full satisfaction of all amounts due as of September 30, 2008, and Addus HealthCare to provide a $218 letter of credit, subject to adjustment, as security for any insured losses paid by the insurance carrier after September 2008. The settlement draw and the issuance of the letter of credit were funded by escrow accounts previously set aside in conjunction with the acquisition of Addus HealthCare in 2006.

The Company is a party to other legal and/or administrative proceedings arising in the ordinary course of its business. It is the opinion of management that the outcome of such proceedings will not have a material effect on the Company’s financial position and results of operations.

Employment Agreements

The Company has entered into employment agreements with certain members of senior management. The terms of these agreements are up to four years and include non-compete and nondisclosure provisions, as well as provide for defined severance payments in the event of termination.

10.	Significant Payors

A substantial portion of the Company’s net service revenues and accounts receivables are derived from services performed for federal, state and local governmental agencies. Medicare and one state governmental agency accounted for 12% and 31% of the Company’s net service revenues for the six months ended June 30, 2008, respectively, and 12% and 33% of the Company’s net service revenues for the six months ended June 30, 2009, respectively. The related receivables due from Medicare and the state agency represented 10% and 38% of the Company’s accounts receivable at December 31, 2008, respectively, and 9% and 42% of the Company’s accounts receivable at June 30, 2009, respectively.

11.	Subsequent Events

2009 Stock Incentive Plan

In September 2009, the Company’s board of directors and stockholders adopted and approved the Addus HomeCare Corporation 2009 Stock Incentive Plan (the “2009 Plan”). The 2009 Plan provides for the grant of 750,000 incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units, restricted stock units, other stock units and performance shares.

Consulting Agreement Termination

In September 2009, Addus HealthCare entered into a termination agreement with Eos Management, Inc., an affiliate of Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P., the Company’s largest stockholders, pursuant to which the management consulting agreement that was entered into by both parties in September 2006 will terminate immediately prior to the successful completion of a public offering. The Company will not be required to pay a termination fee in connection with such termination. The related management fee expense included in the Company’s financial statements was $175 for each of the six month periods ended June 30, 2009 and 2008.

ADDUS HOMECARE CORPORATION

(F/K/A ADDUS HOLDING CORPORATION)

AND SUBSIDIARIES (SUCCESSOR)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

for the six months ended June 30, 2008 and 2009

(amounts in thousands, except share and per share data)

Consent Fee Agreement

In September 2009, the Company entered into a consent fee agreement with the Eos Funds, the Company’s largest stockholders, pursuant to which the Company will pay to the Eos Funds or their designee(s) an aggregate amount equal to $1,500 promptly following the successful completion of a public offering in consideration for their agreement to waive certain of their rights under the Company’s stockholders’ agreement and registration rights agreement to permit a public offering to be completed, to convert their shares of series A preferred stock into shares of the Company’s common stock immediately prior to the successful completion of a public offering and to accept dividend notes in respect of the accrued and unpaid dividends thereon in lieu of cash.

Separation and General Release Agreement

In September 2009, in connection with the termination of his employment as Chairman of Addus HealthCare effective upon the successful completion of a public offering, Addus HealthCare entered into a separation agreement to pay its Chairman the sum of (i) $983 (provided, that if the Company’s public offering is completed after October 15, 2009, such amount will be reduced by $1 per day thereafter), and (ii) $182, in each case, less all applicable tax withholdings and deductions. Certain benefits will continue through February 2012. The $1,165 payment (less any reduction) is due within 30 days following the completion of the public offering.

Stock Split and Increase in Authorized Shares

On October 1, 2009, Holdings’ board of directors approved a 10.8-for-1 stock split, increasing the number of issued and outstanding shares of common stock from 94,375 to 1,019,250. All share and per share data, except for par value, have been adjusted to reflect the stock split for all periods presented. In conjunction with this stock split, Holdings’ board of directors and stockholders approved an increase in the number of authorized shares of common stock to 40,000,000.

INDEPENDENT AUDITORS’ REPORT

To the Members

SuCasa Personal Care, LLC

Las Vegas, Nevada

We have audited the accompanying balance sheet of SuCasa Personal Care, LLC (“Company”) as of July 28, 2007, and the related statements of operations, members’ equity, and cash flows for the period January 1, 2007 through July 28, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SuCasa Personal Care, LLC as of July 28, 2007 and the results of is operations and its cash flows for the period January 1, 2007 through July 28, 2007, in conformity with accounting principles generally accepted in the United States of America.

Morgantown, West Virginia

July 6, 2009

SUCASA PERSONAL CARE, LLC

BALANCE SHEET

July 28, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,708
Accounts receivable	221,434

TOTAL CURRENT ASSETS	251,142

PROPERTY AND EQUIPMENT
Equipment	7,456
Furniture and fixtures	2,326
Automobiles	22,071

31,853
Accumulated depreciation	(27,549)

4,304

TOTAL ASSETS	$255,446

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$58,740
Accrued expenses	120,110
Accrued/unremitted payroll taxes	19,370

TOTAL CURRENT LIABILITIES	198,220

MEMBERS’ EQUITY	57,226

TOTAL LIABILITIES & MEMBERS’ EQUITY	$255,446

See accompanying notes.

SUCASA PERSONAL CARE, LLC

STATEMENT OF OPERATIONS

For the Period January 1, 2007 through July 28, 2007

REVENUE
Client service revenue	$1,696,312

EXPENSES
Salaries and wages	1,176,646
Payroll taxes	137,962
Rent	16,800
Insurance	37,498
Professional fees	99,686
Depreciation	2,802
Other expenses	131,038

TOTAL EXPENSES	1,602,432

Income from operations	93,880
Interest expense	2,883
Medicaid reimbursement settlement (Note 5)	40,000

NET INCOME	$50,997

See accompanying notes.

SUCASA PERSONAL CARE, LLC

STATEMENT OF MEMBERS’ EQUITY

For the Period January 1, 2007 through July 28, 2007

BALANCE, December 31, 2006	$220,829
Net income	50,997
Distributions	(214,600)

BALANCE, July 28, 2007	$57,226

See accompanying notes.

SUCASA PERSONAL CARE, LLC

STATEMENT OF CASH FLOWS

For the Period January 1, 2007 through July 28, 2007

Operating activities:
Net income	$50,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,802
Employee advances and other receivables write off	32,150
(Increase) decrease in:
Accounts receivable	(16,180)
(Decrease) increase in:
Accounts payable	42,775
Accrued expenses	11,768
Accrued/unremitted payroll taxes	(108,587)

Net cash provided by operating activities	15,725

Investing activities:
Loan to member	(20,000)
Employee and other receivable advances	(1,745)

Net cash used in investing activities	(21,745)

Financing activities:
Distributions to members	(44,500)

Net cash used in financing activities	(44,500)

Net decrease in cash and cash equivalents	(50,520)
Cash and cash equivalents, beginning of period	80,228

Cash and cash equivalents, end of period	$29,708

Supplemental disclosure of cash flow information:
Cash used for interest payments	$2,883

Member loan paid through distribution	$170,100

See accompanying notes.

SUCASA PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2007 through July 28, 2007

NOTE 1. DESCRIPTION OF COMPANY

SuCasa Personal Care, LLC (“Company”) is a limited liability company that provides non-medical assistance services to elderly and adult infirm clients who qualify for Medicaid coverage in the State of Nevada. Services provided consist principally of bathing assistance, dressing and undressing, walking, grooming, meal preparation, laundry services, light housekeeping, essential shopping and other activities of daily living. The Company provides services in the greater Las Vegas, Nevada area.

On July 29, 2007, substantially all of the assets of the Company were sold. (see Note 4).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements cover the period from January 1, 2007 through July 28, 2007.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash.

Accounts Receivable

Accounts receivable consist primarily of amounts due from the Nevada State Medicaid program for services rendered. Management’s determination of the need for, and adequacy of, the allowance for receivable losses is based upon evaluation of selected accounts, historical loss experience, current economic conditions and other factors. This determination is inherently subjective and requires management to estimate the probability, amount and timing of losses. As of July 28, 2007, management has determined that all accounts receivable are fully collectible and no allowance is necessary.

Property and Equipment

Property and equipment is reported at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Repairs and maintenance are charged to expense as incurred.

Provisions for furniture, equipment, and automobile depreciation are computed under accelerated methods with a useful life of 5 years. Depreciation expense for the period ending July 28, 2007 was $2,802.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues as services are provided. Client service revenue is recorded at estimated realizable amounts from the Nevada State Medicaid program for services rendered. Patient receivables are uncollateralized, and, accordingly, any unanticipated claim denials or payment modifications are reported as reductions to client service revenue in the reporting period that such are identified.

SUCASA PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 through July 28, 2007

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company has elected to be taxed as a partnership under provisions of the Internal Revenue Code. No provision for income taxes is reported in the accompanying financial statements as the tax attributes of the Company are reported on the individual members’ income tax returns.

Advertising Costs

All advertising costs have been expensed as incurred. The Company incurred advertising expenses of $1,580 for the period January 1, 2007 through July 28, 2007. These costs are included in other expenses on the statement of operations.

NOTE 3. RELATED PARTY TRANSACTIONS

During the period January 1, 2007 through July 28, 2007, the Company paid a forty percent (40%) member $30,000 in compensation for services related to accounting and management services. A two and a half percent (2.50%) member received salaried compensation of $24,000 for the period January 1, 2007 through July 28, 2007.

The forty percent (40%) member’s relatives were paid consulting fees of $29,250 during the period January 1, 2007 through July 28, 2007.

The Company donated money to a local charity, Junior Golf of Southern Nevada, that the forty percent (40%) member’s wife was the Director. The total amount donated was $6,000 during the period January 1, 2007 through July 28, 2007.

NOTE 4. SALE OF COMPANY ASSETS

On July 29, 2007, the Company and another personal care assistant (“PCA”) provider known as Desert PCA of Nevada, LLC sold essentially all of their assets to Addus HealthCare (Nevada), Inc. for a combined purchase price of $3,500,000. The purchase price consisted of $1,750,000 cash, an 8% junior subordinated promissory note in the principal amount of $250,000, and up to $1,500,000 of contingent consideration pursuant to the terms and conditions of the purchase agreement.

NOTE 5. STATE OF NEVADA PLEA AGREEMENT

During 2007, the Company entered into a plea agreement with the State of Nevada regarding a Medicaid fraud case. As a result of the plea agreement, the Company paid the Attorney General of the State of Nevada $40,000 for restitution, reasonable cost of enforcement and penalties due to the Company’s misrepresentations and breach of fiduciary duties.

NOTE 6. CONCENTRATION

The Nevada State Medicaid program is the only payer source and comprises 100% of the client service revenue on the statement of operations.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Dependence on Medicaid Program Reimbursements

As discussed in other notes to the financial statements, the Company is significantly dependent on Medicaid program reimbursements. The financial condition of the Medicaid programs in Nevada could cause the state to further review payment methodologies or coverage as part of any attempt to reduce Medicaid expenditures. Future changes in Medicaid payments or payment methodologies could substantially impact future operations of the Company.

SUCASA PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 through July 28, 2007

NOTE 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Laws and regulations governing the Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing other than as previously disclosed in Note 5. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future review and interpretation. The results of such governmental review could include fines, penalties and exclusion from participation in the Medicaid programs.

Professional and General Liability Claims

In recent years, healthcare providers have become subject to an increasing number of lawsuits, including allegations of medical malpractice. Many of these lawsuits involve large claims and substantial defense costs. The Company purchases malpractice insurance coverage on a claims-made basis from a commercial insurance carrier. Management has not made estimates of future losses from asserted or unasserted claims that might exceed insurance coverage amounts, although management believes coverage to be sufficient.

Nevertheless, some risks and liabilities, including claims for punitive damages or claims based on the actions of third parties, may not be covered by insurance. In addition, the Company cannot assure that existing insurance coverage is adequate to cover potential losses. While the Company has been able to obtain liability insurance, it can be expensive and may not be available in the future on terms acceptable to the Company, or at all. Moreover, claims, regardless of their merit or eventual outcome, may also adversely affect the Company’s reputation and ability to secure patient referrals, as well as divert management resources from the ongoing operations.

Sale of Company Contingencies and Representations Made By Members

As part of the sale of the Company assets described in Note 4, the Company and its members made certain representations to the buyer regarding the financial position and results of operations, ownership of the organization, title to assets, undisclosed liabilities, the absence of legal proceedings, compliance with laws, Company contracts, insurance policies, health and safety matters, intellectual property, employee matters, taxes, ethical practices and other representations. The Company, its members and affiliates also entered into noncompetition agreements. The Company and its members also agreed to indemnify and hold harmless the purchaser and its affiliates against various liabilities and other matters within certain limitations.

INDEPENDENT AUDITORS’ REPORT

To the Member

Desert PCA of Nevada, LLC

Las Vegas, Nevada

We have audited the accompanying balance sheet of Desert PCA of Nevada, LLC (“Company”) as of July 28, 2007, and the related statements of operations, member’s equity, and cash flows for the period January 1, 2007 through July 28, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert PCA of Nevada, LLC as of July 28, 2007 and the results of its operations and its cash flows for the period January 1, 2007 through July 28, 2007, in conformity with accounting principles generally accepted in the United States of America.

Morgantown, West Virginia

July 6, 2009

DESERT PCA OF NEVADA, LLC

BALANCE SHEET

July 28, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$70,115
Accounts receivable	94,256

TOTAL CURRENT ASSETS	164,371

PROPERTY AND EQUIPMENT
Equipment	6,876
Automobiles	64,688

71,564
Accumulated depreciation	(22,794)

48,770

TOTAL ASSETS	$213,141

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable	7,868
Accrued expenses	59,494
Current portion long-term debt	8,122

TOTAL CURRENT LIABILITIES	75,484

LONG-TERM DEBT, LESS CURRENT PORTION	15,080

MEMBER’S EQUITY	122,577

TOTAL LIABILITIES AND MEMBER’S EQUITY	$213,141

See accompanying notes.

DESERT PCA OF NEVADA, LLC

STATEMENT OF OPERATIONS

For the Period January 1, 2007 Through July 28, 2007

REVENUE
Client service revenue	$909,003
EXPENSES
Salaries and wages	655,212
Payroll taxes	76,459
Rent	3,000
Insurance	24,916
Professional fees	3,937
Depreciation	12,165
Other expenses	36,062

TOTAL EXPENSES	811,751

Income from operations	97,252
Interest expense	1,476

NET INCOME	$95,776

See accompanying notes.

DESERT PCA OF NEVADA, LLC

STATEMENT OF MEMBER’S EQUITY

For the Period January 1, 2007 through July 28, 2007

BALANCE, December 31, 2006	$60,087
Net income	95,776
Distributions	(33,286)

BALANCE, July 28, 2007	$122,577

See accompanying notes.

DESERT PCA OF NEVADA, LLC

STATEMENT OF CASH FLOWS

For the Period January 1, 2007 Through July 28, 2007

Operating activities:
Net Income	$95,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,165
Member advance write-off	(1,400)
(Increase) decrease in:
Accounts receivable	(1,227)
(Decrease) increase in:
Accounts payable	580
Accrued expenses	(46,684)

Net cash provided by operating activities	59,210

Investing activities:
Purchases of property and equipment	(2,716)

Net cash used in investing activities	(2,716)

Financing activities:
Payments on note payable	(13,848)
Distributions to member	(33,286)

Net cash used in financing activities	(47,134)

Net increase in cash and cash equivalents	9,360
Cash and cash equivalents, beginning of period	60,755

Cash and cash equivalents, end of period	$70,115

Supplemental disclosure of cash flow information:
Cash used for interest payments	$1,476

See accompanying notes.

DESERT PCA OF NEVADA, LLC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2007 through July 28, 2007

NOTE 1. DESCRIPTION OF COMPANY

Desert PCA of Nevada, LLC. (“Company”), is a limited liability company that provides non-medical assistance services to elderly and adult infirm clients who qualify for Medicaid coverage in the State of Nevada. Services provided consist principally of bathing assistance, dressing and undressing, walking, grooming, meal preparation, laundry services, light housekeeping, and essential shopping and other activities of daily living. The Company provides services in the greater Las Vegas, Nevada area.

On July 29, 2007, substantially all of the assets of the Company were sold (See Note 5).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements cover the period from January 1, 2007 through July 28, 2007.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash.

Accounts Receivable

Accounts receivable consist primarily of amounts due from the Nevada State Medicaid program for services rendered. Management’s determination of the need for, and adequacy of, the allowance for receivable losses is based upon evaluation of selected accounts, historical loss experience, current economic conditions and other factors. This determination is inherently subjective and requires management to estimate the probability, amount and timing of losses. As of July 28, 2007, management has determined that all accounts receivable are fully collectible and no allowance is necessary.

Property and Equipment

Property and equipment is reported at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Repairs and maintenance are charged to expense as incurred.

Provisions for equipment and automobile depreciation are computed under accelerated methods with a useful life of 5 years. Depreciation expense for the period ended July 28, 2007 was $12,165.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues as services are provided. Client service revenue is recorded at estimated realizable amounts from the Nevada State Medicaid program for services rendered. Patient receivables are uncollateralized, and, accordingly, any unanticipated claim denials or payment modifications are reported as reductions to client service revenue in the reporting period that such are identified.

DESERT PCA OF NEVADA, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 through July 28, 2007

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company has elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. No provision for income taxes is reported in the accompanying financial statements as the tax attributes of the Company are reported on the individual member’s income tax return.

Advertising Costs

All advertising costs have been expensed as incurred. The Company incurred advertising expenses of $375 for the period January 1, 2007 through July 28, 2007. These costs are included in other expenses on the statement of operations.

NOTE 3. LONG-TERM DEBT

In September 2006, the Company entered into a long-term debt agreement for the purchase of a vehicle. The loan calls for monthly payments of $809 at an interest rate of approximately 8.1%. As of July 28, 2007 the remaining balance of the loan is $23,202. Following are maturities of long-term debt:

Year Ending July 28,
2008	$8,122
2009	8,122
2010	6,958

$23,202

NOTE 4. RELATED PARTY TRANSACTIONS

The Company has one member who provides all management and accounting functions of the Company. The member received compensation, as well as distributions from the Company. Compensation for the period January 1, 2007 through July 28, 2007 was $44,700.

NOTE 5. SALE OF COMPANY ASSETS

On July 29, 2007, the Company and another personal care assistant (“PCA”) provider known as SuCasa Personal Care, LLC sold essentially all of their assets to Addus Healthcare (Nevada), Inc. for a combined purchase price of $3,500,000. The purchase price consisted of $1,750,000 cash, an 8% junior subordinated promissory note in the principal amount of $250,000, and up to $1,500,000 of contingent consideration pursuant to the terms and conditions of the purchase agreement.

NOTE 6. CONCENTRATION

The Nevada State Medicaid program is the only payer source and comprises 100% of the client service revenue on the statement of operations.

DESERT PCA OF NEVADA, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 through July 28, 2007

NOTE 7. COMMITMENTS AND CONTINGENCIES

Dependence on Medicaid Program Reimbursements

As discussed in other notes to the financial statements, the Company is significantly dependent on Medicaid program reimbursements. The financial condition of the Medicaid programs in Nevada could cause the state to further review payment methodologies or coverage as part of any attempt to reduce Medicaid expenditures. Future changes in Medicaid payments or payment methodologies could substantially impact future operations of the Company.

Laws and regulations governing the Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future review and interpretation. The results of such governmental review could include fines, penalties and exclusion from participation in the Medicaid programs.

Professional and General Liability Claims

In recent years, healthcare providers have become subject to an increasing number of lawsuits, including allegations of medical malpractice. Many of these lawsuits involve large claims and substantial defense costs. The Company purchases malpractice insurance coverage on a claims-made basis from a commercial insurance carrier. Management has not made estimates of future losses from asserted or unasserted claims that might exceed insurance coverage amounts, although management believes coverage to be sufficient.

Nevertheless, some risks and liabilities, including claims for punitive damages or claims based on the actions of third parties, may not be covered by insurance. In addition, the Company cannot assure that existing insurance coverage is adequate to cover potential losses. While the Company has been able to obtain liability insurance, it can be expensive and may not be available in the future on terms acceptable to the Company, or at all. Moreover, claims, regardless of their merit or eventual outcome, may also adversely affect the Company’s reputation and ability to secure patient referrals, as well as divert management resources from the ongoing operations.

Sale of Company Contingencies and Representations Made By Member

As part of the sale of the Company assets described in Note 5, the Company and its member made certain representations to the buyer regarding the financial position and results of operations, ownership of the organization, title to assets, undisclosed liabilities, the absence of legal proceedings, compliance with laws, Company contracts, insurance policies, health and safety matters, intellectual property, employee matters, taxes, ethical practices, and other representations. The Company, its member and affiliates also entered into noncompetition agreements. The Company and its member also agreed to indemnify and hold harmless the purchaser and its affiliates against various liabilities and other matters within certain limitations.

INDEPENDENT AUDITORS’ REPORT

To the Member

Vegas Valley Personal Care, LLC

Las Vegas, Nevada

We have audited the accompanying balance sheet of Vegas Valley Personal Care, LLC (“Company”) as of November 12, 2007, and the related statements of operations, member’s equity (deficit), and cash flows for the period January 1, 2007 through November 12, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vegas Valley Personal Care, LLC as of November 12, 2007 and the results of its operations and its cash flows for the period January 1, 2007 through November 12, 2007, in conformity with accounting principles generally accepted in the United States of America.

Morgantown, West Virginia

July 6, 2009

VEGAS VALLEY PERSONAL CARE, LLC

BALANCE SHEET

November 12, 2007

ASSETS
CURRENT ASSETS
Accounts receivable	$224,402

TOTAL CURRENT ASSETS	224,402
PROPERTY AND EQUIPMENT
Equipment	4,000
Automobiles	167,223

171,223
Accumulated depreciation	(55,614)

115,609

TOTAL ASSETS	$340,011

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$8,859
Cash overdraft	56,044
Current portion capital lease obligations	21,980
Accrued expenses	99,304
Medicaid reimbursement settlement liability	350,000

TOTAL CURRENT LIABILITIES	536,187

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	107,668

107,668

MEMBER’S EQUITY (DEFICIT)	(303,844)

TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$340,011

See accompanying notes.

VEGAS VALLEY PERSONAL CARE, LLC

STATEMENT OF OPERATIONS

For the Period January 1, 2007 through November 12, 2007

REVENUE
Client service revenue	$2,854,951
EXPENSES
Salaries and wages	2,016,648
Payroll taxes	212,672
Rent	11,450
Insurance	101,872
Professional fees	36,274
Taxes and licenses	15,792
Depreciation	38,991
Other expenses	87,663

TOTAL EXPENSES	2,521,362

INCOME FROM OPERATIONS	333,589
Interest expense	16,855
Medicaid reimbursement settlement (Note 6)	350,000

NET LOSS	$(33,266)

See accompanying notes.

VEGAS VALLEY PERSONAL CARE, LLC

STATEMENT OF MEMBER’S EQUITY (DEFICIT)

For the Period January 1, 2007 through November 12, 2007

BALANCE, December 31, 2006	$(13,966)
Net loss	(33,266)
Distributions	(256,612)

BALANCE, November 12, 2007	$(303,844)

See accompanying notes.

VEGAS VALLEY PERSONAL CARE, LLC

STATEMENT OF CASH FLOWS

For the Period January 1, 2007 through November 12, 2007

Operating activities:
Net loss	$(33,266)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	38,991
Employee advances write-off	21,428
(Increase) in:
Accounts receivable	(38,191)
(Decrease) increase in:
Accounts payable	(2,933)
Accrued expenses	(118,025)
Medicaid reimbursement liability	350,000

Net cash provided by operating activities	218,004

Investing activities:
Advances to employees	(205)

Net cash used in investing activities	(205)

Financing activities:
Payments on capital lease obligations	(29,880)
Distributions to member	(256,612)

Net cash used in financing activities	(286,492)

Net decrease in cash and cash equivalents	(68,693)
Cash and cash equivalents, beginning of period	12,649

Cash overdraft, end of period	$(56,044)

Supplemental disclosure of cash flow information:
Cash used for interest payments	$16,858

Supplemental disclosure of noncash transactions:
Acquisition of property through capital lease obligation	$89,854

See accompanying notes.

VEGAS VALLEY PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2007 through November 12, 2007

NOTE 1. DESCRIPTION OF COMPANY

Vegas Valley Personal Care, LLC (“Company”), is a limited liability company that provides non-medical assistance services to elderly and adult infirm clients who qualify for Medicaid coverage in the State of Nevada. Services provided consist principally of bathing assistance, dressing and undressing, walking, grooming, meal preparation, laundry services, light housekeeping, essential shopping and other activities of daily living. The Company provides services in the greater Las Vegas, Nevada area.

On November 13, 2007, substantially all of the assets of the Company were sold. (see Note 5).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements cover the period from January 1, 2007 through November 12, 2007.

Accounts Receivable

Accounts receivable consist primarily of amounts due from the Nevada State Medicaid program for services rendered. Management’s determination of the need for, and adequacy of, the allowance for receivable losses is based upon evaluation of selected accounts, historical loss experience, current economic conditions and other factors. This determination is inherently subjective and requires management to estimate the probability, amount and timing of losses. As of November 12, 2007, management has determined that all accounts receivable are fully collectible and no allowance is necessary.

Property and Equipment

Property and equipment is reported at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Repairs and maintenance are charged to expense as incurred.

Provisions for equipment, and automobile depreciation are computed under accelerated methods with a useful life of 5 years. Depreciation expense for the period ending November 12, 2007 was $38,991.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues as services are provided. Client service revenue is recorded at estimated realizable amounts from the Nevada State Medicaid program for services rendered. Patient receivables are uncollateralized, and, accordingly, any unanticipated claim denials or payment modifications are reported as reductions to client service revenue in the reporting period that such are identified.

VEGAS VALLEY PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 through November 12, 2007

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company has elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. No provision for income taxes is reported in the accompanying financial statements as the tax attributes of the Company are reported on the individual member’s income tax return.

NOTE 3. CAPITAL LEASE OBLIGATIONS

During 2006 and 2007, the Company entered into various capital lease agreements for vehicles. Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates between 10% and 12%. The capitalized cost and related accumulated depreciation are included in property and equipment. The capital lease obligations as of November 12, 2007 were $129,648.

Future minimum lease payments required under the capital lease obligations at November 12, 2007 are as follows:

Year Ending November 12,
2008	$34,838
2009	34,838
2010	34,838
2011	34,154
2012	23,873
Thereafter	4,350

Total minimum lease payments	166,891
Less amount representing interest	37,243

Present value of minimum lease payments	129,648
Less current portion	21,980

Long-term portion	$107,668

NOTE 4. RELATED PARTY TRANSACTIONS

The Company has one member who provides all management and accounting functions of the Company. The member received salaried compensation, as well as distributions from the Company. Total compensation paid for the period January 1, 2007 through November 12, 2007 was $81,532.

The member also employed and compensated numerous relatives. These individuals performed administrative functions for the Company and were paid $154,305 in salaries for the period January 1, 2007 through November 12, 2007.

NOTE 5. SALE OF COMPANY ASSETS

On November 13, 2007, the Company sold essentially all of its assets to Addus Healthcare (Nevada), Inc. for a price of up to $1,550,000, consisting of $600,000 cash, assumption of the $350,000 liability described in Note 6, and up to $600,000 in cash payable pursuant to the terms and conditions of an earn-out agreement.

VEGAS VALLEY PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 through November 12, 2007

NOTE 6. STATE OF NEVADA PLEA AGREEMENT

On November 7, 2007, the Company entered into a plea agreement with the State of Nevada regarding a Medicaid fraud case. The Company entered a guilty plea to submitting false claims to Medicaid. As a result of the plea agreement, the Company agreed to pay the Attorney General of the State of Nevada $350,000 for restitution, reasonable cost of enforcement and penalties due to the Company’s misrepresentations and breach of fiduciary duties. The purchasing company, Addus Healthcare (Nevada), Inc. (as discussed in Note 5), agreed to pay the $350,000 on behalf of the Company. This payment is reported on the statement of operations as a non-operating expense of the period.

NOTE 7. CONCENTRATION

The Nevada State Medicaid program is the only payer source and comprises 100% of the client service revenue on the statement of operations.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Dependence on Medicaid Program Reimbursements

As discussed in other notes to the financial statements, the Company is significantly dependent on Medicaid program reimbursements. The financial condition of the Medicaid programs in Nevada could cause the state to further review payment methodologies or coverage as part of any attempt to reduce Medicaid expenditures. Future changes in Medicaid payments or payment methodologies could substantially impact future operations of the Company.

Laws and regulations governing the Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future review and interpretation. The results of such governmental review could include fines, penalties and exclusion from participation in the Medicaid programs.

Professional and General Liability Claims

In recent years, healthcare providers have become subject to an increasing number of lawsuits, including allegations of medical malpractice. Many of these lawsuits involve large claims and substantial defense costs. The Company purchases malpractice insurance coverage on a claims-made basis from a commercial insurance carrier. Management has not made estimates of future losses from asserted or unasserted claims that might exceed insurance coverage amounts, although management believes coverage to be sufficient.

Nevertheless, some risks and liabilities, including claims for punitive damages or claims based on the actions of third parties, may not be covered by insurance. In addition, the Company cannot assure that existing insurance coverage is adequate to cover potential losses. While the Company has been able to obtain liability insurance, it can be expensive and may not be available in the future on terms acceptable to the Company, or at all. Moreover, claims, regardless of their merit or eventual outcome, may also adversely affect the Company’s reputation and ability to secure patient referrals, as well as divert management resources from the ongoing operations.

Sale of Company Contingencies and Representations Made By Member

As part of the sale of the Company assets described in Note 5, the Company and its member made certain representations to the buyer regarding the financial position and results of operations, ownership of the organization, title to assets, undisclosed liabilities, the absence of legal proceedings, compliance with laws, Company contracts, insurance policies, health and safety matters, intellectual property, employee matters, taxes, ethical practices and other representations. The Company, its member and affiliates also entered into noncompetition agreements. The Company and its member also agreed to indemnify and hold harmless the purchaser and its affiliates against various liabilities and other matters within certain limitations.

INDEPENDENT AUDITORS’ REPORT

To the Members

Greater Vegas Personal Care, LLC

Las Vegas, Nevada

We have audited the accompanying balance sheet of Greater Vegas Personal Care, LLC (“Company”) as of November 12, 2007, and the related statements of operations, members’ equity (deficit), and cash flows for the period January 1, 2007 through November 12, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greater Vegas Personal Care, LLC as of November 12, 2007 and the results of its operations and its cash flows for the period January 1, 2007 through November 12, 2007, in conformity with accounting principles generally accepted in the United States of America.

Morgantown, West Virginia

July 6, 2009

GREATER VEGAS PERSONAL CARE, LLC

BALANCE SHEET

November 12, 2007

ASSETS
CURRENT ASSETS
Accounts receivable	$220,714

TOTAL CURRENT ASSETS	220,714

PROPERTY AND EQUIPMENT
Equipment	7,376
Accumulated depreciation	(3,883)

3,493

TOTAL ASSETS	$224,207

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accrued expenses	$158,190
Cash overdraft	53,837
Medicaid fraud settlement liability	350,000

TOTAL CURRENT LIABILITIES	562,027
MEMBERS’ EQUITY (DEFICIT)	(337,820)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$224,207

See accompanying notes.

GREATER VEGAS PERSONAL CARE, LLC

STATEMENT OF OPERATIONS

For the Period January 1, 2007 Through November 12, 2007

REVENUE
Client service revenue	$2,908,947
EXPENSES
Salaries and wages	2,172,427
Payroll taxes	232,743
Rent	8,800
Insurance	79,141
Professional fees	39,161
Taxes and licenses	13,706
Depreciation	1,062
Other expenses	36,792

TOTAL EXPENSES	2,583,832

INCOME FROM OPERATIONS	325,115
Medicaid reimbursement settlement (Note 5)	350,000

NET LOSS	$(24,885)

See accompanying notes.

GREATER VEGAS PERSONAL CARE, LLC

STATEMENT OF MEMBERS’ EQUITY (DEFICIT)

For the Period January 1, 2007 Through November 12, 2007

BALANCE, December 31, 2006	$2,112
Net loss	(24,885)
Distributions	(315,047)

BALANCE, November 12, 2007	$(337,820)

See accompanying notes.

GREATER VEGAS PERSONAL CARE, LLC

STATEMENT OF CASH FLOWS

For the Period January 1, 2007 Through November 12, 2007

Operating activities:
Net loss	$(24,885)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,062
Employee advances write-off	3,965
(Increase) decrease in:
Accounts receivable	(16,439)
(Decrease) increase in:
Accounts payable	(10,048)
Accrued expenses	(84,505)
Medicaid reimbursement liability	350,000

Net cash provided by operating activities	219,150
Investing activities:
Repayments received on employee advances	5,871

Net cash provided by investing activities	5,871
Financing activities:
Distributions to members	(315,047)

Net cash used in financing activities	(315,047)

Net decrease in cash and cash equivalents	(90,026)
Cash and cash equivalents, beginning of period	36,189

Cash overdraft, end of period	$(53,837)

See accompanying notes.

GREATER VEGAS PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2007 Through November 12, 2007

NOTE 1. DESCRIPTION OF COMPANY

Greater Vegas Personal Care, LLC (“Company”), is a limited liability company that provides non-medical assistance services to elderly and adult infirm clients who qualify for Medicaid coverage in the State of Nevada. Services provided consist principally of bathing assistance, dressing and undressing, walking, grooming, meal preparation, laundry services, light housekeeping, essential shopping and other activities of daily living. The Company provides services in the greater Las Vegas, Nevada area.

On November 13, 2007, substantially all of the assets of the Company were sold. (see Note 4).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements cover the period from January 1, 2007 through November 12, 2007.

Accounts Receivable

Accounts receivable consist primarily of amounts due from the Nevada State Medicaid program for services rendered. Management’s determination of the need for, and adequacy of, the allowance for receivable losses is based upon evaluation of selected accounts, historical loss experience, current economic conditions and other factors. This determination is inherently subjective and requires management to estimate the probability, amount and timing of losses. As of November 12, 2007, management has determined that all accounts receivable are fully collectible and no allowance is necessary.

Property and Equipment

Property and equipment is reported at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Repairs and maintenance are charged to expense as incurred.

Provisions for property and equipment depreciation are computed under accelerated methods with a useful life of 5 years. Depreciation expense for the period ending November 12, 2007 was $1,062.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues as services are provided. Client service revenue is recorded at estimated realizable amounts from the Nevada State Medicaid program for services rendered. Patient receivables are uncollateralized, and, accordingly, any unanticipated claim denials or payment modifications are reported as reductions to client service revenue in the reporting period that such are identified.

GREATER VEGAS PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 Through November 12, 2007

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company has elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. No provision for income taxes is reported in the accompanying financial statements as the tax attributes of the Company are reported on the individual members’ income tax returns.

NOTE 3. RELATED PARTY TRANSACTIONS

The Company is owned by two individuals who provide all management and accounting functions of the Company. Both members received salaried compensation, as well as distributions from the Company throughout the period. Total salaries paid to the members for the period January 1, 2007 through November 12, 2007 were $244,984.

In addition to their own salaries, the members employed and compensated numerous relatives. These individuals performed administrative functions for the Company and were paid $70,155 in salaries for the period January 1, 2007 through November 12, 2007.

NOTE 4. SALE OF COMPANY ASSETS

On November 13, 2007, the Company sold essentially all of its assets to Addus Healthcare (Nevada), Inc. for a purchase price of up to $1,550,000, consisting of $600,000 cash, assumption of the $350,000 liability described in Note 5, and up to $600,000 in cash payable pursuant to the terms and conditions of an earn-out agreement.

NOTE 5. STATE OF NEVADA PLEA AGREEMENT

On November 7, 2007, the Company entered into a plea agreement with the State of Nevada regarding a Medicaid fraud case. The Company entered a guilty plea to submitting false claims to Medicaid. As a result of the plea agreement, the Company agreed to pay the Attorney General of the State of Nevada $350,000 for restitution, reasonable cost of enforcement and penalties due to the Company’s misrepresentations and breach of fiduciary duties. The purchasing company, Addus Healthcare (Nevada), Inc. (as discussed in Note 4), agreed to pay the $350,000 on behalf of the Company. This payment is reported on the statement of operations as a non-operating expense of the period.

NOTE 6. CONCENTRATION

The Nevada State Medicaid program is the only payer source and comprises 100% of the client service revenue on the statement of operations.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Dependence on Medicaid Program Reimbursements

As discussed in other notes to the financial statements, the Company is significantly dependent on Nevada State Medicaid program reimbursements. The financial condition of the Medicaid programs in Nevada could cause the state to further review payment methodologies or coverage as part of any attempt to reduce Medicaid expenditures. Future changes in Medicaid payments or payment methodologies could substantially impact future operations of the Company.

Laws and regulations governing the Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future review and interpretation. The results of such governmental review could include fines, penalties and exclusion from participation in the Medicaid programs.

GREATER VEGAS PERSONAL CARE, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

For the Period January 1, 2007 Through November 12, 2007

NOTE 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Professional and General Liability Claims

In recent years, healthcare providers have become subject to an increasing number of lawsuits, including allegations of medical malpractice. Many of these lawsuits involve large claims and substantial defense costs. The Company purchases malpractice insurance coverage on a claims-made basis from a commercial insurance carrier. Management has not made estimates of future losses from asserted or unasserted claims that might exceed insurance coverage amounts, although management believes coverage to be sufficient.

Nevertheless, some risks and liabilities, including claims for punitive damages or claims based on the actions of third parties, may not be covered by insurance. In addition, the Company cannot assure that existing insurance coverage is adequate to cover potential losses. While the Company has been able to obtain liability insurance, it can be expensive and may not be available in the future on terms acceptable to the Company, or at all. Moreover, claims, regardless of their merit or eventual outcome, may also adversely affect the Company’s reputation and ability to secure patient referrals, as well as divert management resources from the ongoing operations.

Sale of Company Contingencies and Representations Made By Members

As part of the sale of the Company assets described in Note 4, the Company and its members made certain representations to the buyer regarding the financial position and results of operations, ownership of the organization, title to assets, undisclosed liabilities, the absence of legal proceedings, compliance with laws, Company contracts, insurance policies, health and safety matters, intellectual property, employee matters, taxes, ethical practices and other representations. The Company, its members and affiliates also entered into noncompetition agreements. The Company and its members also agreed to indemnify and hold harmless the purchaser and its affiliates against various liabilities and other matters within certain limitations.

WE KEEP OUR PROMISES • WE ARE COMPASSIONATE • WE ARE DEPENDABLE • WE CARE • WE VALUE DIVERSITY • WE COMMUNICATE • WE SUPPORT HEALTH AND WELLNESS • WE PROMOTE OUR COMPANY • WE CELEBRATE OUR EVERYDAY HEROES • WE ENCOURAGE PERSONAL GROWTH • WE ARE PROFESSIONAL • WE ARE FRIENDLY AND FUN

Our Mission

It is the primary mission of Addus to improve the health and well-being of our consumers through the provision of quality, cost-effective health care services.

We will accomplish our goals by fostering an environment in which our employees enthusiastically support and advance our mission.

Reward for accomplishing our mission includes pride in our organization, contribution to the community and a reasonable profit.

30th ANNIVERSARY

Addus HomeCare℠

Serving Families at Home Since 1979

Home & Community • Private Duty • Home Health • Adult Day Services • Care Management • VA Eligibility Pre-Screening

Common Stock

Prospectus

Robert W. Baird & Co.	Oppenheimer & Co.

Stephens Inc.

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and The Nasdaq Global Market initial listing fee.

SEC registration fee	$3,850
FINRA filing fee	7,400
Nasdaq Global Market listing fees	109,000
Transfer agent and registrar fees	10,000
Accounting fees and expenses	715,000
Legal fees and expenses	1,300,000
Printing and engraving expenses	200,000
Miscellaneous	254,750

Total	$2,600,000

*	To be provided by amendment.

Item 14.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the registrant, which will be in effect prior to the completion of any offering pursuant to this registration statement, provide that:

•

the registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

•

the registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

the registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification;

•

the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant is party to indemnification agreements with each of Mark L. First, Simon A. Bachleda, Mark S. Heaney and W. Andrew Wright, III in their capacities as officers and directors, and with Brian D. Young, a former member of our board of directors and an affiliate of the Eos Funds (each, an indemnitee). Pursuant to these agreements, the registrant has agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. The registrant is not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which the registrant is jointly liable with an indemnitee, the registrant will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. The registrant will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of the registrant’s certificate of incorporation, bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. With respect to Messrs. Young, First and Bachleda, the registrant has agreed that, where the indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Eos Funds or their affiliates, the registrant will be the indemnitor of first resort, the registrant will be required to advance the full amount of expenses incurred by the indemnitee and the registrant has waived and released the Eos Funds and their affiliates from any and all claims for contribution, subrogation or any other recovery of any kind. The registrant anticipates that it will enter into similar indemnification agreements with any new member elected to our board of directors. The registrant also maintains directors and officers insurance to insure its directors and officers against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, the registrant sold the following securities, which were not registered under the Securities Act. The information below does not reflect the conversion of our series A preferred stock or the effect of a 10.8-for-1 split of the registrant’s common stock, which occurred on October 1, 2009.

The registrant granted options under its stock option plan to purchase 74,265 shares of common stock (net of expirations and cancellations) to employees, directors and consultants, having exercise prices ranging from $100.00 to $110.00 per share. None of these options to purchase shares of common stock have been exercised. The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the registrant’s employees, directors or bona fide consultants and received the securities under our stock option plan.

On September 19, 2006, the registrant issued: (a) 28,940 shares of its series A preferred stock to Eos Capital Partners III, L.P. in exchange for aggregate consideration of $28,940,000; (b) 8,310 shares of its series A preferred stock to Eos Partners SBIC III, L.P. in exchange for aggregate consideration of $8,310,000; and (c) 500 shares of its series A preferred stock to Freeport Loan Fund, LLC in exchange for aggregate consideration of $500,000, the proceeds of which were used to fund a portion of the purchase price paid in connection with the registrant’s acquisition of Addus HealthCare, Inc. The registrant issued these securities to these accredited investors in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. Each entity had adequate access to information about the registrant through its relationship with the registrant or through information provided to them.

On September 19, 2006, in connection with the registrant’s acquisition of Addus HealthCare, Inc., the registrant issued the following shares of common stock to the following persons, former stockholders of Addus HealthCare, Inc., in exchange for their contribution of shares of Addus HealthCare, Inc. common stock, as follows:

Stockholder	Addus HealthCare, Inc. Common Stock Contributed	Addus HomeCare Corporation Common Stock Issued
W. Andrew Wright	72	71,536
Mark S. Heaney	5	5,285
James A. Wright	1	944
Courtney E. Panzer	1	944
Addus Term Trust	4	3,114
W. Andrew Wright Grantor Retained Annuity Trust	13	12,552

The foregoing shares of common stock described in the table above were issued in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. Each holder had adequate access to information about the registrant through his relationship with the registrant or through information provided to him.

The registrant did not, nor does it plan to, pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. In addition, each of the certificates issued representing the securities in the transactions listed above bears a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of the transactions listed above represented to the registrant their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had or have adequate access, through their employment or other relationship with the registrant or through other access to information provided by our company, to information about our company.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Restated Certificate of Incorporation of the Registrant**

3.2	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, dated as of July 10, 2009**

3.2(a)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, dated as of September 22, 2009**

3.2(b)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, dated as of October 1, 2009

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective prior to the closing of the offering**

3.4	Bylaws of the Registrant**

3.5	Form of Amended and Restated Bylaws of the Registrant, to be effective prior to the closing of the offering**

4.1	Form of Common Stock Certificate

4.2	Stockholders’ Agreement, dated September 19, 2006, by and among the Registrant, Eos Capital Partners III, L.P., Eos Partners SBIC III, L.P., Freeport Loan Fund LLC, W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer**

4.3	Registration Rights Agreement, dated September 19, 2006, by and among the Registrant, Eos Capital Partners III, L.P., Eos Partners SBIC III, L.P., Freeport Loan Fund LLC, W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer**

4.4	Form of 10% Junior Subordinated Promissory Note**

5.1	Opinion of Nixon Peabody LLP*

10.1	Employment and Non-Competition Agreement, dated September 19, 2006, between Addus HealthCare, Inc. and W. Andrew Wright, III**

10.1(a)	Amendment to Employment and Non-Competition Agreement, dated May 6, 2008, between Addus HealthCare, Inc. and W. Andrew Wright, III**

10.1(b)	Separation and General Release Agreement, dated as of September 20, 2009, between Addus HealthCare, Inc. and W. Andrew Wright, III**

Exhibit Number	Description of Document
10.2	Amended and Restated Employment and Non-Competition Agreement, dated May 6, 2008, between Addus HealthCare, Inc. and Mark S. Heaney**

10.2(a)	Amendment to the Amended and Restated Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Mark S. Heaney

10.3	Employment and Non-Competition Agreement, dated July 31, 2008, between Addus HealthCare, Inc. and Frank Leonard**

10.3(a)	Amendment to the Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Frank Leonard

10.4	Amended and Restated Employment and Non-Competition Agreement, dated August 27, 2007, between Addus HealthCare, Inc. and Darby Anderson**

10.4(a)	Amendment to the Amended and Restated Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Darby Anderson

10.5	Employment and Non-Competition Agreement, dated April 10, 2008, between Addus HealthCare, Inc. and Sharon Rudden**

10.5(a)	Amendment to the Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Sharon Rudden

10.6	Amended and Restated Employment and Non-Competition Agreement, dated October 8, 2008, between Addus HealthCare, Inc. and David W. Stasiewicz**

10.6(a)	Amendment No. 1 to Amended and Restated Employment and Non-Competition Agreement between Addus HealthCare, Inc. and David W. Stasiewicz

10.7	Employment and Non-Competition Agreement, dated March 23, 2007, between Addus HealthCare, Inc. and Paul Diamond**

10.7(a)	Amendment to the Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Paul Diamond

10.8	Credit Agreement, dated as of September 19, 2006, between Addus Acquisition Corporation, as borrower, Addus HealthCare, Inc., the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as lender, Residential Funding Corporation and Fifth Third Bank (Chicago), as lenders**†

10.8(a)	Consent and First Amendment to Credit Agreement, dated as of July 29, 2007, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, Residential Funding Corporation and Fifth Third Bank (Chicago), as lenders**

10.8(b)	Consent and Second Amendment to Credit Agreement, dated as of October 15, 2007, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

Exhibit Number	Description of Document
10.8(c)	Consent and Third Amendment to Credit Agreement, dated as of November 13, 2007, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(d)	Consent and Fourth Amendment to Credit Agreement, dated as of April 1, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(e)	Consent and Fifth Amendment to Credit Agreement, dated as of June 9, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(f)	Consent and Sixth Amendment to Credit Agreement, dated as of September 25, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(g)	Consent and Seventh Amendment to Credit Agreement, dated as of October 21, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.9	Management Consulting Agreement, dated September 19, 2006, between Addus HealthCare, Inc. and Eos Management, Inc.**

10.9(a)	Amendment No. 1 to Management Consulting Agreement, dated July 2008, between Addus HealthCare, Inc. and Eos Management, Inc.**

10.9(b)	Termination Agreement between Addus HealthCare, Inc. and Eos Management, Inc.**

10.10	Addus HealthCare, Inc. Home Health and Home Care Division Vice President and Regional Director Bonus Plan**

10.11	Addus HealthCare, Inc. Support Center Vice President and Department Director Bonus Plan**

10.12	Addus Holding Corporation 2006 Stock Incentive Plan**

10.13	Director Form of Option Award Agreement under the 2006 Stock Incentive Plan**

10.14	Executive Form of Option Award Agreement under the 2006 Stock Incentive Plan**

10.15	Contingent Payment Agreement, dated September 19, 2006, among the Registrant, Addus Acquisition Corporation, Addus Management Corporation, Addus HealthCare, Inc., W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer**

Exhibit Number	Description of Document
10.16	Form of Indemnification Agreement**

10.17	License Agreement, dated March 24, 2006, between McKesson Information Solutions, LLC and Addus HealthCare, Inc.**

10.17(a)	Contract Supplement to the License Agreement, dated March 24, 2006**

10.17(b)	Contract Supplement to the License Agreement, dated March 28, 2006**

10.17(c)	Amendment to License Agreement, dated March 28, 2006, between McKesson Information Solutions, LLC and Addus HealthCare, Inc.**

10.18	Lease, dated April 1, 1999, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.18(a)	First Amendment to Lease, dated as of April 1, 2002, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.18(b)	Second Amendment to Lease, dated as of September 19, 2006, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.18(c)	Third Amendment to Lease, dated as of September 1, 2008, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.19	Consent Fee Agreement among the Registrant, Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P.**

10.20	Form of Addus HomeCare Corporation 2009 Stock Incentive Plan**

10.20(a)	Form of Incentive Stock Option Award Agreement under the 2009 Stock Incentive Plan**

10.20(b)	Form of Restricted Stock Award Agreement under the 2009 Stock Incentive Plan**

21.1	Subsidiaries of the Registrant**

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Dixon Hughes PLLC, Independent Public Accounting Firm

23.3	Consent of Nixon Peabody LLP (included in Exhibit 5.1)*

24.1	Power of Attorney**

24.1(a)	Power of Attorney (Steven I. Geringer)**

*	To be filed by amendment.
**	Previously filed.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the redacted provisions have been filed separately with the Securities and Exchange Commission in connection with such request.

(b)	Financial Statement Schedules.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine, State of Illinois, on the 30th day of September, 2009.

ADDUS HOMECARE CORPORATION

By:	/S/ MARK S. HEANEY
Mark S. Heaney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 30, 2009.

Signature	Title

/S/ MARK S. HEANEY Mark S. Heaney	President, Chief Executive Officer and Chairman of the board (principal executive officer)

/S/ FRANCIS J. LEONARD Francis J. Leonard	Chief Financial Officer, Vice President and Secretary (principal financial officer and principal accounting officer)

* Mark L. First	Director

* Simon A. Bachleda	Director

* W. Andrew Wright, III	Director

* Steven I. Geringer	Director

*By:	/S/ MARK S. HEANEY

Mark S. Heaney Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Restated Certificate of Incorporation of the Registrant**

3.2	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, dated as of July 10, 2009**

3.2(a)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, dated as of September 22, 2009**

3.2(b)	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, dated as of October 1, 2009

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective prior to the closing of the offering**

3.4	Bylaws of the Registrant**

3.5	Form of Amended and Restated Bylaws of the Registrant, to be effective prior to the closing of the offering**

4.1	Form of Common Stock Certificate

4.2	Stockholders’ Agreement, dated September 19, 2006, by and among the Registrant, Eos Capital Partners III, L.P., Eos Partners SBIC III, L.P., Freeport Loan Fund LLC, W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer**

4.3	Registration Rights Agreement, dated September 19, 2006, by and among the Registrant, Eos Capital Partners III, L.P., Eos Partners SBIC III, L.P., Freeport Loan Fund LLC, W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer**

4.4	Form of 10% Junior Subordinated Promissory Note**

5.1	Opinion of Nixon Peabody LLP*

10.1	Employment and Non-Competition Agreement, dated September 19, 2006, between Addus HealthCare, Inc. and W. Andrew Wright**

10.1(a)	Amendment to Employment and Non-Competition Agreement, dated May 6, 2008, between Addus HealthCare, Inc. and W. Andrew Wright**

10.1(b)	Separation and General Release Agreement, dated as of September 20, 2009, between Addus HealthCare, Inc. and W. Andrew Wright, III**

10.2	Amended and Restated Employment and Non-Competition Agreement, dated May 6, 2008, between Addus HealthCare, Inc. and Mark S. Heaney**

10.2(a)	Amendment to the Amended and Restated Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Mark S. Heaney

10.3	Employment and Non-Competition Agreement, dated July 31, 2008, between Addus HealthCare, Inc. and Frank Leonard**

10.3(a)	Amendment to the Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Frank Leonard

10.4	Amended and Restated Employment and Non-Competition Agreement, dated August 27, 2007, between Addus HealthCare, Inc. and Darby Anderson**

10.4(a)	Amendment to the Amended and Restated Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Darby Anderson

Exhibit Number	Description of Document
10.5	Employment and Non-Competition Agreement, dated April 10, 2008, between Addus HealthCare, Inc. and Sharon Rudden**

10.5(a)	Amendment to the Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Sharon Rudden

10.6	Amended and Restated Employment and Non-Competition Agreement, dated October 8, 2008, between Addus HealthCare, Inc. and David W. Stasiewicz**

10.6(a)	Amendment No. 1 to Amended and Restated Employment and Non-Competition Agreement between Addus HealthCare, Inc. and David W. Stasiewicz

10.7	Employment and Non-Competition Agreement, dated March 23, 2007, between Addus HealthCare, Inc. and Paul Diamond**

10.7(a)	Amendment to the Employment and Non-Competition Agreement, dated September 30, 2009, between Addus HealthCare, Inc. and Paul Diamond

10.8	Credit Agreement, dated as of September 19, 2006, between Addus Acquisition Corporation, as borrower, Addus HealthCare, Inc., the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as lender, Residential Funding Corporation and Fifth Third Bank (Chicago), as lenders**†

10.8(a)	Consent and First Amendment to Credit Agreement, dated as of July 29, 2007, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, Residential Funding Corporation and Fifth Third Bank (Chicago), as lenders**

10.8(b)	Consent and Second Amendment to Credit Agreement, dated as of October 15, 2007, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(c)	Consent and Third Amendment to Credit Agreement, dated as of November 13, 2007, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(d)	Consent and Fourth Amendment to Credit Agreement, dated as of April 1, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

Exhibit Number	Description of Document
10.8(e)	Consent and Fifth Amendment to Credit Agreement, dated as of June 9, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(f)	Consent and Sixth Amendment to Credit Agreement, dated as of September 25, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.8(g)	Consent and Seventh Amendment to Credit Agreement, dated as of October 21, 2008, between Addus HealthCare, Inc., as borrower, the Registrant, Addus Management Corporation, Lowell Home Health Agency, Inc., Little Rock Home Health Agency, Inc., Fort Smith Home Health Agency, Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Freeport Financial LLC, as agent, Freeport Loan Fund LLC, as a lender, Freeport Offshore Loan Fund LLC, as a lender, Freeport Loan Trust 2006-1, as a lender, CF Blackburn LLC and Fifth Third Bank (Chicago), as lenders**

10.9	Management Consulting Agreement, dated September 19, 2006, between Addus HealthCare, Inc. and Eos Management, Inc.**

10.9(a)	Amendment No. 1 to Management Consulting Agreement, dated July 2008, between Addus HealthCare, Inc. and Eos Management, Inc.**

10.9(b)	Termination Agreement between Addus HealthCare, Inc. and Eos Management, Inc.**

10.10	Addus HealthCare, Inc. Home Health and Home Care Division Vice President and Regional Director Bonus Plan**

10.11	Addus HealthCare, Inc. Support Center Vice President and Department Director Bonus Plan**

10.12	Addus Holding Corporation 2006 Stock Incentive Plan**

10.13	Director Form of Option Award Agreement under the 2006 Stock Incentive Plan**

10.14	Executive Form of Option Award Agreement under the 2006 Stock Incentive Plan**

10.15	Contingent Payment Agreement, dated September 19, 2006, among the Registrant, Addus Acquisition Corporation, Addus Management Corporation, Addus HealthCare, Inc., W. Andrew Wright, III, Addus Term Trust, W. Andrew Wright Grantor Retained Annuity Trust, Mark S. Heaney, James A. Wright and Courtney E. Panzer**

10.16	Form of Indemnification Agreement**

10.17	License Agreement, dated March 24, 2006, between McKesson Information Solutions, LLC and Addus HealthCare, Inc.**

10.17(a)	Contract Supplement to the License Agreement, dated March 24, 2006**

10.17(b)	Contract Supplement to the License Agreement, dated March 28, 2006**

10.17(c)	Amendment to License Agreement, dated March 28, 2006, between McKesson Information Solutions, LLC and Addus HealthCare, Inc.**

10.18	Lease, dated April 1, 1999, between W. Andrew Wright, III and Addus HealthCare, Inc.**

Exhibit Number	Description of Document
10.18(a)	First Amendment to Lease, dated as of April 1, 2002, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.18(b)	Second Amendment to Lease, dated as of September 19, 2006, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.18(c)	Third Amendment to Lease, dated as of September 1, 2008, between W. Andrew Wright, III and Addus HealthCare, Inc.**

10.19	Consent Fee Agreement among the Registrant, Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P.**

10.20	Form of Addus HomeCare Corporation 2009 Stock Incentive Plan**

10.20(a)	Form of Incentive Stock Option Award Agreement under the 2009 Stock Incentive Plan**

10.20(b)	Form of Restricted Stock Award Agreement under the 2009 Stock Incentive Plan**

21.1	Subsidiaries of the Registrant**

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Dixon Hughes PLLC, Independent Public Accounting Firm

23.3	Consent of Nixon Peabody LLP (included in Exhibit 5.1)*

24.1	Power of Attorney**

24.1(a)	Power of Attorney (Steven I. Geringer)**

*	To be filed by amendment.
**	Previously filed.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the redacted provisions have been filed separately with the Securities and Exchange Commission in connection with such request.